As filed with the Securities and Exchange Commission on August 12, 2002
Registration No. 333-90068

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-1
REGISTRATION STATEMENT
Under
The Securities Act of 1933

DOVEBID, INC.
(Exact name of registrant as specified in its charter)

Delaware	7389	94-3331411
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial code number)	(I.R.S. employer identification no.)

1241 E. Hillsdale Boulevard
Foster City, California 94404
(650) 571-7400
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Ross Dove
Chief Executive Officer
1241 E. Hillsdale Boulevard
Foster City, California 94404
(650) 571-7400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gordon K. Davidson, Esq. Daniel J. Winnike, Esq. Jeffrey R. Vetter, Esq. FENWICK & WEST LLP Two Palo Alto Square Palo Alto, California 94306 (650) 494-0600	Alan F. Denenberg, Esq. DAVIS POLK & WARDWELL 1600 El Camino Real Menlo Park, California 94025 (650) 752-2000

Approximate date of commencement of proposed sale to the public:     As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

Common Stock, $0.001 par value per share	$90,000,000	$8,280

(1)	Estimated pursuant to Rule 457(o) solely for the purpose of calculating the amount of the registration fee.
(2)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated August 12, 2002

PROSPECTUS

             Shares

Common Stock

This is an initial public offering of common stock by DoveBid, Inc. DoveBid is selling              shares of common stock. The estimated initial offering price is between $         and $         per share.

We have applied for listing of our common stock on the Nasdaq National Market under the symbol DOVE.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds to DoveBid, before expenses	$	$

We have granted the underwriters the right for a period of 30 days to purchase up to              additional shares of common stock to cover over-allotments.

Investing in our common stock involves a high degree of risk.
See “ Risk Factors” beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

JPMORGAN

U.S. BANCORP PIPER JAFFRAY

THOMAS WEISEL PARTNERS LLC

PACIFIC CREST SECURITIES INC.

                        , 2002

DOVEBID®

Business Auctions and Valuations Worldwide

Asset Disposition	Asset Redeployment	Asset Valuation

Auctions	**Managed Services**	**Valuations**
Complete outsourcing of liquidation and disposition processes	Surplus capital asset management services	Asset-based valuation and consulting services
Webcast technology accesses global demand	Enterprise-wide visibility of surplus capital assets	Accurate valuations facilitate lending decisions

DATABASE OF BUYER AND TRANSACTION DATA

570,000 registered bidders   759,000 transactions

Global Presence • Domain Expertise • Aggregated Database • Customized Technology Solutions • Industry Reputation

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in our common stock. You should read the entire prospectus carefully, including “Risk Factors,” on page 6, and the financial statements and notes to those financial statements, beginning on page F-1, before making an investment decision.

DoveBid, Inc.

We are a global provider of capital asset auction and valuation services to large corporations and financial institutions. We deliver an integrated set of services to our customers for the disposition, valuation and redeployment of their surplus capital assets. We utilize our large network of buyers, expertise in vertical markets, centralized database of transactional information, Webcast technology and worldwide presence to help our customers achieve maximum returns on their surplus capital assets.

Surplus capital assets represent a significant cost to corporations, impact the return on assets as they depreciate in value, occupy valuable floor space and tie up the capital represented by their residual values. However, large businesses direct limited resources toward managing assets through their productive lifecycles. For example, large businesses often upgrade production lines with new capital equipment before implementing a strategy for valuing and disposing of the assets being replaced. Without an enterprise view of their inventory of surplus assets, companies lack critical information necessary to make cost-effective asset disposition, redeployment and purchasing decisions.

Through DoveBid Auction Services, we manage the critical elements of our customers’ disposition processes. We customize each auction to meet the unique situation of our client, whether it is the disposition of aggregated assets from a single production facility or unaggregated assets from multiple geographic locations. We offer a wide array of auction services to meet our customers’ specific needs, including live Webcast auctions, on-site-only auctions, featured online auctions and privately-negotiated sales. Our services include asset preparation, targeted event marketing, event hosting, payment settlement and sales administration.

DoveBid Valuation Services uses our database of transaction information, and other valuation resources, to provide timely, accurate valuations of capital assets for financial institutions and large businesses. Financial institutions utilize our valuation services to facilitate decisions regarding asset-based loans and capital equipment leases. Our corporate valuation practice, which we introduced in January 2002, also assists corporations with important business issues related to financial reporting, tax reporting and management planning. Since 1990, we have valued over $34 billion in assets across 15,000 appraisals.

We have long-standing relationships with leading buyers and sellers in 20 vertical markets, including telecommunications, computers, semiconductor fabrication, electronic test and measurement, plastics and metalworking and machine tools. In addition, we have built a proprietary database, which currently contains data on over 570,000 registered bidders and over 759,000 capital asset transactions. Our database enables us to directly market our clients’ surplus capital assets to targeted buyers for a particular asset class. Our buyer database includes end-users of capital assets, as well as brokers and dealers who provide an additional source of liquidity in our auctions. In addition, we are able to utilize the transaction data generated from our auctions to deliver more accurate asset valuation services. As we accumulate buyer and transaction information in our database, our ability to deliver value to our customers will increase.

To capitalize on the dynamics of live auctions and to reach the broadest set of buyers, a substantial number of our auctions utilize our Webcast technology. Our Webcast technology provides a platform for accessing the global demand for surplus assets, allowing registered Internet bidders to compete in auctions remotely against other Internet bidders and on-site buyers. We introduced our DoveBid Managed Services in August 2001. These services enable our customers to utilize a hosted, Internet-based application to monitor surplus assets inside the corporation. Gaining an enterprise view of their surplus capital assets allows corporations to make informed decisions on redeployment or disposition of those assets.

We have over 65 years of auction experience in the surplus capital asset industry. We believe our reputation provides us with a distinct competitive advantage and that continued quality service will enhance the value of our brand and our ability to engage additional large corporate clients. We intend to grow our business by expanding the number of large corporations that utilize our services and broadening and deepening the number of services used by our clients. In addition, we intend to increase our share of the auction and valuation services market by expanding our operations to additional geographic regions and vertical markets. As part of this strategy, we have acquired 18 businesses since December 30, 1999, providing access to specific domain expertise, technology and client bases in key geographies.

Since 1990, we have sold over $3.3 billion in assets for our clients. Between January 1, 2000 and June 30, 2002, we conducted 857 auctions, which generated approximately $551 million in gross asset sales. Of these auctions, 454 were Webcast and featured online auctions, which generated approximately $408 million in gross asset sales. We generate our revenues from two business segments: auctions and managed services; and valuation and consulting services. We generate auction revenues from auctions and liquidations of capital assets both on a fee-only basis and as a principal. For our auctions, commissions paid by the buyer range from 10% to 15% of aggregate proceeds plus a 2% premium paid by internet buyers in our Webcast auctions and some featured online auctions, and commissions paid by the seller range from 0% to 10% of aggregate proceeds. We generate our DoveBid Managed Services revenues from license fees. We generate our valuation and consulting services revenue from fee-based services. Revenues from auctions and managed services represented 93% in 1999, 80% in 2000, 71% in 2001 and 79% of total revenues in the six months ended June 30, 2002.

After this offering, directors, executive officers, and current holders of 5% or more of our outstanding common stock will, in the aggregate, beneficially own approximately         % of our outstanding common stock. As a result, these stockholders will be able to effectively control all matters requiring approval of our stockholders, including the election of directors and the approval of significant corporate transactions.

We incorporated in Delaware on June 4, 1999. From March 1995 through June 1999, we conducted our business through Dove Brothers, LLC. Prior to March 1995, we conducted our business as Ross-Dove Company, Inc., which was the successor to Ross Mercantile Co., formed in 1937. Our address is 1241 E. Hillsdale Boulevard, Foster City, California 94404, and our telephone number is (650) 571-7400. DoveBid, our DoveBid logo, AssetZone, DoveBid Auction Services, DoveBid Managed Services, DoveBid Valuation Services, DoveBid Business Auctions Worldwide and DoveBid Business Auctions and Valuations Worldwide are trademarks of DoveBid. All other trademarks or service marks appearing in this prospectus are trademarks of the respective companies that use them.

The Offering

Common stock offered by DoveBid	shares
Common stock to be outstanding after this offering	shares
Use of proceeds	For general corporate purposes, including working capital. See “Use of Proceeds.”
Proposed Nasdaq National Market symbol	DOVE

In the table above, the number of shares to be outstanding after this offering is based on shares outstanding as of June 30, 2002 and does not reflect:

•	1,881,693 shares issuable upon the exercise of outstanding stock options at a weighted average exercise price of $13.81 per share, as of June 30, 2002;

•	1,036,550 additional shares reserved for issuance under our stock option plans, as of June 30, 2002;

•	1,800,000 additional shares to be reserved for issuance under our 2002 Equity Incentive Plan and 2002 Employee Stock Purchase Plan, to be effective upon the closing of this offering;

•	an aggregate of up to 1,627,836 shares issuable in connection with earnout provisions in our agreements related to acquisitions; and

•	234,166 shares issuable upon exercise of a warrant at an exercise price of $16.02 per share.

Except as otherwise indicated, information in this prospectus is based on the following assumptions:

•	the completion of a one-for-two reverse stock split immediately prior to the consummation of this offering;

•	the conversion of all outstanding shares of convertible preferred stock into shares of common stock upon the consummation of this offering;

•
the conversion of approximately $22 million of the principal amount and accrued interest of outstanding convertible subordinated notes into shares of common stock upon the consummation of this offering;

•	the filing of our amended and restated certificate of incorporation in Delaware after the completion of this offering; and

•	no exercise of the underwriters’ over-allotment option.

Summary Consolidated Financial Data

The pro forma statement of operations data for the year ended December 31, 2001 and the six months ended June 30, 2002 gives effect to two acquisitions which occurred in August 2001 and March 2002, as if these acquisitions had occurred on January 1, 2001. The basis for these presentations is described in our pro forma financial information appearing in our consolidated financial statements. See note 2 of the notes to our consolidated financial statements for a description of the method that we used to compute the net loss per share amounts.

	Year Ended December 31,					Six Months Ended June 30,		Pro Forma
								Year Ended December 31,	Six Months Ended June 30,
	1997	1998	1999	2000	2001	2001	2002	2001	2002
	(Amounts in thousands, except per share data)
Consolidated Statement of Operations Data:
Revenues:
Auctions and managed services	$13,099	$9,760	$11,592	$48,985	$52,591	$25,096	$39,850	$58,813	$40,154
Valuation and consulting services	580	1,041	912	12,547	21,206	11,586	10,506	21,206	10,506

Total revenues	13,679	10,801	12,504	61,532	73,797	36,682	50,356	80,019	50,660
Total gross profit	6,675	5,122	6,716	26,809	41,750	20,123	27,788	43,229	27,699
Total operating expenses	16,471	6,054	10,656	87,366	59,570	30,892	27,217	124,908	28,329

Income (loss) from operations	(9,796)	(932)	(3,940)	(60,557)	(17,820)	(10,769)	571	(81,679)	(630)
Basic and diluted net loss per common share from continuing operations	$(2.02)	$(0.18)	$(1.06)	$(29.07)	$(6.21)	$(3.66)	$(1.24)	$(18.22)	$(1.51)
Weighted average common shares used to compute basic and diluted net loss per common share	4,831	4,770	4,734	4,526	5,020	4,707	5,344	5,358	5,496

The pro forma balance sheet data gives effect to the automatic conversion into common stock upon completion of this offering of (1) all outstanding shares of convertible preferred stock and (2) all outstanding convertible subordinated notes, as if this had occurred on June 30, 2002.

The pro forma as adjusted information gives further effect to the application of the net proceeds from the sale of              shares of common stock in this offering at an assumed initial public offering price of $             per share, after deducting the underwriting discount and estimated offering expenses.

	June 30, 2002
	Actual	Pro Forma	Pro Forma As Adjusted
	(Amounts in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$6,925	$6,925	$
Working capital	5,493	10,187
Total assets	175,509	175,509
Line of credit	7,485	7,485		—
Convertible subordinated notes, including current portion	24,570	2,550		2,550
Convertible preferred stock subject to redemption	189,387	—		—
Total stockholders’ equity (deficit)	$(93,726)	$117,681

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and all other information contained in this prospectus before purchasing our common stock. Any of the following risks could materially harm our business, operating results and financial condition. You could lose all or part of your investment as a result of these risks.

Risks Related To Our Business

We have experienced losses and may not achieve and maintain profitability

We have experienced losses in past quarterly and annual periods, and we may incur losses in the future. We incurred a net loss, including losses from discontinued operations, of $37.4 million in 2001 and $2.9 million for the six months ended June 30, 2002. As of June 30, 2002, we had an accumulated deficit of $175.5 million. We expect that our operating expenses will continue to increase as we grow our business. We cannot assure you that we will be able to generate sufficient revenues to achieve and maintain profitability.

Our revenues and operating results are volatile and difficult to predict, and if we fail to meet the expectations of investors, the market price of our common stock would likely decline significantly

Our revenues and operating results are likely to fluctuate significantly from quarter to quarter, due to a number of factors. These factors include:

•	our ability to attract new auction customers and obtain additional business from our existing customer base;

•	the timing of auction events;

•	variability in the aggregate value of surplus capital assets that we auction;

•	the extent to which we sell surplus capital assets in auctions in which we take a principal position and our ability to sell those assets at favorable prices;

•	seasonality of our auction business;

•	changes in the fees or commissions we charge our customers;

•	variability in the mix of revenues from DoveBid Auction Services and DoveBid Valuation Services;

•	the rate of market acceptance of DoveBid Valuation Services and DoveBid Managed Services;

•	the extent to which we acquire electronic test and measurement equipment for resale and our ability to resell that inventory at favorable prices;

•	the number, size and timing of acquisitions that we consummate and strategic relationships that we establish;

•	fluctuations in the economic conditions in the markets we target; and

•	changes in general economic and market conditions.

The latter two of these factors are largely outside of our control, and there are many facets of the other factors over which we have limited control. As a result of all of the factors above and the evolving nature of our business, we may be unable to forecast our revenues accurately. We incur expenses based predominantly on operating plans and estimates of future revenues. We may be unable to adjust our spending in a timely manner to compensate for any unexpected revenue shortfalls. Accordingly, a failure to meet our revenue projections would have an immediate and negative impact on our operating results. If this were to happen, the market price of our common stock would likely decline significantly.

Our growth depends on our ability to develop ongoing business relationships with large corporations, and we may not be successful in doing so

A key component of our business strategy is to develop relationships with large corporations that generate surplus capital assets. We may not succeed in attracting a significant number of such large businesses as new customers. Our customer agreements generally include commitments for only a single auction or engagement, and we may not be successful in attracting repeat business from these customers or in expanding the services we provide to them. We not only seek auction business from these customers but also opportunities to cross-sell DoveBid Managed Services and DoveBid Valuation Services to them. We have recently expanded our sales force and service offerings to better enable us to market additional services to our customers. We cannot be sure that we will generate additional revenues to justify these costs. In addition, our sales force has limited experience cross-selling the range of services that we now offer, and this may impede their effectiveness.

We depend on financial institutions that provide asset-based loans as customers for DoveBid Valuation Services

To date, the substantial majority of our revenues from DoveBid Valuation Services has been generated by appraisals performed for financial institutions that provide asset-based loans. We expect to continue to depend on this type of customer in the future. If we cannot expand the range of customers that use DoveBid Valuation Services into other areas, we will continue to be heavily dependent on this industry. We have experienced decreased revenues in our asset-based lending valuation business in recent periods. If the current downturn in the asset-based lending industry continues, or if the industry experiences downturns in the future, our business could be harmed.

Our business may be impacted by changing economic and market conditions

The nature of our business changes to some extent with changes in economic conditions. For example, we are likely to conduct more auctions and valuations in connection with insolvencies and plant closures in periods of economic downturns relative to business resulting from expansion and equipment upgrades in periods of economic expansion. In addition, during an economic downturn, as we are currently experiencing, financial institutions that provide asset-based loans reduce the number of loans made, which reduces their need for our valuation services. Changes require us to adjust our sales and marketing practices and react to different business opportunities and modes of competition, and we may not be successful in doing so.

If our infrastructure is unable to provide acceptable performance, we could lose customers, which could harm our business and results of operations

The performance of our server and networking hardware and software infrastructure is critical to our business and reputation, and our ability to conduct Webcast auctions and provide DoveBid Managed Services. If our systems do not continue to provide acceptable performance, our reputation may be damaged, and we may lose customers. We introduced and conducted our first Webcast auction in January 2000 and introduced DoveBid Managed Services in March 2002. Our Webcasts and DoveBid Managed Services are operated on two different systems of servers. The servers that host our Webcast auctions experienced approximately 621,218 hits per day during June 2002, and have accommodated over 10 million hits on a single day. Although we have not experienced significant unscheduled system interruptions of our Webcast auctions or other online services, outages may occur in the future from time to time as system usage increases.

We may be unable to predict accurately the rate or timing of increases, if any, in the use of our services or to expand and upgrade our systems and infrastructure to accommodate increased use of our Webcast auctions or other online services. Any failure to expand or upgrade our systems to keep pace with the growth in demand for capacity could cause our infrastructure to become unstable and possibly cease to operate for indefinite periods of time. Unscheduled downtime could negatively affect our business.

We have only recently introduced two of our services and we cannot predict if these will be successful

We have recently introduced DoveBid Managed Services and have substantially expanded DoveBid Valuation Services to include corporate valuation services. We began offering DoveBid Managed Services in August 2001 and substantially expanded the scope of these services with our acquisition of ZoneTrader, Inc. in March 2002. We currently have a limited number of customers for DoveBid Managed Services. A principal purpose of DoveBid Managed Services business is to help clients identify surplus capital assets to be sold through our auction services. If we are unsuccessful in demonstrating the value of DoveBid Managed Services and generating auction revenues as a result, our operating results would be negatively impacted. We do not expect that license fees from DoveBid Managed Services will be material for the foreseeable future. To date, DoveBid Managed Services have not led to material auction revenues, and there is no assurance that we will generate significant auction revenues from DoveBid Managed Services in the future.

We first introduced our corporate valuation services in January 2002, and as of June 30, 2002, had 20 professionals dedicated to corporate valuation services. We have not generated significant revenues from corporate valuation services to date, and we may not do so in the future. In addition, if we cannot maintain our pricing for our valuation services or recover a sufficient amount of the cost of our valuations personnel, our operating results will be harmed.

We may encounter difficulties with business acquisitions

Since December 30, 1999, we have completed 18 acquisitions of businesses, and we expect to continue to acquire businesses. If we are unable to negotiate reasonable sales prices and terms, we may not complete acquisitions, which could limit our future growth. Additional risks and challenges of acquisitions may include:

•	difficulties with the integration of the acquired businesses and operations;

•	diversion of management’s attention;

•	potential loss of key employees and customers of the acquired companies;

•	lack of experience operating in the geographic market or industry sector of the acquired business;

•	additional fixed operating costs; and

•	exposure to unanticipated contingent liabilities and costs of acquired companies.

Future acquisitions could also result in potentially dilutive issuances of equity or equity-linked securities or the incurrence of debt, which could adversely affect our operating results. In addition, if an acquired business fails to meet our expectations, our operating results may suffer.

We have recorded a large amount of goodwill and other intangible assets as a result of recent acquisitions, and our results of operations will be adversely affected if their value becomes impaired

As a result of our acquisitions, as of June 30, 2002, we had recorded intangible assets of approximately $107.6 million, including approximately $105.4 million of goodwill. If we complete additional acquisitions in the future, our goodwill and other intangible assets will increase. As a result of our adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” we evaluate goodwill and other intangibles for impairment on an annual basis or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable from its estimated future cash flows. As a result of our acquisitions, we recognized impairment of our goodwill and other intangible assets of approximately $6.8 million in 2000 and $11.4 million in 2001. In the future, if we determine that our goodwill or other intangible assets are impaired, we will have to recognize additional charges for this impairment.

A portion of our revenues has been from auctions in which we took a principal position, and our revenues and gross profit can be affected by the amount of these types of auctions we conduct in a particular period

We may acquire title to an aggregated pool of capital assets for auctions to help secure and facilitate a corporate seller’s auction business, particularly where we believe there is a high level of demand for those types of assets. As a result, we face the risk that these assets could decline in value while we own them or that we may dispose of them at a price below our purchase price. Our revenues for a period can fluctuate based on the value of auctions of assets in which we have a principal position during that period. Revenues from auctions in which we took a principal position were 28% in 2000, 17% in 2001 and 21% of total revenues in the six months ended June 30, 2002. Our gross margins would be adversely affected where we have higher levels of auctions of assets in which we take a principal position relative to fee-only auctions.

We may be exposed to risks associated with our inventory of electronic test and measurement equipment, and we could incur losses from carrying and disposing of this inventory

We often purchase, refurbish and sell electronic test and measurement equipment. As a result, we often carry an inventory of such equipment for resale. This inventory could decline in value while we own it, requiring us to write-down its value. It is also possible that we may dispose of it at a price below our historical gross margin or our purchase price. At June 30, 2002, the book value of the electronic test and measurement equipment we owned was approximately $7.7 million. In addition, our gross profit as a percentage of total revenues can vary substantially depending on the amount of proceeds we receive from sales of this electronic test and measurement equipment relative to the commissions generated by auctions in a particular period. Our gross profit as a percentage of total revenues could be adversely affected where we have higher levels of sales of our inventory of electronic test and measurement equipment.

We may incur losses resulting from guarantees of auction proceeds

Occasionally, we guarantee a minimum amount of aggregate proceeds that a customer will receive from a sale of its assets and we are obligated to pay any shortfall to the seller. In the event that actual auction proceeds do not equal or exceed a guaranteed amount, our operating results would be adversely affected. We guaranteed minimum proceeds in 21 of the 610 auctions that we conducted during 2001 and the six months ended June 30, 2002. As of June 30, 2002, the proceeds of each completed auction in which we guaranteed proceeds exceeded the amount of proceeds guaranteed in all but two auctions. During 2001 and the six months ended June 30, 2002, the aggregated guaranteed proceeds were $21.1 million, and the assets were ultimately sold for an aggregate of $32.9 million in proceeds during this period.

If we are unable to attract and retain qualified personnel, we may not be able to compete successfully in our industry

Our success depends on our ability to attract and retain qualified, experienced employees. To support our growth, we have hired and intend to continue to hire additional sales personnel and other skilled employees in a number of areas. We face competition for highly skilled employees with experience in our industry, which requires a unique knowledge base. In addition, we must retain the services of our key personnel, particularly our executive officers and senior sales personnel. Our key personnel are employed by us at-will, and we cannot assure you that they will be employed by us for any period of time. Other than the key person life insurance policies for Ross Dove and Kirk Dove, we do not maintain any key person life insurance. We cannot assure you that any proceeds from these policies would sufficiently compensate us for a loss of either of these individuals.

If we fail to manage any future growth successfully, we may not be able to conduct our business efficiently or execute our business plan

If we are unable to manage our business successfully during a period of growth in the size of our company, our business could be harmed. As a result of our internal expansion and our recent acquisitions, our total revenues increased from $12.5 million in 1999 to $73.8 million in 2001, the number of our employees increased from 78 at December 31, 1999 to 490 at June 30, 2002 and the number of our locations increased from six at December 31, 1999 to 40 at June 30, 2002. We will need to continue growing on a global basis in order to execute our business strategy. Our growth may place significant demands on management as well as on our administrative, operational and financial resources and systems and internal controls.

We face competition, and if we are unable to compete effectively we may be unable to maintain or expand our customer base, and may lose market share or sustain revenue shortfalls

We face competition with respect to all of our services. DoveBid Auction Services face competition from traditional auctioneers who may specialize in particular vertical markets or geographies and the internal remarketing groups of our customers. We may also face competition from other traditional auctioneers, some of whom conduct auctions in markets in which we do not currently offer services. We may also face competition from online companies that seek to use the Internet to sell or auction surplus capital assets. With respect to DoveBid Managed Services, we face competition from software companies that target large corporations. DoveBid Valuation Services face competition from accounting, consulting and other professional service firms.

Some of our current and potential competitors have longer operating histories, greater name recognition, larger customer bases, more expertise in some vertical markets and greater financial, technical and marketing resources than do we. These competitors may also be able to offer discounts or other preferred pricing arrangements and may compete more effectively for skilled professionals by offering them broader compensation incentives. As a result of these factors, our current and potential competitors may be able to respond more quickly to market forces, undertake more extensive marketing campaigns, devote substantially more resources to technical and system development and offer additional value-added services more effectively than we can.

If competitive conditions intensify, competitors may enter into strategic or commercial relationships with larger, more established companies, secure assets from sellers on more favorable terms and secure exclusive or preferential arrangements with buyers and sellers that limit sales through our auctions. We may be unable to compete successfully against current and future competitors and competition could harm our operating results.

If we are unable to increase market awareness of our services, our ability to attract customers will be limited and our operating results will suffer

We believe that recognition and positive perception of our services is important to our business. We have increased our sales force and plan to increase our sales and marketing activities to accomplish this goal. Even if recognition of our added capabilities increases, it may not lead to an increase in the number of our customers or revenues.

Our infrastructure and systems are susceptible to natural disasters and other unexpected events, and if any of these events of a significant magnitude were to occur, they could adversely affect our ability to operate our business for a sustained period

Our systems and operations are susceptible to damage or interruption from human error, natural disasters, power loss, telecommunications failures, break-ins, sabotage, computer viruses, intentional acts of vandalism and similar events. Our infrastructure and systems are located at a third party’s site in Pleasanton, California, which is an area susceptible to earthquakes. California is also an area that has experienced a shortage of electricity in the past. If power outages occur in the future, we could be temporarily unable to deliver our services to our customers. We depend on our single-site infrastructure, and any disruption to this infrastructure resulting from a natural disaster or other event could result in an interruption in our service, and, if sustained or repeated, could impair our reputation and the attractiveness of our services, or prevent us from providing some of our services entirely. In addition, we may not carry sufficient business interruption insurance to compensate us for losses that we may sustain.

Expanding our services internationally exposes us to additional operational challenges and if we fail to meet these challenges, our growth will be limited and our operating results may be harmed

We face risks doing business internationally. We acquired companies in Australia, Hong Kong, the Netherlands, Singapore, Thailand and the United Kingdom. We plan to expand our presence in other European and Asian markets, either through acquisition or by expansion. Recently, we entered the Latin American market and plan to expand our presence in this region, but we may be unsuccessful in carrying out any of these plans in a timely fashion, if at all. If we fail to execute this strategy, our growth will be limited and our operating results may be harmed.

As we increase our international activities, we will be exposed to additional operational challenges, including:

•	the level of acceptance in some foreign markets of auctions as a method of asset disposition;

•	fluctuations in currency exchange rates;

•	seasonal fluctuations in purchasing patterns in other countries;

•	the development of administrative support necessary to facilitate the delivery and receipt of payment to and from, and delivery of assets by and to, sellers and buyers;

•	tariffs, export controls and other trade barriers;

•	difficulties in collecting accounts receivable in other countries;

•	the burdens of complying with a wide variety of foreign laws, including licensing requirements;

•	challenges in staffing and managing foreign operations;

•	political and economic instability; and

•	potentially adverse tax consequences, including those resulting from unexpected changes in tax laws.

We have limited experience operating outside the United States and with marketing our services globally. Our presence in global markets may require significant management attention and financial resources which may adversely affect our ability to effectively manage our business. Further, entry into some global markets may require us to expend resources to develop additional foreign language versions of our services. Competitors with greater local market knowledge may exist or arise in these international markets and impede our ability to successfully expand in these markets. Accordingly, our planned global expansion may be unsuccessful.

We may face liability or harm to our reputation in connection with DoveBid Valuation Services

Our appraisals are often the basis on which companies or asset-based lenders make decisions concerning funding, purchase price allocations and other business transactions. If our valuations are inaccurate, we may face liability from our customers relying on our appraisals. Although our contracts typically include provisions that limit our exposure to legal claims, these provisions may not protect us or may not be enforceable in all cases. Customers have in the past initiated, and may initiate in the future, litigation against us with respect to our appraisal services. Any claims of this type, whether with or without merit, could result in costly litigation, which could divert management’s attention and our resources. Our reputation could also be harmed if our valuations are not accurate. Our valuations are typically provided only for the benefit of our customers. However, if parties other than our customers rely on our valuations and suffer harm as a result, we may also become subject to legal claims, even if they are without merit.

Undetected or unknown defects in the software we use for some of our services could reduce demand for our services

The software used in our Webcast auctions and DoveBid Managed Services may contain undetected defects or errors. Despite testing, defects or errors may occur in the existing or new software we use for these services. Errors may be discovered in this software, which could result in customer dissatisfaction with our services and in reduced revenues. In addition, these defects could cause diversion of development resources or injury to our reputation, which could harm our business.

If we cannot meet our future capital requirements, we may be unable to develop and enhance our services, take advantage of business opportunities and respond to competitive pressures

We currently anticipate that the net proceeds from this offering, together with our existing working capital, will be sufficient to meet our anticipated working capital and capital expenditure requirements through at least the next twelve months. The actual time period may differ materially as a result of a number of factors, risks and uncertainties. We may need to raise additional funds in the future to grow our business internally or expand through acquisitions, enhance our current services or respond to changes in our target markets. If we raise additional capital through the sale of equity or equity-linked securities, the issuance of these securities could result in dilution to our existing stockholders. If additional funds are raised through the issuance of debt securities, the terms of that debt could impose additional restrictions on our operations or harm our financial profile. Additional financing may be unavailable on acceptable terms.

If we are unable to safeguard the security and privacy of our customers’ confidential information, we may face liability or customers may stop using our services

We maintain confidential information regarding the auctions we conduct for our customers and the buyers in our auctions, and we must safeguard the security and privacy of this information. For example, we maintain detailed reports on the buyers in our auctions, including the assets purchased and prices paid. We also create detailed reports for our customers regarding the assets they sell and the proceeds generated by those sales. Despite our efforts to protect this information, we face the risk of inadvertent disclosure of this sensitive transactional information or an intentional breach of our security measures. This could result in liability for us and a reduction in use or cancellation of our services, either of which could harm our business. We may be required to make significant expenditures to protect against security breaches or to alleviate problems caused by any breaches. We may not be successful in adopting more effective systems for maintaining confidential information.

We may be subject to litigation for misrepresentations with respect to surplus capital assets sold in our auctions, which may be costly and time-consuming to defend and may harm our reputation

Because we facilitate the sale of surplus capital assets in our auctions, our reputation may be harmed or we may become subject to legal proceedings arising from incorrect descriptions of, or other misrepresentations with respect to, these assets, even though we generally do not provide a warranty with respect to assets. Any claims, with or without merit, could be time-consuming and costly to defend and divert management’s attention.

If we are unable to protect our intellectual property, third parties may gain access to these rights and harm our business or we could face litigation

Our intellectual property, including the Webcast technology that allows us to broadcast and conduct live auctions and our database of buyer and transactional data, is critical to our success. If we are unable to protect this technology and proprietary information, we would lose capabilities that we regard as key strategic advantages. In addition, the laws of many foreign countries in which we do business do not protect intellectual property rights to the same extent as the laws of the United States. We rely on trademark, patent, copyright and trade secret laws to protect these and our other proprietary rights. It is possible that by virtue of using our intellectual property, we could receive claims of infringement of other parties’ proprietary rights or claims that our own trademarks, patents or other intellectual property rights are invalid. We have received in the past, and may receive in the future, communications from third parties alleging that we infringe their intellectual property. Any claims of this type, with or without merit, could be time-consuming to defend, result in costly litigation, divert management’s attention and resources or require us to enter into royalty or license agreements, which may not be available on commercially reasonable terms.

Although we have trademark applications and a patent application, our trademarks may not be registered, our patent may not be issued or, if issued, may not be upheld and patents may not be granted for any future patent applications that we file. In addition any trademarks or patents that we hold may be successfully challenged by others or invalidated through administrative process or litigation.

We rely on third-party software and technology without which we may not be able to operate our online auctions

We rely on software and technology that we have licensed from a number of suppliers. We currently use software or technology from Cisco, Intercall, WorldCom, Oracle and Microsoft. These licenses may not continue to be available to us on commercially reasonable terms, if at all. In addition, we may fail to integrate licensed technology into our services successfully, which could similarly harm development and market acceptance of our services. For example, we use licensed software to provide part of our website infrastructure and to provide a substantial part of the functionality of our Webcast auction services, and we use licensed information retrieval software to provide part of our search capabilities. In addition, the licensors may not continue to support or enhance the licensed software. In the future, we expect to license other third party technologies to enhance our services, meet evolving user needs or adapt to changing technology standards. Failure to license, or the loss of any licenses of, necessary technologies could impair our ability to operate our Webcast auctions until equivalent software is identified, licensed and integrated or developed by us.

If we fail to adapt to rapidly changing technologies, our business could be harmed

To succeed, we will need to adapt effectively to rapidly changing technologies and continually improve the performance, features and reliability of our services, particularly the technology to conduct Webcast auctions. We expect that over time technological developments will be achieved that will affect our Webcast auctions and other services. We could incur substantial costs in modifying our services or infrastructure to incorporate future technological enhancements, and we may also lose customers and revenues if our services fail to incorporate the latest technology.

Risks Related To Our Industry

We are subject to regulations with respect to how auctions may be conducted, which can increase our business costs and harm our results of operations

Numerous states and municipalities have regulations regarding the conduct of auctions and the liability of auctioneers. We and/or our individual auctioneers are licensed or bonded in the following states where we conduct, or have conducted, on-site auctions: Alabama, California, Florida, Georgia, Illinois, Indiana, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Minnesota, Mississippi, Missouri, New Hampshire, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas, Virginia, Washington, West Virginia and Wisconsin. In addition, we are licensed or obtain permits in cities and/or counties where required to conduct an auction. We are not aware of any legal determination that has been made with respect to the applicability of the regulations of other jurisdictions to our online business, and little precedent exists in this area. One or more states or municipalities are considering imposing regulations applicable to our online business, which could increase our cost of doing business. Further, it is not clear in which jurisdiction we are actually conducting our online business. Our failure to be qualified to do business in a jurisdiction that requires us to do so could subject us to fines or penalties.

Numerous foreign jurisdictions have licensing requirements for auctioneers, and the application of these regulations to us is not as clear as in the United States. As a result, the steps we and the companies we partner with in foreign jurisdictions are taking to comply with applicable foreign requirements might not ensure compliance with these foreign regulations. Our failure to comply with the applicable foreign regulations could lead to the assessment of fines or other penalties and could result in our inability to conduct auctions in those jurisdictions. Finally, there are multiple, conflicting and changing laws and regulations concerning export requirements, which may become applicable to our business in the future. If we do not comply with these requirements, our ability to conduct our business could be limited.

The imposition of additional state and local taxes on Internet-based transactions would increase our cost of doing business and harm our business

We file state tax returns as required by law based on principles applicable to traditional businesses. However, one or more states could seek to impose additional income tax obligations or sales and use tax collection obligations on out-of-state companies such as ours that engage in or facilitate Internet-based commerce. A number of proposals have been made at state and local levels that could impose taxes on the sale of products and services through the Internet or the income derived from those sales. These proposals, if adopted, could substantially impair the growth of Internet-based commerce and harm our business.

Risks Related To This Offering

The price of our common stock may fluctuate significantly, which could lead to losses for stockholders

The trading prices of the stock of newly-public companies can experience extreme price and volume fluctuations. These fluctuations often have been unrelated or out of proportion to the operating performance of these companies. We expect our stock price to be similarly volatile, and broad market fluctuations could harm our stock price. Any negative change in the public’s perception of the prospects of companies in our markets could also depress our stock price, regardless of our actual results.

Broad market fluctuations in our stock price could result in the loss of market makers for our common stock, which could, in turn, result in a decline in the price of our common stock. In order to maintain our eligibility for listing on Nasdaq, we must maintain a minimum number of market makers and meet and maintain other eligibility requirements, including a minimum trading value of our common stock. A prolonged decline in the price of our common stock could affect the operation of our business by severely limiting our ability to raise capital or to use our common stock in connection with acquisitions. In addition, a decline in the price of our common stock below $5 per share could also affect the disclosure and suitability obligations for broker-dealers and would limit the marketability of our common stock.

Substantial sales of our common stock by our stockholders could depress our stock price regardless of our operating results

Sales of substantial amounts of our common stock in the public market after this offering could reduce the prevailing market prices for our common stock. Of the              shares of common stock to be outstanding upon the closing of this offering, the              shares offered by this prospectus will be freely tradable without restriction or further registration. Substantially all of the remaining          shares of our common stock held by existing stockholders upon the completion of this offering are subject to lock-up agreements with the underwriters not to sell such shares for 180-day period after the date of this prospectus. Approximately          of these shares will be eligible for resale upon the expiration of the 180-day period, subject in some cases to sales volume restrictions under Rule 144. The remaining shares will become freely tradable at various times after the 180-day period as repurchase restrictions lapse and the applicable Rule 144 holding period is met as follows:

Number of Shares	Date
638,030	March 13, 2003
200,895	May 18, 2003

In connection with our purchases of the assets of TradeOut, Inc. in August 2001 and ZoneTrader, Inc. in March 2002, we have agreed to issue up to a total of 1,393,598 additional shares of our common stock subject to their successful achievement of revenue targets specified in our agreements with them. If the targets are met, the additional shares held by TradeOut would be transferable upon the expiration of the 180-day lock-up period and the additional shares held by ZoneTrader would be transferable in March 2003.

Our directors, executive officers and major stockholders will own approximately             % of our outstanding common stock after this offering, which could limit your ability to influence the outcome of key transactions, including changes of control

After this offering, directors, executive officers, and current holders of 5% or more of our outstanding common stock, including Dove Holdings LLC, Fremont Ventures, entities associated with the Mayfield Fund, entities associated with SOFTBANK, entities associated with TPG and TradeOut, Inc. will, in the aggregate, beneficially own approximately             % of our outstanding common stock. As a result, these stockholders will be able to effectively control all matters requiring approval by our stockholders, including the election of directors and the approval of significant corporate transactions. This concentration of ownership may also delay, deter or prevent a change in control of our company and will make some transactions more difficult or impossible without the support of these stockholders.

We have implemented anti-takeover provisions that could discourage or prevent a takeover, even if an acquisition would be beneficial in the opinion of our stockholders

Provisions of our charter and bylaws could make it more difficult for a third party to acquire us, even if doing so would be beneficial in the opinion of our stockholders. These provisions include:

•	authorizing the issuance of “blank check” preferred stock that could be issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt;

•	establishing a classified board of directors, which could discourage a takeover attempt;

•	prohibiting cumulative voting in the election of directors, which would limit the ability of less than a majority of stockholders to elect directors;

•	limiting the ability of stockholders to call special meetings of stockholders;

•	prohibiting stockholder action by written consent, requiring all stockholder actions to be taken at a meeting of our stockholders; and

•	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

In addition, section 203 of the Delaware General Corporation Law may discourage, delay or prevent a change in control of DoveBid. Generally stated, section 203 prohibits stockholders who, alone or together with their affiliates and associates, own more than 15% of the subject company from engaging in certain business combinations for a period of three years following the date that the stockholder became an interested stockholder with their subject company without approval of the board or two-thirds of the independent stockholders.

We have broad discretion to use the offering proceeds, and our investment of these proceeds may not yield a favorable, or any, return

The net proceeds of this offering are not allocated for specific uses, except for the anticipated repayment of $7.5 million outstanding under our line of credit and, to the extent necessary, for the expansion of our sales and marketing efforts if these activities require funds in addition to our existing cash and cash generated from operations. The amount we spend for sales and marketing activities is subject to our on-going evaluation. Our management has broad discretion over how these proceeds are used and could spend the proceeds in ways with which you may not agree. We cannot assure you that the proceeds will be invested in a way that yields a favorable, or any, return for us.

New investors in our common stock will experience immediate and substantial dilution

The initial public offering price will be substantially higher than the book value per share of our common stock. Investors purchasing common stock in this offering will, therefore, incur immediate dilution of $             per share of common stock in net tangible book value, based on an assumed initial public offering price of $             per share and assuming the automatic conversion of all outstanding shares of convertible preferred stock into an aggregate of                  shares of common stock and approximately $22 million of the principal amount and accrued interest of convertible notes into an aggregate of                  shares of common stock upon the consummation of this offering. In addition, as of June 30, 2002, we had outstanding options to purchase                  shares of our common stock at an exercise price that is less than the assumed initial public offering price. Investors purchasing common stock in this offering will experience additional dilution if these options are exercised.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should” or “will” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors,” that may cause our, or our industry’s, actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

USE OF PROCEEDS

The net proceeds to us from the sale of the shares of common stock offered by us will be approximately $            , or approximately $             if the underwriters’ over-allotment option is exercised in full, at an assumed initial public offering price of $         per share, after deducting the underwriting discount and estimated offering expenses.

The principal purposes of this offering are to increase our working capital, create a public market for our common stock and facilitate future access to the public capital markets. We also intend to repay approximately $7.5 million outstanding under our credit agreement with Comerica Bank. The loans currently bear interest at a rate of interest equal to the bank’s prime rate or the LIBOR rate plus 2.75%, at our option, and mature in June 2003. The proceeds from this line of credit have been used primarily in connection with our acquisition of Bache Treharne, Inc., to provide letters of credit in connection with auction bonds and for working capital needs. The remaining proceeds will be used for general corporate purposes.

We may use a portion of the net proceeds from this offering to support the expansion of our sales and marketing efforts if these activities require funds in addition to our existing cash and cash generated from operations. The amount we spend for sales and marketing activities is subject to our regular, on-going evaluation. Except for the uses described above, we have not made specific plans with respect to the proceeds of this offering, and therefore, cannot specify with certainty the particular uses for the remaining net proceeds. Our management will have significant flexibility in applying the net proceeds of the offering.

We may use a portion of the net proceeds of this offering to acquire or invest in complementary businesses or assets, including auction companies and valuation and consulting firms and other businesses or assets that we believe will complement our business, although we have no present commitments or agreements with respect to any material acquisition or investment and are not engaged in negotiations with respect to the terms of any material acquisitions. Pending the application of the proceeds toward one of the above uses, we intend to invest the net offering proceeds in short-term, interest-bearing, investment-grade securities.

DIVIDEND POLICY

We have not paid any cash dividends on our capital stock since we incorporated in June 1999. We intend to retain any future earnings to finance future growth and do not anticipate paying any cash dividends in the future. In addition, the terms of our credit agreement with Comerica Bank prevent us from paying cash dividends without the consent of Comerica.

CAPITALIZATION

The following table sets forth our consolidated short-term debt and capitalization as of June 30, 2002:

•	on an actual basis;

•
on a pro forma basis to reflect the automatic conversion into common stock upon completion of this offering of (1) all outstanding shares of convertible preferred stock and (2) approximately $22 million in outstanding convertible subordinated notes; and

•
on a pro forma as adjusted basis to reflect the application of the net proceeds from the sale of shares of common stock in this offering at an assumed initial public offering price of $         per share, after deducting the underwriting discount and estimated offering expenses.

You should read this table together with our consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	June 30, 2002
	Actual	Pro Forma	Pro Forma As Adjusted
	(Amounts in thousands, except share and per share data)
Short-term debt:
Current portion of notes payable	$1,700	$1,700		$1,700
Line of credit	7,485	7,485		—
Current portion of convertible subordinated notes	4,694	—		—

	$13,879	$9,185		$1,700

Long-term debt:
Notes payable, net of current portion	2,111	2,111		2,111
Convertible subordinated notes, net of current portion	19,876	2,550		2,550

Convertible preferred stock subject to redemption, $0.001 par value; 37,396,876 shares authorized, 15,639,451 shares issued and outstanding, actual; no shares authorized, none issued and outstanding, pro forma and pro forma as adjusted	189,387	—		—
Stockholders’ equity (deficit):
Aggregate values of Series A and B preferred stock in excess of liquidation preference	60,631	—		—
Preferred stock, $0.001 par value per share; no shares authorized, issued or outstanding actual and pro forma; 5,000,000 shares authorized, no shares issued and outstanding, pro forma as adjusted	—	—		—
Common stock, $0.001 par value per share; 63,603,124 shares authorized, 5,973,756 shares issued and outstanding actual; 150,000,000 shares authorized, 23,128,381 shares issued and outstanding, pro forma; 150,000,000 shares authorized, shares issued and outstanding, pro forma as adjusted	6	23
Additional paid-in capital	23,008	295,029
Deferred stock compensation	(1,727)	(1,727)		(1,727)
Notes receivable from stockholders	(274)	(274)		(274)
Accumulated other comprehensive loss	154	154		154
Accumulated deficit	(175,524)	(175,524)		(175,524)

Total stockholders’ equity (deficit)	(93,726)	117,681

Total capitalization	$117,648	$122,342	$

The table does not reflect:

•	1,881,693 shares issuable upon the exercise of outstanding stock options at a weighted average exercise price of $13.81 per share, as of June 30, 2002;

•	1,036,550 additional shares reserved for issuance under our stock option plans, as of June 30, 2002;

•	1,800,000 additional shares to be reserved for issuance under our 2002 Equity Incentive Plan and 2002 Employee Stock Purchase Plan, to be effective upon the closing of this offering;

•	an aggregate of up to 1,627,836 shares issuable in connection with earnout provisions in our agreements related to acquisitions; and

•	234,166 shares issuable upon exercise of a warrant at an exercise price of $16.02 per share.

DILUTION

As of June 30, 2002, our pro forma net tangible book value was approximately $(11.9) million, or $(0.55) per share of common stock. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by shares of common stock outstanding after giving effect to the automatic conversion into common stock upon completion of this offering of all outstanding convertible preferred stock and convertible subordinated notes.

Dilution in net tangible book value per share represents the difference between the amount per share paid by buyers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately following this offering.

After giving effect to the receipt of the net proceeds from the sale of the shares of our common stock at an assumed initial public offering price of $             per share and after deducting the underwriting discount and the estimated offering expenses, our pro forma net tangible book value as of June 30, 2002 would have been approximately $             million, or $             per share. This represents an immediate increase in pro forma net tangible book value of $             per share to existing stockholders and an immediate dilution of $             per share to new investors purchasing shares at the initial public offering price. The following table illustrates the per share dilution:

Assumed initial public offering price per share		$
Pro forma net tangible book value per share as of June 30, 2002	$(0.55)
Increase per share attributable to new investors

Pro forma net tangible book value per share after this offering

Dilution per share to new investors		$

The following table summarizes as of June 30, 2002, the number of shares of common stock purchased from us, giving effect to the automatic conversion into common stock upon the completion of this offering of all outstanding convertible preferred stock and approximately $22 million of the principal amount and accrued interest of convertible subordinated notes, the total consideration paid to us and the average price per share paid by existing stockholders and by new investors purchasing shares of common stock in this offering, before deducting underwriting discounts and commissions and estimated offering expenses:

	Shares Purchased			Total Consideration			Average Price Per Share

	Number	Percent		Amount	Percent
Existing stockholders			%	$		%	$
New investors

Total		100%			$100%

If the underwriters’ over-allotment option is exercised in full, the following will occur:

•	the number of shares of common stock held by existing stockholders will decrease to approximately % of the total number of shares of our common stock outstanding after this offering; and

•	the number of shares held by new investors will be increased to , or approximately % of the total number of our shares of our common stock outstanding after this offering.

The above discussion and tables assume no exercise of any stock options or warrants for common stock outstanding as of June 30, 2002. As of June 30, 2002, there were outstanding options to purchase a total of 1,881,693 shares of common stock at a weighted average exercise price of $13.81 per share and an immediately exercisable warrant to purchase 234,166 shares at an exercise price of $16.02 per share. Please see “Capitalization” and “Management—Employee Benefit Plans.”

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data should be read in conjunction with, and are qualified by reference to, our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus. The statements of operations for the years ended December 31, 2001, 2000 and 1999 and the balance sheet data at December 31, 2001 and 2000, are derived from, and are qualified by reference to, the consolidated financial statements that have been audited by Ernst & Young LLP, independent auditors, which are included elsewhere in this prospectus. The statements of operations data for the years ended December 31, 1998 and 1997 and the balance sheet data at December 31, 1999 and 1998 are derived from our audited financial statements not included in this prospectus. The balance sheet data at December 31, 1997 are derived from our unaudited balance sheet not included in this prospectus. The historical results presented below are not necessarily indicative of future results. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The statements of operations data for the six months ended June 30, 2001 and 2002 and the balance sheet data at June 30, 2002 are derived from unaudited interim consolidated financial statements included elsewhere in this prospectus. The unaudited interim consolidated financial statements have been prepared on substantially the same basis as the audited consolidated financial statements, and in the opinion of management, include all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of the results of operations and financial condition for such periods. Historical results are not necessarily indicative of the results to be expected in the future, and results of interim periods are not necessarily indicative of results for the entire year or any future period.

The pro forma financial information for the year ended December 31, 2001 and the six months ended June 30, 2002 are derived from and are qualified by reference to the pro forma financial data appearing elsewhere in this prospectus. The pro forma statement of operations data for the year ended December 31, 2001 and the six months ended June 30, 2002 gives effect to two acquisitions which occurred in August 2001 and March 2002, as if these acquisitions had occurred on January 1, 2001. The pro forma statement of operations data is not indicative of the results that would actually have been obtained if the acquisitions had occurred as of the beginning of the periods presented.

	Year Ended December 31,					Six Months Ended June 30,		Pro Forma
	1997	1998	1999	2000	2001	2001	2002	Year Ended December 31, 2001	Six Months Ended June 30, 2002
	(Amounts in thousands, except share and per share data)
Consolidated Statement of Operations Data:
Revenues:
Auctions and managed services	$13,099	$9,760	$11,592	$48,985	$52,591	$25,096	$39,850	$58,813	$40,154
Valuation and consulting services	580	1,041	912	12,547	21,206	11,586	10,506	21,206	10,506

Total revenues	13,679	10,801	12,504	61,532	73,797	36,682	50,356	80,019	50,660
Cost of revenues:
Cost of auctions and managed services	6,824	5,570	5,691	33,950	30,097	15,508	21,558	34,840	21,951
Cost of valuation and consulting services	180	109	97	773	1,950	1,051	1,010	1,950	1,010

Total cost of revenues	7,004	5,679	5,788	34,723	32,047	16,559	22,568	36,790	22,961

Gross profit	6,675	5,122	6,716	26,809	41,750	20,123	27,788	43,229	27,699
Operating expenses:
Sales and marketing	913	892	2,108	26,734	21,616	11,109	13,975	33,872	14,265
Cost of valuation personnel	282	187	163	2,274	3,940	1,853	2,969	3,940	2,969
General and administrative(1)	5,321	4,787	7,869	27,151	16,918	8,919	6,089	40,983	6,670
Technology and development(1)	—	—	378	7,866	4,708	2,718	1,341	8,344	1,341
Provision for inventory markdown	—	—	—	8,200	—	—	—	—	—
Depreciation and amortization	204	188	138	5,768	6,407	3,347	2,843	6,439	2,859
Amortization of goodwill	9,751	—	—	9,373	5,981	2,946	—	8,899	—
Restructuring and other	—	—	—	—	—	—	—	22,431	225

Total operating expenses	16,471	6,054	10,656	87,366	59,570	30,892	27,217	124,908	28,329

Income (loss) from operations	(9,796)	(932)	(3,940)	(60,557)	(17,820)	(10,769)	571	(81,679)	(630)
Offering costs related to withdrawn IPO	—	—	—	(3,073)	—	—	—	—	—
Interest income (expense), net	38	65	168	1,452	(797)	(518)	(789)	(1,352)	(757)

Loss from continuing operations before income taxes	(9,758)	(867)	(3,772)	(62,178)	(18,617)	(11,287)	(218)	(83,031)	(1,387)
Income tax expense (benefit)	—	—	—	—	—	(10)	13	—	13

Loss from continuing operations	(9,758)	(867)	(3,772)	(62,178)	(18,617)	(11,277)	(231)	(83,031)	(1,400)
Loss from discontinued operations	—	—	—	(6,094)	(18,770)	(5,707)	(2,687)	—	—

Net loss	(9,758)	(867)	(3,772)	(68,272)	(37,387)	(16,984)	(2,918)	(83,031)	(1,400)
Deemed dividend on preferred stock	—	—	(369)	(9,720)	(12,546)	(5,946)	(6,410)	(14,584)	(6,920)
Accretion of redemption price differential on redeemable convertible preferred stock	—	—	(886)	(3,485)	—	—	—	—	—
Adjustment for modification of redemption provisions of Series A and B preferred stock	—	—	—	(56,190)	—	—	—	—	—

Net loss attributable to common stockholders	$(9,758)	$(867)	$(5,027)	$(137,667)	$(49,933)	$(22,930)	$(9,328)	$(97,615)	$(8,320)

Basic and diluted net loss per common share from continuing operations	$(2.02)	$(0.18)	$(1.06)	$(29.07)	$(6.21)	$(3.66)	$(1.24)	$(18.22)	$(1.51)

Weighted average common shares used to compute basic and diluted net loss per common share from continuing operations	4,831	4,770	4,734	4,526	5,020	4,707	5,344	5,358	5,496

(1)	See Note 10 to our Unaudited Consolidated Statements of Operations for the six months ended June 30, 2002.

	December 31,					June 30, 2002
	1997	1998	1999	2000	2001
	(Amounts in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$267	$229	$6,969	$18,119	$11,813	$6,925
Working capital (deficit)	(173)	(1,407)	7,471	35,715	19,715	5,493
Total assets	8,054	4,351	19,032	161,673	141,784	175,509
Long-term liabilities	461	235	3,109	35,522	26,586	21,987
Convertible preferred stock subject to redemption	—	—	17,718	150,335	179,775	189,387
Total stockholders’ deficit	(268)	(1,435)	(7,944)	(61,566)	(99,523)	(93,726)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read together with “Selected Consolidated Financial Data” and the financial statements and related notes beginning on page F-1.

Overview

We are a global provider of capital asset auction and valuation services to large corporations and financial institutions. We incorporated in June 1999 as the successor to Dove Brothers, LLC. From March 1995 through June 1999, we conducted business as Dove Brothers, LLC. Prior to March 1995, we conducted business as Ross-Dove Company, Inc., which was the successor to Ross Mercantile Co., a sole proprietorship formed in 1937. Since 1990, we have conducted surplus capital asset auctions across multiple vertical markets that have generated more than $3.3 billion in gross asset sales. We conducted our first Webcast auction in January 2000. Between January 1, 2000 and June 30, 2002, we conducted 857 auctions, which generated approximately $551 million in gross asset sales, of which 454 were Webcast or featured online auctions, generating approximately $408 million in gross asset sales.

We generate revenues from two business segments: (1) auctions and managed services, and (2) valuation and consulting services. Auctions and managed services revenues represented 93% in 1999, 80% in 2000, 71% in 2001 and 79% in the six months ended June 30, 2002 of total revenues and valuation and consulting services revenues represented 7% in 1999, 20% in 2000, 29% in 2001 and 21% in the six months ended June 30, 2002 of total revenues. We maintain a presence in 40 locations in 11 countries. Revenues from international operations represented approximately 0% in 1999, 9% in 2000, 16% in 2001 and 17% in the six months ended June 30, 2002 of total revenues.

Revenues

Auctions and Managed Services Revenues.    We generate auction revenues from:

•	commissions paid by buyers and sellers in fee-only auctions of surplus capital assets;

•	proceeds from sales and commissions paid by buyers in auctions in which we take a principal position; and

•	proceeds from sales of our inventory of electronic test and measurement equipment.

Fees and commissions are often negotiated and subject to competitive forces and may vary over time. For our auctions, commissions paid by the buyer range from 10% to 15% of aggregate proceeds, plus a 2% premium paid by Internet buyers in our Webcast auctions and some featured online auctions. Commissions paid by the seller range from 0% to 10% of aggregate proceeds. Auction revenues also include reimbursement of our expenses associated with the auction event. Revenues from auction commissions are recognized upon closing of the related auction, at which time binding contracts are created between the buyer and seller and between us and each of the buyer and seller, and we have provided all services necessary to earn our fees. Revenues from auctions in which we take a principal position and sales of our inventory of electronic test and measurement equipment are recognized upon title transfer and shipment of the equipment.

We generate managed services revenues from license fees, generally over a license term ranging from one to three years. These revenues are recognized on a straight-line basis over the term of the contract.

On occasion, we acquire title to an aggregated pool of capital assets for auction sales to help secure and facilitate a corporate seller’s auction business, particularly where we believe there is a high level of demand for those types of assets. The cost of goods we sell as principal is included in cost of auctions and managed services revenues. Revenues from auctions in which we took a principal position were $0 in 1999, $17.4 million in 2000, $12.5 million in 2001 and $10.5 million in the six months ended June 30, 2002. As a percentage of total revenues, revenues from auctions in which we took a principal position represented approximately 0% in 1999, 28% in 2000, 17% in 2001 and 21% in the six months ended June 30, 2002.

We buy electronic test and measurement equipment for our own account and resell those assets. We may refurbish or repair this equipment prior to selling it, and we also provide the buyer with a limited warranty that covers parts and labor for 120 days. We do not otherwise provide warranties in connection with our auctions. Our history of warranty expenses has been immaterial, so no provision for such expenses has been necessary. Revenues from sales of our electronic test and measurement equipment were $0 in 1999, $7.6 million in 2000, $7.2 million in 2001 and $4.4 million in the six months ended June 30, 2002. As a percentage of total revenues, revenues from sales of our electronic test and measurement equipment represented approximately 0% in 1999, 12% in 2000, 10% in 2001 and 9% in the six months ended June 30, 2002.

If necessary to secure a seller’s business, we sometimes guarantee the minimum proceeds that a seller will receive from the auction of specified assets. In determining the extent of any guarantees, we generally consider a number of factors, including the seller’s desired proceeds from the sale and our assessment of the value of the assets. We guaranteed minimum proceeds in 21 of the 610 auctions that we conducted during 2001 and the six months ended June 30, 2002. As of June 30, 2002, the proceeds of each completed auction exceeded the guaranteed amount in all but two auctions. During 2001 and the six months ended June 30, 2002, the aggregate guaranteed auction proceeds were $21.1 million, and the assets were ultimately sold for an aggregate of $32.9 million during this period.

Valuation and Consulting Services Revenues.    We generate valuation and consulting services revenues from fee-based services. We generally receive a fixed fee for our valuation and consulting engagements, together with reimbursement of our expenses. We recognize revenues from valuation and consulting services when the services are completed and our valuation report is delivered, utilizing the completed contract method of accounting for these relatively short-term contracts.

Cost of Revenues

Cost of Auctions and Managed Services.    Cost of auctions and managed services consists of direct auction costs, primarily marketing, outside labor, sales commissions for auctions, direct facilities (usually rental costs), third party referral fees, materials, and supplies, and, for auctions in which we take a principal position and sales of our electronic test and measurement equipment, the cost of the assets sold. All direct out-of-pocket auction costs are deferred until the related auction revenues are recognized. Our gross profit as a percentage of total auction revenues will vary, sometimes substantially, depending on the amount of fee-only auction revenues during a period relative to the proceeds from auctions in which we take a principal position and sales of our electronic test and measurement equipment. In 2000, 2001 and the six months ended June 30, 2002, our gross profit on these types of transactions as a percentage of total gross profit was approximately 22%, 14% and 15%, respectively.

Cost of Valuation and Consulting Services.    Cost of valuation and consulting services consists of direct out-of-pocket costs, primarily fees for travel, materials, supplies and costs of any subcontractors associated with a valuation engagement. These costs are recognized during the same period in which the associated revenues are recognized. Accordingly, costs that are directly associated with projects in process are deferred as unbilled costs until the matching revenues are recognized. Any deferred costs and expenses projected to exceed revenues are immediately expensed. Our period to period gross margins in this segment are affected by the extent to which we obtain reimbursement of costs from our customers and use subcontractors.

Operating Expenses

Our operating expenses consist of the fixed costs of our business, such as sales and marketing costs, costs of valuation personnel, general and administrative costs and technology and development costs.

Sales and Marketing.    Sales and marketing expenses consist primarily of salaries and related expenses for sales and marketing personnel, corporate advertising and promotional costs and amortization of related deferred stock compensation.

Cost of Valuation Personnel.    Cost of valuation personnel consists of the compensation and benefits expenses of our personnel dedicated to valuation assignments.

General and Administrative.    General and administrative expenses consist primarily of salaries and related expenses for executive, finance and administrative personnel, rent, professional service fees, general corporate expenses and amortization of related deferred stock compensation.

Technology and Development.    Technology and development expenses consist primarily of salaries for technology personnel, costs associated with developing and supporting the technology used in our Webcast auctions, third party hosting fees and amortization of related deferred stock compensation.

Depreciation and Amortization.    Depreciation expense is calculated on property and equipment utilized in our business, including technology hardware and software, office furniture, vehicles and leasehold improvements. Depreciation expense is recorded over the estimated useful life of the respective asset or lease term, typically two to five years. Intangible assets, other than goodwill, are amortized over a period of four years.

Amortization of Goodwill.    Until recently, goodwill and intangible assets that were deemed to have infinite lives were depreciated and amortized over their expected useful lives. However, as a result of recent changes to the accounting rules, goodwill and such intangible assets related to acquisitions of businesses occurring after June 30, 2001, and the unamortized value of goodwill and such assets on our balance sheet as of January 1, 2002 as a result of prior acquisitions, are no longer amortized. Instead, goodwill and intangible assets that are deemed to have infinite lives will be subject to impairment tests undertaken annually or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable from its estimated future cash flows. Other intangible assets will continue to be depreciated and amortized over their useful lives.

Amortization of Deferred Stock Compensation.    Deferred stock compensation results from the grant of stock options and sales of restricted stock to employees at exercise or purchase prices deemed to be less than the fair value of the common stock on the grant date. We are amortizing this amount on an accelerated basis over the terms of the related agreements, typically four years with the charges being allocated to the particular functional area. Deferred stock compensation at December 31, 2001 and June 30, 2002 was $762,000 and $1.7 million, respectively. We expect to incur amortization expense of approximately $582,000 through the remainder of 2002, $682,000 in 2003 and $463,000 in 2004 and beyond.

Discontinued Operations

We determined in 2000 and 2001 that the carrying value of goodwill and other long-lived assets associated with our printed circuit board and computer reseller businesses, respectively, would not be recovered from future cash flows. On January 1, 2001, we adopted SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which supercedes SFAS No. 121. In accordance with the disclosure provisions for discontinued operations set forth under SFAS No. 144, the goodwill impairment, results of operations and loss on disposal of the printed circuit board and computer reseller businesses have been reclassified as discontinued operations for all periods presented.

Acquisitions

In order to expand and extend our services, we completed 18 acquisitions of businesses since December 30, 1999. As of June 30, 2002, we had recorded intangible assets of approximately $107.6 million, including approximately $106.4 million of goodwill associated with these acquisitions. We recognized impairment of our goodwill and other intangible assets of approximately $6.8 million in 2000 and $11.4 million in 2001. Our recent acquisitions include the following:

TradeOut.    On August 28, 2001, we acquired substantially all of the assets and assumed specified liabilities of TradeOut, Inc., a provider of online asset exchange services, for shares of our capital stock. The consideration paid consisted of 1,574,888 shares of convertible preferred stock issued at closing, and 674,953 shares of convertible preferred stock payable based on an earnout. Payment of the earnout shares is dependent on the achievement by the acquired business of milestones related to a revenue target ranging from $4.5 million to $9.0 million during the 18-month period ending in February 2003. In connection with the acquisition, we recorded $19.2 million of goodwill and other intangible assets.

ZoneTrader.    On March 13, 2002, we acquired substantially all of the assets and assumed specified liabilities of ZoneTrader, Inc., the provider of the AssetZone application and other related asset management services, to expand our DoveBid Managed Services, for shares of our capital stock. The consideration paid consisted of 230,046 shares of common stock and 407,985 shares of convertible preferred stock issued at closing. An additional 40,596 shares of common stock and 71,998 shares of convertible preferred stock are subject to escrow as security for seller’s indemnification obligations, and 270,642 shares of common stock and 479,983 shares of convertible preferred stock are payable based on an earnout. Payment of the earnout shares is dependent on the achievement by the acquired business of milestones related to quarterly revenue targets ranging from $1.2 million to $3.0 million during the one-year period ending March 2003. In addition, up to 43,082 shares of convertible preferred stock will be issued to ZoneTrader if we issue to TradeOut the shares subject to the TradeOut earnout provisions. In connection with the acquisition, we recorded $13.0 million of goodwill and other intangible assets.

Bache Treharne.    On May 16, 2002, we acquired substantially all of the assets and assumed specified liabilities of Bache Treharne Ltd., a provider of valuation and auction services, for shares of our capital stock and cash. The consideration paid consisted of approximately $4.2 million in cash paid at closing, $1.5 million of deferred cash payable over three years recorded at a present value of $1.3 million, 200,896 shares of common stock issued at closing, and $1.5 million in cash payable based on an earnout. Payment of the earnout is dependent on the achievement by the acquired business of milestones related to targeted annual growth rates of 10% to 15% in gross profit and earnings before interest, taxes, depreciation and amortization during the three-year period ending May 2005. In connection with the acquisition, we recorded $9.4 million of goodwill and other intangible assets.

In each of these acquisitions, the earnout is treated as contingent consideration. The earnout consideration will be recorded as additional goodwill if, and to the extent that, the milestones are achieved and consideration is paid or becomes payable and will be recorded at the future value of any shares issued. Each of the transactions described above has been accounted for as a purchase. We have also completed other immaterial acquisitions. Please see “Index to Consolidated Financial Statements” for pro forma financial statements reflecting the acquisitions of TradeOut and ZoneTrader described above and for the historical financial statements of each of the other significant businesses we acquired since December 1999.

Critical Accounting Policies

The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses, and the related disclosures. We base our estimates on historical experience, our knowledge of economic and market factors, and various other assumptions that we believe to be reasonable under the circumstances. We believe the following critical accounting policies are affected by significant estimates, assumptions and judgments used in the preparation of our consolidated financial statements.

Allowance for Doubtful Accounts.    In connection with our valuation and consulting services and our sales of our inventory of electronic test and measurement equipment, we maintain an allowance for doubtful accounts for estimated losses resulting from the inability or unwillingness of our customers to make required payments. In determining the amount of the allowance for doubtful accounts, we evaluate and make assumptions concerning various factors, including the creditworthiness of our customers, industry conditions and the nature of our sales. We record a specific reserve for bad debts against amounts due to reduce the net recognized receivable to the amount we reasonably believe will be collected. We also recognize reserves for bad debts based on the length of time that any particular customer’s receivables are past due. The total allowance as a percentage of total outstanding receivables has ranged from 1% to 10%. Changes in our assumptions would lead to changes in the amount of the allowance, which would, in turn, change our reported general and administrative expense and income or loss. We are not able to predict changes in the financial condition of our customers or the industries in which they operate, and if a customer’s financial condition were to deteriorate, our estimates of the recoverability of our trade receivables could be materially affected and we may be required to record additional allowances in subsequent periods. For the past three years, actual results have not deviated significantly from our assumptions.

Impairment of Intangible Assets, Primarily Goodwill.    As of June 30, 2002, we had $107.6 million of intangible assets, primarily goodwill, net. Beginning in 2002, we evaluate goodwill for impairment at the reporting unit level at least annually. The initial step for tests of goodwill requires a determination of the fair value of the reporting unit. We estimate fair value for each reporting unit based on values of similar businesses using metrics such as multiples of revenues or earnings and the results of other valuation techniques, such as estimating the present value of future cash flows. For acquired businesses, to estimate the fair value of the reporting unit we use a valuation method similar to that used to value the acquisition, where appropriate. In our analysis, we generally assume that revenues from our reporting units will continue at levels at least equal to then-current levels. If we do not realize revenues at this assumed level or if other indications of a change in value occur, we may be required to provide impairment charges for these assets not previously recorded.

Allowance for Obsolete or Slow Moving Inventory and Guaranteed Auction Proceeds.    Our inventory consists of equipment for auctions in which we take a principal position and electronic test and measurement equipment, and is stated at the lower of cost or market as determined by the first-in, first-out method. We periodically evaluate our inventory to ensure it is recorded at net realizable value.

Our estimates of realizable value are based upon our analyses and assumptions including, but not limited to, forecasted sales level by product, expected product lifecycle and future demand. If market conditions are less favorable than our forecasts, or actual demand from our customers is lower than our estimates, or if technological developments create obsolescence in our inventory, we may be required to record additional allowances or obligations. As a result of recent economic conditions, we increased our allowance for obsolete or slow-moving inventory, resulting in an increase of $340,000 in cost of goods sold for the six months ended June 30, 2002. Where we guarantee auction proceeds, we must estimate the amount of proceeds to be generated by the auction, and then reserve for any probable losses resulting from the shortfall between the estimated proceeds and the guaranteed amount. If the actual proceeds of the auction are less than the guaranteed amount this would increase our cost of sales.

Results of Operations

Six Months Ended June 30, 2001 and 2002

Revenues

Total revenues increased from $36.7 million for the six months ended June 30, 2001 to $50.4 million for the six months ended June 30, 2002.

Auctions and Managed Services.    Auctions and managed services revenues increased from $25.1 million for the six months ended June 30, 2001 to $39.9 million for the six months ended June 30, 2002. This increase was due primarily to an increase in commissions from fee-only auctions as a result of our conducting more and generally larger value fee-only auctions in the 2002 period, and to a lesser extent, an increase in the volume of auctions in which we took a principal position.

Valuation and Consulting Services.    Valuation and consulting services revenues decreased from $11.6 million for the six months ended June 30, 2001 to $10.5 million for the six months ended June 30, 2002. This decrease was due to a reduced number of engagements during the 2002 period as a result of a downturn in the asset-based lending market, and was partially offset by revenues generated by our corporate valuation services, which we introduced January 1, 2002.

Cost of Revenues

Total cost of revenues increased from $16.6 million for the six months ended June 30, 2001 to $22.6 million for the six months ended June 30, 2002.

Cost of Auctions and Managed Services.    Cost of auctions and managed services increased from $15.5 million for the six months ended June 30, 2001 to $21.6 million for the six months ended June 30, 2002. The increase in absolute dollars resulted from the overall increase in auctions and managed services revenues. As a percentage of related revenues, cost of auctions and managed services decreased from 62% for the six months ended June 30, 2001 to 54% for the six months ended June 30, 2002. The decrease in cost of auctions and managed services as a percentage of related revenues was due primarily to an increase in the volume of fee-only auctions conducted relative to auctions in which we took a principal position.

Cost of Valuation and Consulting Services.    Cost of valuation and consulting services remained constant at $1.0 million for the six months ended June 30, 2001 and 2002. As a percentage of related revenues, cost of valuation and consulting services increased from 9% for the six months ended June 30, 2001 to 10% for the six months ended June 30, 2002. The increase in cost of valuations and consulting services as a percentage of related revenues was due to a decrease in recoverability of costs.

Operating Expenses

Sales and Marketing.    Sales and marketing expenses increased from $11.1 million for the six months ended June 30, 2001 to $14.0 million for the six months ended June 30, 2002. The increase in absolute dollars was primarily due to an increase in overall headcount. As a percentage of total revenues, sales and marketing expenses decreased from 30% for the six months ended June 30, 2001 to 28% for the six months ended June 30, 2002. The decrease in sales and marketing as a percentage of total revenues was due primarily to increased revenues from our auction services and higher productivity of our sales force. We expect that our sales and marketing expenses will increase in absolute dollars in future periods as we continue to extend our global operations and as we add more personnel in our sales and marketing group.

Cost of Valuation Personnel.    Cost of valuation personnel increased from $1.9 million for the six months ended June 30, 2001 to $3.0 million for the six months ended June 30, 2002. The increase in absolute dollars was primarily due to an increase in overall headcount. As a percentage of valuation and consulting revenues, cost of valuation personnel increased from 16% for the six months ended June 30, 2001 to 28% for the six months ended June 30, 2002. The increase in cost of valuation personnel as a percentage of valuation and consulting revenues was due primarily to decreased revenues from our asset-based valuation services group and an increase in headcount in our corporate valuation group. As we further increase headcount in our corporate valuation group, it is likely that cost of valuation personnel as a percentage of valuation and consulting services will increase.

General and Administrative.    General and administrative expenses decreased from $8.9 million, for the six months ended June 30, 2001 to $6.1 million for the six months ended June 30, 2002. As a percentage of total revenues, general and administrative expenses decreased from 24% for the six months ended June 30, 2001 to 12% for the six months ended June 30, 2002. The decrease in absolute dollars and as a percentage of total revenues was due primarily to a reduction in early 2001 in administrative infrastructure and the elimination of certain redundant functions arising from our acquisitions. The decrease as a percentage of total revenues was also a result of higher revenues in 2002. We expect that general and administrative expenses will increase in absolute dollars in future periods as we extend our global operations and bear the increased costs associated with operating as a public company.

Technology and Development.    Technology and development expenses decreased from $2.7 million for the six months ended June 30, 2001 to $1.3 million for the six months ended June 30, 2002. As a percentage of total revenues, technology and development expenses decreased from 7% for the six months ended June 30, 2001 to 3% for the six months ended June 30, 2002. The decrease in absolute dollars and as a percentage of total revenues was due primarily to the reversal of prior period deferred stock compensation associated with an amortization expense due to the forfeiture of stock held by a departed executive in early 2002 and, to a lesser extent, the completion of development projects related to our technology infrastructure and web-based applications.

Depreciation and Amortization.    Depreciation and amortization expense decreased from $3.3 million for the six months ended June 30, 2001 to $2.8 million for the six months ended June 30, 2002, primarily due to approximately $700,000 of expense in the six months ended June 30, 2001 related to the amortization of a warrant we issued to Yahoo!, which had been fully amortized in 2001.

Interest and Other Income (Expense), Net.    Interest and other expense increased from a net expense of $518,000 for the six months ended June 30, 2001 to a net expense of $789,000 for the six months ended June 30, 2002.

Years Ended December 31, 1999, 2000 and 2001

Revenues

Total revenues increased from $12.5 million in 1999 to $61.5 million in 2000 to $73.8 million in 2001.

Auctions and Managed Services.    Auctions and managed services revenues increased from $11.6 million in 1999 to $49.0 million in 2000 and to $52.6 million in 2001. The increase from 1999 to 2000 was due primarily to the completion of acquisitions in 2000. The increase from 2000 to 2001 was due primarily to an increase in revenues generated by our fee-only auctions as a result of our conducting more and generally larger fee-only auctions in 2001, partially offset by decreases in both revenues generated by auctions in which we took a principal position and sales of our electronic test and measurement equipment.

Valuation and Consulting Services.    Valuation and consulting services revenues increased from $912,000 in 1999 to $12.5 million in 2000 and to $21.2 million in 2001. The increase in revenues from 1999 to 2000 was due primarily to the completion of acquisitions in 2000. The increase in revenues from 2000 to 2001 was due primarily to an increased number of engagements resulting from a full year of acquired companies’ operations.

Cost of Revenues

Total cost of revenues increased from $5.8 million in 1999 to $34.7 million in 2000 and decreased to $32.0 million in 2001.

Cost of Auctions and Managed Services.    Cost of auctions and managed services increased from $5.7 million in 1999 to $34.0 million in 2000, and decreased to $30.1 million in 2001. The increase in absolute dollars from 1999 to 2000 was due to the increased costs associated with auctions from businesses acquired in 2000. The decrease in absolute dollars from 2000 to 2001 was due to an increase in the volume of fee-only auctions conducted relative to auctions in which we took a principal position and sales of our electronic test and measurement equipment. Cost of auctions and managed services as a percentage of related revenues increased from 49% in 1999 to 69% in 2000, and decreased to 57% in 2001. The increase as a percentage of related revenues from 1999 to 2000 was due primarily to an increase in the volume of auctions we conducted in which we took a principal position and sales of our electronic test and measurement equipment relative to fee-only auctions. The decrease as a percentage of related revenues from 2000 to 2001 was due primarily to an increase in the volume of fee-only auctions conducted relative to auctions in which we took a principal position and sales of our electronic test and measurement equipment, and, to a lesser extent, increased commissions received for Webcast auctions.

Cost of Valuation and Consulting Services.    Cost of valuation and consulting services increased from $97,000 in 1999 to $773,000 in 2000 and to $2.0 million in 2001. Cost of valuation and consulting services as a percentage of related revenues decreased from 11% in 1999 to 6% in 2000, and increased to 9% in 2001. The increases in absolute dollars from 1999 through 2001 were due primarily to increased engagement of costs and increased use of subcontractors due to an increase in the number of valuation and consulting engagements. The decrease in cost of valuation and consulting services as a percentage of related revenues from 1999 to 2000 was due primarily to increased reimbursement of our costs and to reduced use of outside subcontractors. The increase in cost of valuation and consulting as a percentage of related revenues from 2000 to 2001 was due primarily to an increased use in 2001 of subcontractors.

Operating Expenses

Sales and Marketing.    Sales and marketing expenses increased from $2.1 million in 1999 to $26.7 million in 2000, and decreased to $21.6 million in 2001. Sales and marketing expenses as a percentage of total revenues increased from 17% in 1999 to 43% in 2000, and decreased to 29% in 2001. The increase in absolute dollars and as a percentage of total revenues from 1999 to 2000 was primarily due to increased sales and marketing activities, advertising costs associated with the development of our business, including an advertising agreement with Yahoo! that we entered into in March 2000 and subsequently terminated in January 2001, and increased headcount. The decrease in absolute dollars and as a percentage of total revenues from 2000 to 2001 was due primarily to a decrease in advertising costs, including the termination of the advertising agreement with Yahoo!, partially offset by an increase in headcount. We have no continuing obligations or liabilities under the terms of the agreement with Yahoo!.

Cost of Valuation Personnel.    Cost of valuation personnel increased from $163,000 in 1999 to $2.3 million in 2000 and to $3.9 million in 2001. Cost of valuation personnel as a percentage of valuation and consulting revenues was 18% in both 1999 and 2000, and increased to 19% in 2001. The increase in absolute dollars from 1999 to 2000 was due to increased headcount associated with businesses we acquired. The increase in absolute dollars and as a percentage of valuation and consulting revenues from 2000 to 2001 was due to increased headcount we retained to support our valuation and consulting services.

General and Administrative.    General and administrative expenses increased from $7.9 million in 1999 to $27.2 million in 2000, and decreased to $16.9 million in 2001. The increase in absolute dollars from 1999 to 2000 was primarily due to businesses we acquired in 2000. General and administrative expenses as a percentage of total revenues decreased from 63% in 1999 to 44% in 2000 and to 23% in 2001. The decrease as a percentage of total revenues from 1999 to 2000 was due primarily to the recognition of costs in 1999 for the initial development and implementation of our web-based auction operations. The decrease in absolute dollars and as a percentage of total revenues from 2000 to 2001 was due primarily to a reduction in early 2001 of our administrative infrastructure and the elimination of certain redundant functions arising from our acquisitions.

Technology and Development.    Technology and development expenses increased from $378,000 in 1999 to $7.9 million in 2000, and decreased to $4.7 million in 2001. Technology and development expenses as a percentage of total revenues increased from 3% in 1999 to 13% in 2000, and decreased to 6% in 2001. The increase in absolute dollars and as a percentage of total revenues from 1999 to 2000 was primarily due to increased headcount to support the development and integration of our technology infrastructure and web-based applications. The decrease in absolute dollars and as a percentage of total revenues from 2000 to 2001 was due primarily to a reduction in technology and development spending as a result of the completion of several technology development projects.

Depreciation and Amortization.    Depreciation and amortization expense increased from $138,000 in 1999 to $5.8 million in 2000 to $6.4 million in 2001. The increase from 1999 to 2000 was primarily due to approximately $3.6 million of expense related to the amortization of a warrant we issued to Yahoo!, and amortization of capital expenditures related to our web-based auction and appraisal systems. In 2001, increased depreciation expense as a result of capital expenditures for our web-based auction and appraisal systems was offset in part by a decrease in warrant amortization expense.

Provision for Inventory Markdown.    In March 2000, we entered into an asset supply agreement with Comdisco. Pursuant to that agreement, we acquired inventory assets from Comdisco in exchange for shares of our Series C convertible preferred stock, and entered into a marketing relationship providing us for a one year period the right of first refusal to auction Comdisco assets that fell within two of our vertical markets, computer equipment and biotechnology. We subsequently recorded an

$8.2 million charge for the decline in value of these inventory assets, which were originally valued at $13.0 million. As of December 31, 2000, we had sold all of this inventory and no gain or loss was recorded upon the sale. One of the two groups of assets received from Comdisco consisted of a portion of the assets held by a disk drive manufacturer (the debtor) that was involved in a bankruptcy proceeding. Due to the fact that we were subsequently awarded the right to conduct the liquidation and auction of all the debtor’s assets, the bankruptcy court ordered that we must not sell the assets we received from Comdisco until we sold the majority of similar assets held by the debtor. This was ordered by the court to avoid any conflict issues with the creditors of the debtor. As a result of the court order, we were forced to sell the assets we had received in a market that was saturated with the debtor’s equipment. This agreement expired by its terms in March 2001. We have no continuing obligations or liabilities under the terms of this agreement.

Amortization of Goodwill.    There was no goodwill amortization expense in 1999. Amortization expense decreased from 2000 to 2001 primarily due to the amortization, over a one-year period commencing in March 2000, of all goodwill related to our acquisition of One Web Place, a software development company.

Offering Costs Related to Withdrawn IPO.    Offering costs related to our withdrawn initial public offering were $3.1 million in 2000 and consist primarily of audit, consulting and legal fees incurred in connection with our registration statements originally filed in March 2000 and August 2000, both of which were subsequently withdrawn.

Interest Income (Expense), Net.    Interest income, net increased from $168,000 in 1999 to $1.5 million in 2000, and decreased to a net expense of $797,000 in 2001. The increase from 1999 to 2000 was a result of higher average cash and cash equivalents balances, primarily due to the sale of our Series C convertible preferred stock. The decrease from 2000 to 2001 was primarily attributable to interest expense associated with our convertible subordinated notes and decreased interest income due to lower average cash and cash equivalents balances.

Quarterly Operating Results

The following table presents our consolidated statement of operations data for each of the last five quarters. This information has been derived from our unaudited consolidated financial statements. The unaudited consolidated financial statements have been prepared on substantially the same basis as the audited consolidated and unaudited consolidated financial statements included elsewhere in this prospectus and include all adjustments, consisting only of normal recurring adjustments that we consider necessary for a fair presentation of this information. You should read this information in conjunction with our audited financial statements and related notes included elsewhere in this prospectus. We expect our quarterly operating results to vary significantly from quarter to quarter and you should not draw any conclusions about our future results from the results of operations for any quarter.

	Three Months Ended
	Mar. 31, 2001	June 30, 2001	Sept. 30, 2001	Dec. 31, 2001	Mar. 31, 2002	June 30, 2002

	(Amounts in thousands)
Consolidated Statement of Operations Data:
Revenues:
Auctions and managed services	$12,057	$13,039	$11,223	$16,272	$18,605	$21,245
Valuation and consulting services	5,849	5,737	4,647	4,973	4,245	6,261

Total revenues	17,906	18,776	15,870	21,245	22,850	27,506
Cost of revenues:
Cost of auctions and managed services	7,468	8,040	5,703	8,886	10,416	11,142
Cost of valuation and consulting services	721	330	422	477	326	684

Total cost of revenues	8,189	8,370	6,125	9,363	10,742	11,826
Gross profit	9,717	10,406	9,745	11,882	12,108	15,680
Operating expenses:
Sales and marketing	5,819	5,290	5,302	5,205	5,950	8,025
Cost of valuation personnel	880	973	1,001	1,086	1,395	1,574
General and administrative	5,249	3,670	4,069	3,930	2,898	3,191
Technology and development	1,415	1,303	962	1,028	(32)	1,373
Depreciation and amortization	1,941	1,406	1,438	1,622	1,357	1,486
Amortization of goodwill	1,452	1,494	1,600	1,435	—	—

Total operating expenses	16,756	14,136	14,372	14,306	11,568	15,649

Income (loss) from operations	(7,039)	(3,730)	(4,627)	(2,424)	540	31
Interest and other income (expense), net	(274)	(244)	(131)	(148)	(496)	(293)

Income (loss) from continuing operations before income taxes	(7,313)	(3,974)	(4,758)	(2,572)	44	(262)
Income tax expense (benefit)	(84)	74	(106)	116	10	3

Net income (loss) from continuing operations	(7,229)	(4,048)	(4,652)	(2,688)	34	(265)
Loss from discontinued operations	(4,564)	(1,143)	(471)	(12,592)	(2,687)	—

Net loss	$(11,793)	$(5,191)	$(5,123)	$(15,280)	$(2,653)	$(265)

We have experienced fluctuations in quarterly revenues, gross margins and operating results. We expect to continue to experience such fluctuations in the future. We believe that our business may experience some degree of seasonality. In general, in our third quarter, we have experienced weaker total revenues from our international operations, primarily in Europe. In addition, we may experience weaker auction revenues during the first quarter relative to the fourth quarter as we believe large businesses may be motivated to dispose of surplus capital assets prior to the calendar year-end.

Our various services have different gross margins and, as a result, our revenue mix may impact our overall gross margins. For example, our cost of auctions and managed services revenues decreased in the third quarter of 2001 as compared to the preceding and subsequent quarters. This decrease was due to an increase in the amount of fee-only auctions conducted during that period relative to the amount of auctions in which we took a principal position and sales of our electronic test and measurement equipment.

We experienced lower valuation and consulting revenues for the third and fourth quarters of 2001 and the first quarter of 2002 due to the current downturn in the asset-based lending industry.

Liquidity and Capital Resources

At June 30, 2002, we had cash and cash equivalents of $6.9 million. We have historically satisfied our cash requirements primarily through a combination of private sales of convertible preferred stock, and to a lesser extent, borrowings under lines of credit. Since June 1999, we had raised approximately $145.5 million of cash through the sale of convertible preferred stock.

Net cash provided by (used in) operating activities totaled $(4.6) million in 1999, $(45.1) million in 2000, $(13.1) million in 2001 and $(5.9) million in the six months ended June 30, 2002. Negative operating cash flows in 1999, 2000 and 2001 resulted primarily from net losses, partially offset by non-cash charges for items such as depreciation and amortization, goodwill amortization and impairment and provision for unusual inventory markdown. For all periods presented, negative operating cash flows increased due to changes in asset and liability balances.

Net cash provided by (used in) investing activities totaled $(4.2) million in 1999, $(59.2) million in 2000, $6.7 million in 2001 and $(4.5) million in the six months ended June 30, 2002. The primary uses for invested cash in the periods presented were for the acquisition of businesses and the purchase of computer hardware and software to support our auction business and growing employee base. We acquired two businesses for cash in 1999, eleven for cash in 2000, none for cash in 2001 and two for cash in the six months ended June 30, 2002. In 2001, we realized $9.8 million in cash upon redemption of our commercial paper investments. In 2002, we realized proceeds from the sale of our PC business.

Net cash provided by (used in) financing activities totaled $15.6 million in 1999, $115.4 million in 2000, $51,000 in 2001 and $5.6 million in the six months ended June 30, 2002. The primary sources of financing in 1999, 2000 and 2001 were proceeds from the issuance of convertible preferred and common stock, partially offset by payments on notes payable and retention obligations in connection with certain acquisitions. In 2001, cash used in financing activities resulted primarily from payments on notes payable and the repurchase of unvested shares from certain employees. In 2002, we realized $7.5 million in proceeds from our credit line, offset by $1.8 million for retention obligation and note payments.

We had no material commitments for capital expenditures at June 30, 2002. We currently expect such expenditures to approximate $1.0 million during the remainder of 2002. We plan to make these expenditures primarily for computer hardware and software to support our business.

We have entered into non-cancelable leases for our corporate headquarters and other domestic facilities, with various expiration dates through 2009. Our corporate headquarters facility is leased from an entity controlled by Ross Dove and Kirk Dove. Please see “Certain Transactions.”

At June 30, 2002, we had $22.9 million in principal amount of convertible subordinated notes outstanding that were issued in connection with our acquisitions, of which $20.3 million will automatically convert into shares of our common stock following completion of this offering. We also had $3.5 million in principal amount of notes payable outstanding at June 30, 2002. These notes bear interest at rates from 5.7% to 8.0% per year, with principal and interest due on various dates ranging from June 30, 2002 to March 31, 2008.

On March 29, 2002, we entered into a $10.0 million senior secured credit facility with Comerica Bank. The credit facility consists of both a $6.0 million revolving loan commitment and a $4.0 million term loan commitment that is subject to increase based on our net income and noncash expenses during a quarter, not to exceed an additional $4.5 million, and is secured by substantially all of our assets, including the capital stock of our subsidiaries. Both commitments provide for an interest rate at the bank’s prime rate or LIBOR plus 2.75% at our election, and expire on June 30, 2003. As of June 30, 2002, we had $7.5 million outstanding under this credit facility. We intend to repay the amounts outstanding under this facility with a portion of the net proceeds of this offering. The agreement relating to this credit facility contains a number of financial and other covenants. As of June 30, 2002, we were in compliance with these covenants.

The following table summarizes our contractual obligations as of June 30, 2002 except for our obligations under operating leases, which are as of December 31, 2001 (amounts in millions):

	Payments Due by Period
Contractual Obligations	Total	Less than 1 year	1–3 years	After 3 years
Notes payable	$3.8	$1.7	$2.1	$—
Line of credit	7.5	7.5	—	—
Convertible subordinated notes	24.6	4.7	17.3	2.6
Operating leases	10.6	2.8	4.8	3.0

Total contractual obligations	$46.5	$16.7	$24.2	$5.6

We expect to experience significant growth in our operating costs for the foreseeable future in order to continue our efforts to extend our global operations, particularly in sales and marketing. As a result, we estimate that these operating costs will constitute a significant use of our cash resources. In addition, we may use cash resources to fund acquisitions of complementary businesses. Although we are regularly involved in discussions regarding business combinations, we do not have any present commitments or understandings with respect to any material acquisitions. We believe that our existing cash and cash equivalents will be sufficient to meet our working capital needs for at least the next 12 months. Thereafter, we may find it necessary to obtain additional debt or equity financing. In the event that additional financing is required, we may not be able to raise it on terms acceptable to us, if at all. If we are unable to raise additional capital when required, our business, operations and results will likely suffer.

Recent Accounting Pronouncements

In November 2001, the staff of the Financial Accounting Standards Board issued an announcement on the topic of “Income Statement Characterization of Reimbursements for Out of Pocket Expense Incurred.” This announcement requires companies to characterize reimbursements received for out-of-pocket expenses incurred as revenues in the income statement. We have consistently applied this policy in all periods presented.

Qualitative and Quantitative Disclosures about Market Risk

We are exposed to certain market risks inherent in our operations primarily related to interest rate and foreign currency risks. These risks arise from transactions and operations entered into in the normal course of business. Our exposure to changes in interest rates is principally confined to our cash and cash equivalents and notes payable. Our interest income is sensitive to changes in the general level of U.S. interest rates, particularly since our investments are in short-term instruments. We do not plan to use derivative financial instruments in our investment portfolio. Our exposure to changes in interest expense on notes payable is limited by use of fixed interest rate terms. Due to the short-term nature of our investments and obligations, we believe that there is no material financial market risk exposure. Therefore, no quantitative tabular disclosures have been provided. Four of the businesses we have acquired operate in foreign markets and use the local currency as their functional currency. Our primary exposure is due to our U.S. dollar investments in these businesses. Accordingly, our financial results could be significantly affected by factors such as changes in foreign currency exchange rates or weak economic conditions in these foreign markets. To mitigate some of the short-term effect of changes in currency exchange rates on our functional currency-based costs and expenses, we may occasionally enter into foreign exchange forward and option contracts to hedge budgeted costs and expenses of our foreign operations. Through June 30, 2002, we have not hedged any costs and expenses.

BUSINESS

Overview

We are a global provider of capital asset auction and valuation services to large corporations and financial institutions. We deliver an integrated set of services to our customers for the disposition, valuation and redeployment of their surplus capital assets. We utilize our large network of buyers, expertise in vertical markets, consolidated database of transaction information, Webcast technology and worldwide presence to help our customers achieve maximum returns on their surplus capital assets. We operate in two segments: auctions and managed services, as well as valuation and consulting services. DoveBid Auction Services manages the critical elements of our customers’ surplus capital asset disposition processes through live Webcast auctions, on-site-only auctions, featured online auctions and privately negotiated sales. We customize each auction to meet the unique situation of our client, whether it is the disposition of aggregated assets from a single production facility or unaggregated assets from multiple locations. Through DoveBid Managed Services, we enable our customers to utilize a hosted, Internet-based application to monitor surplus assets inside the corporation. DoveBid Valuation Services uses our database of transactional information to provide timely, accurate valuations of capital assets to financial institutions and large businesses. We have over 65 years of experience as an auctioneer of surplus capital assets.

Industry Overview

Dynamics of the Surplus Capital Asset Market

Technological innovation, globalization, heightened competition and dramatic shifts in access to capital are shortening capital asset lifecycles and accelerating the rate at which capital assets are upgraded, replaced, redeployed or disposed of by global businesses. Assets become surplus inside large businesses when innovation causes obsolescence, production facilities are upgraded, closed or relocated, business strategies change, business combinations occur, businesses fail or leased capital assets are returned to their lessors. Capital assets that are no longer productive in their original function or location often can be deployed in another capacity or location within the same organization. In addition, capital assets that are decommissioned by their original owners often represent substantial value to other businesses around the world. The demand for surplus capital assets in developing countries and by smaller or expanding domestic businesses also supports the migration of capital assets to locations or buyers where they can be put to productive use.

Capital assets can be characterized as either inside-the-building assets, such as semiconductor fabrication equipment, metalworking and machine tools and telecommunications equipment, or outside-the-building assets, such as commercial transportation, maritime and construction equipment. According to the Bureau of Economic Analysis, private fixed investment in information processing and industrial equipment in the U.S. grew at a compound annual growth rate of 17.6% per year between 1995 and 2000 to $608.5 billion. These investments often are made to upgrade facilities or to replace obsolete or underperforming assets. As such, we believe that such growth in capital asset investment creates a flow of surplus capital assets. The U.S. Census Bureau’s 1997 Annual Capital Expenditure survey, issued in March 1999, states that used capital equipment expenditures for all U.S. businesses were $36.4 billion. Based on estimates by the Organisation for Economic Co-operation and Development, or OECD, that the U.S. gross domestic product constitutes over one-third of the total gross domestic products of the 30 countries surveyed by the OECD, and assuming that used capital asset sales are proportional in the various OECD countries to the percentage of gross domestic product, we believe that the global market for surplus capital assets is at least $100 billion per year. We also believe that inside-the-building assets represent approximately 60% of the total, based on the U.S. Department of Commerce’s Survey of Current Business, dated July 1999, and our analysis of which of the various types of equipment listed in that survey constitute inside-the-building assets.

Surplus capital assets represent significant costs to corporations, impact their return on assets as they depreciate in value, occupy valuable floor space and tie up the capital represented by their residual values. However, large businesses direct limited resources toward managing assets through their productive lifecycles. For example, large businesses often upgrade production lines with new capital equipment, before implementing a strategy for valuing and disposing of the assets being replaced. Without an enterprise view of their surplus assets, companies lack critical information necessary to make cost-effective asset disposition, redeployment and purchasing decisions. A corporation may purchase capital assets to meet a business need in one division or location while similar assets lay idle or in storage in another location. Traditionally, companies utilize internal remarketing groups that typically interact with only a fragmented set of dealers, liquidators and appraisers.

Asset Valuations are a Critical Factor in Business Decisions

Most of the largest financial institutions in the U.S. provide funding to businesses in the form of loans secured by capital equipment. Many financial institutions rely on third-party valuation service providers to accurately value capital assets before making loans in the multi-billion dollar asset-based loan market. Similarly, large businesses rely on asset valuations to support value assessments for accounting or tax purposes, liquidation analyses for insolvency purposes or purchase price allocations for acquisitions of businesses or assets. Valuation firms that possess unique insight into the dynamic market for capital assets can provide significant value to financial institutions and large businesses.

Inefficiencies in the Surplus Capital Asset Market

While an opportunity exists for large businesses to more actively manage their surplus capital assets, a number of inefficiencies present significant challenges to their ability to effectively value, redeploy or dispose of these assets. These inefficiencies include:

Capital Asset Disposition is a Complex, Non-Core Activity for Large Businesses.    The valuation, redeployment and disposition of surplus capital assets represent specialized processes outside of the core competencies of most large businesses. Large businesses devote few resources to recouping or unlocking the value of their surplus assets. Rather, internal remarketing groups often manage the disposition or redeployment of individual surplus assets with a focus on ease of disposition instead of maximizing financial recovery. In addition, these groups generally deal with unaggregated assets, sometimes a single piece of equipment, as opposed to the management and disposition of an aggregated pool of assets.

Sellers are Unable to Reach an Aggregated Group of Buyers of Surplus Capital Assets.    Capital assets that cease being productive for their current owners often represent substantial value to other businesses. Sellers of surplus capital assets lack a convenient method to reach an aggregated buyer community. Similarly, buyers lack an efficient means to access an aggregated pool of surplus capital assets. In any given private sale or on-site auction, it is inevitable that there will be numerous potential buyers who are either unaware of the sale or unwilling to spend the time and money to attend the event. As a result, the price at which an asset may be sold is likely to be substantially less than it would have been had the asset been made available to a broader buyer community. Further, the costs associated with physically aggregating a meaningful number of surplus assets in a single location for an on-site auction may be prohibitive or unprofitable to sellers. The challenge in aggregating a large community of buyers to support these events coupled with the costs of transporting surplus capital assets to a single location drives large businesses to utilize localized dealers, brokers and liquidators to dispose of their surplus capital assets on a piecemeal basis.

Limited Transparency of Valuation Information and Pricing Data.    Unlike the automotive and real estate industries where there is widely-available pricing information, buyers and sellers of surplus capital assets do not have access to broad market data on which they can rely to accurately determine the value of their assets. Without comprehensive asset valuation data, large businesses are not able to make informed decisions on asset utilization and procurement. Similarly, financial institutions that provide asset-based loans are forced to rely on incomplete data to support lending decisions.

Market Opportunity

We believe a significant market opportunity exists for a service provider to help large businesses unlock the value that resides in the surplus capital assets of large businesses by:

•	accessing a global audience of qualified buyers to increase competition;

•	offering substantial industry expertise across various asset classes;

•	supporting asset valuations with a broad database of current, reliable transactional data; and

•	orchestrating the service-intensive disposition process from asset preparation to sales administration.

As more large businesses use such a service provider, an increasing amount of buyer and transactional data can be aggregated, making it a more powerful solution for large businesses and financial institutions.

The DoveBid Solution

We are a global provider of capital asset auction and valuation services to large corporations and financial institutions. We deliver an integrated set of services to our customers for the disposition, valuation and redeployment of their surplus capital assets. We leverage our large network of buyers, vertical markets expertise, consolidated database of transaction information, Webcast technology and worldwide presence to maximize our customers’ returns on their surplus assets. The core components of our solution include:

DoveBid Auction and Managed Services.    Through DoveBid Auction Services, we manage the critical elements of our customers’ disposition and liquidation processes. We customize each auction or sale to meet the unique situation of our client, whether it is the disposition of aggregated assets from a single production facility or unaggregated assets from multiple locations. Our systematic process includes asset preparation, targeted event marketing, event hosting, sales administration and post-sale reporting. We offer a wide array of auction and liquidation services to our customers, including live Webcast auctions, on-site-only auctions, featured online auctions and privately negotiated sales. A substantial portion of our auction revenues are generated by the sale of surplus capital assets to buyers who participate in our auctions through our Webcasts. Through DoveBid Managed Services, we provide tools and services to our customers to identify the surplus capital assets for redeployment or disposition.

Since 1990, we have conducted surplus capital asset auctions that have generated over $3.3 billion in gross asset sales on behalf of corporations, government agencies and financial institutions. Between January 1, 2000 and June 30, 2002, we conducted 857 auctions of which 454 were Webcast and featured online auctions generating approximately $408 million in gross asset sales. In these Webcast and featured online auctions, approximately 51% of the buyers purchased assets through the Internet. We believe that this broader buyer base and increased demand can result in greater proceeds for our customers upon disposition of their surplus capital assets.

DoveBid Valuation Services.    DoveBid Valuation Services professionals use our database of transactional information to provide timely, accurate valuations of capital assets to financial institutions and large corporations. Financial institutions utilize our valuation services to facilitate decisions regarding asset-based loans and capital equipment leases. Our corporate valuation practice also assists corporations with issues related to financial reporting, tax reporting and management planning. Our services include performing tangible and intangible asset valuations, purchase price allocations, goodwill impairment testing, business enterprise valuations, long-lived asset impairment testing and valuation of equity and stock options. Since 1990, we have valued over $34 billion in assets across 15,000 appraisals.

We offer our customers the following key benefits:

Global Presence.    Many of our clients demand a service provider that can manage surplus assets in the worldwide markets in which they operate. Our presence in 40 locations in 11 countries enables us to service large customers by conducting auction sales and performing valuations across multiple continents. Our global operations provide us with a better understanding of the supply and demand in the surplus capital asset market. Given the fragmentation that exists in these markets, we have employed a strategy focused on expanding our geographic presence and increasing our leadership in specific local markets.

Domain Expertise.    Through extensive auction experience and long-standing relationships with leading buyers and sellers in vertical markets, we have developed expertise in 20 vertical markets including telecommunications, semiconductor fabrication, electronic test and measurement, plastics, and metalworking and machine tools. We also use our particular industry expertise to buy and sell electronic test and measurement equipment for our own account. Our expertise in a range of vertical markets enables us to conduct targeted marketing to the appropriate buyer community.

Aggregated Database of Buyer and Transactional Data.    Through our extensive experience in the market for surplus assets, we have built a proprietary database of over 570,000 registered bidders and 759,000 transactions. Our database provides unique insight into the market for surplus assets, enabling us to directly market on behalf of our clients to the most likely buyers for a particular asset class. Our buyer database includes end-users of capital assets, as well as brokers and dealers who provide an additional source of liquidity in our auctions. In addition, we are able to utilize the transactional data generated from our auctions to deliver more accurate asset valuation services. As we accumulate buyer and transactional information in our database, our ability to deliver value to our customers increases.

Customized Technology Solutions.    Our Webcast technology provides a platform for accessing the global demand for surplus assets, allowing registered Internet bidders to compete in auctions remotely against other Internet and on-site bidders. Further, DoveBid Managed Services enable our customers to utilize a hosted, Internet-based application to track surplus assets inside the corporation. Gaining an enterprise view of surplus capital asset utilization enables redeployment or disposition of those assets. In addition, we have developed a web-based interface for DoveBid Valuation Services group to access asset values in a timely fashion.

Industry Reputation and Service Focus.    We have over 65 years of auction experience in the surplus capital asset industry. Our ongoing commitment to deliver superior customer service has contributed to our longevity in the market. We believe our reputation provides us a distinct competitive advantage and that continued quality service will enhance the value of our brand and our ability to engage additional large corporate clients.

The DoveBid Strategy

Our objective is to become the leading provider of services that enable large corporations to value, redeploy and dispose of their surplus capital assets. The key components of our strategy to meet this objective include:

Increase Penetration of Large Corporations

Our target customers are large global corporations. We intend to grow our business by expanding the number of large corporate customers that use our services, across industry and geography. We intend to continue to invest significant resources to build our sales force and to develop relationships with partners that can refer business to us, including banks, accounting firms, law firms, equipment lessors and workout groups. As more large corporations utilize our services to unlock value in their surplus assets, we believe that we will continue to expand our referenceable customer base, which we can leverage to obtain new clients.

Broaden and Deepen Services to Existing Clients

Many of our customers are large businesses that have retained us for a single auction or valuation within a specific division, subsidiary or geographic region. We seek to expand the relationships we maintain with our large customers by providing auction services to additional business units across multiple locations. In addition, we intend to tailor our marketing and support efforts to cross-sell DoveBid Valuation Services and DoveBid Managed Services. We believe customers can maximize the return on their surplus capital assets by utilizing the broad set of services we offer.

Utilize our Database to Drive Incremental Value for Our Customers

Our large database of surplus capital asset buyer and valuation information represents an important competitive advantage. We currently segment our database into 22 industries and 300 asset sub-classes which allows us to provide unique access to surplus asset buyers. We also have comprehensive and current transactional data that supports accurate asset valuations. As we expand our customer base and deepen our current customer relationships, we will be able to aggregate additional buyer and transactional data that will further enhance the value of the database. We intend to continue to develop our data management capabilities to allow for broader and deeper segmentation of the data. In doing so, we will be able to provide more targeted direct marketing to access the most likely buyers for assets available at our auctions and more valuable valuation data to reflect current market conditions for capital assets.

Expand our Global Operations

We intend to increase our share of the market for auction and valuation services by expanding our operations to additional geographic regions and vertical markets. We have expanded our service capabilities by acquiring 18 businesses since December 30, 1999 in order to access specific domain expertise, technology, client bases and geographies. We believe we have considerable experience in effectively integrating acquired companies. We evaluate the merits of individual geographic markets and vertical market opportunities to determine whether to employ a “buy” or “build” strategy. In markets where leading players have strong reputations and client bases, we will consider acquisitions, as was the case with our entry into the competitive European market for auction services.

Continue to Win Engagements for Major Insolvencies or Plant Closures

We conduct auctions for both successful corporations that intend to close a division or upgrade a plant as well as insolvent businesses that cease to operate. As a result of the recent economic cycle, we have managed the liquidation processes for plant closures at several large businesses, and for insolvencies, including Pen-Tab, Webvan and Excite@Home, where each auction yielded between $3.8 million and $11.9 million in gross proceeds. It has been our experience that liquidations occur during economic expansions as well as economic contractions. We intend to continue to pursue large liquidation projects that leverage our experience in the disposition of surplus capital assets.

DoveBid Services

Auction and Managed Services

DoveBid Auction Services.    Through DoveBid Auction Services, we manage the critical elements of the auction process from set-up and marketing through the post-sale process necessary to enable a successful auction. While the actual auction event typically occurs on a single day, the auction process takes approximately 75 days, during which we provide the following services:

Auction Set-Up.    Our auction set-up process is designed to maximize efficiency. We utilize techniques that we have developed and refined through years of auction experience, such as aggregated lotting of assets, asset inventory cataloging and managed online listings. Generally, we visit the auction site and create a dedicated website that contains detailed descriptions and photographs of the key items to be auctioned.

Marketing.    Using our database of over 570,000 potential buyers, we maximize the exposure of any sales event within the appropriate buyer community. We work closely with our customers to develop appropriate auction marketing materials, and we market each auction with a multi-pronged, targeted campaign, which can include trade and newspaper advertising, e-mail and fax correspondence, direct mail, telemarketing and Internet advertising.

Auction Event.    Prior to conducting a live auction, our field service representatives prepare the auction site, including setting up the necessary facilities. We update the catalog of assets to be auctioned on the event website and process Internet registrations for the auction. We also coordinate the on-site asset preview. Finally, we conduct the sale, which can be a live Webcast auction, a featured online auction, an on-site-only auction, or a privately negotiated sale, such as a private treaty sale or sealed bid auction.

•
Webcast Auctions.    With our Webcast technology, buyers worldwide can register on our website to participate in a live Webcast auction, enabling Internet bidders to compete in real-time with other Internet and on-site bidders. After registering for a specific auction event using our website, Internet bidders launch our Webcast application and dial into an operator-assisted telephone conference call bridge. Internet bidders listen over the telephone to the audio from the site of the auction while the application advances the screen to display images and descriptions of the assets currently up for sale. The advancement of the bidder’s screen is triggered by a Webcast coordinator who follows the progress of the sale. Bidders communicate their bids using their telephone keypad. These actions are displayed to the auctioneer and Webcast coordinator who monitor the bidding at the auction site and through the Webcast. Bids can also be confirmed verbally, allowing Webcast bidders to communicate directly with the auctioneer and be broadcast onto the auction floor.

•
Featured Online Auctions.    Our featured online auctions provide an online alternative to sellers that desire to market to a worldwide buyer audience over a pre-determined period. These auctions are a less expensive alternative for the seller to Webcast auctions and can be utilized to aggregate disparate assets located across multiple facilities.

•
On-Site-Only Auctions.    On-site-only auctions are traditional, open-outcry auctions, similar to our Webcast auctions, except that these are not broadcast live over the Internet. This type of sale typically involves capital assets with only a local market interest where the expense of a Webcast is not justified.

•
Private Treaty Sales.    A private treaty sale, also referred to as a liquidation sale, can last for a longer period of time, during which we attempt to sell our client’s surplus capital assets through private negotiation with potential buyers. Typically, this method is used for assets with smaller installed bases that are difficult to sell in a one-day event, which requires special marketing efforts, or because potential bidder competition may not be sufficient to conduct an auction sale. We locate buyers through a variety of means, including targeted direct marketing using our database, trade publications and Internet advertising. Often these sales require that we target specific potential buyers, give them time to conduct due diligence and assist buyers and sellers in reaching an agreement on the terms and conditions of the sale.

•
Sealed Bid Sales.    A sealed bid sale is conducted confidentially. This process is typically used to sell assets when we believe there may be risk in utilizing the auction format, such as where potential buyers may have significantly different opinions regarding the value of the asset. In many cases, we may offer these assets for sale with an unpublished reserve price to provide our sellers with additional price protection.

Sales Administration.    Our sales administration provides transaction support services, including collecting money from buyers, payment settlement with sellers, coordinating asset removal and providing detailed reports of sales results and itemized expenses. We also offer referral services for shipping and logistics.

DoveBid Managed Services.    With DoveBid Managed Services, we provide to large corporations a comprehensive set of services and technology that enable them to implement an active, systematic approach to the management of their surplus capital assets, while serving as a catalyst to support our auction services.

Our technology is designed to help large companies maximize the return on their surplus capital assets by providing a method by which surplus assets can be identified for internal redeployment or disposition. DoveBid Managed Services program is based on a proprietary, web-based utility, AssetZone, that provides customers with enterprise-wide visibility of their surplus capital assets. Using the AssetZone technology, a company can create a database of surplus asset specifications, descriptions, digital images, locations and other relevant information. The database is augmented by a robust search capability that allows customers to identify and locate surplus assets within an enterprise for potential redeployment. When a surplus asset is entered into the AssetZone database, it is assigned a “shelf life” for redeployment. In the event this shelf life expires prior to internal redeployment, our Managed Services account executives collaborate with our customers to determine the optimal DoveBid sales channel for disposition.

As part of DoveBid Managed Services, we also provide asset identification services, including on-site visits by our field services representatives to assist in the identification, valuation and documentation of surplus assets.

DoveBid Valuation Services

We provide valuation services to financial institutions and large corporations. DoveBid Valuation Services include appraisals of machinery, inventory, real estate, intangible assets and businesses. The professionals in our asset-based lending valuation group and corporate valuation group employ extensive resources and technical expertise to meet the valuation needs of our clients. Our appraisers have experience and knowledge in a variety of industries and capital asset classes and subclasses.

Our valuations typically begin with a thorough review of comparable sale information and published source materials to define the parameters of a realistic value range. We rely heavily on comparable sale information of capital assets sold in our auctions. In addition, we maintain an extensive library of buyers’ guides, auction guides, new equipment price lists, trade publications, technical journals, directories and specification manuals to stay abreast of information about new and used equipment. We also offer consulting services to address the needs of our customers, including crisis management, productivity analysis and strategic planning.

Valuations for Asset-Based Lenders.    Asset-based lenders use our valuation services to assess the adequacy of the collateral for their loans. These lenders are generally unable to perform these valuations in-house because they lack dedicated resources, detailed knowledge of current market pricing, and objective, third party credibility. Asset-based lenders use our valuations for a variety of transactions including term loans secured by machinery and revolving credit facilities secured by inventory. In addition, our asset-based lending valuation group also conducts appraisals related to bankruptcies, tax matters, diminution of value, condemnation and insurance coverage and loss adjustment. As of June 30, 2002, we had 98 professionals in our asset-based lending valuation group.

Corporate Valuations.    Large corporations can use our valuation services to address financial reporting, tax reporting and management planning issues, as well as for business valuations and intangible and tangible asset valuation. We introduced our corporate valuation services in January 2002, and as of June 30, 2002, we had 20 professionals in our corporate valuation group. We have recently expanded substantially our corporate valuation services professional staff.

Customers

Auctions and Managed Services.    Our auctions and managed services customers include large businesses across a wide range of vertical markets that generate a continuous flow of surplus capital assets. Our primary vertical markets include:

• Computers and peripherals	• Textile and apparel manufacturing

• Electronic test and measurement	• Biotechnology, medical and pharmaceutical

• Metalworking and machine tools	• Food and chemical processing

• Semiconductor fabrication	• Electronic components

• Telecommunications

Valuation and Consulting Services.    Our valuation and consulting services customers include many of the largest financial institutions in the world that provide asset-based lending services.

Sales and Marketing

Sales

We have dedicated sales personnel for each of DoveBid Auction Services, DoveBid Managed Services and DoveBid Valuation Services, located in major global markets. Although our sales personnel receive a salary, they are primarily compensated by commission. We also compensate our sales force for cross-selling our services.

DoveBid Auction and Managed Services.    We had 78 DoveBid Auction Services and DoveBid Managed Services sales personnel as of June 30, 2002. DoveBid Auction Services and DoveBid Managed Services sales force targets key decision-makers at large corporations, including the chief financial officer, the vice-president of manufacturing or purchasing, or the manager of large production facilities. In addition, our sales force develops relationships with accounting and consulting firms, bankruptcy courts, attorneys and workout groups as a source of referrals. Our sales force is focused on building long-term relationships encompassing multiple transactions with our customers, as well as individual transaction opportunities. One of the primary responsibilities of our sales personnel is to evaluate the customer’s assets and estimate the asset value, or gross proceeds, for a scheduled auction. Our personnel are able to leverage our years of experience in the auction business, our valuation expertise and our broad database of auction transactions to give potential customers accurate assessments.

DoveBid Valuation Services.    We had 36 DoveBid Valuation Services sales personnel as of June 30, 2002. Our valuation and consulting sales force focuses on key decision-makers at large financial institutions and large corporations.

Marketing

We use public relations initiatives and news releases, participation in industry trade shows and conferences, speaking engagements, industry trade journal advertising, national newspaper advertising, direct marketing and Internet-based advertising to promote our services. The intended audiences for these efforts reflect a wide range of prospective clients, including large corporations, financial institutions, government organizations and a variety of service professionals.

Operations

Auctioning and valuing surplus assets requires systematic processes to maximize value for our customers. We have established operational processes to ensure that our auctions are run efficiently, buyer and transactional data are collected properly and our customers and buyers receive timely support.

Auction Operations

We provide experienced personnel to manage the auction process, including asset preparation, auction event, and post-sale reports. After an auction contract is signed, we assign a project manager to oversee all operations and to ensure the efficient preparation and sale of all assets, based on their expertise with the type of assets being sold. The project manager will assign one or more field service supervisors to collect, organize and tag the assets to be sold. Once the assets are organized and grouped, or lotted, the field service supervisors will write up a description of each lot, which is used for the catalog and online lot listing.

Our auction services division then conducts event-specific marketing for individual auctions. The target audiences of these events include end-users and dealers of the assets available at each event. Campaigns consist of trade and newspaper advertising, e-mail and fax correspondence, direct mail, telemarketing and Internet advertising. Our email, fax and direct mail campaigns benefit from our proprietary database of over 570,000 buyers and prospects worldwide, segmented into 22 industries and nearly 300 asset subclasses. All of our disposition events are posted for prospective buyers on our website.

Our field service supervisors work on-site at the auction location before and during the auction as well as through the completion of the asset removal process. On auction day, an accounting manager will record bids, prepare invoices and perform other administrative services. All buyers must pay for their auction purchases in full before removing assets from the auction location. After the auction, during the removal period, the field service supervisors will coordinate asset removal, ensuring that buyers who have paid for their assets remove them from the auction location. We also have a logistics group, that assists buyers with removal or transportation of assets purchased at auctions. Our logistics staff will refer buyers to rigging, moving, packing and crating and freight forwarding companies to disassemble, remove and transport auctioned items.

In connection with an auction, we receive representations and warranties in our contracts from the seller that it is the lawful owner of the assets to be sold and/or has the legal authority to transfer the assets free of liens and other encumbrances. In the bankruptcy context, we require a court order authorizing us to sell the assets with marketable title free and clear of liens and encumbrances and an order retaining us on the terms set forth in our auction contract. Outside of the bankruptcy context, we generally conduct a lien search to determine whether the assets are subject to a security interest of any third party. When a lien is found to exist, we will not sell the asset until the lienholder has released its security interest in writing or otherwise consented to our sale of the asset. In addition, where required by the Uniform Commercial Code, such as in a bulk sale, we publish notice of the auction sale in an effort to identify any potential creditor claims related to the assets.

Database Operations

To maximize the number of bidders at events, we have built a set of direct marketing processes and tools. Our database is updated weekly to include event registrants, past bidders and buyers, and prospects from purchased and rented lists.

Using our data management tools, employees in our worldwide marketing departments produce targeted mailing or email lists by industry, geographic location or other criteria. We have also created multiple browser-based tools, which allow customers and employees to add, remove and change contact information. We have a privacy policy and have implemented security measures to protect the integrity of this information.

Upon completion of an auction, appraisal, managed services engagement, or brokered sale, information concerning assets and pricing data is entered into our database. This historical information can be searched and analyzed by our professionals who use it to estimate the value of assets to be sold or valued in future engagements. We have also invested in tools and staff to analyze this data for trends and patterns to help us anticipate emerging and declining market opportunities.

Customer Service

We devote significant resources to provide personalized, timely customer service and support. Our dedicated customer service staff provides personalized assistance to help customers through the entire auction process, including registration, bidding, navigation and usage of our website, payment settlement and sales administration payments and asset removal and other logistics. They can also serve as a proxy for remote bidders. In addition to bidder support, the customer service department maintains and updates our mailing list. Customer support inquiries are handled via phone or email.

Our website contains extensive information about buying and selling through DoveBid. Links on every page of the website direct customers to the specific customer service topic they need, including logistics, inspection, appraisal, digital photography and financing.

Technology and Infrastructure

Our underlying technical infrastructure is built on industry-standard software and hardware. This infrastructure enables us to enhance the features and functionality of our services on an on-going basis to meet the evolving needs of bidders and customers. Our systems are designed to supplement the manual processes traditionally used by surplus capital asset auctioneers and appraisers with automated processes that communicate information and allow self-service electronic commerce, enabling improved scalability, compressed time-to-completion and better quality. We rely on a combination of technology developed both by third parties and our internal engineering staff.

Webcast Services

Our Webcast services are based on our proprietary technology that allows users with varying levels of bandwidth and firewall configurations to share a rich media experience through real-time delivery of an interactive auction. Our services integrate telephone audio systems, real-time messaging and browser-based media including asset photographs, animations, audio/video and three-dimensional graphics. Because our Webcast experience focuses on capturing and extending the dynamics of a live auction, we believe that additional electronic bidding can result in higher sales prices for our clients’ surplus capital assets.

Infrastructure Reliability

We have designed our website and supporting infrastructure to be highly robust and to support new services and increased traffic. Our servers are fully-managed and hosted in a physically- and network-secure environment at divine, Inc. in Pleasanton, California. This data center includes redundant power sources and redundant high-speed network connections. This network connectivity offers high performance and scalability to accommodate increases in website traffic. In addition, our servers are monitored 24 hours a day by software “agents” which notify the DoveBid operations staff of outages or failures. Since January 1, 2000, we have experienced only a few interruptions in service, which were primarily caused by equipment failures and none of which materially affected our operations.

Our applications support multiple layers of security, including password-protected log-ins, encryption technology to safeguard information transmitted in web sessions and firewalls to help prevent unauthorized access to our network and servers. We devote significant efforts to protect our systems from intrusion. Our software is based on applications developed by third parties and modified to fit our needs.

AssetZone

AssetZone, which we acquired in connection with our purchase of the assets of ZoneTrader, Inc., is used with DoveBid Managed Services. AssetZone is a secure, web-enabled tool for asset identification and redeployment, that enables clients to manage surplus capital assets throughout their organization.

AssetZone features web data collection forms as well as customized data transfers from legacy systems. Assets in the system are presented throughout the client’s organization in an accessible web format, which includes industry standard categorization, photographs and specifications. Users can login to view and transfer assets, while administrators can access accurate, corporate-wide reporting on redeployment activity.

Appraisal Application

We use a proprietary web-based appraisal application as the foundation for accessing, sharing, communicating and documenting all of our appraisal data. This application has been deployed globally and is designed to increase the efficiency of our appraisal process and capture information for future use. The application performs functions such as project management, contact management, asset documentation, automated research assistance and documentation and availability of on-line appraisals. We use this application, together with our database of transaction data, to provide consistent valuation data to our personnel around the world. We developed this software using standard web-based development tools. The software is deployed on industry-standard Unix servers that allow for scalability to support future growth in our valuation practice.

Competition

We believe that the principal competitive factors affecting our DoveBid Auction Services include the following:

•	an ability to offer quality auction services on a worldwide basis;

•	industry reputation and long-standing relationships with industry participants;

•	vertical market expertise; and

•	ability to leverage a current database of buyer and transaction data.

We believe the principal competitive factors affecting our DoveBid Managed Services include the following:

•	the ability to provide an enterprise-wide view of surplus capital assets;

•	customer support; and

•	ease of use.

We believe the principal competitive factors affecting our DoveBid Valuation Services include the following:

•	quality of the valuation services and data;

•	vertical market expertise;

•	industry reputation; and

•	ability to offer services on a worldwide basis.

DoveBid Auction Services face competition from traditional auctioneers who may specialize in particular vertical markets or geographies and the internal remarketing groups of our customers. We may also face competition from other traditional auctioneers, such as Ritchie Bros. Auctioneers Incorporated, who conduct auctions in markets in which we do not currently offer services. We may also face competition from online auction companies that seek to use the Internet to sell or auction surplus capital assets, including FreeMarkets, Inc. and eBay Inc. With respect to DoveBid Managed Services, we face competition from software companies with similar software applications that target large corporations. DoveBid Valuation Services face competition from large accounting, consulting and other professional service firms. Competitors in this area include Accenture LLC, Deloitte & Touche LLP, KPMG LLP and PricewaterhouseCoopers LLP.

A number of companies provide services or products for the surplus capital asset market, and existing and potential customers can, or will be able to, choose from a variety of current and potential competitors’ services. Competition in our markets is intense. Many of our current and potential competitors have larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do and may enter into strategic or commercial relationships with larger, more established companies. These competitors may be able to offer discounts or other preferred pricing arrangements and may compete more effectively for skilled professionals by offering them broader compensation incentives. Some of our competitors may be able to secure alliances with customers and affiliates on more favorable terms, devote greater resources to marketing and promotional campaigns and devote substantially more resources to systems development than we do. In addition, new technologies and the expansion of existing technologies may increase the competitive pressures on us. We cannot assure you that we will be able to compete successfully against current or future competitors, and competitive pressures faced by us could harm our business, operating results and financial condition.

Intellectual Property

We depend on our proprietary technology and intellectual proprietary rights, including our database of buyers and transactional information and our internally developed software. We rely primarily on a combination of contractual provisions, confidentiality procedures, trade secrets, and copyright, patent and trademark laws to accomplish these goals. In addition, we rely on software and technology that we have licensed from a number of suppliers. We currently use software or technology from Cisco, Intercall, WorldCom, Oracle and Microsoft.

We currently possess the following intellectual property which we consider important: trademarks on DoveBid, our DoveBid logo, DoveBid Business Auctions Worldwide, DoveBid Auction Services, DoveBid Managed Services, DoveBid Valuation Services, and DoveBid Business Auctions and Valuations Worldwide, for some of which we have worldwide applications pending, our database of our Webcast buyer and transactional data and a provisional patent for our proprietary auction engine technology. In addition, we have secured our domestic URL and domain registration and have extended those registrations globally.

We seek to avoid disclosure of our trade secrets by requiring employees, customers and others with access to our proprietary information to execute confidentiality agreements. We also seek to protect our software, documentation and other written materials under trade secret and copyright laws.

Despite our efforts to protect our proprietary rights, existing laws afford only limited protection. Our trademark registration applications may not be approved or granted, our patent application may not be upheld and patents may not be granted for any future patent applications that we file. In addition, attempts may be made to copy or use information that we regard as proprietary. Accordingly, there can be no assurance that we will be able to protect our proprietary rights against unauthorized third party copying or use. Use by others of our proprietary rights could materially harm our business.

It is also possible that third parties will claim that we have infringed their current or future products. We have received in the past, and may receive in the future, communications from third parties alleging that we infringe their intellectual property. Any claims, regardless of merit, could be time-consuming, result in costly litigation, cause delays or require us to enter into royalty or licensing agreements, any of which could harm our business. Patent litigation in particular has complex technical issues and inherent uncertainties. In the event an infringement claim against us was successful and we could not obtain a license on acceptable terms or license a substitute technology or redesign to avoid infringement, our business would be harmed.

Regulation

Numerous states and municipalities have regulations regarding the conduct of auctions and the liability of auctioneers. We and/or our individual auctioneers are licensed or bonded in the following states where we conduct, or have conducted, on-site auctions: Alabama, California, Florida, Georgia, Illinois, Indiana, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Minnesota, Mississippi, Missouri, New Hampshire, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas, Virginia, Washington, West Virginia and Wisconsin. In addition, we are licensed or obtain permits in cities and/or counties where required to conduct an auction.

We operate in an environment of uncertainty as to potential government regulation. We believe that we are not currently subject to direct regulation applicable to online commerce, other than regulations applicable to businesses generally. However, the Internet has rapidly emerged as a commercial medium, and governmental agencies have not yet adapted existing regulations to its use. Future laws, regulations and court decisions may affect the Internet or other online services, covering issues such as user pricing, user privacy, freedom of expression, access charges, taxation, content and quality of products and services, advertising, intellectual property rights and information security. In addition, because our services are offered worldwide, and we facilitate sales of goods to clients worldwide, foreign jurisdictions may claim that we are required to comply with their laws. Any future regulation may have a negative impact on our business.

We are not aware of any legal determination that has been made with respect to the applicability of these regulations to our online business, and little precedent exists in this area. One or more states or municipalities are considering imposing regulations applicable to our online business, which could increase our cost of doing business. Further, it is not clear in which jurisdiction we are actually conducting our online business. Our failure to be qualified to do business in a jurisdiction that requires us to do so could subject us to fines or penalties.

Numerous foreign jurisdictions have licensing requirements for auctioneers, and the application of these regulations to us is not as clear as in the United States. As a result, the steps we, and the companies we partner with in foreign jurisdictions, are taking to comply with applicable foreign requirements might not ensure compliance with these foreign regulations. Our failure to comply with applicable foreign regulations could lead to the assessment of fines or other penalties and could result in our inability to conduct auctions in those jurisdictions. Finally, we are subject to multiple, potentially conflicting and changing laws and regulations concerning export requirements. If we do not comply with these requirements, our ability to conduct our business could be limited.

Employees

As of June 30, 2002, we had 490 employees. We have never had a significant work stoppage, and none of our employees is covered by a collective bargaining agreement.

Facilities

Our headquarters, including our principal administrative and marketing facilities, are located in approximately 30,000 square feet of space we have leased in Foster City, California under a lease expiring April 30, 2005. This facility is leased from an entity controlled by Ross Dove and Kirk Dove, two of our executive officers and directors. Please see “Certain Transactions” for a description of this lease. In addition, we also lease approximately 206,000 square feet of office and warehouse facilities in other locations throughout North America, Europe and Asia. We lease our Mequon, Wisconsin office space from an entity in which David S. Gronik, an executive officer has an interest. Please see “Certain Transactions” for a description of this lease. We believe that our existing facilities are adequate to meet our requirements for the foreseeable future.

We maintain property insurance for our facilities, as well as commercial liability and business interruption insurance. Based on our experience, we believe that our current insurance is generally adequate. However, we cannot assure you that our coverage will adequately compensate us for losses due to any extraordinary events.

Legal Proceedings

We are not currently subject to any legal proceedings that we expect will have a material impact on us. We are subject to legal proceedings now, and likely will be in the future, that arise in the ordinary course of our business, and we cannot assure you that any proceeding will not have a material adverse effect on us.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the name, age and position of each of our executive officers and directors. Ages are as of June 30, 2002.

Name	Age	Position
Ross Dove*	49	Chairman of the Board, Chief Executive Officer
Kirk Dove*	47	President and Chief Operating Officer, Global Auction Services and Director
Robert C. Levy	44	Executive Vice President of Business Development and Director
Cory M. Ravid	37	Chief Financial Officer and Assistant Secretary
David S. Gronik, Jr.	45	President of DoveBid Valuation Services
Robert Bouland	54	President of DoveBid Europe
David Gigerich	34	President of DoveBid Managed Services
Peter Bache	45	Managing Director, UK Operations
Anthony Capobianco	36	Vice President, General Counsel and Secretary
Rick Boarman	38	Vice President of Engineering
J. Bruce Costello	47	Vice President of Operations
Kelly Sharpe	37	Vice President of Finance and Corporate Controller
William J. Gardner, Jr.	38	Vice President of Auction Services, Eastern Region
Richard Nucian	57	Vice President of Business Development
John Carroll	36	Vice President of Auction Services, Western Region
Romano Castelli	36	Vice President of Auction Services, Central Region
William Burnham	31	Director
A. Grant Heidrich, III	49	Director
David S. Pottruck	54	Director
William S. Price, III	46	Director
Todd Rulon-Miller	51	Director
W. Blake Winchell	49	Director

*	Ross Dove and Kirk Dove are brothers.

Ross Dove has served as chairman of our board of directors and chief executive officer since June 1999. Mr. Dove served as the chairman of the board and chief executive officer of our predecessors, Ross-Dove Company and Dove Brothers, LLC, from 1980 to June 1999.

Kirk Dove has served as our president and chief operating officer, global auction services since June 2002 and as a member of our board of directors since June 1999. From June 1999 to June 2002, Mr. Dove served as our chief auctioneer. Mr. Dove served as president of our predecessors, Ross-Dove Company and Dove Brothers, LLC, from 1984 to June 1999.

Robert C. Levy has served as our executive vice president of business development since June 2001 and as a member of our board of directors since April 2000. Between March 2000, following our acquisition of Norman Levy Associates, Inc., an auction and valuation company, and June 2001, Mr. Levy served as our president of international auction services. From 1980 to March 2000, Mr. Levy was with Norman Levy Associates, Inc., serving most recently as president.

Cory M. Ravid has served as our chief financial officer since October 1999. From January 1997 to October 1999, he served as chief financial officer and partner at The Parkside Group, a private equity buyout firm. Mr. Ravid was also chief financial officer of MacGregor Golf from August 1998 to August 1999.

David S. Gronik has served as our president of DoveBid Valuation Services since March 2000, following our acquisition of AccuVal Associates, Inc., a valuation company, and LiquiTec Industries, Inc., an auction company. Mr. Gronik founded and served as president of both AccuVal Associates and LiquiTec Industries from June 1988 to March 2000.

Robert Bouland has served as our president of DoveBid Europe since June 2000, following our acquisition of Fairfield Industries, an auction and liquidation company. Mr. Bouland founded Fairfield Industries and served as president and chief executive officer from 1985 to June 2001.

David Gigerich has served as our president of DoveBid Managed Services since March 2002, following our acquisition of ZoneTrader, Inc., a provider of asset management services. Mr. Gigerich co-founded ZoneTrader and served as chairman of the board and chief executive officer from October 1999 to March 2002. Mr. Gigerich founded Workstations International, a technology reseller, and served as chairman of the board and chief executive officer from July 1994 to October 1999.

Peter Bache has served as our managing director of UK operations since May 2002, following our acquisition of Bache Treharne Ltd., an auction and valuation company. Mr. Bache was the principal partner of Bache Treharne from May 1993 until May 2002.

Anthony Capobianco has served as our vice president, general counsel and assistant secretary since December 1999, and as our secretary since June 2002. From September 1992 to December 1999, Mr. Capobianco was first an associate and then a partner in the law firm of Sonnenschein Nath & Rosenthal.

Rick Boarman has served as our vice president of engineering since January 2002. Between March 2000, following our acquisition of One Web Place, an online auction company, and January 2002, he served as our director of development. Mr. Boarman founded One Web Place and served as chief technology officer from 1995 to March 2000.

J. Bruce Costello has served as our vice president of operations since January 2001. Previously, he served as our director of operations from May 1994 to January 2001 and as one of our senior appraisers from August 1991 to May 1994.

Kelly Sharpe has served as our vice president of finance and corporate controller since January 2001. Previously, she served as our corporate controller from March 2000 to January 2001. From January 1998 to December 1999, Ms. Sharpe served as corporate controller of Zip2/Alta Vista, an Internet media company. From July 1996 to December 1997, she served as director of worldwide sales, services and support of Netscape, Inc., an Internet search engine company.

William J. Gardner, Jr. has served as our vice president of auction services, eastern region, since February 2000, following our acquisition of Greenwich Industrial Services, an auction company. From March 1997 to February 2000, Mr. Gardner served as president and chief executive officer of Greenwich Industrial Services.

Richard Nucian has served as our vice president, business development since June 2002. From March 2000, following our acquisition of Norman Levy Associates, Inc., an auction and valuation company, to June 2002, Mr. Nucian served as our vice president of auction services, central region. From 1990 to March 2000, he served as executive vice president of Norman Levy Associates.

John Carroll has served as our vice president of auction services, western region, since April 2001. Previously, he served as our director of auction services from May 1997 to October 2001 and as one of our senior appraisers from 1995 to May 1997.

Romano Castelli has served as our vice president of auction services, central region since June 2002. From March 2002, following our acquisition of ZoneTrader, Inc., a provider of asset management services, to June 2002, Mr. Castelli served as our vice president of sales. From January 2000 to March 2002, he served as vice president of sales for ZoneTrader. From March 1996 to December 1999, he served as regional marketing manager of Comdisco, Inc., an equipment leasing and financing company.

William Burnham has served as a member of our board of directors since February 2000. Mr. Burnham has been the managing director of the general partner of Mobius Venture Capital L.P., a venture capital investment firm, since May 2000. Prior to Mobius Venture Capital, Mr. Burnham  was a general partner of SOFTBANK Capital Partners, a venture capital firm, from August 1999 to May 2000. Prior to SOFTBANK Capital Partners, Mr. Burnham was a vice president and senior research analyst for the Technology Group of Credit Suisse First Boston Corporation, an investment banking firm, from July 1998 to August 1999. Prior to that, Mr. Burnham was a senior research analyst at the investment banking firms of Deutsche Morgan Grenfell from May 1998 to July 1998, and US Bancorp Piper Jaffray Inc. from April 1997 to May 1998.

A. Grant Heidrich, III has served as a member of our board of directors since October 1999. Mr. Heidrich has been a general partner at the Mayfield Fund, a venture capital firm, since 1982. Mr. Heidrich also serves on the boards of directors of Millenium Pharmaceuticals, Inc. and Tularik Inc., where he is Chairman of the Board.

David S. Pottruck has served as a member of our board of directors since December 1999. Since June 1992, Mr. Pottruck has been the president and, since June 1997, the co-chief executive officer of The Charles Schwab Corporation, a financial services provider, of which he is also a director. Mr. Pottruck also serves on the Board of Directors of Intel Corporation.

William Price, III has served as a member of our board of directors since February 2000. Mr. Price has been the managing director of Tarrant Partners, the parent of Texas Pacific Group, since September 1992 and is a founding director of Texas Pacific Group, a private equity investment fund. Mr. Price is also a director of Continental Airlines, Inc., Del Monte Foods Company, Denbury Resources, Inc., Gemplus International, S.A., and Verado Holdings, Inc.

Todd Rulon-Miller has served as a member of our board of directors since December 1999. Mr. Rulon-Miller has been a partner of Apogee Venture Group, a venture capital firm, since June 1998. From October 1994 to October 1997, Mr. Rulon-Miller was a vice president of sales at Netscape Communications, a software technology company.

W. Blake Winchell has served as a member of our board of directors since June 1999. Mr. Winchell has been the managing general partner of Fremont Ventures, a venture capital firm, since December 1998. From July 1996 to December 1998, Mr. Winchell served as a managing director of Generation Ventures, a venture capital firm.

Board Composition

Our board currently consists of 10 members. Each director serves until our next annual meeting or until his successor is duly elected and qualified.

Mr. Winchell, Mr. Heidrich, Mr. Burnham and Mr. Price are affiliated with four of our principal stockholders, Fremont Ventures, the Mayfield Fund, SOFTBANK Corp. and TPG Advisors III, respectively, and were appointed to our board under the provisions of our certificate of incorporation and a stockholders’ agreement among us and our stockholders. Upon the closing of this offering, these board representation rights will terminate and no stockholders will have any contractual rights with respect to board representation.

Our amended and restated certificate of incorporation and amended and restated bylaws that will take effect upon the closing of this offering will provide that our board of directors will be divided into three classes serving staggered three-year terms. Our board will be divided as follows: Class I, whose term will expire at the annual meeting of stockholders to be held in 2003; Class II, whose term will expire at the annual meeting of stockholders to be held in 2004; and Class III, whose term will expire at the annual meeting of stockholders to be held in 2005. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective terms. The classification of our board of directors could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, control of DoveBid.

Board Committees

Our board has three committees:

Executive Committee.    The executive committee consists of Mr. Ross Dove, Mr. Kirk Dove, Mr. Burnham, Mr. Heidrich, Mr. Levy, Mr. Rulon-Miller, Mr. Price and Mr. Winchell. The executive committee is empowered to take all action of the board except actions required by law to be taken by the full board.

Audit Committee.    The audit committee consists of Mr. Burnham, Mr. Heidrich and Mr. Price. Each member of the audit committee is “independent” as defined by the rules of the Nasdaq Stock Market. The audit committee reviews our financial statements and accounting practices, makes recommendations to the board regarding the selection of independent auditors and reviews the results and scope of the audit and other services provided by our independent auditors.

Compensation Committee.    The compensation committee consists of Mr. Pottruck, Mr. Rulon-Miller and Mr. Winchell. Each is a non-employee director within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code. The compensation committee makes recommendations to the board concerning salaries and incentive compensation for our officers and employees and administers our employee benefit plans.

Members serve on these committees until their resignation or until otherwise determined by our board.

Compensation Committee Interlocks and Insider Participation

In December 1999, we formed a compensation committee. Before December 1999, our board of directors did not have a compensation committee and all material compensation decisions were made by the full board of directors. Each of Mr. Ross Dove and Mr. Kirk Dove did not participate in discussions by our board with regard to his respective compensation. Mr. Pottruck and Mr. Winchell were appointed to the committee in December 1999, and Mr. Rulon-Miller was appointed to the committee in March 2000. None of the members of the compensation committee has at any time since our formation been an officer or employee of ours. None of our executive officers currently serves or in the past has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board or compensation committee.

Director Compensation

Our directors do not receive cash compensation for their services as directors but are reimbursed for their reasonable expenses incurred on our behalf or in attending meetings. In December 1999, we granted to each of Mr. Pottruck and Mr. Rulon-Miller options to purchase 33,333 shares of our common stock at an exercise price of $4.62 per share, the then fair market value of our stock. In September 2000, we granted to each of Mr. Pottruck and Mr. Rulon-Miller options to purchase 66,666 and 16,666 shares of our common stock, respectively, at an exercise price of $15.00, the then fair market value of our stock.

Members of our board of directors who are not employees of DoveBid or any parent or subsidiary of DoveBid will be eligible to receive automatic option grants under our 2002 Equity Incentive Plan. The option grants under the plan are automatic and nondiscretionary, and the exercise price of the options is the fair market value of the common stock on the date of grant.

Each non-employee director who becomes a member of our board of directors on or after the effective date of the registration statement of which this prospectus forms a part will be granted options to purchase 15,000 shares of our common stock. Immediately following each annual meeting of our stockholders, each eligible director will automatically be granted additional options to purchase 5,000 shares of our common stock if the director is a member of our board and has served continuously as a member of our board for a period of at least 12 months since the date of the director’s last stock option grant. If the director has served for a period of less than 12 months, the director will automatically be granted options to purchase a pro rated number of shares of our common stock. The options will have 10-year terms. They will terminate three months following the date the director ceases to be a director or consultant or 12 months following the director’s termination due to death or disability. The initial options granted to non-employee directors will vest monthly over a three-year period and subsequent option grants to non-employee directors will vest monthly over a one-year period, in both cases for so long as the director continues as a member of the board or as a consultant. In the event of our dissolution or liquidation or a change in control transaction, options granted to non-employee directors under the plan will become 100% vested and exercisable in full.

Executive Compensation

The following table presents compensation information for 2001 paid to or accrued for our Chief Executive Officer and each of our four other most highly compensated executive officers whose aggregate salary and bonus was more than $100,000. The compensation table excludes other compensation in the form of perquisites and other personal benefits that constituted less than 10% of the total annual salary and bonus for the executive officer in 2001.

Summary Compensation Table

	Annual Compensation		Long Term Compensation
			Awards
Name and Principal Positions	Salary	Bonus	Securities Underlying Options
Ross Dove Chief Executive Officer	$350,000	$200,000	—
Kirk Dove President and Chief Operating Officer, Global Auction Services	350,000	200,000	—
David S. Gronik, Jr. President of DoveBid Valuation Services	160,000	215,000	—
Cory M. Ravid Chief Financial Officer	252,805	75,000	—
William J. Gardner, Jr. Vice President Auction Services, Eastern Region	202,640	122,260	5,000

Option Grants in 2001

The following table presents the stock option grants during 2001 to the executive officers named in the summary compensation table above.

These options vest as to 25% of the shares subject to the option on the first anniversary of the date of grant and as to 6.25% each quarter thereafter. Options expire 10 years from the date of grant. Options were granted at an exercise price equal to the fair market value of our common stock, as determined by our board as of the date of grant. In 2001, we granted to our employees options to purchase a total of 353,398 shares of our common stock.

Potential realizable values are computed by:

•	multiplying the number of shares of common stock subject to a given option by the exercise price per share;

•	assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rates shown in the table for the entire 10-year term of the option; and

•	subtracting from that result the aggregate option exercise price.

The 5% and 10% assumed annual rates of stock price appreciation are required by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of future common stock prices.

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in 2001	Exercise Price Per Share	Expiration Date	5%	10%
Ross Dove	—	—%	$—	—	$—	$—
Kirk Dove	—	—	—	—	—	—
David S. Gronik, Jr.	—	—	—	—	—	—
Cory M. Ravid	—	—	—	—	—	—
William J. Gardner, Jr.	5,000	1.4	15.00	9/16/11	47,167	119,530

Aggregated Option Exercises in 2001 and Option Values at December 31, 2001

The following table presents the number of shares of our common stock subject to exercisable and unexercisable stock options held as of December 31, 2001 by the executive officers named in the summary compensation table above. Also presented are values of in-the-money options, which represent the positive difference between the exercise price of each outstanding stock option and an assumed initial public offering price of $             per share. These options generally vest as to 25% of the shares subject to the option on the first anniversary of the date of grant and as to 6.25% each quarter thereafter. Mr. Ravid’s option vests as to 2.083% of the shares subject to the option each month. Mr. Gronik and Mr. Ravid’s options were immediately exercisable upon grant, but are subject to our right to repurchase any unvested shares upon termination of the optionee’s employment. In the table below, for Mr. Gronik and Mr. Ravid’s options, the heading “exercisable” refers to shares as to which our right of repurchase has lapsed. The heading “unexercisable” refers to shares that we still have the right to repurchase upon termination of the optionee’s employment.

	Number of Securities Underlying Unexercised Options at December 31, 2001		Value of Unexercised In-the-Money Options at December 31, 2001
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Ross Dove	—	—	$—	$—
Kirk Dove	—	—	—	—
David S. Gronik, Jr.	11,484	14,766
Cory M. Ravid	60,764	55,902
William J. Gardner, Jr.	11,666	20,000

Employee Benefit Plans

1999 Stock Option Plan

As of June 30, 2002, options to purchase 1,881,693 shares of our common stock were outstanding under our 1999 Stock Option Plan and 1,036,550 shares of our common stock remained available for issuance upon the exercise of options that may be granted in the future. The options outstanding as of June 30, 2002 had a weighted average exercise price of $13.81 per share. Our 2002 Equity Incentive Plan will be effective upon the effectiveness of this offering. As a result, no options will be granted under our 1999 Stock Option Plan after this offering. However, any outstanding options under our 1999 Stock Option Plan will remain outstanding and subject to the terms of our 1999 Stock Option Plan and stock option agreement until exercise or until they terminate or expire by their terms. Options granted under our 1999 Stock Option Plan are subject to terms similar to those described below with respect to options granted under our 2002 Equity Incentive Plan.

2002 Equity Incentive Plan

Our 2002 Equity Incentive Plan will become effective on the date of this prospectus and will serve as the successor to our 1999 Stock Option Plan. We have reserved 1,500,000 shares of our common stock to be issued under our 2002 Equity Incentive Plan. In addition, shares under our 1999 Stock Option Plan not issued or subject to outstanding grants on the date of this prospectus and any shares issued under the 1999 Stock Option Plan that are forfeited or repurchased by us or that are issuable upon exercise of options that expire or become unexercisable for any reason without having been exercised in full will be available for grant and issuance under our 2002 Equity Incentive Plan. Shares will again be available for grant and issuance under our 2002 Equal Incentive Plan that are subject to:

•	issuance upon exercise of an option granted under our 2002 Equity Incentive Plan and that cease to be subject to the option for any reason other than exercise of the option;

•	an award granted under our 2002 Equity Incentive Plan and that are subsequently forfeited or repurchased by us at the original issue price; or

•	an award granted under our 2002 Equity Incentive Plan that otherwise terminates without shares being issued.

Our 2002 Equity Incentive Plan will terminate after 10 years from the date our board of directors approved the plan, unless it is terminated earlier by our board of directors. The plan authorizes the award of options, restricted stock awards and stock bonuses. No person is eligible to receive more than a specified number of shares in any calendar year under the plan other than a new employee of DoveBid or any parent or subsidiary of DoveBid who will be eligible to receive no more than a specified number of shares in the calendar year in which the employee commences employment.

Our 2002 Equity Incentive Plan will be administered by our compensation committee, all of the members of which are non-employee directors under applicable federal securities laws and outside directors as defined under applicable federal tax laws. The compensation committee will have the authority to construe and interpret the plan, grant awards and make all other determinations necessary or advisable for the administration of the plan. Also, our non-employee directors are entitled to receive automatic annual grants of options to purchase shares of our common stock, as described under “Management—Director Compensation.”

Our 2002 Equity Incentive Plan will provide for the grant of both incentive stock options that qualify under Section 422 of the Internal Revenue Code and nonqualified stock options. Incentive stock options may be granted only to employees of DoveBid or any parent or subsidiary of DoveBid. All awards other than incentive stock options may be granted to employees, officers, directors, consultants, independent contractors and advisors of DoveBid or any parent or subsidiary of DoveBid, provided the consultants, independent contractors and advisors render services not in connection with the offer and sale of securities in a capital-raising transaction. The exercise price of incentive stock options must be at least equal to the fair market value of our common stock on the date of grant. The exercise price of incentive stock options granted to 10% stockholders must be at least equal to 110% of that value. The exercise price of nonqualified stock options will be determined by our compensation committee when the options are granted.

Our compensation committee may provide for options to be exercised only as they vest or to be immediately exercisable with the shares issued subject to our right of repurchase that lapses as the shares vest. In general, options will vest over a four-year period. The maximum term of options granted under our 2002 Equity Incentive Plan is 10 years.

Awards granted under our 2002 Equity Incentive Plan may not be transferred in any manner other than by will or by the laws of descent and distribution or as determined by our compensation committee. Unless otherwise restricted by our compensation committee, awards that are nonqualified stock options may be exercised during the lifetime of the optionee only by the optionee, the optionee’s guardian or legal representative or a family member of the optionee who has acquired the option by a permitted transfer. Awards that are incentive stock options may be exercised during the lifetime of the optionee only by the optionee or the optionee’s guardian or legal representative. Options granted under our 2002 Equity Incentive Plan generally may be exercised for a period of three months after the termination of the optionee’s service to DoveBid or any parent or subsidiary of DoveBid. Options will generally terminate immediately upon termination of employment for cause.

The purchase price for restricted stock will be determined by our compensation committee. Stock bonuses may be issued for past services or may be awarded upon the completion of services or performance goals.

If we are dissolved or liquidated or have a change in control transaction, the vesting of all outstanding awards may be assumed or substituted by the successor company. However, if an optionee is terminated within one year from the date of such change in control transaction for any reason except for death, disability or cause, the vesting of such optionee’s outstanding awards will accelerate as to an additional 25% of the shares that are unvested on the date of the change in control transaction. In the discretion of our compensation committee, the vesting of these awards may be further accelerated upon one of these transactions.

2002 Employee Stock Purchase Plan

Our 2002 Employee Stock Purchase Plan will become effective on the date of this prospectus. We have reserved 300,000 shares of our common stock under this plan. Our board of directors or compensation committee may reduce the amount of the increase in any particular year. The aggregate number of shares issued over the term of our 2002 Employee Stock Purchase Plan may not exceed a specified number of shares.

Our 2002 Employee Stock Purchase Plan will be administered by our compensation committee. Our compensation committee will have the authority to construe and interpret the plan, and its decisions will be final and binding.

Employees generally will be eligible to participate in our 2002 Employee Stock Purchase Plan if they are employed by us, or our parent or any of our subsidiaries that we designate, before the beginning of the applicable offering period. They must also be employed by us for more than 20 hours per week and more than five months in a calendar year. To be eligible, employees cannot be, and must not become as a result of being granted an option under the plan, 5% stockholders. Participation in our 2002 Employee Stock Purchase Plan will end automatically upon termination of employment for any reason.

Under our 2002 Employee Stock Purchase Plan, eligible employees will be permitted to acquire shares of our common stock through payroll deductions. Eligible employees may select a rate of payroll deduction between 1% and 10% of their compensation and are subject to maximum purchase limitations.

Except for the first offering period, each offering period under our 2002 Employee Stock Purchase Plan will be for two years and consist of four six-month purchase periods. Offering periods and purchase periods will begin on April 1 and October 1 of each year. The first offering period is expected to begin on the date of this prospectus. However, because the first day on which price quotations for our common stock will be available on the Nasdaq National Market may not be April 1 or October 1, the length of the first offering period may be more or less than two years, and the length of the first purchase period may be more or less than six months.

Our 2002 Employee Stock Purchase Plan provides that, in the event of our proposed dissolution or liquidation, each offering period that commenced prior to the dissolution or liquidation will terminate upon the dissolution or liquidation unless otherwise provided by our compensation committee. In the event of a sale of all or substantially all of our assets, or our merger with or into another company, the plan will continue with regard to offering periods that commenced prior to the closing of the proposed transaction and shares will be purchased based on the fair market value of the surviving corporation’s stock on each purchase date, unless otherwise provided by our compensation committee. The purchase price for our common stock purchased under the plan will be 85% of the lesser of the fair market value of our common stock on the first day of the applicable offering period or the last day of the applicable purchase period. The compensation committee will have the power to change the offering dates, purchase dates and duration of offering periods or purchase periods without stockholder approval, if the change is announced prior to the beginning of the affected date or offering period.

Our 2002 Employee Stock Purchase Plan is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code. The plan will terminate 10 years from the date the plan was adopted by our board of directors, unless it is terminated earlier under the terms of the plan. Our board of directors will have the authority to amend, terminate or extend the term of the plan, except that no action may adversely affect any outstanding right to purchase shares previously made under the plan.

Except for the automatic annual increase of shares described above, stockholder approval will be required to increase the number of shares that may be issued or to change the terms of eligibility under our 2002 Employee Stock Purchase Plan. Our board of directors will be able to make amendments to the plan as it determines to be advisable if the financial accounting treatment for the plan is different from the financial accounting treatment in effect on the date the plan was adopted by our board of directors.

401(k) Plan

We sponsor a defined contribution plan intended to qualify under Section 401 of the Internal Revenue Code, or a 401(k) plan. Employees who are at least 21 years old and who have been employed by us or our designated parent or subsidiaries are generally eligible to participate and may enter the plan on the first day of the month following the date that the employee meets the eligibility requirements. Participants may make pre-tax contributions to the plan of up to 60% of their eligible compensation, subject to a statutorily prescribed annual limit. Each participant is fully vested in his or her contributions and the investment earnings. We may make matching contributions to the 401(k) plan in an amount not to exceed 100% of each participant’s first 60% of compensation contributed as pre-tax contributions to the plan for the plan year. Contributions by the participants to the plan, and the income earned on these contributions, are generally not taxable to the participants until withdrawn. Participant contributions are held in trust as required by law. Individual participants may direct the trustee to invest their accounts in authorized investment alternatives.

Employment Contracts and Change of Control Arrangements

We have entered into employment agreements with the following of our executive officers listed in the summary compensation table.

Ross Dove.    Under his employment offer letter, Ross Dove receives an annual salary of $350,000 and a minimum annual bonus of $200,000. His employment with us is at will.

Kirk Dove.    Under his employment offer letter, Kirk Dove receives an annual salary of $350,000 and a minimum annual bonus of $200,000. His employment with us is at will.

Cory M. Ravid.    Under his employment offer letter, Cory Ravid receives an annual salary of $272,250 with an annual bonus of up to 40% of his annual base salary. His employment with us is at will. In connection with his employment letter, Mr. Ravid purchased 116,666 shares of our common stock at a purchase price of $1.98 per share with a secured full recourse promissory note that bears interest at 5.92% per year compounded monthly and is payable in full to DoveBid in November 2004. These shares are subject to a right of repurchase that lapsed as to one-fourth of the shares on October 15, 2000, and is lapsing ratably monthly over the 36-month period after that. As of June 30, 2002, 41,320 shares held by Mr. Ravid were subject to our right of repurchase.

We have the right to terminate Mr. Ravid’s employment with or without cause. In the event of any termination of Mr. Ravid’s employment by us without cause or by Mr. Ravid for good reason (including a reduction in base salary, an adverse change in title, responsibility or authority, a reduction in benefits, or a relocation of employment location outside of the California bay area), Mr. Ravid will be entitled to receive a cash severance payment equal to six months of his base salary and six months of accelerated vesting of all unvested shares purchased in connection with his employment with us and all unvested options.

If termination of Mr. Ravid’s employment by us without cause or by Mr. Ravid for good reason occurs within 60 days prior to or one year following a change of control, Mr. Ravid will be entitled to receive a cash severance payment equal to one year of base salary and annual bonus and accelerated vesting of all unvested shares purchased in connection with his employment with us and all unvested options. In addition, we will pay the amount of any excise tax Mr. Ravid may be subject to as a result of the payments described in the preceding sentence. A change of control includes:

•	an acquisition of 50% or more of our outstanding voting stock by any person or entity;

•	a merger or consolidation of DoveBid after which our then-current stockholders own less than a majority of the voting power of the surviving entity;

•	a sale of all or substantially all of our assets;

•	a liquidation or dissolution of DoveBid; or

•	the replacement of more than a majority of our incumbent directors.

Indemnification of directors and executive officers and limitation of liability

Upon completion of this offering, our amended and restated certificate of incorporation will include a provision that eliminates, to the fullest extent permitted by law, the personal liability of a director for monetary damages resulting from breach of his fiduciary duty as a director.

Upon completion of this offering, our amended and restated bylaws will provide that:

•	we are required to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

•	we may indemnify our other employees and agents as provided in indemnification contracts entered into between us and our employees and agents;

•
we are required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions; and

•	the rights conferred in the bylaws are not exclusive.

In addition to the indemnification required in our certificate of incorporation and bylaws, we entered into indemnity agreements with each of our current directors and officers before the completion of this offering. These agreements provide for the indemnification of our directors and officers for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were serving as our directors or officers. We have also obtained directors’ and officers’ insurance to cover our directors, officers and some of our employees for liabilities, including liabilities under securities laws. We believe that these indemnification provisions and agreements and this insurance are necessary to attract and retain qualified directors and officers.

A stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification by us is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

CERTAIN TRANSACTIONS

Sales of Our Common Stock and Convertible Preferred Stock

Common Stock

In October 1997, The Dove Holdings Corporation, Ross Dove and Kirk Dove, which we refer to collectively as the Dove Group, entered into a buyout agreement with Koll Management Services, Inc. for the Dove Group’s purchase of Koll’s membership interests in Dove Brothers, LLC, which was then known as Koll-Dove Global Disposition Services. The Dove Holding Corporation is owned equally by Ross Dove and Kirk Dove. Koll Management Services, Inc. is owned solely by CB Richard Ellis. Under the terms of the buyout agreement, the consideration consisted of $2.4 million due in 36 monthly installments of $25,000 each, followed by one payment of $1.1 million due October 31, 2000 and one payment of $400,000 due October 31, 2001. In addition to the purchase price due from the Dove Group, Koll also received 25% of the pre-tax income of Dove Brothers, LLC and its subsidiaries for the calendar years 1998, 1999 and 2000 and 25% of the net proceeds of certain capital events of Dove Brothers, LLC occurring on or before September 30, 2000. These certain capital events were a sale or issuance of any ownership, membership units or other securities or rights, whether through a public offering or a private transaction, a loan or refinancing used for any purpose other than working capital in the ordinary course of business and a sale of assets out of the ordinary course of business. No proceeds became due under the 25% pre-tax income or capital events provision. The Dove Group secured their obligations to Koll through a security interest in their membership interests in Dove Brothers, LLC.

In June 1999, Dove Brothers, LLC distributed its 66 2/3% interest in National Loan Exchange, Inc., a subsidiary of Dove Brothers, LLC, to the members of Dove Brothers, LLC, which at that time were The Dove Holdings Corporation, Ross Dove and Kirk Dove. Thereafter, The Dove Holdings Corporation, Ross Dove and Kirk Dove transferred to Koll a portion of their membership interests in Dove Brothers, LLC and a portion of their shares of the common stock of National Loan Exchange, Inc. in partial satisfaction of the remaining purchase price obligation outstanding under the buyout agreement described above. In addition, Dove Brothers, LLC agreed to assume and pay to Koll the remaining balance of the purchase price under the buyout agreement, which was $1.0 million, after the forgiveness of $400,000, in one payment due in March 2000, and The Dove Holdings Corporation, Ross Dove and Kirk Dove jointly and severally guaranteed such payment by Dove Brothers, LLC. In exchange, Koll released The Dove Holdings Corporation, Ross Dove and Kirk Dove from all further obligations under the buyout agreement. On June 4, 1999, in connection with the formation of DoveBid, Inc., we issued, in exchange for the contribution of all of the membership interests in Dove Brothers, LLC, a total of 5,122,679 shares of our common stock to the following persons:

Recipient	Shares of Common Stock	Aggregate Value of Shares Purchased Based on Midpoint of Offering Range
The Dove Holdings Corporation	4,702,017	$
Ross Dove	42,402
Kirk Dove	42,402
Koll Management Services, Inc.	335,858

As of June 30, 2002, the Dove Holdings Corporation held 15.2% of our common stock and each of Ross Dove and Kirk Dove, through his direct holdings and through his holdings in Dove Holdings, held 15.4% of our common stock. Ross Dove is the chairman of our board of directors and is our chief executive officer. Kirk Dove is one of our directors and is our president of auction services and chief auctioneer.

Convertible Preferred Stock

Upon the closing of this offering, each outstanding share of convertible preferred stock will automatically be converted into one-half share of common stock. Each share of convertible preferred stock has a number of votes equal to the number of shares of common stock into which it is convertible. The holders if Series A, B, C and D preferred stock are entitled to receive annual non-compounding cash dividends, when declared, and have the liquidation preferences as follows:

Series	Dividend	Liquidation Preference
A	$0.1584	$1.98
B	0.3696	4.62
C	1.2816	16.02
D-1	1.2816	16.02
DD	—	16.02

The percentages of our shares held by the persons and entities listed below is as of June 30, 2002 and is calculated on the same basis as under “Principal Stockholders” below. The number of shares of preferred stock in this section reflect the conversion of each share of preferred stock into one-half share of common stock.

Series A Convertible Preferred Stock Financing.    On June 14, 1999, we sold 1,007,576 shares of our Series A convertible preferred stock at a price of $1.98 per share. Between June 1999 and September 1999, we sold an additional 1,007,576 shares of our Series A convertible preferred stock at a price of $1.98 per share. The purposes of the sales were to raise capital for our business. The following 5% stockholder purchased shares of our Series A convertible preferred stock:

Investor	Series A Preferred Stock	Aggregate Purchase Price	Aggregate Value of Shares Purchased Based on Midpoint of Offering Range
Fremont Ventures I, L.P.	2,015,151	$3,990,000	$

Series B Convertible Preferred Stock Financing.    Between October 1999 and December 1999, we sold 2,597,402 shares of our Series B convertible preferred stock at a price of $4.62 per share. The purposes of the sales were to raise capital for our business. The following 5% stockholders purchased shares of our Series B convertible preferred stock:

Investor	Series B Preferred Stock	Aggregate Purchase Price	Aggregate Value of Shares Purchased Based on Midpoint of Offering Range
Fremont Ventures I, L.P.	865,801	$4,000,000	$
Entities affiliated with the Mayfield Fund	1,731,601	8,000,000

Series C Convertible Preferred Stock Financing.    Between February 25, 2000 and March 8, 2000 and in August 2000, we sold 8,318,815 shares of our Series C convertible preferred stock at a price of $16.02 per share. The purposes of the sales were to raise capital for our business. The following 5% stockholders purchased shares of our Series C convertible preferred stock:

Investor	Series C Preferred Stock	Aggregate Purchase Price	Aggregate Value of Shares Purchased Based on Midpoint of Offering Range
Fremont Ventures I, L.P.	187,266	$3,000,000	$
Entities affiliated with the Mayfield Fund	955,057	15,300,008
Entities affiliated with SOFTBANK	3,121,097	50,000,003
Entities affiliated with TPG Advisors III, Inc.	2,184,761	35,000,000

In August 2001, Fremont Ventures exchanged 333,333 shares of our common stock for 309,612 shares of our Series C convertible preferred stock. In November 2001, Mr. Pottruck exchanged 66,666 shares of our common stock for 62,421 shares of our Series C convertible preferred stock, and Mr. Rulon-Miller exchanged 16,666 shares of our common stock for 15,605 shares of our Series C convertible preferred stock. Fremont Ventures is one of our 5% stockholders and Mr. Pottruck and Mr. Rulon-Miller are members of our board of directors. The exchanges were made to resolve prior understandings by these stockholders that their purchases of common stock would be on an equal priority with our preferred stock. We agreed to these exchanges because they had the effect of reducing the number of shares of common stock that would be outstanding upon the conversion of our preferred stock into common stock, reducing the potential dilution to our other investors. These exchanges were approved by the unanimous written consent of all of our directors. No additional consideration was paid by Fremont Ventures, Mr. Pottruck or Mr. Rulon-Miller.

As of June 30, 2002, Fremont Ventures beneficially owned approximately 16.2% of our common stock; the entities affiliated with SOFTBANK held 14.4% of our common stock; the entities affiliated with the Mayfield Fund held 12.7% of our common stock; the entities affiliated with TPG held 10.1% of our common stock. W. Blake Winchell, one of our directors, is a partner of Fremont Ventures I, L.P. William Burnam, one of our directors, is the managing director of Mobius Venture Capital and a general partner of SOFTBANK. A. Grant Heidrich, III, one of our directors, is a partner of Mayfield Fund. William Price, III, one of our directors, is one of the shareholders of TPG Advisors III, Inc. and T3 Advisors, Inc.

Acquisition of TradeOut.    On August 28, 2001, we purchased substantially all of the assets of TradeOut, Inc., a provider of online asset exchange services, pursuant to an asset purchase agreement. In addition, TradeOut contributed $6.0 million cash as part of the purchased assets.

Series D-1 convertible preferred stock and Series DD convertible preferred stock have only been issued in connection with our purchase of assets from TradeOut and ZoneTrader. The following table sets forth shares of our Series C convertible preferred stock, Series D-1 convertible preferred stock and Series DD convertible preferred stock issued to TradeOut:

Recipient	Series C Preferred Stock	Series D-1 Preferred Stock	Series DD Preferred Stock	Aggregate Value of Shares Purchased Based on Midpoint of Offering Range
TradeOut, Inc.	1,172,068	374,533	703,240	$

Of the shares issued to TradeOut, 421,846 shares of our Series C convertible preferred stock and 253,107 shares of our Series DD convertible preferred stock are currently held by us in escrow as contingent payments to TradeOut. Two-thirds of these TradeOut earnout shares are available to satisfy any claim for indemnification that we make under the TradeOut asset purchase agreement. On February 28, 2003, we will release a portion of these TradeOut earnout shares to TradeOut, subject to the achievement of certain revenue targets and the absence of claims by us for indemnification under the TradeOut asset purchase agreement.

As of June 30, 2002, TradeOut beneficially owned approximately 9.7% of our outstanding common stock.

Acquisition of ZoneTrader.    On March 13, 2002, DoveBid Managed Services, Inc., our wholly owned subsidiary, purchased substantially all of the assets of ZoneTrader, Inc., a provider of asset management solutions, pursuant to an asset purchase agreement. Under the terms of the ZoneTrader asset purchase agreement, we issued to ZoneTrader 270,642 shares of our common stock, 453,664 shares of our Series C convertible preferred stock, 11,953 shares of our Series D-1 convertible preferred stock and 14,366 shares of our Series DD convertible preferred stock. These ZoneTrader shares represented 6% of our outstanding equity on a fully diluted basis as of March 13, 2002 taking into account the issuance of the ZoneTrader shares (excluding, however, the TradeOut earnout shares). If we release any of the TradeOut earnout shares to TradeOut pursuant to the terms of the TradeOut asset purchase agreement, then we must issue additional shares of our Series C convertible preferred stock and Series DD convertible preferred stock to ZoneTrader in an amount equal to 6% of our Series C convertible preferred stock and Series DD convertible preferred stock that we release to TradeOut.

Of the shares issued to ZoneTrader, 270,642 shares of our common stock, 453,664 shares of our Series C convertible preferred stock, 11,953 shares of our Series D-1 convertible preferred stock and 14,366 shares of our Series DD convertible preferred stock are currently held by us in escrow as contingent payments to ZoneTrader. At the end of each of the four quarters in the period from January 28, 2002 through January 31, 2003, we will release a portion of these ZoneTrader earnout shares to ZoneTrader (or, if ZoneTrader has dissolved as contemplated in the ZoneTrader asset purchase agreement, to the former preferred stockholders of ZoneTrader) subject to achievement of certain revenue targets.

Series D-1 convertible preferred stock and Series DD convertible preferred stock have only been issued in connection with our purchase of assets from TradeOut and ZoneTrader. The following table sets forth shares of our common stock, Series C convertible preferred stock, Series D-1 convertible preferred stock and Series DD convertible preferred stock issued to ZoneTrader:

Recipient	Common Stock	Series C Preferred Stock	Series D-1 Preferred Stock	Series DD Preferred Stock	Aggregate Value of Shares Purchased Based on Midpoint of Offering Range
ZoneTrader, Inc.	270,642	453,664	11,953	14,366	$

Of the shares issued to ZoneTrader, 40,596 shares of our common stock, 68,050 shares of our Series C convertible preferred stock, 1,793 shares of our Series D-1 convertible preferred stock and 2,155 shares of our Series DD convertible preferred stock are currently held by us in escrow as security for ZoneTrader’s indemnification obligations under the ZoneTrader asset purchase agreement. If these ZoneTrader indemnification shares are insufficient to satisfy any claim for indemnification that we make under the ZoneTrader asset purchase agreement, we will have recourse to those ZoneTrader earnout shares that have not yet been released to ZoneTrader as described above.

As of June 30, 2002, ZoneTrader beneficially owned approximately 6.5% of our common stock.

Stockholder and Other Agreements.    In connection with the issuances of shares of our convertible preferred stock, we and our largest stockholders amended our stockholders’ agreement and our investors’ rights agreement. Under these amendments, Mr. Winchell, Mr. Heidrich, Mr. Burnham and Mr. Price were appointed to our board of directors. We also granted registration rights to the investors in convertible preferred stock. These rights are further described under “Description of Capital Stock—Registration Rights.”

Loans to Executive Officers

Cory M. Ravid.    In November 1999, we loaned $230,300 to Cory Ravid in connection with Mr. Ravid’s purchase of 116,666 shares of our common stock. Mr. Ravid executed a secured full recourse promissory note in favor of us that bears interest at a rate of 5.92% compounded annually and matures in November 2004. The note also provides that we may accelerate payment of all principal and other amounts owed under the note upon any default. The remaining outstanding balance of the loan as of June 30, 2002 was $265,521 (representing $230,300 in principal and $35,221 in accrued interest).

Real Property Leases

We lease our headquarters office space at 1241 E. Hillsdale Boulevard in Foster City, California from a corporation in which two of our directors and officers have an interest. The lessor under the lease is Dove Holdings, Inc., the shareholders of which are Ross Dove and Kirk Dove. The lease commenced on May 1, 2002 and expires on April 30, 2005. The annual rent under the lease is $1.35 million and is adjusted based on increases in the Consumer Price Index for the San Francisco-Oakland-San Jose metropolitan area.

We lease our Mequon, Wisconsin office space from a limited liability company in which one of our officers has an interest. The lessor under the lease is FFI2, LLC, the members of which include David S. Gronik, Jr. The lease commenced on March 1, 2000 and expires on February 28, 2003. The annual rent under the lease is $223,000. We believe that each of these leases was negotiated on terms no less favorable than could have been obtained at that time from unaffiliated third parties.

Employment Arrangements

For a description of our employment arrangements, please see “Management—Employment Contracts and Change of Control Arrangements.”

PRINCIPAL STOCKHOLDERS

The following table presents information as to the beneficial ownership of our common stock as of June 30, 2002 and as adjusted to reflect the sale of the common stock in this offering by:

•	each stockholder known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our directors;

•	each of our executive officers listed in the summary compensation table; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of June 30, 2002 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

The percentage of our common stock outstanding before and after the offering is based on 21,613,207 shares of our common stock outstanding on June 30, 2002. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o DoveBid, Inc. 1241 E. Hillsdale Boulevard, Foster City, California 94404.

	Number of Shares Beneficially Owned	Percentage of Outstanding Shares Beneficially Owned
Name of Beneficial Owner		Before Offering	After Offering
Fremont Ventures I, L.P.(1) 50 Fremont Street San Francisco, California 94105	3,512,545	16.3%	%

W. Blake Winchell(1)	3,512,545	16.3

Ross Dove(2)	3,334,869	15.4

Kirk Dove(2)	3,334,869	15.4

The Dove Holdings Corporation(3)	3,292,467	15.2

Entities affiliated with SOFTBANK Corp.(4) 24-1, Nihonbashi-Hakozakicho Chuo-ku, Tokyo 103-8501, Japan	3,121,097	14.4

William Burnham(4)	3,121,097	14.4

Entities affiliated with the Mayfield Fund(5) 2800 Sand Hill Road, Suite 250 Menlo Park, California 94025	2,742,900	12.7

A. Grant Heidrich, III(5)	2,742,900	12.7

TradeOut, Inc.	2,249,839	10.4

Entities affiliated with TPG(6) 201 Main Street, Suite 2420 Fort Worth, TX 76102	2,184,766	10.1

	Number of Shares Beneficially Owned	Percentage of Outstanding Shares Beneficially Owned
Name of Beneficial Owner		Before Offering	After Offering
William Price(6)	2,184,766	10.1%

ZoneTrader, Inc.	1,501,248	6.9

David S. Pottruck(7)	206,865	*

Cory M. Ravid(8)	147,221	*

Todd Rulon-Miller(9)	113,938	*

David S. Gronik, Jr.(10)	26,250	*

William J. Gardner, Jr.(11)	15,000	*

All 21 directors and executive officers as a group(12)	16,103,204	67.6%

*	Less than 1%
(1)
Represents 3,512,545 shares held by Fremont Ventures I, L.P. FV, L.P. is the general partner of Fremont Ventures I, L.P. Fremont Resources, Inc. (“FRI”) is the general partner of FV, L.P. Fremont Sequoia Holdings, L.P., an affiliate of FRI, W. Blake Winchell, M. Hannah Sullivan and Paul A. White are the limited partners of FV, L.P. The directors of FRI are Alan M. Dachs, Jon S. Higgins, Richard S. Kopf, S. D. Bechtel, Jr., H. J. Haynes, C. W. Hull and Robert Jaunich II. All of the individuals listed above may be deemed to have shared voting and dispositive power over the shares which are owned, or may be deemed to be beneficially owned, by Fremont Ventures I, L.P., but disclaim such beneficial ownership.

(2)	Includes 3,292,467 shares of common stock owned by The Dove Holdings Corporation, which is owned equally by Ross Dove and Kirk Dove.
(3)	Ross Dove and Kirk Dove are the sole natural persons who exercise voting and/or dispositive powers for the shares held by The Dove Holdings Corporation.
(4)
Includes 1,553,354 shares held by SOFTBANK Capital Partners LP, 1,526,651 shares held by SOFTBANK Capital LP and 41,092 shares held by SOFTBANK Capital Advisors Fund LP. SOFTBANK Capital Partners LLC is the sole general partner of both SOFTBANK Capital Partners LP and SOFTBANK Capital Advisors Fund LP. As a result, securities beneficially owned by SOFTBANK Capital Partners LP and SOFTBANK Capital Advisors Fund LP may be deemed beneficially owned by SOFTBANK Capital Partners LLC. All investment decisions on behalf of SOFTBANK Capital Partners LLC must be approved by SOFTBANK Capital Partners Investment Inc. and by any of Mr. Ronald D. Fisher, Mr. Charles R. Lax or Mr. William L. Burnham, all of whom are members of SOFTBANK Capital Partners LLC. As a result, securities beneficially owned by SOFTBANK Capital Partners LLC may be deemed beneficially owned by SOFTBANK Capital Partners Investment Inc., Mr. Fisher, Mr. Lax and Mr. Burnham. SOFTBANK Capital Partners Investment Inc. is a wholly-owned subsidiary of SOFTBANK Holdings Inc. Accordingly, securities owned by SOFTBANK Capital Partners Investment Inc. may be deemed beneficially owned by SOFTBANK Holdings Inc. SOFTBANK Holdings Inc. is a wholly-owned subsidiary of SOFTBANK Corp. Mr. Masayoshi Son, President and Chief Executive Officer of SOFTBANK Corp., owns an approximately 38.27% interest in SOFTBANK Corp. Accordingly, securities owned by SOFTBANK Holdings Inc. may be deemed beneficially owned by SOFTBANK Corp. and Mr. Son. SOFTBANK Capital Partners LP, SOFTBANK Capital Advisors Fund LP, SOFTBANK Capital Partners LLC, SOFTBANK Capital Partners Investment Inc., Mr. Fisher, Mr. Lax, Mr. Burnham, SOFTBANK Holdings Inc., SOFTBANK Corp. and Mr. Son disclaim beneficial ownership of shares owned directly by SOFTBANK Capital Partners LP and SOFTBANK Capital Advisors Fund LP, except to the extent of their respective pecuniary interests, if any, therein.

(5)
Represents 2,362,157 shares held by Mayfield X, L.P., 27,777 shares held by Mayfield X Management, L.L.C., 271,512 shares held by Mayfield Principals’ Fund, L.L.C., and 81,454 shares held by Mayfield Associates Fund V, L.P. Mayfield X Management L.L.C. is the general partner of Mayfield X, L.P. and Mayfield Associates Fund V, L.P. and the managing member of Mayfield Principals’ Fund L.L.C. The managing directors of Mayfield X Management L.L.C. are A. Grant Heidrich, III, Michael J. Levinthal, William D. Unger, Wendell G. Van Auken, III, Kevin A. Fong, Yogen K. Dalal, Wende S. Hutton, Todd A. Brooks, Robert T. Vasan and David J. Ladd. All of the individuals listed above may be deemed to have shared voting and dispositive power over the shares which are owned, or may be deemed to be beneficially owned, by Mayfield X, L.P., Mayfield X Management, L.L.C., Mayfield Associates Fund V, L.P. and Mayfield Principals’ Fund, L.L.C., but disclaim such beneficial ownership.

(6)
Includes 1,210,755 shares held by TPG Partners III, L.P., 157,301 shares held by TPG Parallel III, L.P., 73,002 shares held by TPG Investors III, L.P., 1,909 shares held by FOF Partners III, L.P., 42,417 shares held by FOF Partners III-B, L.P. and 31,661 shares held by TPG Dutch Parallel III, C.V., 561,280 shares held by T3 Partners, L.P., 42,397 shares held by T3 Parallel, L.P., 31,430 shares held by T3 Investors, L.P., and 32,614 shares held by T3 Dutch Parallel, C.V. TPG Advisors III, Inc., indirectly through TPG Genpar III, L.P., controls each of TPG Partners III, L.P., TPG Parallel III, L.P., TPG Investors III, L.P., FOF Partners III, L.P., FOF Partners III-B, L.P. and TPG Dutch Parallel III, C.V. (collectively, the “TPG III Entities”), which directly own the aggregate number of shares listed above. The directors and sole shareholders of TPG Advisors III, Inc. are David Bonderman, James G. Coulter and William S. Price, III. All of the individuals listed above may be deemed to have shared voting and dispositive power over the shares which are owned, or may be deemed to be beneficially owned, by TPG Advisors III, Inc. or the TPG III Entities, but disclaim such beneficial ownership. T3 Advisors, Inc. indirectly through T3 Genpar, L.P. controls each of T3 Partners, L.P., T3 Parallel, L.P., T3 Investors, L.P., and T3 Dutch Parallel, C.V. (collectively, the “T3 Entities”), which directly own the aggregate number of shares listed above. The directors and sole shareholders of T3 Advisors, Inc. are David Bonderman, James G. Coulter and William S. Price, III. All of the individuals listed above may be deemed to have shared voting and dispositive power over the shares which are owned, or may be deemed to be beneficially owned by, T3 Advisors, Inc. or the T3 Entities, but disclaim such beneficial ownership. Mr. Price may be deemed to be an affiliate of TPG Advisors III, Inc. and T3 Advisors, Inc., and to have shared voting and dispositive power over these shares, but disclaims such beneficial ownership.

(7)	Includes 12,500 shares that are subject to repurchase rights that lapse over the term of the option.
(8)	Includes 30,555 shares held by Clifford Capital, LLC, which is managed by Mr. Ravid. Also includes 41,319 shares that are subject to repurchase rights that lapse over the term of the option.
(9)	Includes 65,000 shares held by TLRM, LLC, of which Mr. Rulon-Miller is general manager. Also includes 12,500 shares that are subject to repurchase rights that lapse over the term of the option.
(10)	Includes 11,484 shares that are subject to repurchase rights that lapse over the term of the option.
(11)	Represents 15,000 shares subject to options that are exercisable within 60 days of June 30, 2002.
(12)
Includes the shares described in footnotes (1) to (11) above, 213,685 shares subject to options that are exercisable within 60 days of June 30, 2002, of which 105,736 shares are vested within 60 days of June 30, 2002 and 84,053 shares that are subject to repurchase rights that lapse over time.

DESCRIPTION OF CAPITAL STOCK

Immediately following the closing of this offering, our authorized capital stock will consist of:

•	150,000,000 shares of common stock, $0.001 par value per share; and

•	5,000,000 shares of preferred stock, $0.001 par value per share.

As of June 30, 2002, and assuming the conversion of all outstanding convertible preferred stock into common stock, there were outstanding:

•	21,613,207 shares of our common stock held by approximately 132 stockholders;

•	options to purchase 1,881,693 shares of our common stock; and

•	a warrant to purchase 234,166 shares of our common stock.

Common Stock

Dividend Rights.    Subject to preferences that may apply to shares of convertible preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available at the times and in the amounts that our board of directors may determine.

Voting Rights.    Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

No Preemptive or Similar Rights.    Our common stock is not entitled to preemptive rights and is not subject to conversion or redemption.

Right to Receive Liquidation Distributions.    Upon our dissolution or liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders are distributable ratably among the holders of our common stock, subject to the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of convertible preferred stock.

Preferred Stock

Upon the closing of this offering, each outstanding share of preferred stock will be converted into one share of common stock.

Following this offering, our board of directors will be authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions in each case without further action by our stockholders. Our board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, unless approved by the affirmative vote of the holders of a majority of our capital stock entitled to vote, or such other vote as may be required by the certificate of designation establishing the series. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of DoveBid and may adversely affect the market price of our common stock and the voting and other rights of the holders of common stock. We have no current plan to issue any shares of preferred stock.

Warrants

We issued to Yahoo! Inc. a warrant exercisable to purchase a total of 234,166 shares of our Series C convertible preferred stock at an exercise price, subject to adjustment, of $16.02 per share. Following the closing of this offering, the warrant will automatically become exercisable for the same number of shares of our common stock at the same exercise price per share. The warrant expires upon the earlier to occur of March 8, 2004 or 30 days after the closing of this offering. Our customer relationship with Yahoo! was terminated in January 2001.

Registration Rights

Following this offering, the holders of approximately 16,908,559 shares of our common stock issued upon conversion of our convertible preferred stock will be entitled to rights with respect to the registration of these shares under the Securities Act, as described below.

Demand Registration Rights.    At any time beginning six months after the completion of this offering, the holders of at least 50% of the shares having registration rights can request that we register all or a portion of their shares, as long as such registration covers at least 20% of the shares then having registration rights or the total offering price of the shares to the public would exceed $7.0 million. We will only be required to file two registration statements upon exercise of these demand registration rights. We may postpone the filing of a registration statement for up to 120 days once in a 12-month period if we determine that the filing would be seriously detrimental to us and our stockholders.

Piggyback Registration Rights.    If we register any of our securities for public sale, the stockholders with registration rights will have the right to include their shares in the registration statement. However, this right does not apply to a registration relating to any of our employee benefit plans or a corporate reorganization or acquisition. The managing underwriter of any underwritten offering will have the right to limit, due to marketing reasons, the number of shares registered by these holders to 30% of the total shares covered by the registration statement.

Form S-3 Registration Rights.    The stockholders with registration rights can request that we register their shares on Form S-3 if we are eligible to file a registration statement on Form S-3 and if the aggregate price to the public of the shares offered is at least $1.0 million. The stockholders may only require us to file two registration statements on Form S-3 per calendar year. We may postpone the filing of a registration statement on Form S-3 for up to 90 days once in a 12-month period if we determine that the filing would be seriously detrimental to us and our stockholders. However, we may not postpone the filing of a registration statement on Form S-3 if we have postponed the filing under the demand registration rights described above in the 12-month period prior to Form S-3 request.

We will pay all expenses incurred in connection with the registrations described above, except for underwriters’ and brokers’ discounts and commissions which will be paid by the selling stockholders.

The registration rights described above will expire, with respect to any stockholder which then owns 1% or less of our outstanding capital stock or at such time as the stockholder can sell all of its shares under Rule 144 of the Securities Act without restriction. In any event, the registration rights described above will expire on the earlier of five years after this offering is completed and specified merger or other consolidation transactions.

Substantially all of the holders of these registration rights have signed agreements with the underwriters prohibiting the exercise of their registration rights for 180 days following the date of this prospectus.

Anti-Takeover Provisions

The provisions of Delaware law, our certificate of incorporation and our bylaws may have the effect of delaying, deferring or discouraging another person from acquiring control of DoveBid.

Delaware Law

We will be subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents some Delaware corporations from engaging, under some circumstances, in a business combination, which includes a merger or sale of at least 10% of the corporation’s assets with any interested stockholder, meaning a stockholder who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of the corporation’s outstanding voting stock, unless:

•	the transaction is approved by the board of directors prior to the time that the interested stockholder became an interested stockholder;

•
upon consummation of the transaction which resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•
at or subsequent to such time that the stockholder became an interested stockholder the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate or incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not “opted out” of these provisions. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Charter and Bylaw Provisions

Our certificate of incorporation and bylaws provide that:

•
following the completion of this offering, no action shall be taken by our stockholders except at an annual or special meeting of our stockholders called in accordance with our bylaws and our stockholders may not act by written consent;

•	following the completion of this offering, the approval of two-thirds of the shares entitled to vote shall be required for stockholders to adopt, amend or repeal our bylaws;

•	our stockholders may not call special meetings of our stockholders or fill vacancies on our board of directors;

•
upon the completion of this offering, our board of directors will be divided into three classes, each serving staggered three-year terms, which means that only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective terms; and

•
we will indemnify directors and officers against losses that they may incur in investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures.

These provisions of our certificate of incorporation and bylaws may have the effect of delaying, deferring or discouraging another person or entity from acquiring control of us.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is                                     .

Listing

We have applied to list our common stock on the Nasdaq Stock Market’s National Market under the trading symbol “DOVE.”

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock, and we cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock, including shares issued upon exercise of outstanding warrants or options, in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.

Of the shares to be outstanding after this offering, all of the shares sold in this offering will be freely tradable, except that any shares held by our affiliates, as that term in is defined in Rule 144 under the Securities Act, may only be sold in compliance with the limitations described below. Based on shares outstanding as of June 30, 2002, the remaining                          shares of common stock will be deemed restricted securities as defined under Rule 144. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144, 144(k) or 701 promulgated under the Securities Act, which rules are summarized below. Subject to the lock-up agreements described below and the provisions of Rules 144, 144(k) and 701, additional shares will be available for sale in the public market as follows:

Number of Shares	Date

180 days after the date of this prospectus, the 180-day lock-up terminates and these shares are saleable under Rule 144 (subject in some cases to volume limitations) or Rule 701 (subject in some cases to a right of repurchase by DoveBid).

638,030	On March 13, 2003, these shares are saleable under Rule 144.

200,895	On May 18, 2003, these shares are saleable under Rule 144.

Lock-up Agreements.    All of our directors and officers and substantially all of our stockholders have signed lock-up agreements under which they have agreed not to sell, transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock without the prior written consent of J.P. Morgan Securities Inc. for a period of 180 days after the date of this prospectus. See “Underwriting.”

Rule 144.    In general, under Rule 144 as currently in effect, a person, or group of persons whose shares are required to be aggregated, who has beneficially owned shares that are restricted securities as defined in Rule 144 for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•	1% of the then outstanding shares of our common stock, which will be approximately shares immediately after this offering; or

•	the average weekly trading volume in our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

In addition, a person who is not deemed to have been an affiliate at any time during the three months preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell these shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from one of our affiliates, a person’s holding period for the purpose of effecting a sale under Rule 144 would commence on the date of transfer from the affiliate.

Rule 701.    In general, under Rule 701 of the Securities Act, any of our employees, directors, officers, consultants or advisors who purchased shares from us in connection with a compensatory stock or option plan or other written agreement is eligible to resell those shares in reliance on Rule 144, but without compliance with certain restrictions, including the holding period contained in Rule 144. However, substantially all shares issued under Rule 701 are subject to lock-up agreements and will only become eligible for sale at the expiration of such agreements.

Registration Rights.    On the date 180 days after the date of this prospectus, the holders of 16,908,559 shares of our common stock, or their transferees, will be entitled to certain rights with respect to the registration of those shares under the Securities Act. For a description of these registration rights, please see “Description of Capital Stock—Registration Rights.” If these shares are registered, they will be freely tradable without restriction under the Securities Act.

Stock Options.    As of June 30, 2002, options to purchase a total of 1,881,693 shares of our common stock were outstanding. We intend to file a registration statement on Form S-8 under the Securities Act to register all shares of our common stock subject to outstanding options, all shares of our common stock issued upon exercise of stock options and all shares of our common stock issuable under our stock option and employee stock purchase plans. Accordingly, shares of our common stock issued under these plans will be eligible for sale in the public markets, subject to vesting restrictions and the lock-up agreements described above.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives, J.P. Morgan Securities Inc., U.S. Bancorp Piper Jaffray Inc., Thomas Weisel Partners LLC and Pacific Crest Securities Inc., have severally agreed to purchase from us the following respective number of common shares set forth opposite the name of each underwriter:

Name	Number of shares
J.P. Morgan Securities Inc.
U.S. Bancorp Piper Jaffray Inc.
Thomas Weisel Partners LLC
Pacific Crest Securities Inc.

Total

The underwriting agreement provides that the obligations of the underwriters are subject to conditions precedent, including the absence of any material adverse change in our business and the receipt of certificates, opinions and letters from us, our counsel and our independent auditors. The underwriters are committed to purchase all the common stock offered by us if they purchase any shares.

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option to purchase additional common stock.

Underwriting discounts and commissions
	Without over-allotment exercise	With over-allotment exercise
Per share	$	$
Total	$	$

We estimate that the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $800,000.

The underwriters propose to offer the common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $             per share. The underwriters may allow and such dealers may reallow a concession not in excess of $             per share to other dealers. After the initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters.

We have granted to the underwriters an option, exercisable no later than 30 days after the date of this prospectus, to purchase up to              additional shares of common stock at the public offering price, less the underwriting discounts and commissions set forth on the cover page of this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of common stock to be purchased by it shown in the above table bears to the total number of common stock offered hereby. We will be obligated, pursuant to the option, to sell shares to the underwriters to the extent the option is exercised. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of common stock offered by us.

The offering of the common stock is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject an order for the purchase of common stock in whole or in part.

We have agreed to indemnify the underwriters against liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of these liabilities.

Our executive officers and directors and certain stockholders, together holding 20,864,200 shares of our common stock, have agreed that they will not, without the prior written consent of J.P. Morgan Securities Inc., offer, sell, contract to sell, transfer the economic risk of ownership in, make any short sale, pledge or otherwise dispose of any shares of capital stock, options or warrants to acquire shares of capital stock or any securities convertible into or exchangeable for or any other rights to purchase or acquire shares of capital stock owned by them for a period of 180 days following the date of this prospectus. We have agreed that we will not, without the prior written consent of J.P. Morgan Securities Inc., offer, sell, contract to sell, transfer the economic risk of ownership in, make any short sale, pledge or otherwise dispose of any shares of capital stock, options or warrants to acquire shares of capital stock or securities convertible into or exchangeable for shares of capital stock for a period of 180 days following the date of this prospectus. Following this offering, we intend to register an aggregate of 1,446,566 shares issuable upon exercise of options we have granted to purchase common stock, or reserved for issuance under our option plan. Holders of all of the shares issuable on exercise of these options will be subject to the 180-day lock-up described above.

At our request, the underwriters have reserved up to 5% of the total common stock offered by this prospectus for sale in the U.S. at the initial public offering price to our business associates and related persons. The number of common stock available for sale to the general public will be reduced by the number of reserved shares such persons purchase. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby. Persons who purchase reserved shares may be required to agree that they will not, without the prior written consent of J.P. Morgan Securities Inc., offer, sell, contract to sell, transfer the economic risk of ownership in, make any short sale, pledge or otherwise dispose of any shares of capital stock or any securities convertible into or exchangeable for or any other rights to purchase or acquire shares of capital stock owned by them for a period of 180 days following the date of this prospectus.

Prior to this offering, there has been no public market for our common stock. The initial public offering price for our common stock will be determined by negotiation between us and the underwriters. Among the factors to be considered in determining the initial public offering price will be prevailing market and economic conditions, our revenues and operating results, market valuations of other companies engaged in activities similar to ours, estimates of our business potential and our prospects, the present state of our business operations, our management and other factors deemed relevant.

We have been advised by the representatives that, pursuant to Regulation M under the Securities Act, some persons participating in the offering may engage in transactions, including syndicate covering transactions, stabilizing bids or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the shares of common stock at a level above that which might otherwise prevail in the open market.

A “syndicate covering transaction” is a bid for or the purchase of shares of common stock on behalf of the underwriters to reduce a syndicate short position incurred by the underwriters in connection with the offering. The underwriters may create a syndicate short position by making short sales of shares of our common stock and may purchase our common stock in the open market to cover syndicate short positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in the offering. Short sales can be either “covered” or “naked.” “Covered” short sales are sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional shares from us in the offering. “Naked” short sales are sales in excess of the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. If the underwriters create a syndicate short position, they may choose to reduce or “cover” this position by either exercising all or part of the over-allotment option to purchase additional shares from us or by engaging in “syndicate covering transactions.” The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. The underwriters must close out any naked short position by purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

A “stabilizing bid” is a bid for or the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of our common stock. A “penalty bid” is an arrangement that permits the representatives to reclaim the selling concession from an underwriter or a syndicate member when shares of common stock sold by such underwriter or syndicate members are purchased by the representatives in a syndicate covering transaction and therefore have not been effectively placed by the underwriter or syndicate member.

We have been advised by the representatives that these transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time. Similar to other purchase activities, these activities may have the effect of raising or maintaining the market price of our common stock or preventing or slowing a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

Neither J.P. Morgan Securities Inc. nor any of its affiliates intends to engage in any electronic offer, sale or distribution of the shares in the United States or to U.S. persons. J.P. Morgan Securities Inc. intends to make the preliminary prospectus available on the Internet through a password protected portal on its website. J.P. Morgan Securities Inc. will not rely on such availability to satisfy its prospectus delivery requirements. One or more other members of the underwriting selling group may also make copies of the preliminary prospectus available over the Internet to customers or through its or their websites.

LEGAL MATTERS

Fenwick & West LLP, Palo Alto, California, will pass upon the validity of the issuance of the shares of common stock offered by this prospectus for DoveBid. Davis Polk & Wardwell, Menlo Park, California, is representing the underwriters. As of the date of this prospectus, F&W Investments 2000, an investment partnership affiliated with Fenwick & West LLP, holds 31,211 shares of our common stock.

EXPERTS

The consolidated financial statements of DoveBid, Inc., and subsidiaries at December 31, 2000 and 2001, and for each of the three years in the period ended December 31, 2001, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of TradeOut, Inc. as of December 31, 1999 and 2000 and for each of the two years in the period ended December 31, 2000, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of ZoneTrader, Inc., as of December 31, 2001 and for the year then ended, appearing in this prospectus and registration statement have been audited by Virchow, Krause & Company, LLP, independent auditors, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said reports.

The financial statements of ZoneTrader, Inc. as of December 31, 1999 and 2000 and for each of the two years in the period ended December 31, 2000, appearing in this prospectus and registration statement have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. We have not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen to the inclusion of its report in this prospectus, and we have not filed its consent in reliance on Rule 437a under the Securities Act. Because Arthur Andersen has not consented to the inclusion of its report in this prospectus, your ability to assert claims against Arthur Andersen may be limited. In particular, because of this lack of consent, you will not be able to sue Arthur Andersen under Section 11(a)(4) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions to state a material fact required to be stated in those financial statements and therefore your right of recovery under that section may be limited.

The combined statements of income and retained earnings and cash flows of AccuVal Associates, Incorporated and LiquiTec Industries, Incorporated for the year ended December 31, 1999 appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The statements of operations and members’ equity, and cash flows of Greenwich Industrial Services, LLC for the year ended December 31, 1999, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The statements of operations, shareholders’ equity, and cash flows of Haltek Electronics dba Test Lab for the year ended June 30, 1999 and for the six months ended December 31, 1999, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The statements of income and retained earnings and cash flows of Philip Pollack & Co., Inc. for the year ended February 28, 1999 and for the ten-month period ended December 31, 1999, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated statements of operations and retained earnings and cash flows of Norman Levy Associates, Inc. and subsidiaries for the eleven months ended March 24, 2000, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firms as experts in accounting and auditing.

The consolidated statements of operations, members’ deficit and cash flows of Levy/Latham, LLC and subsidiary for the year ended September 30, 1999, incorporated by reference in this prospectus and registration statement have been audited by KPMG LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated statements of operations and retained earnings and cash flows of Norman Levy Associates, Inc. and subsidiaries for the year ended April 30, 1999, appearing in this prospectus and registration statement have been audited by Grant Thornton LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Champion Computer Products, Inc., as of December 31, 1999 and for the year then ended, appearing in this prospectus and registration statement have been audited by Arthur Andersen, independent public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said reports. We have not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen to the inclusion of its report in this prospectus, and we have not filed its consent in reliance on Rule 437a under the Securities Act. Because Arthur Andersen has not consented to the inclusion of its report in this prospectus, your ability to assert claims against Arthur Andersen may be limited. In particular, because of this lack of consent, you will not be able to sue Arthur Andersen under Section 11(a)(4) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions to state a material fact required to be stated in those financial statements and therefore your right of recovery under that section may be limited.

The combined statements of income and retained earnings and cash flows of Fairfield Industries B.V., Haarden, The Netherlands for the year ended September 30, 1999, appearing in this prospectus and registration statement have been audited by KPMG Accountants N.V., independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The combined statements of operations and cash flows of Victor Morris Team for each of the two years in the period ended March 31, 2000, appearing in this prospectus and registration statement have been audited by Ernst & Young, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The statements of operations, stockholders’ equity, and cash flows of One Web Place, Inc. for the year ended September 30, 1999, appearing in this prospectus and registration statement have been audited by Grant Thornton LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the Commission. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits and the consolidated financial statements and notes filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement is this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The exhibits to the registration statement should be referenced for the complete contents of these contracts and documents. A copy of the registration statement, including the exhibits and the consolidated financial statements and notes filed as a part of the registration statement, may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the Commission upon the payment of fees prescribed by it. You may call the Commission at 1-800-SEC-0330 for more information on the operation of the public reference facilities. The Commission maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with it.

As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act and, in accordance with this law, will file periodic reports, proxy statements and other information with the Commission. These periodic reports, proxy statements and other information will be available for inspection and copying at the Commission’s public reference facilities and the website of the SEC referred to above.

INDEX TO FINANCIAL STATEMENTS

DoveBid, Inc. Unaudited Pro Forma Consolidated Financial Information
Overview	F-3
Unaudited Pro Forma Condensed Consolidated Statement of Operations Six Months Ended June 30, 2002	F-4
Unaudited Pro Forma Consolidated Statement of Operations Year Ended December 31, 2001	F-5
Notes to Unaudited Pro Forma Consolidated Financial Information	F-6

DoveBid, Inc. Unaudited Consolidated Financial Statements
Unaudited Consolidated Balance Sheets	F-7
Unaudited Consolidated Statements of Operations	F-8
Unaudited Consolidated Statements of Changes in Convertible Preferred Stock and Changes in Stockholders’ Deficit	F-10
Unaudited Consolidated Statements of Cash Flows	F-11
Notes to Unaudited Consolidated Financial Statements	F-12

DoveBid, Inc. Consolidated Financial Statements
Report of Independent Auditors	F-22
Consolidated Balance Sheets	F-23
Consolidated Statements of Operations	F-24
Consolidated Statements of Changes in Convertible Preferred Stock and Changes in Stockholders’ Deficit	F-25
Consolidated Statements of Cash Flows	F-28
Notes to Consolidated Financial Statements	F-29

ZoneTrader, Inc. Financial Statements for 2001
Independent Auditors’ Report	F-58
Balance Sheet	F-59
Statement of Operations	F-60
Statement of Stockholders’ Deficit	F-61
Statement of Cash Flows	F-62
Notes to Financial Statements	F-63

ZoneTrader, Inc. Financial Statements for 2000 and 1999
Report of Independent Public Accountants	F-74
Balance Sheets	F-75
Statements of Operations	F-76
Statements of Stockholders’ Equity (Deficit)	F-77
Statements of Cash Flows	F-78
Notes to Financial Statements	F-79

TradeOut, Inc.
Report of Ernst & Young LLP, Independent Auditors	F-89
Balance Sheets	F-90
Statements of Operations	F-91
Statements of Stockholders’ Equity	F-92
Statements of Cash Flows	F-93
Notes to Financial Statements	F-94

AccuVal Associates, Incorporated and LiquiTec Industries, Incorporated Combined Financial Statements
Report of Ernst & Young LLP, Independent Auditors	F-103
Combined Statement of Income and Retained Earnings	F-104
Combined Statement of Cash Flows	F-105
Notes to Combined Financial Statements	F-106

INDEX TO FINANCIAL STATEMENTS—(Continued)

Greenwich Industrial Services, LLC Financial Statements
Report of Ernst & Young LLP, Independent Auditors	F-109
Statement of Operations and Members’ Equity	F-110
Statement of Cash Flows	F-111
Notes to Financial Statements	F-112

Haltek Electronics dba Test Lab Financial Statements
Report of Ernst & Young LLP, Independent Auditors	F-115
Statements of Operations	F-116
Statements of Shareholders’ Equity	F-117
Statements of Cash Flows	F-118
Notes to Financial Statements	F-119

Philip Pollack & Co. Inc. Financial Statements
Report of Independent Auditors	F-121
Statements of Income and Retained Earnings	F-122
Statements of Cash Flows	F-123
Notes to Financial Statements	F-124

Norman Levy Associates, Inc. Consolidated Financial Statements
Report of Independent Certified Public Accountants	F-126
Report of Ernst & Young LLP, Independent Auditors	F-127
Consolidated Statements of Operations and Retained Earnings	F-128
Consolidated Statements of Cash Flows	F-129
Notes to Consolidated Financial Statements	F-130
Independent Auditors’ Report	F-134

Champion Computer Products, Inc. Financial Statements
Report of Independent Public Accountants	F-135
Balance Sheet	F-136
Statement of Operations	F-137
Statement of Shareholders’ Equity	F-138
Statement of Cash Flows	F-139
Notes to Financial Statements	F-140

Fairfield Industries B.V. Financial Statements
Report of KPMG Accountants N.V., Independent Auditors	F-145
Statement of Income and Retained Earnings	F-146
Statement of Cash Flows	F-147
Notes to Financial Statements	F-148

Victor Morris Team Combined Financial Statements
Report of Ernst & Young, Independent Auditors	F-150
Combined Statement of Operations	F-151
Combined Statements of Cash Flows	F-152
Notes to the Combined Financial Statements	F-153

One Web Place, Inc. Financial Statements
Report of Independent Certified Public Accountants	F-156
Statements of Operations	F-157
Statement of Stockholders’ Equity	F-158
Statements of Cash Flows	F-159
Notes to Financial Statements	F-160

DOVEBID, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

Overview

The following unaudited pro forma consolidated financial information has been prepared to give effect to the business acquisitions described below. These transactions were accounted for using the purchase method of accounting.

The unaudited pro forma consolidated statement of operations data for the year ended December 31, 2001 and for the six months ended June 30, 2002 give effect to the acquisitions of TradeOut, Inc. and ZoneTrader, Inc. as if these acquisitions had occurred on January 1, 2001. The Company’s consolidated statement of operations for the year ended December 31, 2001 and the six months ended June 30, 2002 are combined with the results of operations of the acquired companies for the same reporting periods (up to the date of acquisition, as the results subsequent to the acquisition date are already included in the Company’s operating results).

On August 28, 2001, the Company acquired substantially all of the assets and assumed specified liabilities of TradeOut, Inc., a provider of online asset exchange services, for shares of the Company’s capital stock. The consideration paid consisted of 1,574,888 shares of convertible preferred stock issued at closing, and 674,953 shares of convertible preferred stock payable based on an earnout. Payment of the earnout shares is dependent on the achievement by the acquired business of milestones related to a revenue target ranging from $4.5 million to $9.0 million during the 18-month period ending in February 2003. In connection with the acquisition, the Company recorded $19.2 million of goodwill and other intangible assets.

On March 13, 2002, the Company acquired substantially all of the assets and assumed specified liabilities of ZoneTrader, Inc., a provider of the AssetZone application and other related asset management services to expand DoveBid Managed Services, for shares of the Company’s stock. The consideration paid consisted of 230,046 shares of common stock and 407,985 shares of convertible preferred stock issued at closing. An additional 40,596 shares of common stock and 71,998 shares of convertible preferred stock are subject to escrow as security for seller’s indemnification obligations for breaches of seller’s representations and warranties, and 270,642 shares of common stock and 479,983 shares of convertible preferred stock are payable based on an earnout. Payment of the earnout shares is dependent on the achievement by the acquired business of revenue milestones related to quarterly revenue targets ranging from $1.2 million to $3.0 million during the one year period ending March 2003. The earnout consideration will be recorded as additional goodwill if, and to the extent, the milestones are achieved and consideration is paid or becomes payable and will be recorded at the future value of any shares issued. In addition, up to 43,082 shares of convertible preferred stock will be issued to ZoneTrader if the Company issues to TradeOut the shares subject to earnout provisions. In connection with the acquisition, the Company recorded $13.0 million of goodwill and other intangible assets.

Each of the transactions described above has been accounted for as a purchase. The earnouts are treated as contingent consideration and will be recorded as additional purchase price if and when the contingencies are resolved and the consideration is paid or becomes due.

The unaudited pro forma consolidated statement of operations is not necessarily indicative of the operating results that would have been achieved had the transactions been in effect as of the beginning of the period presented and should not be construed as being representative of future operating results.

The historical financial statements of the Company, TradeOut and ZoneTrader are included elsewhere in this Prospectus and the unaudited pro forma consolidated financial information presented herein should be read in conjunction with those financial statements and related notes.

DOVEBID, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the Six Months Ended June 30, 2002
(Amounts in thousands, except share and per share amounts)

	DoveBid	ZoneTrader	Pro Forma Adjustments		Pro Forma
Revenues:
Auctions and managed services	$39,850	$304	$—		$40,154
Valuation and consulting services	10,506	—	—		10,506

Total revenues	50,356	304	—		50,660

Cost of revenues:
Cost of auctions and managed services	21,558	393	—		21,951
Cost of valuation and consulting services	1,010	—	—		1,010

Total cost of revenues	22,568	393	—		22,961

Gross profit (loss)	27,788	(89)	—		27,699

Operating expenses:
Sales and marketing	13,975	290	—		14,265
Cost of valuation personnel	2,969	—	—		2,969
General and administrative	6,089	581	—		6,670
Technology and development	1,341	—	—		1,341
Depreciation and amortization of assets other than goodwill	2,843	—	16	(1)	2,859
Restructuring expenses	—	225	—		225

Total operating expenses	27,217	1,096	16		28,329

Income (loss) from operations	571	(1,185)	(16)		(630)
Interest and other income (expense), net	(789)	32	—		(757)

Loss from continuing operations before income taxes	(218)	(1,153)	(16)		(1,387)
Income taxes	13	—	—		13

Net loss from continuing operations	(231)	(1,153)	(16)		(1,400)

Deemed dividend on preferred stock	(6,410)	(1,010)	1,010 (510	(2) )(3)	(6,920)

Net income (loss) from continuing operations attributable to common stockholders	$(6,641)	$(2,163)	$484		$(8,320)

Basic and diluted net loss per share from continuing operations attributable to common stockholders	$(1.24)				$(1.51)

Weighted average common shares used in per share calculations	5,344,010				5,495,870

See accompanying notes.

DOVEBID, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
Year Ended December 31, 2001
(Amounts in thousands, except share and per share amounts)

	DoveBid	TradeOut	ZoneTrader	Pro Forma Adjustments		Pro Forma
Revenues:
Auctions and managed services	$52,591	$1,158	$5,064	$—		$58,813
Valuation and consulting services	21,206	—	—	—		21,206

Total revenues	73,797	1,158	5,064	—		80,019
Cost of revenues:
Cost of auctions and managed services	30,097	741	4,002	—		34,840
Cost of valuation and consulting services	1,950	—	—	—		1,950

Total cost of revenues	32,047	741	4,002	—		36,790

Gross profit	41,750	417	1,062	—		43,229

Operating expenses:
Sales and marketing	21,616	6,669	5,587	—		33,872
Cost of valuation personnel	3,940	—	—	—		3,940
General and administrative	16,918	10,093	13,972	—		40,983
Technology and development	4,708	3,636	—	—		8,344
Depreciation and amortization of assets other than goodwill	6,407	—	—	32	(1)	6,439
Amortization of goodwill, including goodwill impairment charges	5,981	—	—	2,918	(1)	8,899
Amortization of deferred stock compensation	—	(1,076)	—	1,076	(4)	—
Loss on impairment of assets	—	—	19,428	—		19,428
Restructuring expenses	—	—	3,003	—		3,003

Total operating expenses	59,570	19,322	41,990	4,026		124,908

Loss from operations	(17,820)	(18,905)	(40,928)	(4,026)		(81,679)
Interest and other income (expense), net	(797)	(338)	(217)	—		(1,352)

Net loss from continuing operations	(18,617)	(19,243)	(41,145)	(4,026)		(83,031)

Deemed dividend on preferred stock	(12,546)	—	(5,961)	5,961 (2,038	(2) )(3)	(14,584)

Net loss from continuing operations attributable to common stockholders	$(31,163)	$(19,243)	$(47,106)	$(103)		$(97,615)

Basic and diluted net loss per share from continuing operations attributable to common stockholders	$(6.21)					$(18.22)

Weighted average common shares used in per share calculations	5,019,782					5,358,084

Pro forma loss adjusted to exclude amortization expense recognized for goodwill for periods prior to January 1, 2002:
Net loss from continuing operations attributable to common stockholders						$(88,716)

Basic and diluted net loss per share from continuing operations attributable to common stockholders						$(16.56)

See accompanying notes.

DOVEBID, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA
CONSOLIDATED FINANCIAL INFORMATION

Pro forma adjustments giving effect to the acquisitions of TradeOut and ZoneTrader in the unaudited pro forma consolidated statements of operations for the year ended December 31, 2001 and for the six months ended June 30, 2002, reflect the following:

(1)  Amortization of goodwill and other intangible assets:

	Six months ended June 30, 2002	Year ended December 31, 2001
TradeOut	$3,375	$1,606,976
ZoneTrader	12,500	1,342,989

Total	$15,875	$2,949,965

Prior to January 1, 2002, goodwill was being amortized over 12 to 15 years. Other intangible assets are being amortized over four years. Beginning January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (SFAS 142). SFAS 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually.

(2)  Elimination of ZoneTrader preferred stock dividend.

(3)  Deemed dividend on convertible preferred stock issued in connection with the acquisitions of TradeOut and ZoneTrader.

(4)  Elimination of TradeOut amortization of deferred stock compensation.

DOVEBID, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share amounts)

	Pro Forma Liabilities and Stockholders’ Equity (Deficit) at June 30, 2002	June 30, 2002	December 31, 2001
Assets
Current assets:
Cash and cash equivalents		$6,925	$11,813
Cash in trust and escrow		28,340	18,315
Accounts receivable, net of allowance of $1,292 and $733 in 2002 and 2001		15,702	10,299
Inventory		8,654	6,284
Prepaid expenses and other assets		3,733	3,205
Current assets of discontinued operations		—	4,745

Total current assets		63,354	54,661
Property and equipment, net		3,946	4,565
Intangible assets, primarily goodwill, net		107,572	82,123
Other assets		637	435

Total assets		$175,509	$141,784

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Current portion of notes payable	$1,700	$1,700	$703
Line of credit	7,485	7,485	—
Trust account liability	28,356	28,356	17,625
Accounts payable and accrued expenses	14,409	14,409	12,695
Other current liabilities	1,217	1,217	627
Current portion of convertible subordinated notes	—	4,694	3,225
Current liabilities of discontinued operations	—	—	71

Total current liabilities	53,167	57,861	34,946
Notes payable, net of current portion	2,111	2,111	2,269
Convertible subordinated notes, net of current portion	2,550	19,876	24,317

Total liabilities	57,828	79,848	61,532

Commitments and contingencies

Convertible preferred stock, Series A, B, C, D-1 and DD, subject to redemption, $0.001 par value; 37,396,876 shares and 35,349,064 shares authorized; 15,639,451 shares and 15,039,474 shares issued and outstanding as of June 30, 2002 and December 31, 2001; aggregate liquidation preference of $189,387 and $179,775 as of June 30, 2002 and December 31, 2001	—	189,387	179,775
Stockholders’ equity (deficit):
Aggregate values of Series A and B preferred stock in excess of liquidation preference	—	60,631	60,631
Common stock, $0.001 par value: 63,603,124 and 59,650,936 shares authorized; 5,973,756 and 5,513,645 issued and outstanding as of June 30, 2002 and December 31, 2001; 23,128,381 shares outstanding on pro forma basis as of June 30, 2002	23	6	6
Additional paid-in capital	295,029	23,008	14,324
Deferred stock compensation	(1,727)	(1,727)	(762)
Notes receivable from stockholders	(274)	(274)	(800)
Accumulated other comprehensive income (loss)	154	154	(316)
Accumulated deficit	(175,524)	(175,524)	(172,606)

Total stockholders’ equity (deficit)	117,681	(93,726)	(99,523)

Total liabilities and stockholders’ equity (deficit)	$175,509	$175,509	$141,784

See accompanying notes.

DOVEBID, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share and per share amounts)

	Six months ended June 30,
	2002	2001
Revenues:
Auctions and managed services	$39,850	$25,096
Valuation and consulting services	10,506	11,586

Total revenues	50,356	36,682
Cost of revenues:
Cost of auctions and managed services	21,558	15,508
Cost of valuation and consulting services	1,010	1,051

Total cost of revenues	22,568	16,559

Gross profit	27,788	20,123

Operating expenses:
Sales and marketing	13,975	11,109
Cost of valuation personnel	2,969	1,853
General and administrative (Note 10)	6,089	8,919
Technology and development (Note 10)	1,341	2,718
Depreciation and amortization of assets other than goodwill	2,843	3,347
Amortization of goodwill, including goodwill impairment charges	—	2,946

Total operating expenses	27,217	30,892

Income (loss) from operations	571	(10,769)
Interest and other income	233	255
Interest expense	(1,022)	(773)

Loss from continuing operations before income taxes	(218)	(11,287)
Income tax expense (benefit)	13	(10)

Loss from continuing operations	(231)	(11,277)
Loss from discontinued operations	(2,687)	(5,707)

Net loss	(2,918)	(16,984)
Deemed dividend on preferred stock	(6,410)	(5,946)

Net loss attributable to common stockholders	$(9,328)	$(22,930)

Loss adjusted to exclude amortization expense recognized for goodwill for periods prior to January 1, 2002:
Loss from continuing operations attributable to common stockholders	$(6,641)	$(14,277)

Net loss attributable to common stockholders	$(9,328)	$(19,984)

See accompanying notes.

DOVEBID, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS—(continued)
(Amounts in thousands, except share and per share amounts)

	Six months ended June 30,
	2002	2001
Basic and diluted net loss per common share attributable to common stockholders:
Loss per share from continuing operations	$(1.24)	$(3.66)
Loss per share from discontinued operations	(0.51)	(1.21)

Net loss per share	$(1.75)	$(4.87)

Weighted average common shares used in basic and diluted per share calculations	5,344,010	4,707,121

Pro forma basic and diluted net income (loss) per common share attributable to common stockholders:
Income per share from continuing operations	$0.02
Loss per share from discontinued operations	(0.12)

Net loss per share	$(0.10)

Weighted average common shares used in computing pro forma basic and diluted per share calculations	22,130,636

Basic and diluted net loss per common share attributable to common stockholders adjusted to exclude amortization expense recognized for goodwill for periods prior to January 1, 2002:
Net loss per share from continuing operations	$(1.24)	$(3.03)

Net loss per share	$(1.75)	$(4.25)

See accompanying notes.

DOVEBID, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CHANGES IN CONVERTIBLE
PREFERRED STOCK AND CHANGES IN STOCKHOLDERS’ DEFICIT
(Amounts in thousands)

	Convertible Preferred Stock Subject to Redemption		Stockholders’ Deficit
			Convertible Preferred Stock in Excess of Liquidation Preference	Common Stock		Additional Paid-in Capital	Deferred Stock Compensation	Notes Receivable from Stockholders and Employees	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount		Shares	Amount
Balances at December 31, 2001	15,039	$179,775	$60,631	5,514	$6	$14,324	$(762)	$(800)	$(316)	$(172,606)	$(99,523)
Issuance of common stock upon exercise of stock options	—	—	—	4	—	8	—	—	—	—	8
Issuance of stock as part of business acquisitions	480	7,690	—	471	—	7,553	—	—	—	—	7,553
Deferred stock compensation	—	—	—	—	—	1,665	(1,665)	—	—	—	—
Repurchase of shares	—	—	—	(108)	—	(524)	—	461	—	—	(63)
Reversal of deferred compensation	—	—	—	—	—	(1,302)	305	65	—	—	(932)
Shares issued to settle obligation	—	—	—	25	—	200	—	—	—	—	200
Shares issued as consideration for earnout payment	120	1,922	—	68	—	1,084	—	—	—	—	1,084
Amortization of deferred stock compensation	—	—	—	—	—	—	395	—	—	—	395
Net loss for the six months ended June 30, 2002	—	—	—	—	—	—	—	—	—	(2,918)	(2,918)
Translation adjustment	—	—	—	—	—	—	—	—	470	—	470

Comprehensive loss	—	—	—	—	—	—	—	—	—	—	(2,448)

Balances at June 30, 2002	15,639	$189,387	$60,631	5,974	$6	$23,008	$(1,727)	$(274)	$154	$(175,524)	$(93,726)

See accompanying notes.

DOVEBID, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Six months ended June 30,
	2002	2001
Operating activities
Net loss from continuing operations	$(231)	$(11,277)
Adjustments to reconcile net loss from continuing operations to net cash used in operating activities:
Depreciation and amortization expense	2,843	3,347
Loss on sale of held to maturity investments	—	194
Interest added to convertible subordinated notes	702	—
Reversal of amortization of deferred stock compensation	(996)	(1,243)
Amortization and impairment of goodwill	—	2,946
Amortization of deferred stock compensation	395	610
Other	467	24
Changes in operating assets and liabilities:
Cash in trust and escrow	(10,025)	(1,425)
Accounts receivable	(4,552)	(1,331)
Prepaid expenses and other assets	(942)	1,374
Inventory	(2,398)	(1,286)
Accounts payable and accrued expenses	(891)	(2,389)
Trust account liability	10,731	1,925

Net cash used in operating activities of continuing operations	(4,897)	(8,531)
Net cash used in operating activities of discontinued operations	(1,037)	(5,010)

Net cash used in operating activities	(5,934)	(13,541)

Investing activities
Proceeds from sale of held-to-maturity investments	—	9,806
Investment in property and equipment	(1,090)	(1,899)
Payments on earnout	(500)	—
Business acquisitions, net of non-cash consideration	(4,251)	—

Net cash (used in) provided by investing activities of continuing operations	(5,841)	7,907
Net cash provided by investing activities of discontinued operations	1,300	—

Net cash (used in) provided by investing activities	(4,541)	7,907

Financing activities
Proceeds from line of credit	7,485	—
Payments on note payable and retention obligations	(1,843)	(3,823)
Proceeds from exercise of stock options	8	—
Repurchases of common stock	(63)	—
Issuance of common stock	—	29
Repurchase of preferred stock	—	(2,000)

Net cash (used in) provided by financing activities	5,587	(5,794)

Net decrease in cash and cash equivalents	(4,888)	(11,428)
Cash and cash equivalents at beginning of year	11,813	18,119

Cash and cash equivalents at end of year	$6,925	$6,691

Supplemental disclosure of cash flow information
Cash paid for interest	$939	$702

Supplemental disclosure of non-cash investing and financing transactions
Issuance of preferred stock and common stock for acquisition of a business, net of cash	15,243	—
Obligations issued as consideration to seller for acquisition of businesses	1,337	—
Settlement of notes payable with issuance of common stock	200	6,025
Preferred and common stock issued as consideration for earnout payment	3,006	—
Repurchase of unvested shares held by employees offset against notes receivable	65	—

See accompanying notes.

DOVEBID, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2002

1.    Basis of Presentation

The Company’s financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and the instructions for Article 10 of Regulation S-X. Accordingly, they do not include all of the information and note disclosures required by generally accepted accounting principles for complete financial statements. These statements are unaudited and, in the opinion of management, all adjustments considered necessary for a fair presentation have been included. The quarterly unaudited consolidated financial statements and notes thereto should be read in conjunction with the Company’s audited consolidated financial statements for the year ended December 31, 2001, presented elsewhere herein.

As discussed in Note 3, the Company acquired ZoneTrader in March 2002. With this acquisition, the Company is able to provide management services to its customers under license arrangements for terms ranging from one to three years. Revenues earned under these arrangements are recognized on a straight line basis over the term of the contract.

2.    Net Income (Loss) Per Common Share

Basic and diluted net income (loss) per common share information for each period is presented in accordance with the requirements of Statement of Financial Accounting Standards (“SFAS”) No. 128, Earnings Per Share (“SFAS 128”). Basic income (loss) per common share has been computed using the weighted-average number of shares of common stock outstanding during the period, less shares subject to repurchase. Net income (loss) attributable to common stockholders reflects an increase to net income (loss) for accrued and deemed preferred stock dividends, accretion relating to cumulative dividend amounts and redemption amounts, and adjustments for modifications of certain redemption provisions.

Shares associated with options, a warrant and convertible securities have been excluded from the computation of diluted income (loss) per share to the extent inclusion would be anti-dilutive.

Pro forma basic and diluted net income (loss) per common share for 2002 assumes conversions, under Securities and Exchange Commission guidance, of convertible debt and preferred shares not included above that would automatically convert to common shares if the Company were to complete an initial public offering, using the if-converted method, from the later of January 1, 2002 or the original date of issuance on a weighted average basis; see Note 11, Subsequent Event—Initial Public Offering. The number of shares into which the debt converts is based on a fixed conversion price or the mid-point of the price range in the Company’s initial public offering of common stock. For the purposes of this pro forma presentation, for the debt that converts at the mid-point, an assumed conversion price of $16.02 is used, which has been determined by the Company to be the fair market value of its common stock for historical financial accounting purposes.

DOVEBID, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(continued)

The calculations of historical basic and diluted net loss per common share and pro forma basic and diluted net income (loss) per common share for 2002 assuming conversions are as follows (in thousands, except share and per share amounts):

	Six months ended June 30,
	2002	2001
Loss from continuing operations	$(231)	$(11,277)
Less: deemed dividends, accretion, and adjustments on preferred stock	(6,410)	(5,946)

Loss from continuing operations attributable to common stockholders	(6,641)	(17,223)
Loss from discontinued operations	(2,687)	(5,707)

Net loss attributable to common stockholders	$(9,328)	$(22,930)

Weighted-average shares of common stock outstanding	5,699,868	6,145,978
Less: weighted-average common shares subject to repurchase	(355,858)	(1,438,857)

Weighted-average common shares used in computing basic and diluted net loss per share and basic and diluted net loss per share adjusted to exclude amortization expense recognized for goodwill for periods prior to January 1, 2002	5,344,010	4,707,121

Basic and diluted net loss per share attributable to common stockholders from:
Continuing operations	$(1.24)	$(3.66)
Discontinued operations	(0.51)	(1.21)

Net loss	$(1.75)	$(4.87)

Basic and diluted net loss per share adjusted to exclude amortization expense recognized for goodwill for periods prior to January 1, 2002:
Continuing operations	$(1.24)	$(3.03)

Net loss	$(1.75)	$(4.25)

Pro forma:
Loss from continuing operations attributable to common stockholders reported above	$(6,641)
Add: deemed dividends, accretion and adjustments on preferred stock	6,410
Add: interest expense on the convertible notes	702

Pro forma income from continuing operations	471
Loss from discontinued operations	(2,687)

Pro forma net loss	$(2,216)

Shares used above	5,344,010
Pro forma adjustment to reflect weighted effect of assumed conversion of convertible preferred stock	15,271,452
Pro forma adjustment to reflect weighted effect of assumed conversion of convertible subordinated debt	1,515,174

Weighted-average shares used in computing pro forma basic and diluted net income (loss) per share	22,130,636

Pro forma basic and diluted net income (loss) per share attributable to common stockholders from:
Continuing operations	$0.02
Discontinued operations	(0.12)

Net loss	$(0.10)

DOVEBID, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(continued)

The Company has excluded all convertible debt, a warrant, convertible preferred stock, outstanding stock options and shares subject to repurchase from the calculations of historical diluted net income (loss) per share attributable to common stockholders from continuing operations, discontinued operations and net loss per common share because their inclusion would be anti-dilutive. The total number of shares excluded from the calculations of diluted net income (loss) per share available to common stockholders from continuing operations, discontinued operations and net loss per common share is 20,386,398 and 16,962,299 for the six months ended June 30, 2002 and 2001, respectively. Such securities, had they been dilutive, would have been included in the computations of diluted net income (loss) per share available to common stockholders from continuing operations, discontinued operations and net loss per share using the treasury stock method.

3.    Business Acquisitions

On March 13, 2002, the Company acquired substantially all of the assets and assumed specified liabilities of ZoneTrader, Inc., for consideration valued at $12,000,000 excluding an earnout, payable in capital stock. ZoneTrader was a provider of the AssetZone application and other related asset management services and was acquired to expand DoveBid Managed Services.

The Company issued 270,642 shares of common stock, 11,953 shares of Series D-1 preferred stock, 14,366 shares of Series DD preferred stock and 453,664 shares of Series C preferred stock, all at a fair value of $16.02 per share.

Additional contingent consideration of 270,642 shares of common stock, 11,953 shares of Series D-1 preferred stock, 14,366 shares of Series DD preferred stock and 453,664 shares of Series C preferred stock is payable based on an earnout, and is not included in the total purchase consideration. Payment of the earnout shares is dependent on the achievement by the acquired business of milestones related to quarterly revenue targets ranging from $1,200,000 to $3,000,000 during the one-year period ending March 2003. The earnout consideration will be recorded as additional goodwill if, and to the extent, the milestones are achieved and consideration is paid or becomes payable and will be recorded at the future value of any shares issued. As of June 30, 2002, contingent consideration of $3,006,000 had been earned and paid in shares of capital stock, and was recorded as additional goodwill.

On May 16, 2002, the Company acquired substantially all of the assets and assumed specified liabilities of Bache Treharne Ltd., a provider of valuation and auction services, for consideration valued at $8,732,000 payable in cash and common stock, excluding an earnout.

The Company paid $4,178,000 in cash, is obligated to pay $1,500,000 in cash over three years which has been recorded at a present value of $1,337,000, and issued 200,896 shares of common stock at a fair value of $16.02 per share or $3,217,000.

Additional contingent consideration of up to $1,500,000 is payable in cash based on an earnout, and is not included in the total purchase consideration. Payment of the earnout is dependent on the achievement by the acquired business of milestones related to targeted annual growth rates of 10% to 15% in gross profit and earnings before interest, taxes, depreciation and amortization during the three year period ending May 2005 as described in the agreement. The contingent consideration will be recorded if, and to the extent, the milestones are achieved and consideration is paid or becomes payable. As of June 30, 2002, none of the additional contingent consideration had been earned.

DOVEBID, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(continued)

These acquisitions were accounted for using the purchase method of accounting as provided by SFAS No. 141, Business Combinations (“SFAS 141”) and SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”), and their operations are included in the Company’s results of operations from the date of acquisition. The purchase price has been allocated based on estimates of the fair market value of assets acquired as follows (amounts in thousands):

	ZoneTrader	Bache	Total
Consideration:
Cash	$—	$4,178	$4,178
Obligations to seller	—	1,337	1,337
Series C convertible preferred stock	7,268	—	7,268
Series D-1 convertible preferred stock	192	—	192
Series DD convertible preferred stock	230	—	230
Common stock	4,336	3,217	7,553

	$12,026	$8,732	$20,758

Purchase price allocation:
Accounts receivable	$271	$—	$271
Property and equipment	139	223	362
Other assets	—	488	488
Intangible assets:
Customer contracts and domain names, four-year useful life	150	—	150
Goodwill	12,800	9,402	22,202
Liabilities	(1,334)	(1,381)	(2,715)

	$12,026	$8,732	$20,758

All of the goodwill has been assigned to the auction segment and is expected to be deductible for tax purposes.

The following unaudited supplemental pro forma data summarizes the results of operations for the six months ended June 30, 2002 as if the acquisitions of ZoneTrader and Bache had been completed as of the beginning of the period presented. The pro forma data gives effect to actual operating results prior to the acquisition. No effect has been given to cost reductions or operating synergies in this presentation. These pro forma amounts do not purport to be indicative of the results that would have actually been obtained if the acquisitions had occurred as of the beginning of the periods presented or that may be obtained in the future (amounts in thousands except for per share amounts).

Revenues	$53,114
Loss from continuing operations	(934)
Loss from continuing operations attributable to common stockholders	(7,854)

Net loss per common share attributable to common stockholders	$(1.47)

4.    Discontinued Operations

As more fully discussed in Note 3 to the 2001 financial statements included elsewhere herein, in the latter part of 2001, the Company determined that the activity of its computer reseller (the PC business) located in Alpharetta, Georgia, a component of the Company and part of the auctions and

DOVEBID, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(continued)

managed services segment, no longer aligned with the Company’s strategic direction because of the components’ inability to source auction sales and to support auction operations. Negotiations to sell the business back to the original owner from whom the business was acquired were not completed until the first quarter of 2002. Accordingly, the PC business was discontinued in the first quarter of 2002. Net assets totaling $4,676,000 were sold back to the founder for $3,026,000, resulting in a loss on disposal of $1,650,000 in the six months ended June 30, 2002.

The Company follows the accounting and disclosure provisions for discontinued operations set forth under SFAS No. 144, Accounting for the Impairment or Disposal of Long-lived Assets (“SFAS 144”). Accordingly, the results of operations and the assets and liabilities of the PC business (which meet the SFAS 144 definition of a “disposal group”) have been reclassified herein as “discontinued operations.”

During the first quarter of 2001, the Company discontinued its PCB operation and recorded a loss on disposition as more fully discussed in Note 3 to the notes to the Company’s 2001 audited consolidated financial statements presented elsewhere herein.

Loss from discontinued operations consists of the following (amounts in thousands):

	Six months ended June 30,
	2002	2001
PCB
Loss from operations, excluding impairment charges	$—	$—
Goodwill and other long-lived asset impairment charges	—	—
Loss on disposition	—	4,130

	—	4,130

PC
Loss from operations, excluding impairment charges	1,037	1,577
Goodwill and other long-lived asset impairment charges	—	—
Loss on disposition	1,650	—

Total	2,687	1,577

	$2,687	$5,707

The major classes of assets and liabilities of the discontinued operations as of December 31, 2001 are as follows (amounts in thousands):

Assets
Cash	$125
Accounts receivable	257
Inventory	4,292
Other	71

Total assets	$4,745

Liabilities
Accrued liabilities	$71

Total liabilities	$71

DOVEBID, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(continued)

5.    Acquired Intangible Assets and Goodwill

Intangible assets, net, as of June 30, 2002 consist of the following (amounts in thousands):

Goodwill	$105,440
Intangible assets, primarily trademarks and customer lists, net of amortization	2,132

$107,572

The following information is provided for intangible assets (amounts in thousands):

	Gross Carrying Amount	Accumulated Amortization
Intangible assets, primarily trademarks and customer lists as of June 30, 2002	$4,746	$(2,614)
Aggregate amortization expense:
For the period from January 1, 2002 through June 30, 2002	(572)
Estimated amortization expense:
For the year ended December 31, 2002	(1,144)
For the year ended December 31, 2003	(1,003)
For the year ended December 31, 2004	(275)
For the year ended December 31, 2005	(25)
For the year ended December 31, 2006	(4)

The changes in the carrying amount of goodwill for the six months ended June 30, 2002, are as follows (amounts in thousands):

	Auction & Managed Services	Valuation & Consulting Services	Total
Balance as of January 1, 2002	$58,107	$21,464	$79,571
Goodwill recognized from ZoneTrader and Bache acquisitions	15,806	9,402	25,208
Other	583	78	661

Balance as of June 30, 2002	$74,496	$30,944	$105,440

Effective January 1, 2002, the Company adopted SFAS 142. In accordance with the provisions of SFAS 142, the Company performed the transitional test for goodwill impairment using the two-step process prescribed in SFAS 142 during the second quarter of 2002. The first step is a screen for potential goodwill impairment, while the second step measures the amount of impairment, if any. Based upon the completion of the first of the required impairment tests as of January 1, 2002, the Company has determined that no goodwill impairment exists as of that date. All intangible assets, other than goodwill, have finite lives and continue to be amortized over their useful lives in accordance with SFAS 142.

DOVEBID, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(continued)

6.    Notes Payable, Convertible Subordinated Notes, and Credit Facility

Notes Payable

June 30, 2002
Notes payable, bearing interest at 6.53%, per annum, principal of $1,000 plus accrued interest due January 31, 2003 with a balance of $1,000 plus accrued interest due January 31, 2004	$2,000
Obligation to seller, $500 due on May 15, 2003, 2004 and 2005; stated at present value using a discount rate of 6.00% per annum	1,337
Other	131

Total principal	3,468
Accrued interest	343

Total notes payable and accrued interest	3,811
Less current portion	1,700

Long-term portion	$2,111

Convertible	Subordinated Notes

In connection with business acquisitions in 2000, the Company issued convertible subordinated notes to the sellers. During the first half of 2002, the interest rates for $1,375,000 of the principal amount of these notes was renegotiated modifying the interest rates from 6.80% to 6.45%. The modification was not considered by the Company to be substantive.

As of June 30, 2002, the terms of the notes generally provide that interest is due quarterly at rates from 5.74% to 8.00% per annum, with principal due up to five years from the date of issuance. The notes are unsecured and subordinated to other debt of the Company. The agreements also provide that the notes except one for $2,550,000 will automatically convert into the Company’s common stock upon an IPO completed before the maturity of the notes. The number of shares issued would be based on the amount of the outstanding notes including unpaid interest at the time of conversion divided by the then fair market value of the common stock (defined as the mid-point of the price range stated in the Company’s final amended registration statement on Form S-1 pertaining to an IPO) for all of the notes except for notes totalling approximately $9,000,000. The number of shares issued to settle the remaining $9,000,000 would be based on the outstanding obligation at the time of conversion divided by $16.02. The Company has the option, exercisable any time prior to maturity, to cause certain of the notes to be converted into common stock. The number of shares issuable upon conversion at the Company’s option would be based on the outstanding obligation at the time of conversion divided by $16.02.

The aggregate principal amount of all convertible subordinated notes outstanding as of June 30, 2002 was $24,570,000, including accrued interest of $1,702,000.

Credit Facility

On March 29, 2002, the Company entered into a $10,000,000 senior secured credit facility with Comerica Bank. The credit facility consists of both a $6,000,000 revolving loan commitment and a $4,000,000 term loan commitment for working capital requirements. The term loan commitment is subject to an increase based on net income and noncash expenses during a quarter, not to exceed

DOVEBID, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

$4,500,000. The facility is secured by substantially all of the Company’s assets, including the capital stock of subsidiaries. Both commitments provide for an interest rate at prime or LIBOR plus 2.75% at the Company’s election, and expire on June 30, 2003. As of June 30, 2002, $7,485,000 was outstanding under the facility. The agreement relating to this credit facility contains a number of financial and other covenants. As of June 30, 2002, the Company was in compliance with these covenants.

7.    Stock Option Plan

The following summarizes the 1999 stock option plan activity and related information:

	Shares Available for Option Grant	Shares Under Options	Exercise Price	Weighted Average Exercise Price
Outstanding at December 31, 2001	489,205	1,143,959	$1.98–$24.00	$13.98
Options added to pool of shares available for grant	1,285,600	—
Granted	(859,485)	859,485	$0.02–$15.00	$13.27
Exercised	—	(521)	$15.00	$15.00
Forfeited	121,230	(121,230)	$9.00–$24.00	$15.40

Outstanding at June 30, 2002	1,036,550	1,881,693	$0.02–$24.00	$13.81

Options vested at June 30, 2002		662,204

The option exercise agreements grant the Company the option to repurchase unvested shares at a price equal to the grant price if employment is terminated. The option to repurchase expires as the shares vest.

8.    Commitments and Contingencies

Litigation

The Company is involved in various legal claims and litigation in the normal course of its business. In the opinion of management, based upon consultation with legal counsel, the eventual outcome of such claims and litigation is not expected to have a material adverse effect on the Company’s consolidated financial position, results of operations, or cash flows.

Auction Guarantees

From time to time, the Company guarantees the minimum proceeds that a seller in an auction will receive from the auction of specified assets. The Company assesses these guarantees for potential losses resulting from the shortfall between the estimated auction proceeds and the guaranteed amount, and reserves for any such probable losses. At June 30, 2002, there were two outstanding guarantees in the amount of $3,950,000.

Foreign Currency Exposure

The Company has several subsidiaries operating in countries outside of the United States. As a result, the Company is exposed to fluctuations in foreign currencies. As of June 30, 2002, the Company had subsidiaries in the United Kingdom, Australia, the Netherlands, Singapore, Thailand, Malaysia, and Hong Kong.

DOVEBID, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

9.    Segment Information

The Company presents information to its chief executive officer, who is the chief operating decision maker for two segments: auctions and managed services, and valuation and consulting services. Accordingly, the Company discloses its segment financial information along these lines. Allocation methodologies are consistent with past presentations, and prior period amounts have been reclassified to conform with current period presentation.

Auctions and Managed Services—The auctions and managed services segment includes services which facilitate the disposition and redeployment of surplus capital assets. Auction revenues include commissions paid by buyers and sellers in fee-only auctions of surplus capital assets; proceeds from sales and commissions paid by buyers in auctions in which the Company takes a principal position; and proceeds from sales of inventory of electronic test and measurement equipment.

Valuation and Consulting Services—The valuation and consulting services segment includes revenues associated with appraisal services performed.

All of the Company’s expenses, with the exception of cost of goods sold, are managed by and reported to the chief operating decision maker on a consolidated basis. The Company does not report operating expenses, depreciation and amortization, interest income (expense), income taxes, capital expenditures, or identifiable assets by its segments to the chief operating decision maker.

International revenues include revenues from the Company’s operations in the United Kingdom, the Netherlands, Australia, Thailand, Singapore, Malaysia and Hong Kong.

Segment information for the six months ended June 30, 2002 and 2001, is presented below. Financial information for discontinued operations is included in a separate column. There are no inter-segment transactions.

	Auctions and Managed Services	Valuation and Consulting Services	Consolidated Continuing Operations	Discontinued Operations
	(amounts in thousands)
June 30, 2002
Revenues—U.S.	$33,078	$8,826	$41,904	$2,781
Revenues—International	6,772	1,680	8,452	—

Revenues—Total	39,850	10,506	50,356	2,781

Cost of revenues	21,558	1,010	22,568	2,834

Gross profit (loss)	$18,292	$9,496	$27,788	$(53)

June 30, 2001
Revenues—U.S.	$19,651	$10,880	$30,531	$21,033
Revenues—International	5,445	706	6,151	—

Revenues—Total	25,096	11,586	36,682	21,033

Cost of revenues	15,508	1,051	16,559	18,473

Gross profit (loss)	$9,588	$10,535	$20,123	$2,560

DOVEBID, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

10.    Deferred Stock Compensation

Two employee stock purchases from previous periods were accounted for as variable compensation awards. Charges relating to this variable compensation were expensed to general and administrative with respect to one employee and to technology and development for the other. The first employee forfeited his shares as part of his separation from the Company during the first quarter of 2001. Accordingly, the prior deferred stock compensation amortization of $1,243,000 was reversed and credited to general and administrative expense during the first quarter of 2001. The other employee forfeited his shares as part of his separation from the Company during the first quarter of 2002. Accordingly, the prior deferred stock compensation amortization of $996,000 was reversed and credited to technology and development expense during the first quarter of 2002.

11.    Subsequent Events

Initial Public Offering

The Company has filed a Form S-1 Registration Statement with the Securities and Exchange Commission relating to a proposed initial public offering of shares of its unissued common stock.

If the Initial Public Offering (“IPO”) is consummated under the terms presently anticipated, all of the preferred stock and convertible debt outstanding will automatically convert into common stock. At June 30, 2002, on an unaudited pro forma basis,17,154,625 shares of common stock would be issued upon automatic conversion of preferred stock and convertible debt. The pro forma adjustment for the assumed conversion of convertible debt and its impact on per share information is described in Note 2. The pro forma effect on liabilities and stockholders’ equity and the pro forma effect on basic and diluted net income (loss) per share available to common stockholders from continuing operations, discontinued operations and net income (loss) per common share, as adjusted for the conversion of the preferred stock and convertible debt, is set forth in the accompanying consolidated balance sheet and consolidated statement of operations, and in Note 2.

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
DoveBid, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of DoveBid, Inc. and subsidiaries (the “Company”) as of December 31, 2001 and 2000, and the related consolidated statements of operations, changes in convertible preferred stock and changes in stockholders’ deficit, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2001 and 2000 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 2 to the consolidated financial statements, in 2001, the Company adopted Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

May 20, 2002, except for Note 16,  Subsequent Events, Reverse Stock Split, as to which the date is June 3, 2002
San Francisco, California

DOVEBID, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share amounts)

	December 31,
	2001	2000
Assets
Current assets:
Cash and cash equivalents	$11,813	$18,119
Cash in trust and escrow	18,315	14,959
Held-to-maturity investments	—	10,000
Accounts receivable, net of allowance of $733 and $459 in 2001 and 2000, respectively	10,299	12,029
Inventory	6,284	4,679
Prepaid expenses and other assets	3,205	3,275
Current assets of discontinued operations	4,745	10,036

Total current assets	54,661	73,097
Property and equipment, net	4,565	6,148
Intangible assets, primarily goodwill, net	82,123	70,196
Other assets	435	557
Non-current assets of discontinued operations	—	11,675

Total assets	$141,784	$161,673

Liabilities and stockholders’ deficit
Current liabilities:
Current portion of notes payable	$703	$3,398
Trust account liability	17,625	14,024
Accounts payable and accrued expenses	12,695	16,487
Current portion of retention obligations	—	2,897
Other current liabilities	627	—
Current portion of convertible subordinated notes	3,225	—
Current liabilities of discontinued operations	71	576

Total current liabilities	34,946	37,382
Notes payable, net of current portion	2,269	3,015
Retention obligations, net of current portion	—	750
Convertible subordinated notes, net of current portion	24,317	31,757

Total liabilities	61,532	72,904

Commitments and contingencies

Convertible preferred stock, Series A, B, C, D-1 and DD, subject to redemption at liquidation amounts, $0.001 par value, 35,349,064 and 29,800,000 shares authorized, 15,039,474 and 13,201,798 shares issued and outstanding, aggregate liquidation preference of $179,775 and $150,335, as of December 31, 2001 and 2000, respectively	179,775	150,335

Stockholders’ deficit:
Aggregate values of Series A and B convertible preferred stock in excess of liquidation preference	60,631	60,631
Common stock, $0.001 par value: 59,650,936 and 55,000,000 shares authorized; 5,513,645 and 6,548,477 issued and outstanding, as of December 31, 2001 and 2000, respectively	6	7
Additional paid-in capital	14,324	19,929
Deferred stock compensation	(762)	(2,739)
Notes receivable from stockholders and employees	(800)	(4,129)
Accumulated other comprehensive loss	(316)	(46)
Accumulated deficit	(172,606)	(135,219)

Total stockholders’ deficit	(99,523)	(61,566)

Total liabilities and stockholders’ deficit	$141,784	$161,673

See notes to consolidated financial statements.

DOVEBID, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share and per share amounts)

	Years ended December 31,
	2001	2000	1999
Revenues:
Auctions and managed services	$52,591	$48,985	$11,592
Valuation and consulting services	21,206	12,547	912

Total revenues	73,797	61,532	12,504
Cost of revenues:
Cost of auctions and managed services	30,097	33,950	5,691
Cost of valuation and consulting services	1,950	773	97

Total cost of revenues	32,047	34,723	5,788

Gross profit	41,750	26,809	6,716
Operating expenses:
Sales and marketing	21,616	26,734	2,108
Cost of valuation personnel	3,940	2,274	163
General and administrative	16,918	27,151	7,869
Technology and development	4,708	7,866	378
Provision for inventory markdown	—	8,200	—
Depreciation and amortization of assets other than goodwill	6,407	5,768	138
Amortization of goodwill, including goodwill impairment charges	5,981	9,373	—

Total operating expenses	59,570	87,366	10,656

Loss from operations	(17,820)	(60,557)	(3,940)
Offering costs related to withdrawn initial public offering	—	(3,073)	—
Interest and other income	621	3,104	229
Interest expense	(1,418)	(1,652)	(61)

Loss from continuing operations	(18,617)	(62,178)	(3,772)
Loss from discontinued operations	(18,770)	(6,094)	—

Net loss	(37,387)	(68,272)	(3,772)

Deemed dividend on preferred stock	(12,546)	(9,720)	(369)
Accretion of redemption price differential on redeemable convertible preferred stock through February 2000	—	(3,485)	(886)
Adjustment for modification of redemption provisions of Series A and B preferred stock in February 2000	—	(56,190)	—

Net loss attributable to common stockholders	$(49,933)	$(137,667)	$(5,027)

Basic and diluted net loss per common share attributable to common shareholders:
Loss per share from continuing operations	$(6.21)	$(29.07)	$(1.06)
Loss per share from discontinued operations	(3.74)	(1.35)	—

Net loss per share	$(9.95)	$(30.42)	$(1.06)

Weighted average common shares used in per share calculations	5,019,782	4,525,508	4,733,773

Pro forma basic and diluted net loss per share attributable to common shareholders (unaudited):
Loss per share from continuing operations	$(0.81)
Loss per share from discontinued operations	(0.91)

Net loss per share	$(1.72)

Weighted average common shares used in computing pro forma basic and diluted per share calculations (unaudited)	20,603,067

See notes to consolidated financial statements.

DOVEBID, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN CONVERTIBLE
PREFERRED STOCK AND CHANGES IN STOCKHOLDERS’ DEFICIT
(Amounts in thousands)

	Convertible Preferred Stock Subject to Redemption		Stockholders’ Deficit
			Convertible Preferred Stock in Excess of Liquidation Preference	Common Stock		Additional Paid-in Capital	Deferred Stock Compensation	Notes Receivable from Stockholders and Employees	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount		Shares	Amount
Balances at December 31, 2000 (restated)	13,202	$150,335	$60,631	6,578	$7	$19,929	$(2,739)	$(4,129)	$(46)	$(135,219)	$(61,566)
Issuance of common stock upon exercise of stock options	—	—	—	2	—	12	—	—	—	—	12
Repurchase of Series C preferred stock	(125)	(2,000)	—	—	—	—	—	—	—	—	—
Repayment of notes receivable	—	—	—	—	—	—	—	7	—	—	7
Repurchase of unvested shares related to employee terminations	—	—	—	(1,027)	(1)	(3,360)	—	3,322	—	—	(39)
Reversal of deferred stock compensation related to employee terminations	—	—	—	—	—	(2,112)	869	—	—	—	(1,243)
Debt converted to equity	—	—	—	378	—	6,065	—	—	—	—	6,065
Issuance of Series C, D-1 and DD convertible preferred stock as consideration in business combination	1,575	25,230	—	—	—	—	—	—	—	—	—
Conversion of common stock to convertible preferred stock	387	6,210	—	(417)	—	(6,210)	—	—	—	—	(6,210)
Amortization of deferred stock compensation	—	—	—	—	—	—	1,108	—	—	—	1,108
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	(270)	—	(270)
Net loss for the year ended December 31, 2001	—	—	—	—	—	—	—	—	—	(37,387)	(37,387)

Balances at December 31, 2001	15,039	$179,775	$60,631	5,514	$6	$14,324	$(762)	$(800)	$(316)	$(172,606)	$(99,523)

See notes to consolidated financial statements.

DOVEBID, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN CONVERTIBLE
PREFERRED STOCK AND CHANGES IN STOCKHOLDERS’ DEFICIT—(Continued)
(Amounts in thousands)

			Stockholders’ Deficit
	Convertible Preferred Stock Subject to Redemption		Convertible Preferred Stock in Excess of Liquidation Preference	Common Stock		Additional Paid-in Capital	Deferred Stock Compensation	Notes Receivable from Stockholders and Employees	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount		Shares	Amount
Balances at December 31, 1999	4,772	$17,718	$—	5,646	$6	$3,302	$(2,686)	$(1,856)	$—	$(6,710)	$(7,944)
Issuance of common stock upon exercise of stock options	—	—	—	755	1	6,057	—	(2,710)	—	—	3,348
Issuance of common stock	—	—	—	395	—	3,703	—	(1,000)	—	—	2,703
Issuance of common stock as part of business acquisition	—	—	—	110	—	2,994	—	—	—	—	2,994
Stock dividend on Series A and Series B preferred stock	110	334	—	—	—	—	—	—	—	(334)	(334)
Accrued dividend on Series A and Series B preferred stock through February 2000	—	228	—	—	—	—	—	—	—	(228)	(228)
Accretion of redemption price differential on redeemable convertible preferred stock	—	3,485	—	—	—	—	—	—	—	(3,485)	(3,485)
Adjustment for modification of redemption provisions	—	527	55,663	—	—	—	—	—	—	(56,190)	(527)
Adjustment to reclassify aggregate values of Series A and B convertible preferred stock in excess of liquidation preference	—	(4,968)	4,968	—	—	—	—	—	—	—	4,968
Issuance of convertible preferred stock Series C, net of issuance costs	8,320	133,011	—	—	—	—	—	—	—	—	—
Issuance of warrants	—	—	—	—	—	4,341	—	—	—	—	4,341
Deferred stock compensation	—	—	—	—	—	2,957	(2,957)	—	—	—	—
Repayment of notes receivable	—	—	—	—	—	—	—	105	—	—	105
Repurchase of unvested common stock	—	—	—	(328)	—	(3,425)	—	1,332	—	—	(2,093)
Amortization of deferred stock compensation	—	—	—	—	—	—	2,904	—	—	—	2,904
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	(46)	—	(46)
Net loss for the year ended December 31, 2000	—	—	—	—	—	—	—	—	—	(68,272)	(68,272)

Balances at December 31, 2000	13,202	$150,335	$60,631	6,578	$7	$19,929	$(2,739)	$(4,129)	$(46)	$(135,219)	$(61,566)

See notes to consolidated financial statements.

DOVEBID, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN CONVERTIBLE
PREFERRED STOCK AND CHANGES IN STOCKHOLDERS’ DEFICIT—(Continued)
(Amounts in thousands)

	Convertible Preferred Stock Subject to Redemption		Stockholders’ Deficit
			Members’ Deficit	Common Stock		Additional Paid-in Capital	Deferred Stock Compensation	Notes Receivable from Stockholders and Employees	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount		Shares	Amount
Balances at December 31, 1998	—	$—	$(1,435)	—	$—	$—	$—	$—	$—	$(1,435)
Cash distributions	—	—	(550)	—	—	—	—	—	—	(550)
Net income from January 1, 1999 through June 14, 1999	—	—	1,683	—	—	—	—	—	—	1,683
Assumption of partner debt accounted for as noncash distribution	—	—	(1,015)	—	—	—	—	—	—	(1,015)

Balance at June 14, 1999	—	—	(1,317)	—	—	—	—	—	—	(1,317)
Exchange of common stock for members’ equity	—	—	1,317	4,702	5	(1,322)	—	—	—	—
Issuance of convertible preferred stock Series A, net of issuance costs	2,015	3,870	—	—	—	—	—	—	—	—
Issuance of convertible preferred stock Series B, net of issuance costs	2,757	12,593	—	—	—	—	—	—	—	—
Issuance of common stock upon exercise of stock options	—	—	—	21	—	41	—	(41)	—	—
Issuance of common stock	—	—	—	923	1	1,846	—	(1,815)	—	32
Accrued dividend on preferred stock	—	369	—	—	—	—	—	—	(369)	(369)
Accretion of redemption price differential on redeemable convertible preferred stock	—	886	—	—	—	—	—	—	(886)	(886)
Deferred stock compensation	—	—	—	—	—	2,737	(2,737)	—	—	—
Amortization of deferred stock compensation	—	—	—	—	—	—	51	—	—	51
Net loss from June 15, 1999 through December 31, 1999	—	—	—	—	—	—	—	—	(5,455)	(5,455)

Balances at December 31, 1999	4,772	$17,718	$—	5,646	$6	$3,302	$(2,686)	$(1,856)	$(6,710)	$(7,944)

See notes to consolidated financial statements.

DOVEBID, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Years ended December 31,
	2001	2000	1999
Operating activities
Net loss from continuing operations	$(18,617)	$(62,178)	$(3,772)
Adjustments to reconcile net loss from continuing operations to net cash used in operating activities:
Depreciation and amortization expense	6,407	5,768	138
Provision for inventory markdown	—	8,200	—
Allowance for doubtful accounts	(407)	1,264	17
Amortization of deferred stock compensation	1,108	2,904	51
Reversal of amortization of deferred stock compensation	(1,243)	—	—
Amortization and impairment of goodwill	5,981	9,373	—
Other	(588)	(46)	—
Changes in operating assets and liabilities:
Cash in trust and escrow	(3,356)	(12,396)	951
Accounts receivable	2,137	(8,224)	(942)
Prepaid expenses and other assets	(551)	(981)	(684)
Inventory	(2,442)	3,181	(187)
Accounts payable and accrued expenses	(7,945)	4,337	863
Trust account liability	3,601	7,803	(997)

Net cash used in operating activities of continuing operations	(15,915)	(40,995)	(4,562)
Net cash provided by (used in) operating activities of discontinued operations	2,846	(4,056)	—

Net cash used in operating activities	(13,069)	(45,051)	(4,562)

Investing activities
Purchase and sale of held-to-maturity investments	9,806	(10,000)	—
Investment in property and equipment	(3,094)	(6,127)	(819)
Organization costs	—	—	70
Proceeds of note receivable	—	105	—
Business acquisitions, net of cash	—	(43,069)	(3,500)

Net cash provided by (used in) investing activities of continuing operations	6,712	(59,091)	(4,249)
Net cash used in investing activities of discontinued operations	—	(64)	—

Net cash provided by (used in) investing activities	6,712	(59,155)	(4,249)

Financing activities
Payment on shareholder note payable	—	(1,000)	(268)
Payments on advances from affiliates	—	—	(126)
Payments on note payable and retention obligations	(4,444)	(10,613)	—
Cash distributions to members	—	—	(550)
Net proceeds from issuance of preferred stock	6,000	123,011	16,463
Repurchase of preferred stock	(2,000)	—	—
Issuance of common stock, net of repurchases	12	3,958	32
Other	483	—	—

Net cash provided by financing activities	51	115,356	15,551

Net increase (decrease) in cash and cash equivalents	(6,306)	11,150	6,740
Cash and cash equivalents at beginning of year	18,119	6,969	229

Cash and cash equivalents at end of year	$11,813	$18,119	$6,969

Supplemental disclosure of cash flow information
Cash paid for interest	$923	$549	$61

Supplemental disclosure of non-cash investing and financing transactions
Issuance of preferred stock for acquisition of a business, net of cash	$19,230	$—	$—
Obligations and convertible subordinated notes issued as consideration for acquisition of businesses	—	35,371	3,000
Issuance of common stock for acquisition of a business	—	2,994	—
Net issuance of common stock for notes receivable	—	2,308	1,856
Conversion of common stock to preferred stock	6,210	—	—
Settlement of convertible subordinated notes with issuance of common stock	6,065	—	—
Amendment to subordinated convertible note charged to goodwill as purchase price adjustment	1,000	—	—
Repurchase of unvested shares held by employees offset against notes receivable	3,322	—	—
Assumption of partner debt accounted for as non-cash distribution	—	—	1,015
Issuance of Series C preferred stock as consideration for inventory	—	10,000	—

See notes to consolidated financial statements.

DOVEBID, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001

1.    Business and Organization

DoveBid, Inc. (the “Company” or “DoveBid”) is a global provider of capital asset auction and valuation services to corporations and financial institutions.

DoveBid was incorporated on June 4, 1999 in Delaware and succeeded the business formed in March 1995 named Koll-Dove Global Disposition Services, LLC (“Koll-Dove”). Koll-Dove was owned 50.1% by Koll Management Services (“KMS”) and 49.9% directly and indirectly by members of the Dove Family, including Messrs. Ross and Kirk Dove (collectively referred to herein as the “Dove Group”). In October 1997, the Dove Group acquired KMS’s interest. This acquisition was accounted for at the partner level, and part of the consideration included a note payable. Koll-Dove was then renamed Dove Brothers, LLC (“Dove Brothers”).

In June 1999, KMS reacquired a minority interest in Dove Brothers from the Dove Group, and the acquisition was accounted for at the partner level. However, as part of this transaction, Dove Brothers assumed a $1.0 million note payable owned by the Dove Group to KMS, which was treated at December 31, 1999 as a liability of Dove Brothers and a corresponding decrease in Dove Group’s equity. During 2000, this note was repaid.

In a series of reorganizations, which occurred in June 1999, DoveBid, Inc. was formed, and the members of Dove Brothers exchanged their interests in Dove Brothers for shares of stock in DoveBid. Dove Brothers then became a subsidiary of DoveBid. Accordingly, because of its common control, the accounts of Dove Brothers carried over to those of DoveBid and subsidiary at Dove Brothers’ net book value. In December 1999, Dove Brothers was merged into DoveBid.

For convenience herein, the consolidated financial statements are referred to as those of DoveBid or the Company.

In December 1999, two U.S. based companies were acquired. In 2000, twelve companies were acquired, of which four were located in foreign countries. In 2001, the Company acquired one U.S. based company.

The Company believes that existing working capital will be sufficient to meet its needs through December 31, 2002. Thereafter, the Company’s business plan is dependent on positive cash flow from operations or access to additional debt or equity financing.

2.    Significant Accounting Policies

Consolidation, Basis of Presentation, and Restatement

The consolidated financial statements as of December 31, 2001 include DoveBid and its wholly-owned subsidiaries.

All significant intercompany transactions and balances have been eliminated in consolidation.

The financial statements for 2000 have been restated by $1,930,000, of which $1,610,000 was related to the write-off of goodwill applicable to the Company’s PCB operation (see Note 3).

DOVEBID, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Use of Estimates

The preparation of the Company’s financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect amounts reported in the consolidated financial statements and the accompanying notes. These estimates are based on information available as of the date of the consolidated financial statements; therefore, actual results could differ from those estimates, although management does not believe that any differences would materially affect the Company’s consolidated financial position or results of operations.

Accounting for Business Acquisitions, Goodwill and Other Intangible Assets

In July 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations (“SFAS 141”), and SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”). SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated or completed after June 30, 2001. SFAS 141 also specifies criteria that intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill. SFAS 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually. SFAS 142 will also require that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment.

The Company will apply the new rules to its accounting for goodwill and other intangible assets beginning in the first quarter of 2002. Application of the non-amortization provisions of SFAS 142 is expected to eliminate goodwill amortization expense of approximately $6,000,000 in 2002. The Company will perform the transitional test for goodwill impairment using the two-step process prescribed in SFAS 142 within six months of January 1, 2002. The first step is a screen for potential goodwill impairment, while the second step measures the amount of impairment, if any. Based on preliminary analyses, the Company believes the effect of the adoption of SFAS 142 will not have a material effect on the Company’s consolidated financial position or results of operations. The Company intends to perform the first of the required annual impairment tests of goodwill and indefinite-lived intangible assets for its two segments during the fourth quarter of 2002.

For periods prior to January 1, 2002, the Company capitalized intangible assets, primarily goodwill, acquired in business acquisitions and amortized them on a straight-line basis over their respective useful lives. Intangible assets, which consist primarily of customer lists, are being amortized over four years. Goodwill was amortized over twelve to fifteen years.

For periods prior to January 1, 2002, except as discussed below under “discontinued operations” with respect to accounting during 2001 for impairment of long lived assets other than goodwill, the Company assessed the carrying value and future useful lives of intangible assets and goodwill whenever events or changes in circumstances indicated that impairment may have occurred or that their future life had diminished. The Company considers the future undiscounted cash flows of the acquired companies in assessing the recoverability of these assets. If impairment is indicated through this review, the carrying amount of the intangible assets will be reduced to their respective estimated fair values as determined based upon the best information available in the circumstances. Such information would likely include a review of comparable market prices of similar assets or businesses,

DOVEBID, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

if available, or an estimate of fair value based upon the present value of the estimated expected future cash flows. Any impairment loss is charged to expense in the period in which the intangible assets and goodwill are deemed impaired.

Discontinued Operations and Accounting for the Impairment or Disposal of Long-Lived Assets

In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. While SFAS 144 supercedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of (“SFAS 121”), it retains many of the fundamental provisions of SFAS 121. SFAS 144 excludes goodwill from its scope. SFAS 144 also supercedes the accounting and reporting provisions of Accounting Principles Board (“APB”) Opinion 30, Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions for the disposal of a segment of a business. By broadening the presentation of discontinued operations to include more disposal transactions, SFAS 144 enhances a company’s ability to provide information that helps financial statement users to assess the effects of a disposal transaction on the ongoing operations of an entity.

The Company has early adopted SFAS 144 effective January 1, 2001. As a result of this adoption, certain business divestitures have been classified as discontinued operations for all periods presented in the consolidated financial statements (see Note 3). Additionally, unless otherwise stated, the following notes exclude amounts related to these discontinued operations for all periods presented. Also, impairment of long-lived assets other than goodwill is accounted for under SFAS 144 effective January 1, 2001. Consistent with SFAS 121, SFAS 144 requires that long-lived assets included within its scope be reviewed for impairment whenever events or changes in circumstance indicate that the carrying amount of those long-lived assets might not be recoverable. Under SFAS 144, impairment is the condition that exists when the carrying amount of a long-lived asset or asset group exceeds its fair value. An impairment loss is recognized only if the carrying amount of a long-lived asset or group is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset or group is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. The assessment shall be based on the carrying amount of the asset at the date it is tested for recoverability. An impairment loss shall be measured as the amount by which the carrying amount of a long-lived asset exceeds its fair value.

Restatement for Reverse Stock Split

The Company’s Board of Directors authorized a one for three reverse stock split of the Company’s common and preferred stock in October and December 2000, respectively. The related share and per share data in the accompanying consolidated financial statements have been retroactively restated to reflect the reverse stock splits.

Cash, Cash Equivalents and Cash in Trust

The Company generally collects the gross proceeds from auctions on behalf of customers and holds such proceeds in a trust account until the cash is distributed. These amounts are classified as cash in trust in the accompanying consolidated balance sheets. Cash in trust is excluded from cash and cash equivalents for purposes of presentation in the consolidated statements of cash flows.

DOVEBID, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The portion of the proceeds that must be remitted to the owner of the asset that was sold during an auction is reflected as a trust account liability in the accompanying consolidated balance sheets, together with amounts associated with the Company’s commissions and expense reimbursements that have not been disbursed from the trust account.

Concentration of Credit Risk, Credit Evaluations, and Significant Customers

Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash, cash equivalents, cash in trust, and accounts receivable. Cash, cash equivalents, and cash in trust are deposited with financial institutions which management considers creditworthy. The Company’s unsecured accounts receivable are derived from revenue earned from customers located in the United States and throughout the world. The Company maintains an allowance for doubtful accounts receivable based upon the expected collectibility of such assets. As of December 31, 2001 and 2000, the Company had no significant concentrations of credit risk.

In 2001, 2000 and 1999, no single customer accounted for more than 10% of revenues.

Inventory

Inventory, consisting of used capital assets, is stated at the lower of cost or market as determined by the first-in first-out method; except for computer equipment, which is determined using the weighted average method. The Company periodically evaluates its inventory to ensure inventory is recorded at net realizable value.

Held-To-Maturity Investments

Held-to-maturity investment securities are securities that the Company has the intent and ability to hold to maturity, and are reported at amortized cost. The Company does not trade investment securities.

Property and Equipment and Software for Internal Use

Office equipment and leasehold improvements are carried at cost. Depreciation and amortization are computed on a straight-line basis over the estimated useful lives of the respective assets or lease term. These useful lives range from two to five years for office equipment and the shorter of six years or the remaining lease term for leasehold improvements.

The Company follows the provisions of Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, which requires the capitalization of costs incurred in connection with developing or obtaining software for internal use. These costs are amortized on a straight-line basis over a period of three years. The Company also follows the provisions of Emerging Issues Task Force (“EITF”) Issue No. 00-2, Accounting For Website Development Costs. The portion of Website development costs that are capitalized are amortized on a straight-line basis over two to five years.

Revenue Recognition

Auctions

Revenues from auction commissions are recognized upon closing of the related auction, at which time binding contracts are created between the buyer and the seller and between the Company and

DOVEBID, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

each of the buyer and seller, and the Company has provided all services necessary to earn its commission. This income consists of a fee based on the auction transaction price and revenue associated with direct auction costs. All external direct auction costs, consisting primarily of marketing, outside labor, sales commissions for auctions, direct facilities (usually rental costs), third party referral fees, marketing and supplies, are deferred until the related auction revenue is recognized.

Revenues from the sale of the Company’s own inventory, including sales of electronic test and measurement equipment, are recognized upon title transfer, and shipment of the equipment which is the responsibility of the buyer. Costs of auction sales includes the cost of the Company’s own inventory and sales commission expenses.

Valuation and Consulting Services

Revenue from valuation and consulting services are recognized when the fee-based services are completed and the valuation report is delivered, utilizing the completed contract method of accounting for these relatively short-term contracts. This method is used because the consolidated financial position and results of operations do not vary significantly from those that would result from use of the percentage-of-completion method. Advance payments received on valuation service projects are deferred until completion of the report. Costs and expenses, primarily out of pocket costs such as travel, materials, supplies and subcontractors associated with valuation engagements are recognized during the same period in which the associated revenue is earned. Accordingly, costs and expenses that are directly associated with projects in process are deferred as unbilled costs and expenses until the matching revenue is earned. Any deferred costs and expenses projected to exceed estimated revenue are immediately expensed.

Advertising Costs

The Company recognizes advertising expenses in accordance with Statement of Position 93-7, Reporting on Advertising Costs. As such, the Company expenses the costs of producing advertisements at the same time production occurs and expenses the cost of communicating advertising in the period in which the advertising space or airtime is used. The Company incurred $327,000, $15,976,000 and $1,869,000 in advertising and marketing costs in 2001, 2000 and 1999, respectively. The amount for 2000 includes certain payments to Yahoo!, see Note 7.

Stock-Based Compensation and Consideration

The Company accounts for stock-based employee compensation arrangements and equity instruments issued to non-employees in accordance with provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”), and complies with the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS 123”), and EITF 96-18, Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.

The Company follows the Financial Accounting Standards Board issued Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB 25 (“FIN 44”). FIN 44 clarifies the application of APB 25 for (a) the definition of an employee for purposes of applying APB 25; (b) the criteria for determining whether a plan qualifies as a non-compensatory plan; (c) the accounting consequences of various modifications to the terms of a previously fixed stock option or award; and (d) the accounting for an exchange of stock compensation awards in a business combination. The Company has accounted for all modifications to its options in accordance with FIN 44.

DOVEBID, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Income Tax Matters

Prior to June 15, 1999, the Company operated as a limited liability company that was treated as a partnership for federal and state income tax purposes. As a limited liability company, the Company was subject to minimal taxes and fees in certain states; however, income taxes on income or losses realized by the Company were generally the obligation of the members.

From June 15, 1999, the Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes (“SFAS 109”), which requires the use of the liability method of accounting for income taxes. Under SFAS 109, deferred tax assets and liabilities are measured based on differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse.

Segment Information

The Company provides segment disclosures in accordance with SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information (“SFAS 131”). SFAS 131 establishes standards for the way that public business enterprises report financial and descriptive information about reportable operating segments in annual financial statements and interim reporting to stockholders. The Company has identified two segments: (1) auctions (and beginning in the first quarter of 2002, managed services), and (2) valuation and consulting services.

Foreign Currency Translation

Assets and liabilities of the Company’s foreign subsidiaries are translated into United States dollars at the exchange rate in effect at year-end, except for equity, which has been translated at historic rates. The local currency is considered to be the functional currency. Accordingly, translation gains and losses are reported as accumulated other comprehensive loss to equity.

Accumulated Other Comprehensive Income (Loss)

The Company follows the requirements of SFAS No. 130, Reporting Comprehensive Income (“SFAS 130”). Under SFAS 130, the Company is required to display comprehensive income (loss) and its components as part of the financial statements. Comprehensive income (loss) includes certain changes in equity that are excluded from net income (loss). The Company’s only component of comprehensive income (loss) is foreign currency translation, which is not material to these consolidated financial statements.

Comparative Information

Certain 2000 and 1999 amounts have been reclassified to conform to the 2001 presentation.

Initial Public Offering (“IPO”) Costs

During the year ended December 31, 2000, the Company filed and withdrew two pre-effective registration statements with the Securities and Exchange Commission with respect to an eventual offering of its common stock. The costs associated with preparing for the IPO, which consist primarily of legal, consulting, and audit fees, have been expensed as of December 31, 2000, because, as of that date, it was determined unlikely that the Company would proceed with its plan due to adverse market conditions.

DOVEBID, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Recent Accounting Pronouncements

In November 2001, the staff of the Financial Accounting Standards Board issued an announcement on the topic of Income Statement Characterization of Reimbursements for Out-of-Pocket Expenses Incurred (the “Announcement”). The Announcement requires companies to characterize reimbursements received for out-of-pocket expenses incurred as revenue in the income statement. The Company has consistently applied this policy in all periods presented.

Net Loss Per Common Share

Basic and diluted net loss per common share information for all periods is presented in accordance with the requirements of SFAS No. 128, Earnings per Share (“SFAS 128”). Basic loss per common share has been computed using the weighted-average number of shares of common stock outstanding during the period, less shares subject to repurchase. Net loss attributable to common stockholders reflects an increase to net loss for accrued and deemed preferred stock dividends, accretion relating to cumulative dividend amounts and redemption amounts, and adjustments for modifications of certain redemption provisions; see Note 10.

Shares associated with options, a warrant, and convertible securities have been excluded from the computation of diluted loss per share as their inclusion would be anti-dilutive.

Prior to June 15, 1999, the Company operated as a limited liability company. The calculation of the weighted-average number of shares of common stock outstanding for 1999 includes a pro forma adjustment to reflect the number of shares that would have been outstanding as if the shares that were issued on June 14, 1999 had been issued on January 1, 1999, as adjusted for cash distributions for those periods.

Pro forma basic and diluted net loss per common share for 2001 assumes conversion under the Securities and Exchange Commission guidance, of convertible debt and preferred shares not included above that would automatically convert to common shares if the Company were to complete an initial public offering, using the if-converted method, from the later of January 1, 2001 or the original date of issuance on a weighted average basis; see Note 16 Subsequent Events—Initial Public Offering. The number of shares into which the debt converts is based on a fixed conversion price or the mid-point of the price range in the Company’s initial public offering of common stock. For the purposes of this pro forma presentation, for the debt that converts at the mid-point, an assumed conversion price of $16.02 is used, which has been determined by the Company to be the fair market value of its common stock for historical financial accounting purposes.

The Company has excluded all convertible debt, a warrant convertible preferred stock, outstanding stock options and shares subject to repurchase from the calculations of diluted net loss per share available to common stockholders from continuing operations, discontinued operations and net loss per common share because their inclusion would be anti-dilutive. The total number of shares excluded from the calculations of diluted net loss per share available to common stockholders from continuing operations, discontinued operations and net loss per common share are 18,705,003, 18,864,979 and 19,806,077 as of December 31, 2001, 2000 and 1999, respectively. Such securities, had they been dilutive, would have been included in the computations of diluted net loss per share available to common stockholders from continuing operations, discontinued operations and net loss per share using the treasury stock method.

DOVEBID, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The calculations for historical basic and diluted net loss per common share (using the pro forma weighted-average shares outstanding for 1999), and pro forma basic and diluted net loss per common share for 2001 assuming conversion (for the purposes of the pro forma presentation below, interest expense on convertible subordinated notes outstanding as of January 1, 2001 has been added back to net loss from continuing operations and net loss as if the debt converted as of January 1, 2001) are as follows:

	Years ended December 31,
	2001	2000	1999
Loss from continuing operations	$(18,617)	$(62,178)	$(3,772)
Less: deemed dividends, accretion, and adjustments on preferred stock	(12,546)	(69,395)	(1,255)

Loss from continuing operations attributable to common stockholders	(31,163)	(131,573)	(5,027)
Loss from discontinued operations	(18,770)	(6,094)	—

Net loss attributable to common shareholders	$(49,933)	$(137,667)	$(5,027)

Weighted-average shares of common stock outstanding	5,917,751	6,883,936	4,811,627
Less: weighted-average common shares subject to repurchase	(897,969)	(2,358,428)	(77,854)

Weighted-average shares used in computing basic and diluted net loss per common share	5,019,782	4,525,508	4,733,773

Basic and diluted net loss per share attributable to common stockholders from:
Continuing operations	$(6.21)	$(29.07)	$(1.06)
Discontinued operations	(3.74)	(1.35)	—

Net loss	$(9.95)	$(30.42)	$(1.06)

Pro forma (unaudited):
Loss from continuing operations attributable to common stockholders reported above	$(31,163)
Add: deemed dividends, accretion and adjustments on preferred stock	12,546
Add: interest expense on the convertible notes	1,910

Pro forma loss from continuing operations	(16,707)
Loss from discontinued operations	(18,770)

Pro forma net loss	$(35,477)

Shares used above	5,019,782
Pro forma adjustment to reflect weighted effect of assumed conversion of convertible preferred stock	13,835,167
Pro forma adjustment to reflect weighted effect of assumed conversion of convertible subordinated debt	1,748,118

Weighted-average shares used in computing pro forma basic and diluted net loss per common share	20,603,067

Pro forma basic and diluted net loss per share attributable to common stockholders from:
Continuing operations	$(0.81)
Discontinued operations	(0.91)

Net loss	$(1.72)

DOVEBID, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

3.    Discontinued Operations and Goodwill Impairment Charges

In the latter part of 2000, the Company determined that the activity of its printed circuit board reseller operation (the PCB business), a component of the Company and part of the auctions and managed services segment, no longer aligned with the Company’s strategic direction because of the component’s inability to source auction sales and to support auction operations. In the first quarter of 2001, this activity was discontinued. Accordingly, in December 2000 because of the expectation as of that date that the component would be sold or discontinued in the near term, the Company recognized an impairment loss for goodwill of $5,116,000 on this operation. The goodwill primarily arose when the businesses engaging in this activity were acquired in 1999. The conditions for “held for sale” accounting and reporting were not met as of December 31, 2000.

During the first quarter of 2001, the PCB business was formally discontinued. Upon discontinuance, the Company determined that inventory of $1,424,000 was not recoverable and provided a write-down of this amount included in loss from discontinued operations. The Company also recorded a loss on disposition of $2,870,000 representing exit costs, primarily an accrual for the remaining lease obligation for the idle facility net of projected sub lease revenue. As of December 31, 2001, the balance in the accrual was $2,180,000.

In the latter part of 2001, the Company determined that the activity of its computer reseller (the PC business) located in Alpharetta, Georgia, a component of the Company and part of the auctions and managed services segment, no longer aligned with the Company’s strategic direction because of the component’s inability to source auction sales and to support auction operations. Negotiations to sell the business back to the original owners from whom the business was acquired were not completed until the first quarter of 2002. However, the transaction price did not recover the goodwill and other long-lived asset amounts of $11,413,000 and $769,000, respectively, as of December 31, 2001. Accordingly, the goodwill and other long-lived assets were deemed impaired and were written-off as of December 31, 2001 because of the expectation as of that date that the component would be sold in the near term. The other conditions for “held for sale” accounting and reporting were not met as of December 31, 2001. The total revenue and net loss before taxes for the PC business for the year ended December 31, 2001 were $32,781,000 and ($1,633,000), respectively.

During the first quarter of 2002, the PC business was formally discontinued. The accounting for the loss upon disposition was recorded in the first quarter of 2002.

Effective January 1, 2001, as discussed in Note 2, the Company adopted the accounting and disclosure provisions for discontinued operations set forth under SFAS 144. Accordingly, the results of operations and assets and liabilities of the PCB operation have been reclassified herein as “discontinued operations.” Further, as discussed in the Company’s unaudited consolidated financial statements for the six months ended June 30, 2002 presented elsewhere in this registration statement, the results of operations and the assets and liabilities of the PC operations have also been reclassified herein as “discontinued operations.”

DOVEBID, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Loss from discontinued operations consists of the following (amounts in thousands):

	Years ended December 31,
	2001	2000	1999
PCB
Loss from operations, excluding impairment charges	$—	$(834)	$—
Goodwill and other long-lived asset impairment charges	—	(5,116)	—
Loss on disposition	(4,165)	—	—

	(4,165)	(5,950)	—

PC
Loss from operations, excluding impairment charges	(2,423)	(144)	—
Goodwill and other long-lived asset impairment charges	(12,182)	—	—
Loss on disposition	—	—	—

Total	(14,605)	(144)	—

	$(18,770)	$(6,094)	—

The major classes of assets and liabilities of the discontinued operations as of December 31, 2001 are as follows (amounts in thousands):

Assets
Cash	$125
Accounts receivable	257
Inventory	4,292
Other	71

Total assets	$4,745

Liabilities
Accrued liabilities	$71

Total liabilities	$71

4.    Held-To-Maturity Investments

The amortized cost and estimated fair value of held-to-maturity investments, all of which mature within one year, and the related unrealized holding appreciation and depreciation were as follows at December 31, 2000 (amounts in thousands):

	Amortized Cost	Gross Unrealized Appreciation	Gross Unrealized Depreciation	Estimated Fair Value
Securities held-to-maturity:
United States Treasury and federal agencies	$2,000	$5	$—	$2,005
Commercial paper	8,000	—	(62)	7,938

Total securities held-to-maturity due in one year or less	$10,000	$5	$(62)	$9,943

DOVEBID, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company did not hold any investment securities at December 31, 2001 or 1999. The Company did not sell any investment securities during the year ended December 31, 2000, and no investment securities were pledged by the Company at December 31, 2000. During the year ended December 31, 2001, the Company disposed of held-to-maturity investments at a loss of $194,000.

5.    Property and Equipment, Net, and Intangible Assets

Property and equipment consists of the following (amounts in thousands):

	December 31,
	2001	2000
Office equipment	$6,813	$5,812
Leasehold improvements	1,107	914
Software	5,399	4,237

	13,319	10,963
Less accumulated depreciation and amortization	(8,754)	(4,815)

	$4,565	$6,148

Intangible assets consists of the following (amounts in thousands):

	December 31,
	2001	2000
Goodwill	$88,331	$70,236
Other intangible assets, primarily trademarks and customer lists	4,450	4,403

	92,781	74,639
Accumulated amortization	(10,658)	(4,443)

	$82,123	$70,196

6.    Business Acquisitions

Acquisition During 2001

On August 28, 2001, the Company acquired substantially all of the assets of TradeOut, Inc. (“TradeOut”), a privately held provider of online asset exchange services, for consideration valued at $25,230,000 payable in capital stock, excluding an earnout. The acquisition provided a sales team and relationships which TradeOut had with the transportation group of a large corporate customer.

In connection with the acquisition, the Company issued 374,533 shares of Series D-1 convertible preferred stock, 450,133 shares of Series DD convertible preferred stock and 750,222 shares of Series C convertible preferred stock all at a fair value of $16.02 per share.

Additional contingent consideration of 253,107 shares of Series DD convertible preferred stock and 421,846 shares of Series C convertible preferred stock, is payable based on an earnout, and is not included in the total purchase consideration presented below. Payment of the earnout shares is dependent on the achievement by the acquired business of milestones related to a revenue target ranging from $4,500,000 to $9,000,000 during the 18-month period ending February 2003. The earnout consideration will be recorded as additional goodwill if, and to the extent, the milestones are achieved

DOVEBID, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

and consideration is paid or becomes payable and will be recorded at the future value of any shares issued. As of December 31, 2001, none of the contingent consideration had been earned.

The percentage of voting interest acquired was approximately 6.9% without the earnout, and 9.8% assuming payment of the full earnout.

The acquisition of TradeOut was accounted for using the purchase method of accounting, and its operations are included in the Company’s consolidated results of operations from the date of acquisition. The purchase price has been allocated based on estimates of the fair market values of assets acquired (amounts in thousands):

Consideration:
Series C convertible preferred stock	$12,019
Series D-1 convertible preferred stock	6,000
Series DD convertible preferred stock	7,211

$25,230

Purchase price allocation:
Cash	$6,000
Intangible assets:
Customer lists and domain names, four year useful life	27
Goodwill	19,203

Total assets acquired	$25,230

All of the goodwill has been assigned to the auction segment and is expected to be deductible for tax purposes.

The following supplemental pro forma data summarizes the results of operations for the periods indicated as if the acquisition of TradeOut had been completed as of the beginning of the periods presented. The pro forma data gives effect to actual operating results prior to the acquisition. No effect has been given to cost reductions or operating synergies in this presentation. These pro forma amounts do not purport to be indicative of the results that would have actually been obtained if the acquisition had occurred as of the beginning of the periods presented or that may be obtained in the future (amounts in thousands except per share amounts).

	Year ended December 31,
	2001	2000
	(Unaudited)
Revenues	$74,955	$66,679
Loss from continuing operations	(37,860)	(109,325)
Net loss attributable to common stockholders	(69,176)	(184,814)

Net loss per common share attributable to common stockholders	$(13.78)	$(40.85)

Acquisitions During 2000

On February 29, 2000, the Company acquired all of the outstanding stock of Greenwich Industrial Services, LLC (“Greenwich”), a Branford, Connecticut, based auctioneer and appraiser of used capital

DOVEBID, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

assets, for $5,250,000. Additional contingent consideration of $1.0 million is payable based on an earnout and is not included in the total purchase consideration presented in the table below. The contingent consideration will be recorded as compensation expense when the contingency is resolved and consideration is paid or becomes payable. During the year ended December 31, 2001, $500,000 of the earnout was paid out and recorded as compensation expense.

On March 3, 2000, the Company acquired all of the outstanding stock of an appraiser, AccuVal Associates, Inc. (“AccuVal”), and an auctioneer, Liquitec Industries, Incorporated (“LiquiTec”), two affiliated Mequon, Wisconsin, based companies, for a total of approximately $5,500,000.

On March 3, 2000, the Company acquired all of the outstanding stock of Philip Pollack & Company, Inc. (“Pollack”), a Chicago, Illinois, based auctioneer and appraiser of used capital assets, for approximately $4,500,000.

On March 3, 2000, the Company acquired all of the outstanding stock of Haltek Electronics dba Test Lab Company (“Test Lab”), a Mountain View, California, based electronic test and equipment measurement dealer, for approximately $7,000,000.

On March 24, 2000, the Company acquired all of the outstanding stock of Norman Levy Associates, Inc. (“Levy”), a Detroit, Michigan, based auctioneer and appraiser of assets, for approximately $27,672,000.

On March 27, 2000, the Company acquired all of the outstanding stock of One Web Place (“OWP”), a Mountain View, California, based software development company, for approximately $2,994,000. Consideration was in the form of stock.

On May 18, 2000, the Company acquired all of the outstanding stock of Robert Carl Corporation (“Carl”), a United Kingdom based dealer of used capital assets, for total consideration of approximately $2,199,000.

On June 15, 2000, the Company acquired all of the outstanding stock of Fairfield Industries B.V. (“Fairfield”), a Netherlands based auction company and equipment dealer, for approximately $11,000,000.

On July 3, 2000, the Company acquired all of the outstanding stock of Champion Computer Products, Inc. (“Champion”), an Alpharetta, Georgia, based dealer of used, surplus, and refurbished computers and computer-related equipment, for approximately $10,780,000. Additional contingent consideration of $500,000 is payable based on an earnout and is not included in the total purchase consideration presented in the table below. The contingent consideration will be recorded as compensation expense when the contingency is resolved and consideration is paid or becomes payable. During the year ended December 31, 2001, the $500,000 earnout was cancelled as part of the sale of the business back to the original owners as discussed in Note 3.

On July 6, 2000, the Company acquired all of the outstanding stock of Victor Morris Team Pte. Ltd. (“Morris”), a Singapore based auction company, along with certain related entities based in Thailand, Malaysia, and Hong Kong, for approximately $7,770,000. Additional contingent consideration of $800,000 is payable based on an earnout and is not included in the total purchase consideration presented in the table below. The contingent consideration will be recorded as additional purchase price when the contingency is resolved and consideration is paid or becomes payable.

DOVEBID, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On July 18, 2000, the Company acquired all of the outstanding stock of C.L. Van Beusekom (“Van Beusekom”), a Netherlands based auction company, for approximately $3,871,000.

On July 28, 2000, the Company acquired substantially all of the assets and assumed certain of the liabilities of Masongreene Australasia Pty Ltd. (“Masongreene”), an Australian auction company, for approximately $2,123,000.

All of the acquisitions were accounted for using the purchase method of accounting, and their operations are included in the Company’s results of operations from the dates of acquisition.

The purchase prices have been allocated based on estimates of the fair market values of assets acquired and liabilities assumed. The amortization period for intangible assets other than goodwill, consisting primarily of trademarks and customer lists, is four years. Goodwill is amortized over twelve to fifteen years for all acquisitions except OWP. Due to the nature of software development, goodwill associated with OWP was amortized over one year. Effective January 1, 2002, the Company follows SFAS 142 and goodwill is no longer subject to amortization, but will be tested for impairment at least annually.

DOVEBID, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following presents the consideration and purchase price allocations for acquisitions in 2000 (amounts in thousands):

	AccuVal/ LiquiTec	Greenwich	Test Lab	Pollack	Levy	OWP	Fairfield	Carl	Champion	Morris	Van Beusekom	Masongreene	Total
	(Amounts in thousands)
Consideration:
Cash	$1,650	$3,250	$6,750	$1,308	$17,550	$—	$6,000	$2,199	$5,780	$4,315	$2,469	$1,023	$52,294
Retention obligations	—	—	250	442	122	—	—	—	500	2,355	—	350	4,019
Convertible notes	2,850	2,000	—	2,750	10,000	—	5,000	—	2,500	1,100	977	750	27,927
Promissory notes	1,000	—	—	—	—	—	—	—	2,000	—	425	—	3,425
Common stock	—	—	—	—	—	2,994	—	—	—	—	—	—	2,994

	$5,500	$5,250	$7,000	$4,500	$27,672	$2,994	$11,000	$2,199	$10,780	$7,770	$3,871	$2,123	$90,659

Purchase price allocations:
Cash	$—	$603	$423	$154	$5,636	$50	$316	$927	$19	$927	$158	$12	$9,225
Inventory	—	62	2,336	—	—	—	947	578	5,078	—	—	—	9,001
Accounts receivable	93	264	1,210	302	875	—	634	39	2,606	179	441	—	6,643
Other current assets	1	85	28	249	155	2	184	6	51	26	—	—	787
Property, plant and equipment	319	103	194	29	695	21	72	18	620	59	4	59	2,193
Intangible assets	500	400	430	430	500	—	500	—	450	450	350	225	4,235
Goodwill	4,885	3,992	4,379	3,845	29,104	2,965	11,170	1,047	10,694	6,980	3,462	2,418	84,941
Other long-term assets	—	—	—	282	121	—	400	—	—	46	—	—	849

Total assets acquired	5,798	5,509	9,000	5,291	37,086	3,038	14,223	2,615	19,518	8,667	4,415	2,714	117,874

Loans payable	—	—	797	274	1,285	—	2,124	—	6,788	—	—	—	11,268
Accounts payable	88	115	566	412	4,111	27	1,039	413	1,676	474	544	—	9,465
Accrued liabilities	210	144	637	105	4,018	17	60	3	274	423	—	591	6,482

Total liabilities assumed	298	259	2,000	791	9,414	44	3,223	416	8,738	897	544	591	27,215

Net assets acquired	$5,500	$5,250	$7,000	$4,500	$27,672	$2,994	$11,000	$2,199	$10,780	$7,770	$3,871	$2,123	$90,659

DOVEBID, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

7.    Other Business Transactions

Yahoo! Marketing Agreement

In March 2000, the Company entered into an agreement with Yahoo!, whereby Yahoo! would advertise and promote the Company’s services as a business-to-business auctioneer. The Company agreed to pay Yahoo! marketing and promotional fees totaling $10,000,000 over a period of twelve months, and also to purchase additional advertising with Yahoo! based on the amount of the Company’s auction commissions derived from customers originated through Yahoo!.

In addition, the Company issued a warrant to Yahoo! in March 2000 to purchase 234,166 shares of Series C convertible preferred stock at $16.02 per share. The warrant expires four years from the date of the agreement. At the time of the grant, the Company retained the right to terminate the warrant, if unexercised, unless Yahoo! launched its business-to-business site with the tenant module by June 2000. The business-to-business site was launched prior to that date. Accordingly, the Company did not fix the value of the warrant until the launch date. The warrant has been valued at its fair market value of $6.18 per share using the Black-Scholes valuation model (assuming a 100% volatility factor, 5.4% interest rate, and expected life of four years) and has been capitalized as an up-front payment to be amortized over the twelve-month contract term. At December 31, 2001, this warrant was exercisable.

On January 30, 2001, the Company and Yahoo! mutually agreed to terminate the marketing agreement described above. The remaining payments due under the agreement were canceled effective January 30, 2001. DoveBid paid $2,000,000 in cash to Yahoo! and Yahoo! returned 124,844 shares of Series C convertible preferred stock acquired in a separate transaction in an earlier period; accordingly, the $2,000,000 payment to Yahoo! was recorded as a stock repurchase using the fair market value of $16.02 per share.

Asset Supply Arrangement and Provision for Unusual Inventory Markdown

In March 2000, the Company entered into an asset supply agreement with Comdisco. Pursuant to that agreement, the Company acquired inventory assets from Comdisco in exchange for shares of Series C convertible preferred stock, and entered into a marketing relationship providing the Company for a one year period the right of first refusal to auction Comdisco assets that fell within two vertical markets.

Under the agreement, the Company purchased approximately $13,000,000 of used disk drive and biotechnology assets from Comdisco for a combination of 624,219 shares of Series C convertible preferred stock at the fair value of $16.02 per share plus $3,000,000 in cash. Each share of the Series C convertible preferred stock is convertible into one share of common stock. The cash amount was paid in 2000.

The Company subsequently recorded a provision for unusual inventory markdown of $8,200,000 related to the decline in value of the inventory assets acquired from Comdisco. The primary set of assets acquired declined in value due to a delay imposed by a bankruptcy court in proceedings involving the debtor holding certain of the assets acquired by the Company. The remaining assets decreased in value because they were removed from an operating location before the sale of the assets. As of December 31, 2000, the Company had sold substantially all of this inventory at an amount approximating its book value and, accordingly, no gain or loss was recorded upon the sale of the semiconductor and biotechnology capital assets.

DOVEBID, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

8.    Retention Obligations, Notes Payable, and Convertible Subordinated Notes

Retention Obligations

At December 31, 2000, retention obligations of $3,647,000 were outstanding and were without interest and represent consideration retained as collateral to support the indemnification provided by the sellers of businesses acquired by the Company for any future claims for damages for breach of any obligation, representation, or warranty arising and asserted on or before dates varying between January 2001 and July 2002. During 2001, the Company settled retention obligations of $2,147,000 and amended the terms of a $1,500,000 retention obligation which became a convertible subordinated note (see below).

Notes Payable

Notes payable consist of the following (amounts in thousands):

	December 31,
	2001	2000
Notes payable, bearing interest at 6.53% and 8.00% in 2001 and 2000, respectively, per annum, principal of $1,000 plus accrued interest due January 31, 2003 with a balance of $1,000 and accrued interest due January 31, 2004	$2,000	$2,000
Notes payable, bearing interest at 8% per annum, principal and interest due the earlier of the date of a public offering of the Company’s common stock or January 2, 2001	—	2,000
Notes payable, bearing interest at 6.6% per annum, principal and interest due July 18, 2001	—	425
Notes payable, bearing interest at 8.5% per annum, principal and interest of $34 due quarterly through October 2001	—	112
Note payable, bearing interest at 6.45% per annum, principal of $500 and accrued interest due March 2001 and March 2002	500	1,000
Other	289	162

	2,789	5,699
Accrued interest	183	714

Total notes payable and accrued interest	2,972	6,413
Less current portion	703	3,398

Long-term portion	$2,269	$3,015

Convertible Subordinated Notes

In connection with prior business acquisitions, the Company issued convertible subordinated notes (“Sub Notes”) to the sellers. The terms of the Sub Notes provide for interest rates ranging from 5.74% to 9.50% per annum, with principal and interest due at maturity, generally within three years from the date of issue, or February 2002 to July 2003. The Sub Notes are unsecured and subordinated to other debt of the Company. The agreements also provide that the Sub Notes except one for $2,550,000 automatically convert into the Company’s common stock upon a successful IPO. The number of shares to be issued on conversion is based on the balance of outstanding Sub Notes, including accrued but unpaid interest, at the date of conversion divided by the then fair market value of the common shares

DOVEBID, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(defined as the mid-point of the price range stated in the Company’s final amended registration statement on Form S-1 pertaining to an IPO) for all but $10,000,000 of the Sub Notes. For the remaining $10,000,000 of Sub Notes, the conversion would result in a fixed number of shares being issued (as of the date of issue, in the opinion of management, no beneficial conversion feature existed). The Company can prepay the Sub Notes at any time. The principal balance of all Sub Notes outstanding as of December 31, 2000 was $31,757,000 which includes accrued interest of $1,830,000.

During 2001, the Company renegotiated certain terms of the Sub Notes. For Sub Notes where the interest rate was based on an index, a rate floor of 6% was added. The maturity of the principal of various Sub Notes was extended by up to two years. For certain Sub Notes, interest became payable quarterly and the Company obtained a unilateral option exercisable any time prior to maturity to cause the Sub Notes to be converted into common stock. Shares issued upon conversion are based on the outstanding obligation at the time of conversion, plus accrued but unpaid interest, divided by $16.02, the fair market value of the stock at the date of the modification. An additional amendment was negotiated with respect to $9,115,368 of the $10,000,000 referred to in the preceding paragraph; the conversion formula upon an IPO was modified to eliminate the reference to a fixed number of shares being issued, and to provide that the number of shares to be issued be calculated based on the outstanding obligation at the time of conversion divided by $16.02. The Company has considered the guidance set forth under EITF 96-19, Debtor’s Accounting for a Modification or Exchange of Debt Instruments, and has concluded that debt modifications are not substantive; accordingly, the modifications have been accounted for prospectively from the date of the renegotiation. The balance of all Sub Notes outstanding as of December 31, 2001 was $27,542,000, which includes accrued interest of $1,760,000.

Maturities of Notes Payable and Convertible Subordinated Notes

As of December 31, 2001, assuming no IPO throughout all debt maturities, the following presents future aggregate principal payments (amounts in thousands):

Year ending December 31,	Notes Payable	Sub Notes	Total
2002	$520	$5,550	$6,070
2003	1,269	1,875	3,144
2004	1,000	4,610	5,610
2005	—	13,747	13,747

Total principal	2,789	25,782	28,571
Accrued interest	183	1,760	2,145

Total principal and accrued interest	2,972	27,542	30,716
Less current portion	703	3,225	3,928

Long-term portion	$2,269	$24,317	$26,788

See Note 16 for amendment in 2002.

DOVEBID, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

9.    Commitments and Contingencies

Operating Leases and Related Party Transactions

The Company has entered into non-cancelable operating facilities and equipment with various expiration dates through the year 2009. Future aggregate minimum payments under non-cancelable operating leases as of December 31, 2001 are as follows (amounts in thousands):

Year ending December 31,
2002	$2,787
2003	2,511
2004	2,301
2005	1,298
2006	682
Thereafter	997

$10,576

Rent expense under all the operating leases for the years ended December 31, 2001, 2000 and 1999 was $5,148,000, $2,144,000 and $368,000, respectively.

The Company leases its headquarters office space in Foster City, California from an entity controlled by two of its officers and directors, who are also stockholders. The lease expires on April 30, 2005. Annual rent is $1,350,000 adjusted periodically for changes in the Consumer Price Index.

Litigation

The Company is involved in various legal claims and litigation in the normal course of its business. In the opinion of management, based upon consultation with legal counsel, the eventual outcome of such claims and litigation is not expected to have a materially adverse effect on the Company’s consolidated financial position, results of operations, or cash flows.

Auction Guarantees

From time to time, the Company guarantees the minimum proceeds that a seller in an auction will receive from the auction of specified assets. The Company assesses these guarantees for potential losses resulting from the shortfall between the estimated auction proceeds and the guaranteed amount, and reserves for any such probable losses. At December 31, 2001, the Company has provided guarantees in the amount of $1,640,000. The auctions under these guarantees held subsequent to December 31, 2001 generated gross proceeds in excess of the guaranteed amounts.

Foreign Currency Exposure

The Company has several subsidiaries operating in countries outside of the United States. As a result, the Company is exposed to fluctuations in foreign currencies. As of December 31, 2001, the Company had subsidiaries in the United Kingdom, Australia, the Netherlands, Singapore, Thailand, Malaysia, and Hong Kong.

DOVEBID, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

10.    Stockholders’ Equity and Stock Option Plan Activity

DoveBid has two classes of authorized stock: preferred stock and common stock.

Convertible Preferred Stock

As of December 31, 2001, the Company is authorized to issue 35,349,064 shares of convertible preferred stock in one or more series.

The following table summarizes convertible preferred stock at December 31, 2001:

	Shares		Liquidation Amount
Series	Authorized	Outstanding
A	4,400,000	2,080,078	$4,119,000
B	6,000,000	2,802,905	12,949,000
C	22,500,000	9,331,833	149,496,000
D-1	749,064	374,532	6,000,000
DD	1,500,000	450,133	7,211,000
Unassigned	200,000	—	—

	35,349,064	15,039,481	$179,775,000

Dividend, Liquidation Preferences, Voting and Conversion Provisions

Holders of Series A and Series B convertible preferred stock are entitled to receive annual cumulative non-compounding cash dividends, when declared, of $0.1584 and $0.3696, respectively. Holders of Series C and Series D-1 convertible preferred stock are entitled to receive annual cumulative non-compounding cash dividends, when declared, of $1.2816. Holders of Series DD convertible preferred stock are not entitled to dividends.

Holders of Series A and Series B convertible preferred stock are also entitled to receive a liquidation preference for each outstanding share equal to $1.98 and $4.62, respectively. Holders of Series C, Series D-1 and Series DD are entitled to receive a liquidation preference for each outstanding share equal to $16.02.

Each share of Series A, Series B, and Series C, Series D-1 and Series DD convertible preferred stock carries voting rights. Each holder of convertible preferred stock is entitled to the number of votes equal to the number of shares of common stock into which such shares of Series A, Series B, Series C, Series D-1 and Series DD convertible preferred stock held could then be converted.

Each share of convertible preferred stock is convertible, at the option of the holder, into shares of common stock, determined by dividing the sum of the applicable original issuance price, as defined in the certificates of incorporation, of Series A, Series B, Series C, Series D-1 and Series DD convertible preferred stock, divided by the then effective conversion price. The conversion price per share for shares of Series A, Series B, Series C, Series D-1 and Series DD convertible preferred stock equals the original issuance price subject to adjustments for stock splits, stock dividends, combinations, and recapitalizations. Accordingly, at December 31, 2001, the conversion rate for each series of preferred stock was one share of common stock for each share of preferred stock.

DOVEBID, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In addition, each share of convertible preferred stock is automatically converted into shares of the Company’s common stock at the then effective conversion price for such share immediately upon a qualifying public offering of common stock (other than a registration on Form S-8 or comparable form).

Redemption Provisions and February 2000 Modifications

At any time after June 7, 2002, holders upon written consent of at least 51% of Series A and Series B convertible preferred stock were entitled to cause the Company to redeem all or part of the then outstanding Series A and Series B convertible preferred stock at a price equal to the then fair market value of the Series A and Series B convertible preferred stock, as converted, as more fully described in the applicable stock agreements.

The difference between the original purchase price and the fair market value of the Series A and Series B convertible preferred stock, as determined by the Company’s Board of Directors, was being accreted through periodic charges to accumulated deficit through February 2000. This accounting had no impact on net income. Accretion in the amount of $3,485,000 was charged to accumulated deficit for the two months ended February 2000 and $886,000 for the year ended December 31, 1999.

In February 2000, as part of the agreement with the Series C preferred shareholders, the Series A and B preferred shareholders agreed to remove from their agreements the provisions that provided them with the redemption option described above. As a result, the accretion associated with this redemption feature was discontinued beginning in March 2000.

In addition, under accounting principles generally accepted in the United States, the February 2000 modification to the Series A and B convertible preferred stock agreements is accounted for as a retirement of the prior instruments and issuance of new instruments. Further, the new instruments were valued at their fair market value as of February 2000, which was estimated at $16.02 per preferred share. Also, the difference between the carrying value of the instruments as of February 2000 and the liquidation amount of the modified instruments of $56,190,000 has been recorded similar to a distribution to stockholders.

Change in Control

The Restated Certificate of Incorporation provides that a change in control is deemed to be a liquidation event and that any consideration paid in connection with such a transaction be allocated in accordance with the provisions about liquidation preferences and the order of distribution. As a result, under accounting principles generally accepted in the United States as applied by the U.S. Securities and Exchange Commission, cash redemption of the securities could be triggered by a change in control, which would be considered to be outside the control of the issuer. Accordingly, the dollar amounts subject to redemption are classified outside of permanent equity in the accompanying consolidated balance sheet.

Common Stock

Restricted Stock Purchases

During 2000, the Company issued common stock for cash or notes receivable, or a combination of both, to certain employees as consideration pursuant to restricted stock purchase agreements. The restricted stock vests 25% at the first anniversary of the grant date and ratably each month or quarter

DOVEBID, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

thereafter. The agreements grant the Company the option to repurchase any of the unvested shares at its discretion at a price equal to the grant price. The option to repurchase expires as the shares vest. The notes bear interest and are due on or before the fifth anniversary of the exercise date. The notes, which are classified as a component of stockholders’ equity, are full recourse and are collateralized by shares of common stock owned by the employees. At December 31, 2001, $800,000 was due from three employees from notes receivable.

Stock Repurchase Agreements with Messrs. Ross and Kirk Dove

The Company signed an agreement with Mr. Ross Dove in February 2000, whereby the Company has the right to repurchase up to 705,000 shares of the common stock held by Mr. Ross Dove through The Dove Holdings Corporation at a purchase price of $1.98 per share. The number of shares subject to the repurchase right decreases ratably (i.e., 1/28 each month) commencing on February 25, 2000. The stock repurchase agreement terminates upon a “change of control” or if Ross Dove’s employment is terminated without cause or “good reason.” A “change of control” includes the following: where 50% of the Company’s outstanding stock is acquired by a person other than a person related to the Company; where there is a merger or consolidation of the Company and the then current stockholders own less than a majority of the voting power of the surviving corporation; or where there is a sale of all or substantially all of the Company’s assets. Termination for “good reason” would involve changes in the role of Ross Dove’s employment with the Company without his consent.

The Company also signed a stock repurchase agreement with Mr. Kirk Dove in February 2000. Under the terms of this agreement, in the event of termination of Kirk Dove’s employment by the Company for cause or by Mr. Kirk Dove for other than good reason, the Company has the right to repurchase up to 705,000 shares of the common stock held by Kirk Dove through The Dove Holdings Corporation on the same terms and conditions as in Ross Dove’s stock repurchase agreement with the Company. These agreements do not contain any elements or features of compensation.

Repurchases, Rescissions and Shares Subject to Repurchase

As discussed under Stock Option Plan below, in December 2000, the Company voluntarily agreed to rescind the exercise during 2000 of 328,125 unvested shares of common stock acquired by four employees by repurchasing these shares at their cost. The rescission agreement also provided that the employees then forfeit the original award. These rescissions and forfeitures have been accounted for as a modification of the original option and stock purchase agreement and resulted in a new measurement date. Compensation expense would be recognized to the extent of any positive intrinsic value. However, no compensation expense resulted from these repurchase transactions.

Shares subject to repurchase under restricted stock purchase agreements, repurchase agreements with Messrs. Ross and Kirk Dove, and option exercise agreements for purchase of shares under unvested options were 302,143 as of December 31, 2001.

Deferred Stock Compensation

Deferred stock compensation represents the aggregate difference, if any, at the date of grant, between the respective exercise price of stock or stock options and the estimated fair value of the underlying stock. Deferred stock compensation is amortized over the vesting period of the underlying options or stock based on an accelerated vesting method, generally four years. The Company did not recognize any deferred stock compensation in 2001. For the year ended December 31, 2000, the

DOVEBID, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Company recorded deferred stock compensation of $2,957,000. The Company recorded amortization on deferred stock compensation of $1,108,000, $2,904,000 and $51,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

Included in deferred stock compensation in 2000 are amounts associated with two stock purchase agreements whereby the underlying stock was acquired with notes receivable from the employees totaling $692,000. These awards are subject to variable accounting. Deferred stock compensation for the intrinsic value over the exercise price is being amortized over the remaining vesting period. The amount of deferred stock compensation recorded in 2000 was $2,513,000. During 2001, there was no change in the fair market value of the Company’s common stock, which resulted in no additional deferred stock compensation. The unvested portion of the balance will be periodically remeasured based on the then fair market value of the Company’s common stock. The amount charged to expense as amortization of deferred stock compensation for these awards was $843,000 and $1,042,000 for 2001 and 2000, respectively.

During 2001, the Company and its then President and Chief Operating Officer agreed to terminate his employment. As a result of the termination, which included the return to the Company of certain of his common stock holdings, all previously amortized deferred compensation associated with such common stock amounting to $1,243,000 was reversed resulting in a credit to deferred amortization in the statement of operations.

Stock Option Plan

In 1999, the Company adopted the 1999 Stock Plan (the “1999 Plan”). Under the 1999 Plan, employees, directors and consultants are eligible for stock option grants. Options granted under the Company’s 1999 Plan may be incentive stock options or non-statutory stock options. Incentive stock options may only be granted to employees. Stock purchase rights may also be granted under the 1999 Plan. The Board of Directors determines the period over which options vest. Generally, however, options vest at a rate of not less than 25% per year over four years from the date of grant. The exercise price of incentive stock options shall be no less than the fair market value per share of the Company’s common stock on the grant date, and the exercise price of non-statutory stock options shall be no less than 85% of the fair market value per share of the Company’s common stock on the date of grant. The Board of Directors determines the period over which options become exercisable; options generally become exercisable immediately after the grant date, but they are subject to the Company’s right of repurchase upon exercise, which right lapses at a rate of not less than 25% per year over four years from the date the options are granted. The repurchase price is equal to the exercise price. The 1999 Plan is authorized to issue options to purchase 2,083,333 shares of the Company’s common stock, of which 489,205 are available for grant at December 31, 2001.

If an individual owns stock representing more than 10% of the outstanding shares, the exercise price of each option granted, to the individual, shall be at least 110% of fair market value, as determined by the Board of Directors. The term of each option is determined by the Board of Directors, but is generally 10 years.

DOVEBID, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following summarizes the 1999 Plan activity and related information:

	Shares Available for Option Grant	Shares Under Options	Exercise Price	Weighted Average Exercise Price
Outstanding at October 8, 1999 (plan inception)	2,083,333	—
Granted	(638,583)	638,583	$1.98–$4.62	$2.52
Exercised	—	(20,833)	1.98	1.98
Forfeited/canceled	—	—	—	—

Outstanding at December 31, 1999	1,444,750	617,750	1.98– 4.62	2.52
Granted	(1,451,072)	1,451,072	6.18–24.00	16.82
Exercised	—	(755,377)	1.98–15.00	8.02
Restored due to rescissions of exercise	—	328,124	4.62–15.00	9.88
Forfeited/canceled	474,235	(474,235)	1.98–24.00	12.24

Outstanding at December 31, 2000	467,913	1,167,334	1.98–24.00	15.00
Granted	(353,398)	353,398	15.00	15.00
Exercised	—	(2,083)	15.00	15.00
Options repurchased	48,333	(48,333)	9.00	9.00
Forfeited/canceled	326,357	(326,357)	1.98–24.00	14.12

Outstanding at December 31, 2001	489,205	1,143,959	1.98–24.00	13.98

Options exercisable at December 31, 2001		364,963	1.98–24.00	13.16

Options exercisable at December 31, 2000		100,486	1.98–15.00	7.04

Options exercisable at December 31, 1999		—

Options vested at December 31, 2001		533,768

The option exercise agreements grant the Company the option to repurchase unvested shares at a price equal to the grant price if employment is terminated. The option to repurchase expires as the shares vest.

Exercise prices for stock options outstanding as of December 31, 2001 under the 1999 stock option plan and the weighted average remaining contractual life are as follows:

Exercise Price at December 31, 2001	Options Outstanding	Weighted Average Remaining Contractual Life in Years	Number Exercisable
$ 1.98	142,496	7.77	77,498
$ 4.62	14,416	7.96	6,948
$ 9.00	28,831	8.11	12,615
$15.00	608,237	9.01	118,309
$16.02	117,361	8.15	51,556
$24.00	232,618	8.29	98,037

	1,143,959		364,963

DOVEBID, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As discussed in Note 2, the Company follows APB 25 and related interpretations in accounting for its employee and director stock-based awards because, as discussed below, the alternative fair value accounting provided for under SFAS 123 requires use of option valuation models that were not developed for use in valuing employee stock-based awards. Under APB 25, the Company does not recognize compensation expense with respect to such awards if the exercise price equals, or exceeds, the fair value of the underlying security on the date of grant and when other terms are fixed.

The fair value for these awards for the purpose of the alternative fair value disclosures required by SFAS 123 was estimated as of the date of grant as prescribed by SFAS 123. The fair value of options granted during the years ended December 31, 2001, 2000 and 1999 was determined using the minimum value method with a risk-free interest rate of approximately 5.5%, an expected life of five years, and a dividend yield of zero. The weighted-average estimated fair value of options granted during 2001, 2000 and 1999 was $2.80, $1.46 and $3.00, per share, respectively.

The option valuation model was developed for use in estimating the fair value of non-publicly traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models required input of highly subjective assumptions, including the expected life and risk-free interest rate. Because the Company’s options have characteristics significantly different from those of traded options, and because the changes in the subjective input assumptions can materially affect the fair value estimate, the existing model does not necessarily prove a reliable single measure of the fair value of its options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the option’s vesting period. The Company’s pro forma information is as follows (amounts in thousands, except per share amounts):

	Year ended December 31,
	2001	2000	1999
Loss from continuing operations attributable to common stockholders:
As reported	$(31,163)	$(131,573)	$(5,027)
Pro forma	(31,835)	(133,173)	(5,062)

Basic and diluted net loss per share from continuing operations attributable to common stockholders:
As reported	$(6.21)	$(29.07)	$(1.06)
Pro forma	(6.34)	(29.43)	(1.07)

Net loss attributable to common stockholders:
As reported	$(49,933)	$(137,667)	$(5,027)
Pro forma	(50,605)	(139,267)	(5,062)

Basic and diluted net loss per share:
As reported	$(9.95)	$(30.42)	$(1.06)
Pro forma	(10.08)	(30.77)	(1.07)

11.    Fair Value of Financial Instruments

As of December 31, 2001 and 2000, the respective carrying values of the Company’s financial instruments, which include cash and cash equivalents, cash in trust and escrow, accounts receivable,

DOVEBID, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

accounts payable, and accrued expenses approximated their fair values. Carrying values were estimated to approximate fair values for these financial instruments, as they are short-term in nature and are receivable or payable on demand. It is not practical to estimate the fair value of debt obligations incurred in connection with business acquisitions because of the unique nature and terms of those transactions.

12.    Income Taxes

The Company accounts for income taxes under the provisions of FASB Statement No. 109, Accounting for Income Taxes (“SFAS 109”). Under SFAS 109, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse.

There has been no provision for U.S. federal, U.S. state, or foreign income taxes for any period as the Company has incurred operating losses in all periods and for all jurisdictions.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities as of December 31, 2001 are as follows (amounts in thousands):

	December 31,
	2001	2000
Deferred tax assets:
NOL carryforwards	$23,217	$18,737
Reserves/accruals	1,418	527
Amortization	636	606
Stock compensation	754	417

Total deferred tax assets	26,025	20,287
Valuation allowance	(25,932)	(19,141)

Net deferred tax assets	93	1,146

Deferred tax liabilities:
Depreciation	(93)	(1,146)

Total deferred tax liabilities	(93)	(1,146)

Net deferred tax asset/(liability)	$—	$—

Realization of deferred tax assets is dependent upon future earnings, if any, the timing and the amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by $6,791,000 and $16,801,000 in 2001 and 2000, respectively. At December 31, 2001, the Company has a net operating loss carryforward for federal income tax purposes of approximately $63,723,000, which will expire in the years 2019 to 2021. At December 31, 2001, the Company has a net operating loss carryforward for state income tax purposes of approximately $25,850,000, which will begin to expire in the years 2007 to 2011.

Utilization of the Company’s net operating loss may be subject to substantial annual limitation due to ownership change limitations provided by the Internal Revenue Code and similar state provisions. Such an annual limitation would result in the expiration of the net operating loss before utilization.

DOVEBID, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The reconciliation of income tax attributable to continuing operations computed at the U.S. federal statutory tax rates to income tax expense is:

	Year ended December 31,
	2001	2000
Federal statutory income tax rate	34%	34%
State tax provisions, net of federal tax benefit	4	3
Non-deductible stock-based compensation	2	(1)
Non-deductible goodwill amortization	(4)	(3)
Valuation allowance	(36)	(33)

Effective tax rate	—%	—%

13.    Segment Information

In 2001, the Company began presenting information to its chief executive officer who is the chief operating decision maker in two segments: auctions and managed services, and valuation and consulting services. Accordingly, the Company is now disclosing its segment financial information along these lines. Allocation methodologies are consistent with past presentations, and prior period amounts have been reclassified to conform with current period presentation.

Auctions and Managed Services—The auctions and managed services segment includes services which facilitate the disposition and redeployment of surplus capital assets. Auction revenues include commissions paid by buyers and sellers in fee-only auctions of surplus capital assets; proceeds from sales and commissions paid by buyers in auctions in which the Company takes a principal position; and proceeds from sales of inventory of electronic test and measurement equipment.

Valuation and Consulting Services—The valuation and consulting services segment includes the revenues associated with appraisal services performed.

All of the Company’s expenses, with the exception of cost of goods sold, are managed by and reported to the chief operating decision maker on a consolidated basis. The Company does not report operating expenses, depreciation and amortization, interest income (expense), income taxes, capital expenditures, or identifiable assets by its segments to the chief operating decision maker.

International revenues include revenues from the Company’s operations in the United Kingdom, the Netherlands, Australia, Thailand, Singapore and Hong Kong.

DOVEBID, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Amounts in thousands, except share and per share amounts)

Segment information for the years 2001, 2000, and 1999, is presented below. Financial information for discontinued operations is included in a separate column. There are no inter-segment transactions.

	Auctions and Managed Services	Valuation and Consulting Services	Total Continuing Operations	Discontinued Operations
2001
Revenues—U.S.	$42,028	$19,676	$61,704	$32,781
Revenues—International	10,563	1,530	12,093	—

Revenues—Total	52,591	21,206	73,797	32,781

Cost of revenues	30,097	1,950	32,047	28,285

Gross profit	$22,494	$19,256	$41,750	$4,496

2000
Revenues—U.S.	$43,931	$12,268	$56,199	$26,956
Revenues—International	5,054	279	5,333	—

Revenues—Total	48,985	12,547	61,532	26,956

Cost of revenues	33,950	773	34,723	22,296

Gross profit	$15,035	$11,774	$26,809	$4,660

1999
Revenue—U.S.	$11,592	$912	$12,504	$—
Revenue—International	—	—	—	—

Revenue—Total	11,592	912	12,504	—
Cost of revenues	5,691	97	5,788	—

Gross profit	$5,901	$815	$6,716	$—

14.    Provisions

Activity in the allowance accounts is as follows:

	Balance at Beginning of Year	Addition Charged to Costs and Expenses	Recoveries	Balance at End of Year
Year ended December 31, 1999
Deducted from asset accounts:
Allowance for doubtful accounts	$26	$17	$—	$43
Allowance for inventory write-downs	—	542	—	542

Year ended December 31, 2000
Deducted from asset accounts:
Allowance for doubtful accounts	$43	$416	$—	$459
Allowance for inventory write-downs	542	660	—	1,202

Year ended December 31, 2001
Deducted from asset accounts:
Allowance for doubtful accounts	$459	$274	$—	$733
Allowance for inventory write-downs	1,202	440	—	1,642

DOVEBID, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

15.    Employee Retirement and Benefit Plan

The Company has a defined contribution retirement plan under Section 401(k) of the Internal Revenue Code, which covers substantially all employees. Eligible employees may contribute amounts to the plan via payroll withholding, subject to certain limitations. The Company does not match contributions by plan participants.

16.    Subsequent Events

Business Acquisition

On March 13, 2002, the Company acquired certain assets of ZoneTrader, Inc., a privately held provider of the AssetZone application and other related asset management services, for consideration in the form of stock valued at $12,000,000 excluding costs associated with an earnout.

Discontinued Operations

In February 2002, the Company discontinued its PC reseller operations. See Note 3.

Line of Credit Facility

The Company obtained a line of credit facility secured by certain assets on March 29, 2002 for $10,000,000. The facility will mature on June 30, 2003.

Amendment to Convertible Subordinated Promissory Notes

In January 2002, terms and conditions of subordinated convertible promissory notes with an aggregate face value of $10,235,000 were amended to reflect a change in the interest rates. The modifications are not substantive; accordingly, the change in rates will be reflected prospectively.

Initial Public Offering

The Company is in the process of preparing a Form S-1 Registration Statement which it intends to file in June 2002 with the Securities and Exchange Commission for an initial public offering of shares of its unissued common stock. If the IPO is consummated under the terms presently anticipated, all of the preferred stock and convertible debt outstanding will automatically convert into common stock.

The pro forma effect on basic and diluted net loss per common stock is set forth in the accompanying statement of operations and in Note 2 under net income (loss) per common share.

Reverse Stock Split

The Company’s Board of Directors authorized a one for two reverse stock split of the Company’s common and preferred stock on June 3, 2002. All related share and per share data in these financial statements have been retroactively restated to reflect the reverse stock split.

INDEPENDENT AUDITORS’ REPORT

To Stockholders and Board of Directors
ZoneTrader, Inc.

We have audited the accompanying balance sheet of ZoneTrader, Inc. as of December 31, 2001, and the related statements of operations, stockholders’ deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2001 financial statements referred to above present fairly, in all material respects, the financial position of ZoneTrader, Inc. as of December 31, 2001, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company had a net loss for the year ended December 31, 2001 and had an accumulated deficit at December 31, 2001. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding these matters are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/    VIRCHOW, KRAUSE & COMPANY, LLP

Minneapolis, Minnesota
May 7, 2002

ZONETRADER, INC.

BALANCE SHEET
As of December 31

2001
ASSETS

Current assets:
Cash and cash equivalents	$2,369,292
Accounts receivable, net of allowance for doubtful accounts of $465,000	376,355
Inventories, net	—
Other current assets	229,402

Total current assets	2,975,049
Property and equipment, net	220,432
Related-party notes receivable	52,924
Goodwill, net	—
Other assets, net	46,100

Total assets	$3,294,505

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Current maturities of long-term debt	$385,445
Accounts payable	1,749,860
Accrued liabilities	2,176,544

Total current liabilities	4,311,849
Long-term debt, net of current maturities	90,373

Total liabilities	4,402,222

Commitments and contingencies

Series A convertible redeemable preferred stock ($16,500,000 liquidation preference and redemption value), 20,500,000 shares authorized; 19,761,056 shares issued and outstanding	19,551,741
Series A-1 convertible redeemable preferred stock ($8,125,000 liquidation preference and redemption value), 10,000,000 shares authorized; 9,730,823 shares issued and outstanding	9,390,734
Series B convertible redeemable preferred stock ($41,288,238 liquidation preference and redemption value), 10,106,868 shares authorized; 10,106,868 shares issued and outstanding	47,713,744

Stockholders’ deficit:
Common stock, $.01 par value, 90,000,000 shares authorized; 10,119,638 shares issued and outstanding	101,196
Additional paid-in capital	10,732,892
Deferred compensation	(104,456)
Accumulated deficit	(88,493,568)

Total stockholders’ deficit	(77,763,936)

Total liabilities and stockholders’ deficit	$3,294,505

The accompanying notes are an integral part of these financial statements.

ZONETRADER, INC.

STATEMENT OF OPERATIONS
For the year ended December 31

2001
Revenues:
Asset disposition services, net of supplier fees	$5,064,209

Operating expenses:
Cost of asset disposition services revenues	4,002,362
Sales and marketing	5,586,956
General and administrative (includes approximately $577,000 of stock compensation expense)	13,971,744
Loss on impairment of assets	19,428,090
Restructuring expenses	3,002,865

Total operating expenses	45,992,017

Loss from operations	(40,927,808)

Other income (expense):
Interest income and other	(59,625)
Interest expense	(157,219)

Loss before income taxes	(41,144,652)

Income tax benefit	—

Net loss	(41,144,652)

Accretion of preferred stock dividends	5,960,703

Net loss attributable to common stockholders	$(47,105,355)

The accompanying notes are an integral part of these financial statements.

ZONETRADER, INC.

STATEMENT OF STOCKHOLDERS’ DEFICIT

	Common stock		Additional paid-in capital	Deferred compensation	Accumulated deficit	Total
	Shares	Amount
Balance, December 31, 2000	10,608,220	$106,082	$13,548,665	$(1,183,915)	$(41,388,213)	$(28,917,381)
Warrants issued for services	—	—	5,455	—	—	5,455
Exercise of stock options, net of 18,582 options retained by the Company	21,418	214	45,835	—	—	46,049
Company’s repurchase of common stock	(1,175,000)	(11,750)	(2,338,250)	—	—	(2,350,000)
Restricted stock issued to employees, net of forfeitures	665,000	6,650	(6,650)	—	—	—
Accretion of Series A, Series A-1 and Series B preferred stock dividends	—	—	—	—	(5,960,703)	(5,960,703)
Deferred compensation related to stock option grants, net of cancellations	—	—	(522,163)	712,097	—	189,934
Deferred compensation expense	—	—	—	367,362	—	367,362
Net loss	—	—	—	—	(41,144,652)	(41,144,652)

Balance, December 31, 2001	10,119,638	$101,196	$10,732,892	$(104,456)	$(88,493,568)	$(77,763,936)

The accompanying notes are an integral part of these financial statements.

ZONETRADER, INC.

STATEMENT OF CASH FLOWS
For the year ended December 31

2001
Operating activities:
Net loss	$(41,144,652)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	5,999,640
Loss on disposal of property and equipment	428,365
Warrants issued for services rendered	5,455
Warrant expense for supplier contracts and services	33,679
Amortization of debt discount	69,998
Compensation expense associated with cashless option exercises	189,934
Deferred compensation expense	367,362
Impairment of assets	19,428,090
Changes in operating assets and liabilities:
Accounts receivable	1,559,244
Inventories	191,889
Other current assets	182,663
Accounts payable and accrued liabilities	(830,384)

Net cash used in operating activities	(13,518,717)

Investing activities:
Proceeds from sale of property and equipment	477,308
Purchases of property and equipment	(455,649)
Advances to stockholder/officer	7,632

Net cash provided by (used in) investing activities	29,291

Financing activities:
Payments on long-term debt	(624,731)
Common stock repurchased	(2,350,000)
Proceeds from common stock transactions	46,049

Net cash provided by (used in) financing activities	(2,928,682)

Net increase (decrease) in cash and cash equivalents	(16,418,108)

Cash and cash equivalents:
Beginning of year	18,787,400

End of year	$2,369,292

Supplemental cash flow information:
Interest paid, net of original issue debt discount	$87,221

The accompanying notes are an integral part of these financial statements.

ZONETRADER, INC.

NOTES TO FINANCIAL STATEMENTS
December 31, 2001

1.    Business description and summary of significant accounting policies

Organization and business

ZoneTrader, Inc. (the Company) was incorporated on June 29, 1994, as Workstations International, Inc., a Minnesota corporation. On December 10, 1999, Workstations International, Inc. merged with ZoneTrader.com, Inc., a Delaware corporation, and took the ZoneTrader.com, Inc. name. The Company subsequently changed its name to ZoneTrader, Inc.

The Company’s current business is the sale of surplus asset management and asset disposition services to various buyers through its auction web site, www.zonetrader.com, and other channels. The Company currently has offices in Minnesota, Texas and Missouri.

The Company is subject to risks and uncertainties common to early stage companies, including rapid technological change, growth and commercial acceptance of the Internet, dependence on suppliers for product, new product development, new product introductions and other activities of competitors, dependence on key personnel, security and privacy issues, dependence on strategic relationships, limited operating history, and the ability to raise additional capital.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern that contemplates the realization of assets and satisfaction of liabilities in the normal course of business. For the year ended December 31, 2001, the Company incurred a net loss of $41,144,652. At December 31, 2001, the Company had an accumulated deficit of $88,493,568. As noted in note 10 to the financial statements, the Company entered into an Asset Purchase Agreement to sell certain assets and liabilities in exchange for stock. Upon the closing of this transaction the Company will not have any material assets and may require additional funding to pay certain liabilities and limited ongoing operating expenses. Management intends to obtain additional debt or equity capital to meet all of its existing obligations, however, there can be no assurance that the sources will be available or available on terms favorable to the Company. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Ultimate results could differ from those estimates.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments in financial institutions in excess of federally insured limits and trade accounts receivable. Temporary cash investments are held with financial institutions which the Company believes subject it to minimal risk. The Company monitors its customers’ financial conditions to minimize its risks associated with trade accounts receivable, but does not require collateral from its customers.

ZONETRADER, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Fair value disclosure of financial instruments

The Company’s financial instruments consist of cash and cash equivalents, short-term trade receivables and payables for which current carrying amounts are equal to or approximate fair market values. The fair values of debt and capital leases approximate the current rates at which the Company could borrow funds with similar remaining maturities and risks.

Cash and cash equivalents

The Company considers certificates of deposit and all other investments purchased with an original maturity of three months or less to be cash equivalents.

Inventories

Inventories consisted principally of new and remanufactured computer systems, upgrade components and equipment and were recorded at the lower of cost or market value using the specific identification method. Assets that were held by the Company for auction sales were held on a consignment basis. The Company has established a reserve to account for market fluctuations of $462,295 at December 31, 2001.

Property and equipment

Property and equipment are recorded at cost and are depreciated over their useful lives, ranging from three to seven years, on a straight-line basis. Leasehold improvements are amortized over the shorter of their useful lives or the lease term. Property and equipment consisted of the following as of December 31, 2001:

Computer equipment and software	$310,937
Equipment and furniture	586,657
Leasehold improvements	407,518

1,305,112
Less—Accumulated depreciation and amortization	1,084,680

Net property and equipment	$220,432

Depreciation and amortization expense was approximately $2,801,000 for the year ended December 31, 2001.

In 1999, the Company adopted Statement of Position (SOP) 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” SOP 98-1 requires all costs related to the development of internal-use software other than those incurred during the application development stage to be expensed as incurred. Costs incurred during the application development stage are required to be capitalized and amortized over the estimated useful life of the software. The Company capitalized approximately $324,000 of costs related to the implementation of internal-use software during the years ended December 31, 2001. The costs are being amortized over the software’s estimated useful lives between three and five years.

ZONETRADER, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Long-lived assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to future net cash flows expected to be generated by the assets. If the assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

During 2001, the Company expensed approximately $19,430,000 in the write down of certain assets of the business that management deemed impaired, as noted below.

Goodwill and other assets	$12,450,000
Computer software	5,280,000
Property and equipment	1,700,000

Total	$19,430,000

Income taxes

The Company accounts for income taxes using the asset and liability approach, which requires the recognition of deferred tax assets and liabilities for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Deferred tax assets are reduced by a valuation allowance to the extent that realization of the related tax assets is not assured.

Revenue recognition

Revenues from asset disposition services are recognized upon sale and shipment of the equipment, net of provisions for sales returns. This income primarily represents a percentage of the transaction price, in accordance with the level of service agreement with the seller.

Product development

Product development expenses consist primarily of expenses associated with development, editorial systems and operations personnel and consultants related to systems infrastructure costs incurred in the preliminary project stage of a development project and costs of acquired content. These costs are expensed as incurred.

Advertising costs

Advertising costs are charged to expense as incurred. Advertising expense was approximately $319,000 for the year ended December 31, 2001.

Loss per common share

Basic loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the year. Diluted loss per share is computed by dividing net loss by the weighted average common shares outstanding and dilutive common equivalent shares

ZONETRADER, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

assumed to be outstanding during each period. As the Company had a net loss in each of the periods presented, basic and diluted loss per share is the same. Options, restricted stock convertible preferred stock and warrants together totaling 48,653,367 were excluded from the computation of diluted earnings per share for the year ended December 31, 2001, as their effect was antidilutive.

Derivatives

The Company adopted Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, on January 1, 2001. The Company currently does not engage in or plan to engage in derivative or hedging activities; therefore, the adoption of SFAS No. 133 did not have an impact on the Company’s results of operations, financial position or cash flows.

2.    Acquisitions

During April 2000, the Company acquired Investment Recovery Management, Incorporated (IRMI), a provider of asset disposition services to petrochemical and manufacturing companies, for $6,000,000 in cash and 1,500,000 shares of common stock valued at $4.09 per share, plus direct expenses. The acquisition has been accounted for under the purchase method of accounting and IRMI’s results have been included in the Company’s results since acquisition. Goodwill resulting from the acquisition of approximately $12,100,000 was being amortized on a straight-line basis over five years. Amortization expense of approximately $2,420,000 is included in general and administrative expenses for the year ended December 31, 2001. In December 2001, the Company recorded an impairment for the remainder of the goodwill of $7,965,000, in accordance with the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of.

During September 2000, the Company acquired certain assets and assumed specific liabilities of National Industrial Services, Inc (NISI), a provider of auction and other asset disposition services to manufacturing companies, for $3,480,000 in cash and 1,222,493 shares of restricted common stock valued at $2.15 per share, plus direct expenses. The restrictions lapse upon the earlier of the third anniversary of the closing date, the effective date of a qualifying initial public offering or the sale of the Company, as defined. The acquisition has been accounted for under the purchase method of accounting and NISI’s results have been included in the Company’s results since acquisition. Goodwill and other identifiable intangible assets resulting from the acquisition of approximately $4,420,000 are being amortized on a straight-line basis over periods ranging from 3 years (intangibles) to 12 years (goodwill). Amortization expense of approximately $368,000 is included in general and administrative expenses for the year ended December 31, 2001. In December 2001, the Company recorded an impairment for the remainder of the goodwill of $3,818,000, in accordance with the provisions of SFAS No. 121.

ZONETRADER, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

3.    Revolving credit agreement and long-term debt

Long-term debt consisted of the following as of December 31, 2001:

Subordinated note payable, net of discount of $35,000, due in monthly installments of interest only at 11.5% through January 2000, monthly principal payments of $41,667 plus interest at 11.5% beginning February 2000, matures June 2002, secured by substantially all assets of the Company and subordinated to line-of-credit borrowings	$289,431

Auto loans, due in monthly installments ranging from $442 to $592 including interest ranging from 8.75% to 10.75%, secured by the automobiles	28,169

Capital lease obligations, due in monthly installments ranging from $734 to $3,648 including interest ranging from 7.74% to 11.30%, secured by equipment under lease	158,218

475,818

Less—Current maturities	385,445

$90,373

The Company had a revolving credit agreement that provided for borrowings of up to $3,000,000 based on available collateral. Advances were due on demand and accrued interest at the bank’s base lending rate plus 1.25 percent. The agreement was secured by substantially all of the Company’s assets, personally guaranteed by one of the Company’s stockholders and matured in April 2000. The Company elected not to renew the revolving credit agreement.

In conjunction with the subordinated note payable, the Company granted the noteholder the right to purchase 654,877 shares of Series A convertible redeemable preferred stock at $0.67 per share. The Company has assigned a value of approximately $210,000 to this right using the Black-Scholes option pricing model. The amount has been recorded as a reduction of the principal and is being amortized to interest expense over the term of the note agreement.

Aggregate annual maturities of long-term debt are as follows for the years ending December 31:

2002	$385,445
2003	72,905
2004	17,468

Total	$475,818

ZONETRADER, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

4.    Income taxes

Significant components of the Company’s deferred tax liabilities and assets are as follows at December 31, 2001:

Current deferred tax assets:
Accounts receivable allowances	$185,200
Loss on impairment of assets	6,600,000
Net operating loss carryforwards	19,200,000
Depreciation	700,000

Net deferred assets	26,685,200

Valuation allowance	(26,685,200)

Total net deferred income taxes	$—

At December 31, 2001, the Company had net operating loss carryforwards of approximately $53,000,000 for income tax purposes. The net operating loss carryforwards expire beginning in 2019, if not previously utilized. A valuation allowance has been established for the tax benefit associated with these carryforwards, net of deferred tax liabilities, as their utilization is not assured. Utilization has been limited pursuant to the requirements of Section 382 of the Internal Revenue Code due to changes in ownership.

5.    Stockholders’ deficit

Series A convertible redeemable preferred stock

During October 1999, the Company issued 19,761,056 shares of Series A convertible redeemable preferred stock (Series A) at $0.84 per share and received net proceeds of approximately $16,348,000. Dividends on the Series A accrue on a daily basis at a rate of 8 percent per year, and the preferred stock has voting rights identical to the common stock. Issuance costs of approximately $152,000 are being amortized through the redemption date.

In the event of liquidation, the Series A receives a liquidation preference of $16,500,000. In addition, after payment of all required preferential amounts, the holders of the Series A share on an as-if converted basis with the holders of the common stock in any distribution of remaining assets and funds, up to a maximum of five times the liquidation preference.

The holders of the Series A have the right to request redemption of the stock for $16,500,000, plus any accumulated and unpaid dividends, in three equal annual installments on March 3, 2005 and each of the next two successive anniversary dates. In addition, the holders of the Series A have the option to convert their stock into common stock on a 1-for-1 basis, subject to certain antidilution provisions. All holders of the Series A are required to convert their stock into common stock if at least two-thirds of the holders consent or upon the closing of a qualifying public offering of common stock, as defined.

Series A-1 convertible redeemable preferred stock

During March 2000, the Company sold 5,988,198 shares of its newly designated Series A-1 convertible redeemable preferred stock (Series A-1) for $0.84 per share, resulting in net proceeds of approximately $4,975,000. The Series A-1 accrues dividends at 8 percent per year, accrued daily, and

ZONETRADER, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

has rights that are identical to those of the Series A. The holders of the Series A-1 may elect to convert their shares into common stock on a 1-for-1 basis. However, the Series A-1 automatically converts to common stock upon the closing of a qualifying initial public offering of common stock, as defined. Issuance costs of approximately $25,000 are being amortized through the redemption date.

The Company also issued to the investor 3,742,625 shares of Series A-1 in exchange for entering into an asset disposition agreement, which was effective through November 2000. The Company recognized the $3,125,000 assigned to the contract over the contract period (nine months) as sales and marketing expense.

Series B convertible redeemable preferred stock

During March, April and July 2000, the Company sold 10,106,868 shares of its Series B convertible redeemable preferred stock (Series B) for $4.09 per share, resulting in net proceeds of approximately $41,165,000. The Series B accrues dividends at 8 percent per year, accrued daily, and has rights similar to those of the Series A and Series A-1. The holders of the Series B may elect to convert their shares into common stock on a 1-for-1 basis. However, the Series B automatically converts to common stock upon the closing of a qualifying initial public offering of common stock, as defined. Issuance costs of approximately $123,000 are being amortized through the redemption date.

Warrants

During March 2000, the Company granted fully vested warrants to purchase 54,500 shares of the Company’s common stock at a price of $0.84 per share in exchange for consulting services. The Company recorded a charge of approximately $13,000 in March 2000 representing the fair value of the warrant. At the same time, the Company granted a supplier an additional warrant to purchase 2,000 shares of the Company’s common stock at a price of $0.84 per share. The warrant vested in July 2000 when the Company executed an asset disposition agreement with the supplier. The Company recorded a charge of approximately $7,000 to sales and marketing expense in July 2000. All of the warrants expire three years from the grant date.

During March 2000, the Company granted a supplier warrants to purchase 364,963 shares of the Company’s common stock at a price of $4.09 per share in conjunction with an asset disposition agreement for information technology equipment of which 121,654 shares vest after 18 months and expire five years from the grant date. The Company initially recorded approximately $76,000 as a supplier contract and is amortizing the asset to sales and marketing expense over the 18-month vesting period. The remaining 243,309 shares vested when the Company entered into an additional supplier contract with the supplier. The Company recorded a charge of approximately $481,000 to sales and marketing expense in 2000 related to this grant. The warrants expire five years after the date of issuance.

During May 2000, the Company issued a warrant to purchase 50,000 shares of common stock at $4.09 per share in exchange for services. The warrant is fully vested and exercisable for four years. The Company recorded compensation expense of approximately $88,000 in May 2000 related to this warrant grant.

During October 2000, the Company issued warrants to purchase 650,000 shares of common stock at $0.84 per share in exchange for services. The warrants are fully vested and exercisable for four

ZONETRADER, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

years. The Company recorded compensation expense of approximately $978,000 in October 2000 related to these warrant grants.

During January 2001, the Company issued to one of its officers, warrants to purchase 6,000 shares of common stock at $2.15 per share as consideration for separation of employment. The warrants are fully vested and exercisable for four years. The Company recorded compensation expense of approximately $5,500.

Restricted Stock

During 2001, the Company issued 1,425,000 shares of restricted stock to its employees as incentives for the continued performance of their services under the 1999 Stock Option Plan. The stock is held in escrow and may not be sold, transferred, or pledged by the shareholder, until an IPO or change in control of the Company has occurred. The shares do not vest and are only released if the shareholder is an active employee of the Company upon the IPO or change in control. As of December 31, 2001, 665,000 shares remained issued and outstanding.

6.    Stock option plans

The Company has stock option plans (the Plans) pursuant to which options to acquire an aggregate of 10,349,780 shares of the Company’s common stock may be granted, as determined by the board of directors. Stock options, stock appreciation rights, restricted stock and other stock and cash awards may be granted under the Plans. Options vest over a period of one to four years and expire 10 years from the date of grant.

Information regarding the Company’s stock options is summarized below:

	Shares	Exercise price	Weighted average exercise price
Options outstanding, December 31, 2000	7,086,190	$0.20–4.09	$1.68
Granted	2,641,000	0.84–2.15	1.24
Canceled or expired	(3,740,800)	0.84–4.09	2.27
Exercised	(40,000)	0.20	0.20

Options exercisable, December 31, 2001	5,946,390	$0.20–4.09	$1.11

Weighted average fair value of options granted during the year ended December 31, 2001			$0.23

Options outstanding at December 31, 2001 have a weighted average remaining contractual life of 7.76 years.

The Company recorded deferred compensation for the difference between the exercise price and the deemed fair value of the Company’s common stock on options to purchase approximately 2,811,000 shares of common stock at an exercise price of $0.60 in August 1999, net of cancelations. The Company recorded deferred compensation of $809,000 related to such options, which is being amortized over a four-year vesting period. The Company recognized approximately $150,000 in 2001 of compensation expense related to these grants.

ZONETRADER, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

The Company also recorded deferred compensation for the difference between the exercise price and the deemed fair value of the Company’s common stock on options to purchase approximately 347,000 shares at an exercise price of $0.84 during the year ended December 31, 2000, net of cancelations. The Company has recorded deferred compensation of approximately $993,000 related to such options (net of cancelations), which is being amortized over a four-year vesting period. The Company recognized approximately $217,000 of deferred compensation expense in 2001 related to these grants.

During 2000, the Company allowed certain employees to exercise options to purchase common stock by surrendering options sufficient to cover the exercise price and/or tax withholdings. Compensation expense in the amount of approximately $190,000 has been recorded in general and administrative expense for the year ended December 31, 2001 to reflect the fair value of the common stock that the employees were eligible to receive. In 2001, the Company’s stock option plan was amended to no longer allow cashless exercises by employees.

The Company applies Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations in accounting for its stock options. Accordingly, no compensation cost has been recognized for stock options issued. Had compensation cost for the Company’s stock options been determined based on the fair value at the grant dates consistent with the method of SFAS No. 123, “Accounting for Stock-Based Compensation,” the Company’s net loss would have increased to the pro forma net loss indicated below for the years ended December 31:

2001
Net loss:
As reported	$(41,144,652)
Pro forma	(41,608,297)

The fair value of each option was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for grants during the year ended December 31, 2001: dividend yield of 0 percent, expected volatility of 0 percent, risk-free interest rate of 5 percent, and expected lives of two to five years.

7.    Commitments and contingencies

Operating leases

The Company leases space for its office and warehouse facilities under leases that expire through December 2004. Certain of the leases require the Company to pay its pro rata share of real estate taxes or operating expenses. The Company also leases certain equipment and vehicles under leases expiring through January 2005. Rent expense was approximately $1,435,000 for the year ended December 31, 2001.

Future minimum rental payments were as follows for the years ending December 31:

2002	$591,021
2003	499,127
2004	443,895
2005	504

$1,534,547

ZONETRADER, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Employment agreement

The Company has an employment agreement with one of its officers/stockholders. The agreement requires minimum annual compensation of $160,000, and has a term of three years. The agreement requires severance payments of one year’s compensation with a one-year non-compete agreement.

Retirement savings plan

The Company has a pretax salary reduction/profit-sharing plan under the provisions of Section 401(k) of the Internal Revenue Code, which covers employees meeting certain eligibility requirements. Profit-sharing contributions by the Company are discretionary. The Company made no contributions to the plan for the year ended December 31, 2001.

Litigation

In December 2001, the Company was named as a defendant in a lawsuit filed by a shareholder of the Company. The lawsuit is requesting a judgment against the Company for $470,000, representing the repurchase price for the shares currently owned by the Plaintiff that were subject to repurchase by the Company after September 30, 2001. In April, 2002, a settlement was reached whereby the Company will pay the plaintiff $300,000 in cash and approximately 22,600 shares of DoveBid stock received from the sale of the Company’s assets as described in Note 10.

8.    Related-party transactions

The Company has notes receivable from a stockholder. One note matured in November 2000 and was exchanged for a new note maturing in November 2005. The other notes mature March 2002. All the notes accrue interest at the prime rate (4.75 percent at December 31, 2001). The balance outstanding, including accrued interest, was approximately $53,000 at December 31, 2001. In addition, the Company had a note receivable from a former owner for approximately $11,000 as of December 31, 2000 that was repaid in January 2001.

9.    Restructuring Expenses

The accompanying financial statements for 2001 include charges and accruals of approximately $3,000,000 ($2,250,000 in personnel expenses, $440,000 in operating expenses, and $310,000 in general and administrative expenses) related to closing the Company’s office and warehousing operation in Illinois and its warehousing operation in Missouri (the “Restructuring”). In conjunction with the Restructuring, approximately 105 employees were identified for termination, primarily in operations, sales, and administration.

At December 31, 2001, the remaining accounts relating to the Restructuring totaled approximately $1,180,000, which are related to severance and the settlement of remaining obligations.

10.    Subsequent Events—Unaudited

On March 13, 2002, pursuant to an Asset Purchase Agreement dated February 27, 2002, between DoveBid Management Services, Inc., DoveBid, Inc. and the Company, the Company sold certain assets and liabilities of its business in exchange for approximately 1,054,000 DoveBid common shares, 47,800 Series D-1 preferred shares, 1,845,000 Series C preferred shares, and 57,500 Series DD

ZONETRADER, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

preferred shares (the “Total Shares”). At the closing, DoveBid released 25.83% of the Total Shares to the Company, with 66.67% of the Total Shares subject to contingent earn-out provisions as defined in the Agreement. 7.5% of the Total Shares were placed in escrow to secure certain indemnification obligations contained in the Agreement. Subject to outstanding claims, the escrow will terminate 12 months following the closing. The transaction was treated as a reorganization under Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended.

In March 2002, the Company sold approximately 654,000 common and preferred shares ($1,400,000) of the stock received from the DoveBid acquisition to existing shareholders of the Company in order to settle certain outstanding liabilities. Management believes an additional $350,000 in DoveBid stock will need to be sold in order to completely settle the remaining liabilities of the Company.

Note: This is a copy of a report previously issued by Arthur Andersen LLP, the former independent accountants for ZoneTrader, Inc. This report has not been reissued by Arthur Andersen LLP in connection with the filing of the registration statement of which this prospectus is a part.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of ZoneTrader, Inc.:

We have audited the accompanying balance sheets of ZoneTrader, Inc. (a Delaware corporation) as of December 31, 2000 and 1999, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ZoneTrader, Inc. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

/S/    ARTHUR ANDERSEN LLP

Minneapolis, Minnesota
February 1, 2001

ZONETRADER, INC.

BALANCE SHEETS
As of December 31

	2000	1999
ASSETS
Current assets:
Cash and cash equivalents	$18,787,400	$12,354,817
Accountants receivable, net of allowance for doubtful accounts of $369,000 and $55,000	1,935,599	1,973,140
Inventories, net	191,889	134,036
Income taxes receivable	—	265,320
Other current assets	412,065	209,236

Total current assets	21,326,953	14,936,549
Property and equipment, net	10,449,785	1,865,987
Related-party notes receivable	60,556	45,314
Goodwill, net	14,709,784	—
Other assets, net	1,018,396	73,406

Total assets	$47,565,474	$16,921,256

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current maturities of long-term debt	$590,377	$935,830
Accounts payable	3,133,595	1,924,171
Accrued liabilities	1,623,193	1,182,119

Total current liabilities	5,347,165	4,042,120
Long-term debt, net of current maturities	440,175	661,712

Total liabilities	5,787,340	4,703,832

Commitments and contingencies (Notes 7)

Series A convertible redeemable preferred stock ($16,500,000 liquidation preference and redemption value), 20,500,000 shares authorized; 19,761,056 shares issued and outstanding, respectively	18,014,493	16,597,199
Series A-1 convertible redeemable preferred stock ($8,125,000 liquidation preference and redemption value), 10,000,000 shares authorized; 9,730,823 shares issued and outstanding at December 31, 2000	8,663,046	—
Series B convertible redeemable preferred stock ($41,288,238 liquidation preference and redemption value), 10,106,868 shares authorized; 10,106,868 shares issued and outstanding at December 31, 2000	44,017,976	—
Stockholders’ deficit:
Common stock, $.01 par value, 90,000,000 shares authorized; 10,608,220 and 7,675,160 shares issued and outstanding	106,082	76,752
Additional paid-in capital	13,548,665	1,754,550
Deferred compensation	(1,183,915)	(509,516)
Accumulated deficit	(41,388,213)	(5,701,561)

Total stockholders’ deficit	(28,917,381)	(4,379,775)

Total liabilities and stockholders’ deficit	$47,565,474	$16,921,256

The accompanying notes are an integral part of these balance sheets.

ZONETRADER, INC.

STATEMENTS OF OPERATIONS
For The Years Ended December 31

	2000	1999
Revenues:
Reseller	$—	$23,109,331
Asset disposition services, net of supplier fees	7,147,759	366,184

Total revenues	7,147,759	23,475,515

Operating expenses:
Cost of reseller revenues	—	18,863,126
Cost of asset disposition service revenues	10,821,978	712,073
Sales and marketing	10,639,921	4,929,665
General and administrative (includes approximately $833,000 and $300,000 of stock compensation expense)	16,385,154	3,577,735
Product development	1,499,121	905,616

Total operating expenses	39,346,174	28,988,215

Loss from operations	(32,198,415)	(5,512,700)

Other income (expense):
Interest income and other	1,571,784	161,098
Interest expense	(218,313)	(327,765)

Loss before income taxes	(30,844,944)	(5,679,367)

Income tax benefit	—	(158,000)

Net loss	(30,844,944)	(5,521,367)

Accretion of preferred stock dividends	4,841,708	241,328

Net loss attribute to common stockholders	$(35,686,652)	$(5,762,695)

Loss per common share, basic and diluted	$(3.86)	$(0.75)

Weighted average common shares outstanding, basic and diluted	9,241,703	7,639,201

The accompanying notes are an integral part of these financial statements.

ZONETRADER, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Common stock		Additional paid-in capital	Deferred compensation	Retained earnings (accumulated deficit)	Total
	Shares	Amount
Balance, December 31, 1998	7,637,660	$76,377	$582,537	$—	$61,134	$720,048
Warrant issued for services	—	—	145,660	—	—	145,660
Warrant issued with note payable	—	—	210,000	—	—	210,000
Exercise of stock options	37,500	375	7,125	—	—	7,500
Accretion of Series A preferred stock dividend	—	—	—	—	(241,328)	(241,328)
Deferred compensation related to stock option grants	—	—	809,228	(809,228)	—	—
Deferred compensation expense	—	—	—	299,712	—	299,712
Net loss	—	—	—	—	(5,521,367)	(5,521,367)

Balance, December 31, 1999	7,675,160	76,752	1,754,550	(509,516)	(5,701,561)	(4,379,775)
Warrants issued for services and supplier contracts	—	—	1,642,510	—	—	1,642,510
Stock issued in acquisitions	2,722,493	27,224	8,736,135	—	—	8,763,359
Exercise of stock options, net of 83,522 options retained by the Company (Note 5)	147,703	1,477	370,463	—	—	371,940
Sale of common stock	62,864	629	51,871	—	—	52,500
Accretion of Series A, Series A-1 and Series B preferred stock dividends	—	—	—	—	(4,841,708)	(4,841,708)
Deferred compensation related to stock option grants, net of cancellations	—	—	993,136	(993,136)	—	—
Deferred compensation expense	—	—	—	318,737	—	318,737
Net loss	—	—	—	—	(30,844,944)	(30,844,944)

Balance, December 31, 2000	10,608,220	$106,082	$13,548,665	$(1,183,915)	$(41,388,213)	$(28,917,381)

The accompanying notes are an integral part of these financial statements.

ZONETRADER, INC.

STATEMENTS OF CASH FLOWS
For The Years Ended December 31

	2000	1999
Operating activities:
Net loss	$(30,844,944)	$(5,521,367)
Adjustments to reconcile net loss to net cash flows from operating activities: Depreciation and amortization	6,729,010	226,507
Warrant expense for supplier contracts and services	1,566,740	145,660
Amortization of debt discount	70,000	35,000
Compensation expense associated with cashless option exercises	514,726	—
Deferred compensation expense	318,737	299,712
Changes in operating assets and liabilities:
Accounts receivable	328,920	1,348,066
Inventories	(57,853)	640,751
Other current assets	96,514	(397,191)
Other assets	2,313	(37,220)
Accounts payable and accrued liabilities	1,194,443	617,925

Net cash used in operating activities	(20,081,394)	(2,642,157)

Investing activities:
Purchases of property and equipment	(9,363,527)	(1,646,112)
Acquisitions, net of cash received	(9,579,541)	—
Advances to stockholder/officer	(4,712)	(40,314)

Net cash used in investing activities	(18,947,780)	(1,686,426)

Financing activities:
Net decrease in revolving credit agreement to bank	(491,529)	(839,450)
Proceeds from long-term debt	263,074	1,400,000
Payments on long-term debt	(506,701)	(241,189)
Sales of Series A convertible redeemable preferred stock, net	—	16,355,871
Sales of Series A-1 convertible redeemable preferred stock, net	4,966,460	—
Sales of Series B convertible redeemable preferred stock, net	41,165,153	—
Proceeds from common stock transactions	65,300	7,500

Net cash provided by financing activities	45,461,757	16,682,732

Net increase in cash and cash equivalents	6,432,583	12,354,149

Cash and cash equivalents:
Beginning of year	12,354,817	668

End of year	$18,787,400	$12,354,817

Supplemental cash flow information:
Interest paid	$218,313	$279,765
Income taxes paid	—	87,570

Schedule of noncash investing and financing transactions:
Stock issued in acquisitions	8,763,360	—
Stock issued for supplier contract	3,125,000	—

The accompanying notes are an integral part of these financial statements.

ZONETRADER, INC.

NOTES TO FINANCIAL STATEMENTS
December 31, 2000 and 1999

1.    Business description and summary of significant accounting policies

Organization and business

ZoneTrader, Inc. (the Company) was incorporated on June 29, 1994, as Workstations International, Inc., a Minnesota corporation. On December 10, 1999, Workstations International, Inc. merged with ZoneTrader.com, Inc., a Delaware corporation, and took the ZoneTrader.com, Inc. name. The Company subsequently changed its name to ZoneTrader, Inc.

The Company’s current business is the sale of surplus asset management and asset disposition services to various buyers through its auction web site, www.zonetrader.com, and other channels. Prior to August 1999, the Company was primarily a reseller of new and remanufactured computer systems and equipment to wholesalers and end users. The Company currently has offices in Minnesota, Illinois, Oklahoma, Texas and Missouri.

The Company is subject to risks and uncertainties common to early stage companies, including rapid technological change, growth and commercial acceptance of the Internet, dependence on suppliers for product, new product development, new product introductions and other activities of competitors, dependence on key personnel, security and privacy issues, dependence on strategic relationships, limited operating history and the ability to raise additional capital.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Ultimate results could differ from those estimates.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments in financial institutions in excess of federally insured limits and trade accounts receivable. Temporary cash investments are held with financial institutions which the Company believes subject it to minimal risk. The Company monitors its customers’ financial conditions to minimize its risks associated with trade accounts receivable, but does not require collateral from its customers.

Fair value disclosure of financial instruments

The Company’s financial instruments consist of cash and cash equivalents, short-term trade receivables and payables for which current carrying amounts are equal to or approximate fair market values. The fair values of debt and capital leases approximate the current rates at which the Company could borrow funds with similar remaining maturities and risks.

Cash and cash equivalents

The Company considers certificates of deposit and all other investments purchased with an original maturity of three months or less to be cash equivalents.

ZONETRADER, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Inventories

Inventories consist principally of new and remanufactured computer systems, upgrade components and equipment and are recorded at the lower of cost or market value using the specific identification method. Assets that are held by the Company for auction sales are held on a consignment basis.

Property and equipment

Property and equipment are recorded at cost and are depreciated over their useful lives, ranging from three to seven years, on a straight-line basis. Leasehold improvements are amortized over the shorter of their useful lives or the lease term. Equipment consists of the following as of December 31:

	2000	1999
Computer equipment and software	$10,068,807	$1,426,424
Equipment and furniture	1,827,732	427,565
Leasehold improvements	621,195	459,136

	12,515,734	2,313,125

Less—Accumulated depreciation and amortization	2,065,949	447,138

Net property and equipment	$10,449,785	$1,865,987

Depreciation and amortization expense was approximately $1,583,000 and $227,000 for the years ended December 31, 2000 and 1999.

In 1999, the Company adopted Statement of Position (SOP) 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” SOP 98-1 requires all costs related to the development of internal-use software other than those incurred during the application development stage to be expensed as incurred. Costs incurred during the application development stage are required to be capitalized and amortized over the estimated useful life of the software. The Company capitalized approximately $5,754,000 and $797,000 of costs related to the implementation of internal-use software during the years ended December 31, 2000 and 1999. The costs are being amortized over the software’s estimated useful life of five years.

Long-lived assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to future net cash flows expected to be generated by the assets. If the assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Income taxes

The Company accounts for income taxes using the asset and liability approach, which requires the recognition of deferred tax assets and liabilities for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Deferred tax assets are reduced by a valuation allowance to the extent that realization of the related tax assets is not assured.

ZONETRADER, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Revenue recognition

Revenues from asset disposition services are recognized upon sale and shipment of the equipment, net of provisions for sales returns. This income primarily represents a percentage of the transaction price, in accordance with the level of service agreement with the seller.

For reseller revenues, revenues are recognized when the product is shipped and no significant obligations remain.

Product development

Product development expenses consist primarily of expenses associated with development, editorial systems and operations personnel and consultants related to systems infrastructure costs incurred in the preliminary project stage of a development project and costs of acquired content. These costs are expensed as incurred.

Advertising costs

Advertising costs are charged to expense as they are incurred. Advertising expense was approximately $4,028,000 and $2,241,000 for the years ended December 31, 2000 and 1999, respectively.

Earnings per common share

Basic earnings per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per share is computed by dividing net loss by the weighted average common shares outstanding and dilutive common equivalent shares assumed to be outstanding during each period. As the Company had a net loss in each of the periods presented, basic and diluted loss per share is the same. Options, convertible preferred stock and warrants together totaling 44,262,276 and 26,297,768 shares were excluded from the computation of diluted earnings per share for the years ended December 31, 2000 and 1999, as their effect was antidilutive.

Comprehensive Income

The Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 130, “Reporting Comprehensive Income.” In 1999, SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive Income, as defined, includes all changes in equity (net assets) during a period from nonowner sources. To date, the Company has not had any transactions that are required to be reported in comprehensive income.

Derivatives

The Company adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” on January 1, 2001. The Company currently does not engage in or plan to engage in derivative or hedging activities; therefore, the adoption of SFAS No. 133 did not have an impact on the Company’s results of operations, financial position or cash flows.

ZONETRADER, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

2.    Acquisitions

During April 2000, the Company acquired Investment Recovery Management, Incorporated (IRMI), a provider of asset disposition services to petrochemical and manufacturing companies, for $6,000,000 in cash and 1,500,000 shares of common stock valued at $4.09 per share, plus direct expenses. The acquisition has been accounted for under the purchase method of accounting and IRMI’s results have been included in the Company’s results since acquisition. Goodwill resulting from the acquisition is being amortized on a straight-line basis over five years. Amortization expense of approximately $1,714,000 is included in general and administrative expenses for the year ended December 31, 2000.

During September 2000, the Company acquired certain assets and assumed specific liabilities of National Industrial Services, Inc (NISI), a provider of auction and other asset disposition services to manufacturing companies, for $3,480,000 in cash and 1,222,493 shares of restricted common stock valued at $2.15 per share, plus direct expenses. The restrictions lapse upon the earlier of the third anniversary of the closing date, the effective date of a qualifying initial public offering or the sale of the Company, as defined. The acquisition has been accounted for under the purchase method of accounting and NISI’s results have been included in the Company’s results since acquisition. Goodwill and other identifiable intangible assets resulting from the acquisition are, being amortized on a straight-line basis over periods ranging from 3 years (intangibles) to 12 years (goodwill). Amortization expense of approximately $234,000 is included in general and administrative expenses for the year ended December 31, 2000.

3.    Revolving credit agreement and long-term debt

Long-term debt consisted of the following as of December 31:

	2000	1999
Revolving credit agreement with bank (see below)	$—	$491,529
Subordinated note payable, net of discount of $105,000 and $175,000, due in monthly installments of interest only at 11.5% through January 2000, monthly principal payments of $41,667 plus interest at 11.5% beginning February 2000, matures June 2002, secured by substantially all assets of the Company and subordinated to line-of-credit borrowings	727,603	1,075,000
Auto loans, due in monthly installments ranging from $442 to $592 including interest ranging from 8.75% to 10.75%, secured by the automobiles	68,805	—
Bank notes payable, due in monthly installments ranging from $430 to $597 including interest ranging from 8.75% to 9.25%, secured by certain equipment	1,689	7,228
Capital lease obligations, due in monthly installments ranging from $734 to $3,648 including interest ranging from 7.74% to 11.30%, secured by equipment under lease	232,455	23,785

	1,030,552	1,597,542
Less—Current maturities	590,377	935,830

	$440,175	$661,712

ZONETRADER, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

The Company had a revolving credit agreement that provided for borrowings of up to $3,000,000 based on available collateral. Advances were due on demand and accrued interest at the bank’s base lending rate plus 1.25 percent. The agreement was secured by substantially all of the Company’s assets, personally guaranteed by one of the Company’s stockholders and matured in April 2000. The Company elected not to renew the revolving credit agreement.

In conjunction with the subordinated note payable, the Company granted the noteholder the right to purchase 654,8777 shares of Series A convertible redeemable preferred stock at $0.67 per share. The Company has assigned a value of approximately $210,000 to this right using the Black-Scholes option pricing model. The amount has been recorded as a reduction of the principal and is being amortized to interest expense over the note agreement.

Aggregate annual maturities of long-term debt are as follows for the years ending December 31:

2001	$590,377
2002	349,801
2003	72,905
2004	17,469

Total	$1,030,552

4.    Income taxes

Significant components of the Company’s deferred tax liabilities and assets are as follows at December 31:

	2000	1999
Current deferred tax assets:
Accounts receivable allowances	$147,200	$72,800
Net operating loss carryforwards	17,020,000	674,000
Depreciation	52,000	—

Long-term deferred tax liabilities:
Software development	(2,148,000)	—

Net deferred assets	15,071,200	746,800
Valuation allowance	(15,071,200)	(746,800)

Total net deferred income taxes	$—	$—

At December 31, 2000, the Company had net operating loss carryforwards of approximately $42,550,000 for income tax purposes. The net operating loss carryforwards expire beginning in 2019, if not previously utilized. A valuation allowance has been established for the tax benefit associated with these carryforwards, net of deferred tax liabilities, as their utilization is not assured. Utilization has been limited pursuant to the requirements of Section 382 of the Internal Revenue Code due to changes in ownership. For the year ended December 31, 1999, the Company received a tax benefit of approximately $158,000 to reflect the benefit associated with net operating losses carried back to prior years.

ZONETRADER, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

5.    Stockholders’ deficit

Stock split

During August 1999, the Company declared a 5-for-1 stock split. The stock split has been retroactively reflected in the accompanying financial statements.

Series A convertible redeemable preferred stock

During October 1999, the Company issued 19,761,056 shares of Series A convertible redeemable preferred stock (Series A) at $0.84 per share and received net proceeds of approximately $16,348,000. Dividends on the Series A accrued on a daily basis at a rate of 8 percent per year, and the preferred stock has voting rights identical to the common stock. Issuance costs of approximately $152,000 are being amortized through the redemption date.

In the event of liquidation, the Series A receives a liquidation preference of $16,500,000. In addition, after payment of all required preferential amounts, the holders of the Series A share on an as-if converted basis with the holders of the common stock in any distribution of remaining assets and funds, up to a maximum of five times the liquidation preference.

The holders of the Series A have the right to request redemption of the stock for $16,500,000, plus any accumulated and unpaid dividends, in three equal annual installments on March 3, 2005 and each of the next two successive anniversary dates. In addition, the holders of the Series A have the option to convert their stock into common stock on a 1-for-1 basis, subject to certain antidilution provisions. All holders of the Series A are required to convert their stock into common stock if at least two-thirds of the holders consent or upon the closing of a qualifying public offering of common stock, as defined.

Series A-1 convertible redeemable preferred stock

During March 2000, the Company sold 5,988,198 shares of its newly designated Series A-1 convertible redeemable preferred stock (Series A-1) for $0.84 per share, resulting in net proceeds of approximately $4,975,000. The Series A-1 accrues dividends at 8 percent per year, accrued daily, and has rights that are identical to those of the Series A. The holders of the Series A-1 may elect to convert their shares into common stock on a 1-for-1 basis. However, the Series A-1 automatically converts to common stock upon the closing of a qualifying initial public offering of common stock, as defined. Issuance costs of approximately $25,000 are being amortized through the redemption date.

The Company also issued to the investor 3,742,625 shares of Series A-1 in exchange for entering into an asset disposition agreement, which was effective through November 2000. The Company recognized the $3,125,000 assigned to the contract over the contract period (nine months) as sales and marketing expense.

Series B convertible redeemable preferred stock

During March, April and July 2000, the Company sold 10,106,868 shares of its newly designated Series B convertible redeemable preferred stock (Series B) for $4.09 per share, resulting in net proceeds of approximately $41,166,000. The Series B accrues dividends at 8 percent per year, accrued daily, and has rights similar to those of the Series A and Series A-1. The holders of the Series B may elect to convert their shares into common stock on a 1-for-1 basis. However, the

ZONETRADER, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Series B automatically converts to common stock upon the closing of a qualifying initial public offering of common stock, as defined. Issuance costs of approximately $123,000 are being amortized through the redemption date.

Warrants

During September 1999, the Company issued a warrant to an individual to purchase 460,890 shares of common stock at $0.38 per share in exchange for consulting services. The warrant is fully vested and is exercisable for four years. The Company recorded compensation expense of approximately $146,000 in 1999 related to this warrant grant.

During March 2000, the Company granted fully vested warrants to purchase 54,500 shares of the Company’s common stock at a price of $.84 per share in exchange for consulting services. The Company has recorded a charge of approximately $13,000 in March 2000 representing the fair value of the warrant. At the same time, the Company granted a supplier an additional warrant to purchase 2,000 shares of the Company’s common stock at a price of $0.84 per share. The warrant vested in July 2000 when the Company executed an asset disposition agreement with the supplier. The Company recorded a charge of approximately $7,000 to sales and marketing expense in July 2000. All of the warrants expire three years from the grant date.

During March 2000, the Company granted a supplier warrants to purchase 364,963 shares of the Company’s common stock at a price of $4.09 per share in conjunction with an asset disposition agreement for information technology equipment of which 121,664 shares vest after 18 months and expire five years from the grant date. The Company initially recorded approximately $76,000 as a supplier contract and is amortizing the asset to sales and marketing expense over the 18-month vesting period. The remaining 243,309 shares vested when the Company entered into an additional supplier contract with the supplier. The Company recorded a charge of approximately $481,000 to sales and marketing expense in 2000 related to this grant. The warrants expire five years after the date of issuance.

During May 2000, the Company issued a warrant to purchase 60,000 shares of common stock at $4.09 per share in exchange for services. The warrant is fully vested and exercisable for four years. The Company recorded compensation expense of approximately $88,000 in May 2000 related to this warrant grant.

During October 2000, the Company issued warrants to purchase 650,000 shares of common stock at $0.84 per share in exchange for services. The warrants are fully vested and exercisable for four years. The Company recorded compensation expense of approximately $976,000 in October 2000 related to these warrant grants.

6.    Stock option plans

The Company has stock option plans (the Plans) pursuant to which options to acquire an aggregate of 10,349,780 shares of the Company’s common stock may be granted, as determined by the board of directors. Stock options, stock appreciation rights, restricted stock and other stock and cash awards may be granted under the Plans. Options vest over a period of one to four years and expire 10 years from the date of grant.

ZONETRADER, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Information regarding the Company’s stock options is summarized below:

	Shares	Exercise price	Weighted average exercise price
Options outstanding, December 31, 1998	4,709,165	$0.20–1.30	$0.43
Granted	4,357,280	0.60–1.30	0.69
Canceled or expired	(3,521,000)	0.20–1.30	0.56
Exercised	(37,500)	0.20	0.20

Options outstanding, December 31, 1999	5,507,945	0.20–0.84	0.56
Granted	4,272,410	0.84–4.09	2.46
Canceled or expired	(2,462,940)	0.20–4.09	0.98
Exercised	(231,225)	0.20–0.84	0.27

Options outstanding, December 31, 2000	7,086,190	$0.20–4.09	$1.68

Options exercisable, December 31, 2000	2,246,790	$0.20–0.84	$0.52

Weighted average fair value of options granted during the year ended December 31, 2000			$1.14

Options outstanding at December 31, 2000 have a weighted average remaining contractual life of 8.83 years.

The Company recorded deferred compensation for the difference between the exercise price and the deemed fair value of the Company’s common stock on options to purchase approximately 2,511,000 shares of common stock at an exercise price of $0.60 in August 1999, net of cancelations. The Company recorded deferred compensation of $809,000 related to such options, which is being amortized over a four-year vesting period. The Company recognized approximately $100,000 in 2000 and $300,000 in 1999 of compensation expense related to these grants.

The Company also recorded deferred compensation for the difference between the exercise price and the deemed fair value of the Company’s common stock on options to purchase approximately 347,000 shares at an exercise price of $0.84 during the year ended December 31, 2000, net of cancelations. The Company has recorded deferred compensation of approximately $993,000 related to such options (net of cancelations), which is being amortized over a four-year vesting period. The Company recognized approximately $219,000 of deferred compensation expense in 2000 related to these grants.

During 2000, the Company allowed certain employees to exercise options to purchase common stock by surrendering options sufficient to cover the exercise price and/or tax withholdings. Compensation expense in the amount of approximately $515,000 has been recorded in general and administrative expense to reflect the fair value of the common stock that the employees were eligible to receive, in 2001, the Company’s stock option plan was amended to no longer allow cashless exercises by employees.

ZONETRADER, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

The Company applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its stock options. Accordingly, no compensation cost has been recognized for stock options issued. Had compensation cost for the Company’s stock options been determined based on the fair value at the grant dates consistent with the method of SFAS No. 123, Accounting for Stock-Based Compensation, the Company’s net loss would have increased to the pro forma net loss indicated below for the years ended December 31:

	2000	1999
Net loss:
As reported	$(30,844,944)	$(5,521,367)
Pro forma	(31,497,638)	(5,755,920)

Basic and diluted net loss per share:
As reported	$(3.86)	$(0.75)
Pro forma	(3.93)	(0.79)

The fair value of each option was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for grants during the years ended December 31, 2000 and 1999: dividend yield of 0 percent, expected volatility of 0 percent, risk-free interest rates ranging from 5.26 percent to 6.75 percent for 2000 and ranging from 4.65 percent to 6.05 percent for 1999, and expected lives of two to five years.

7.    Commitments and contingencies

Operating leases

The Company leases space for its office and warehouse facilities under leases that expire through December 2004. Certain of the leases require the Company to pay its pro rata share of real estate taxes or operating expenses. The Company also leases certain equipment and vehicles under leases expiring through December 2004. Rent expense was approximately $1,410,000 and $490,000 for the years ended December 31, 2000 and 1999, respectively.

Future minimum rental payments were as follows for the years ending December 31:

2001	$1,412,663
2002	970,031
2003	903,125
2004	828,727

$4,114,546

Employment agreement

The Company has employment agreements with two officers/stockholders. The agreements require minimum annual compensation of $160,000 and $205,000, respectively, and have terms of three years. The agreements require severance payments of one year’s compensation with one-year and three-year non-compete agreements.

ZONETRADER, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Retirement savings plan

The Company has a pretax salary reduction/profit-sharing plan under the provisions of Section 401(k) of the Internal Revenue Code, which covers employees meeting certain eligibility requirements. Profit-sharing contributions by the Company are discretionary. The Company made no contributions to the plan for the years ended December 31, 2000 and 1999.

8.    Related-party transactions

The Company has notes receivable from a stockholder. One note matured in November 2000 and was exchanged for a new note maturing in November 2005. The other notes mature March 2002. All the notes accrue interest at the prime rate (9.5 percent at December 31, 2000). The balances outstanding, including accrued interest, were approximately $50,000 and $45,000 at December 31, 2000 and 1999. In addition, the Company had a note receivable from a former owner for approximately $11,000 as of December 31, 2000 that was repaid in January 2001.

During June 2000, the Company sold equipment to an investor for a sales price of approximately $1,125,000.

The Company incurred consulting expenses of approximately $92,000 and $228,000 for the years ended December 31, 2000 and 1999, which were paid to a company owned by a shareholder.

In June 1999, the Company received a loan from a shareholder for $150,000. The loan called for interest at 10 percent and was repaid in November 1999.

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of
TradeOut, Inc.

We have audited the accompanying balance sheets of TradeOut, Inc. (the “Company”) as of December 31, 2000 and 1999, and the related statements of operations, changes in stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TradeOut, Inc. at December 31, 2000 and 1999, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

February 14, 2002
New York, New York

TRADEOUT, INC.

BALANCE SHEETS

	August 27, 2001	December 31,
		2000	1999
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$6,657,277	$13,729,248	$18,977,240
Accounts receivable, net of allowance of $1,028,088 and $57,187 at December 31, 2000 and 1999, respectively	—	1,323,072	318,909
Prepaid expenses and other current assets	5,738	275,603	132,821

Total current assets	6,663,015	15,327,923	19,428,970
Property and equipment, net	—	4,184,513	1,686,915
Other assets	—	569,817	122,298

Total assets	$6,663,015	$20,082,253	$21,238,183

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$—	$1,207,085	$1,226,964
Accrued expenses	—	607,148	1,036,310
Accrued salaries and commissions	—	118,200	469,955
Accrued restructuring costs	—	421,474	—
Accrued advertising expenses	—	154,238	257,756
Current portion of capital lease obligation	—	707,663	61,311

Total current liabilities	—	3,215,808	3,052,296
Capital lease obligation	—	1,750,035	21,767
Deferred rent	—	365,793	—

Commitments

Stockholders’ equity:
Series A preferred stock—$.0001 par value, 4,300,000 shares authorized; 3,045,914 shares issued and outstanding in 2001, 2000 and 1999	304	304	304
Series B preferred stock—$.0001 par value, 953,361 shares authorized, issued and outstanding in 2001, 2000 and 1999	95	95	95
Series C preferred stock—$.0001 par value, 9,750,000 shares authorized, 9,288,273 shares issued and outstanding in 2001, 2000 and 1999	929	929	929
Series D preferred stock—$.0001 par value, 5,577,825 shares authorized, issued and outstanding in 2001 and 2000	558	558	—
Series E preferred stock—$.0001 par value, 2,455,588 shares authorized; 2,160,917 shares issued and outstanding in 2001 and 2000	216	216	—
Series F preferred stock—$0.0001 par value, 74,263,640 shares authorized, issued and outstanding in 2001	7,426	—	—
Common stock—$.0001 par value, 62,500,000 shares authorized; 34,033,005 shares, 20,033,005 shares and 19,236,000 shares issued and outstanding in 2000, 2001 and 1999, respectively	3,403	2,003	1,924
Stock subscription receivable, net of allowance of $820,000	—	—	—
Additional paid-in capital	94,328,416	90,613,593	37,987,680
Deferred compensation	(2,238,316)	(9,669,805)	(776,667)
Accumulated deficit	(85,440,016)	(66,197,276)	(19,050,145)

Total stockholders’ equity	6,663,015	14,750,617	18,164,120

Total liabilities and stockholders’ equity	$6,663,015	$20,082,253	$21,238,183

See accompanying notes.

TRADEOUT, INC.

STATEMENTS OF OPERATIONS

	Period from January 1, 2001 to August 27, 2001	Year ended December 31,
		2000	1999
	(unaudited)
Revenues	$1,158,463	$5,147,032	$827,735
Cost of revenues	741,416	3,461,106	528,397

Gross profit	417,047	1,685,926	299,338
Operating expenses:
Sales and marketing	6,669,118	26,888,185	14,089,949
Research and development	3,635,606	7,190,465	2,197,603
General and administrative	10,093,531	11,851,173	3,044,703
Stock-based compensation expense	(1,076,357)	1,992,416	91,106

	19,321,898	47,922,239	19,423,361

Operating loss	(18,904,851)	(46,236,313)	(19,124,023)
Other income (expense):
Warrant costs	—	(483,404)	—
Offering costs	—	(1,588,640)	—
Restructuring costs	—	(421,474)	—
Retail exchange sale	35,000	—	—
Sales tax settlement	(63,816)	—	—
Interest income, net of interest expense of $130,576, $294,498 and $5,716 as of August 27, 2001, December 31, 2000 and 1999, respectively	129,933	1,575,540	392,703
Gain (loss) on disposal of property and equipment	(743,075)	7,160	(12,581)
Other	304,069	—	—

	(337,889)	(910,818)	380,122

Net loss	(19,242,740)	(47,147,131)	(18,743,901)
Preferred stock dividends	—	—	(256,271)

Net loss attributable to common stockholders	$(19,242,740)	$(47,147,131)	$(19,000,172)

See accompanying notes.

TRADEOUT, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

					Additional Paid-in Capital	Deferred Compensation	Accumulated Deficit	Stock Subscription Receivable	Total Stockholders’ Equity
	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount
Balance at December 31, 1998	—	$—	15,585,000	$1,559	$169,191	$—	$(49,962)	$(60,750)	$60,038
Issuance of common stock	—	—	3,651,000	365	1,216,615	—	—		1,216,980
Receipt of stock subscriptions receivable	—	—	—	—	—	—	—	60,750	60,750
Issuance of Series A preferred stock and warrants	2,931,200	293	—	—	7,078,505	—	—	—	7,078,798
Issuance of Series B preferred stock	953,361	95	—	—	7,585,894	—	—	—	7,585,989
Issuance of Series C preferred stock and warrants	9,288,273	929	—	—	20,750,653	—	—	—	20,751,582
Issuance of warrants in exchange for consulting services rendered	—	—	—	—	62,778	—	—	—	62,778
Deferred compensation related to stock options, net of cancellations	—	—	—	—	867,773	(867,773)	—	—	—
Amortization of deferred compensation expense	—	—	—	—	—	91,106	—	—	91,106
Net loss	—	—	—	—	—	—	(18,743,901)	—	(18,743,901)
Dividends on Series A preferred stock	114,714	11	—	—	256,271	—	(256,282)	—	—

Balance at December 31, 1999	13,287,548	1,328	19,236,000	1,924	37,987,680	(776,667)	(19,050,145)	—	18,164,120
Issuance of common stock upon exercise of stock options	—	—	362,955	36	263,007	—	—	—	263,043
Issuance of common stock upon exercise of warrants	—	—	24,050	2	20,280	—	—	—	20,282
Issuance of restricted common stock	—	—	410,000	41	819,959	—	—	(820,000)	—
Allowance for uncollectibility	—	—	—	—	—	—	—	820,000	820,000
Issuance of Series D preferred stock and warrants	5,577,825	558	—	—	14,999,442	—	—	—	15,000,000
Issuance of Series E preferred stock and warrants	2,455,588	245	—	—	24,999,755	—	—	(3,000,000)	22,000,000
Expenses related to issuance of Series E and Series C preferred stock	—	—	—	—	(195,811)	—	—	—	(195,811)
Issuance of warrants in exchange for consulting services rendered	—	—	—	—	263,534	—	—	—	263,534
Issuance of warrants for Strategic Business Partners	—	—	—	—	519,591	—	—	—	519,591
Deferred compensation related to stock sale to Officer	—	—	—	—	541,200	—	—	—	541,200
Deferred compensation related to stock options, net of cancellations	—	—	—	—	10,885,554	(10,885,554)	—	—	—
Amortization of deferred compensation expense	—	—	—	—	—	1,992,416	—	—	1,992,416
Rescission on loan related to Series E preferred stock	(294,671)	(29)	—	—	(490,598)	—	—	3,000,000	2,509,373
Net loss	—	—	—	—	—	—	(47,147,131)	—	(47,147,131)

Balance at December 31, 2000	21,026,290	2,102	20,033,005	2,003	90,613,593	(9,669,805)	(66,197,276)	—	14,750,617
Issuance of common stock	—	—	14,000,000	1,400	—	—	—	—	1,400
Issuance of Series F preferred stock	74,263,640	7,426	—	—	12,222,669	—	—	—	12,230,095
Deferred compensation net of cancellations	—	—	—	—	(8,507,846)	7,431,489	—	—	(1,076,357)
Net loss	—	—	—	—	—	—	(19,242,740)	—	(19,242,740)

Balance at December 31, 2001	95,289,930	$9,528	34,033,005	$3,403	$94,328,416	$(2,238,316)	$(85,440,016)	$—	$6,663,015

See accompanying notes.

TRADEOUT, INC.

STATEMENTS OF CASH FLOWS

	Period from January 1, 2001 to August 27, 2001	Year ended December 31,
		2000	1999
	(Unaudited)
Operating activities
Net loss	$(19,242,740)	$(47,147,131)	$(18,743,901)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for losses on accounts receivable	—	970,901	57,187
Provision for losses on loan	—	820,000	—
Depreciation and amortization	983,740	1,274,411	340,009
Loss on disposal/write off of fixed assets	743,075	(7,159)	12,581
Amortization of deferred compensation	(1,076,357)	1,992,416	91,106
Warrants issued in exchange for consulting services	—	263,534	62,778
Warrants issued for strategic business partner	—	519,591	—
Compensation charge related to the stock rescission	—	2,509,402	—
Compensation related to stock sale to Officer	—	541,200	—
Changes in operating assets and liabilities:
Accounts receivable	1,323,072	(1,975,064)	(376,096)
Prepaid expenses and other current assets	269,865	(142,782)	(132,821)
Other assets	569,817	(447,519)	(122,298)
Accounts payable	(1,207,085)	(19,879)	1,226,964
Accrued expenses	(607,148)	(429,162)	1,020,839
Accrued salaries and commissions	(118,200)	(351,755)	469,955
Accrued advertising expenses	(154,238)	(103,518)	257,756
Accrued restructuring costs	(421,474)	421,474	—
Deferred rent	(365,793)	365,793	—

Net cash used in operating activities	(19,303,466)	(40,945,247)	(15,835,941)

Investing activities
Expenditures for property and equipment	—	(1,358,418)	(1,939,183)
Proceeds from sale of property and equipment	—	234,445	21,440

Net cash used in investing activities	—	(1,123,973)	(1,917,743)

Financing activities
Payments of capital lease obligation	—	(266,286)	(38,684)
Receipt of stock subscription receivable		—	60,750
Proceeds from issuance of common stock	1,400	283,325	1,216,980
Proceeds from issuance of Series A preferred stock and warrants	—	—	7,078,798
Proceeds from issuance of Series B preferred stock	—	—	7,585,989
Proceeds from issuance of Series C preferred stock and warrants	—	—	20,751,582
Proceeds from issuance of Series D preferred stock and warrants	—	15,000,000	—
Proceeds from issuance of Series E preferred stock and warrants	—	22,000,000	—
Proceeds from issuance of Series F preferred stock	12,230,095	—	—
Service fees for financing	—	(195,811)	—

Net cash provided by financing activities	12,231,495	36,821,228	36,655,415

Net (decrease) increase in cash and cash equivalents	(7,071,971)	(5,247,992)	18,901,731
Cash and cash equivalents at beginning of year	13,729,248	18,977,240	75,509

Cash and cash equivalents at end of year	$6,657,277	$13,729,248	$18,977,240

Noncash investing and financing activity
Property and equipment acquired (returned) under capital leases	$(1,726,815)	$2,640,906	$121,762

See accompanying notes.

TRADEOUT, INC.

NOTES TO FINANCIAL STATEMENTS
December 31, 2000

1.    Summary of Significant Accounting Policies

Description of Business

TradeOut, Inc. (the “Company”), was incorporated in the State of Delaware on December 11, 1998 and launched its website in April 1999. The Company is a business-to-business Internet marketplace for buyers and sellers of business surplus.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.

Cash Equivalents

The Company considers all financial instruments with a maturity of three months or less when purchased to be cash equivalents. Such amounts are stated at cost, which approximates market value.

Fair Values of Financial Instruments

The carrying amounts reported in the balance sheets for cash and cash equivalents, accounts receivable, and accounts payable are stated at cost, which approximate fair value.

Property and Equipment

Property and equipment, including those assets acquired under capital leases, are stated at cost and are depreciated or amortized on the straight-line method over the shorter of the lease term or the estimated useful lives of the assets, which are generally five years or less.

Software Development Costs

In accordance with Statement of Position No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, the Company capitalized approximately $1,595,000 and $554,000 in 2000 and 1999, respectively, of costs attributable to the development of its Web site. Amortization of these capitalized software development costs amounted to approximately $557,000 and $138,000 for the years ended December 31, 2000 and 1999, respectively. For the period from January 1, 2001 to August 27, 2001 (unaudited), the amortization of the capitalized software development costs amounted to approximately $316,000.

Revenue Recognition

The Company derives its revenues primarily from sales commissions and, to a lesser extent, listing fees, both of which are paid by sellers. Sales commissions represent a percentage of the purchase price the seller pays upon completion of a transaction. Sales commissions are recognized at the time an item is sold or the sale or auction for the item is successfully concluded, net of provision for sales returns. Revenues from listing fees are recognized over the period of time that the related merchandise is listed on the Company’s website.

TRADEOUT, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

The Company does not take possession or ownership of either the item sold or the buyer’s payment for the item. The Company has no procurement, carrying or shipping costs. The Company does not charge fees to buyers and to date has chosen not to sell advertising on its website.

Cost of Revenues

Cost of revenues primarily consists of equipment rental, hosting fees, commission expense and direct costs related to sales employees.

Research and Development Costs

Research and development costs consist of expenses incurred by the Company to develop its website. All such research and development costs are expensed as incurred.

Sales and Marketing Costs

Sales and marketing costs primarily consist of compensation for sales and marketing personnel, advertising, trade show and other promotional costs and are expensed as incurred. Advertising expense was approximately $5,700,000 and $6,100,000 in 2000 and 1999, respectively. For the period from January 1, 2001 to August 27, 2001 (unaudited), advertising expense was $34,044.

Stock-Based Compensation

The Company grants stock options generally for a fixed number of shares to certain employees with an exercise price equal to or below the fair value of the shares at the date of grant. The Company accounts for this stock-based employee compensation in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”) and, accordingly, recognizes compensation expense only if the fair value of the underlying common stock exceeds the exercise price of the stock option on the date of grant.

In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“SFAS 123”), which provides an alternative to APB 25 in accounting for stock-based compensation. As permitted by SFAS 123, the Company accounts for stock-based compensation in accordance with APB 25 and has elected the pro forma disclosure alternative permitted by SFAS 123.

Income Taxes

The Company uses the liability method of accounting for income taxes, whereby deferred income taxes are provided on items recognized for financial reporting purposes over different periods than for income tax purposes. Valuation allowances are provided when the expected realization of tax assets does not meet a more likely than not criteria.

Concentration of Credit Risk, Geographic Information and Major Customers

Financial instruments which potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and accounts receivable. The Company maintains the majority of its cash and cash equivalents with one financial institution.

TRADEOUT, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

The Company generates revenue principally from customers located in North America, many of which are large multi-national organizations. Accounts receivable are due principally from five customers, whose combined account balances amount to approximately 71% of accounts receivable at December 31, 2000. The Company routinely assesses the financial strength of its customers and does not require collateral or other security to support customer receivables. Credit losses are provided for in the financial statements in the form of an allowance for doubtful accounts.

2.    Property and Equipment

Property and equipment consists of the following:

	August 27, 2001	December 31,
		2000	1999
	(unaudited)
Office equipment and furniture	$—	$3,903,726	$1,419,205
Leasehold improvements	—	289,408	50,648
Software costs	—	1,595,066	553,656

	—	5,788,200	2,023,509
Less accumulated depreciation and amortization	—	1,603,687	336,594

Property and equipment, net	$—	$4,184,513	$1,686,915

At December 31, 2000, office equipment includes assets acquired under capital leases at a cost of $2,762,668 and accumulated depreciation of $369,612.

3.    Stockholders’ Equity

Stock Splits

In March 1999, the Company effected a three hundred-for-one stock split of the common stock by which each share of the Company’s common stock outstanding prior to the split was converted into 300 shares of the Company’s common stock. In August 1999, the Company effected a further two-for-one stock split of the common stock by which each share of the Company’s common stock outstanding prior to the split was converted into two shares of the Company’s common stock. In March 2000, the Company effected a two-for-one reverse stock split of the common stock by which each share of the Company’s common stock outstanding prior to the split was converted into half share of the Company’s common stock. All common stock share information in the accompanying financial statements has been adjusted to reflect the three hundred-for-one stock split, the two-for-one stock split and the two-for-one reverse stock split. All preferred stock conversion rights information in the accompanying financial statements has been adjusted to reflect both of these common stock splits.

Common Stock

In December 1998, the Company received upon its initial capitalization $170,750, of which $60,750 was a subscription receivable and $10,000 represented services provided to the Company, in exchange for which it issued 15,585,000 shares of common stock. The subscription receivable was collected in full in January and February 1999. In January and February 1999, the Company issued an additional 3,651,000 shares of common stock in exchange for approximately $1,217,000. During the

TRADEOUT, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

year ended December 31, 2000, the Company issued an additional 24,050 shares of common stock related to warrants exercised for approximately $20,000 and an additional 362,955 shares related to stock options exercised for approximately $263,000. The Company also issued 410,000 shares of restricted common stock to an officer in exchange for a Company loan of $820,000 in the form of a promissory note. This loan was fully reserved at December 31, 2000. During the year ended August 27, 2001 (unaudited), the Company issued 14,000,000 shares of common stock in exchange for $1,400.

Preferred Stock

Series A Preferred Stock

In April and May 1999, the Company authorized 4,300,000 and issued 2,931,200 shares of Series A preferred stock, par value $.0001 per share (the “Series A preferred stock”), for a purchase price of $2.43 per share. At the same time, the Company issued warrants for an aggregate purchase price of $72,000 (the “Series A warrants”) to purchase an additional 7,544,908 shares of the Company’s common stock at an exercise price of $3.98 per share. The exercise price of the Series A warrants may be adjusted to account for stock splits or other subdivisions, combinations or issuances such that the aggregate purchase price payable for the total shares purchasable remains the same. Each share of Series A preferred stock is convertible into two shares of common stock. The Series A preferred stock has certain preferential rights upon liquidation and was entitled to an 8% cumulative dividend payable in additional Series A preferred stock shares. Generally, the holders of the Series A preferred stock have the same voting rights as the holders of the Company’s common stock, except with regard to the election of the Board of Directors. The holders of the Series A preferred stock, voting as a separate class, are currently entitled to elect one individual to the Board of Directors.

In October 1999, the Company declared and paid an 8% cumulative dividend in additional Series A preferred stock. This resulted in the issuance of 114,714 additional shares of Series A preferred stock. Upon issuance of the Company’s Series C preferred stock, the rights of the Series A preferred stockholders were amended to eliminate the 8% cumulative dividend.

Series B Preferred Stock

In August 1999, the Company authorized and issued 953,361 shares of Series B preferred stock, par value $.0001 per share (the “Series B preferred stock”), for a purchase price of $8.01 per share. Each share of Series B preferred stock is convertible into two shares of common stock. The Series B preferred stock has certain preferential rights upon liquidation. Generally, the holders of the Series B preferred stock have the same voting rights as the holders of the Company’s common stock, except with regard to the election of the Board of Directors.

Series C Preferred Stock

In 1999, the Company authorized 9,750,000 shares and issued 9,288,273 shares of Series C preferred stock, par value $.0001 per share (the “Series C preferred stock”), for a purchase price of $2.23 per share. At the same time, the Company issued warrants, for an aggregate purchase price of $63,959 (the “Series C warrants”), to purchase an additional 14,736,981 shares of the Company’s common stock at an exercise price of $4.47 per share. Each share of Series C preferred stock is convertible into one share of common stock. The exercise price of the Series C warrants may be adjusted to account for stock splits or other subdivisions, combinations or issuances such that the

TRADEOUT, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

aggregate purchase price payable for the total shares purchasable remains the same. The Series C preferred stock has certain preferential rights upon liquidation. Generally, the holders of the Series C preferred stock have the same voting rights as the holders of the Company’s common stock, except with regard to the election of the Board of Directors. The holders of the Series C preferred stock, voting as a separate class, are currently entitled to elect one individual to the Board of Directors.

Series D Preferred Stock

In March 2000, the Company issued 5,577,825 shares of Series D preferred stock (the “Series D preferred stock”) for approximately $15,000,000, a stated value of approximately $2.69 per share. The Company also issued warrants to purchase up to 4,785,000 shares of its common stock (the “Series D warrants”) at an exercise price of $1.00 per share. Each share of Series D preferred stock is convertible into one share of common stock. The exercise of the Series D warrants is dependent upon the holder of the Series D preferred stock, which has also entered into a contractual strategic business relationship with the Company, meeting certain performance criteria related to target sales levels. The Company will recognize a “stock-based strategic alliance cost” for the estimated fair value of the warrants in each quarter in which the sales target is achieved and the warrants are earned. The charge will be based on the fair value of the warrants at the time the quarterly sales target is achieved or achievement is probable. No warrants were earned as of December 31, 2000.

Series E Preferred Stock

In March 2000, the Company authorized and sold 2,455,588 shares of Series E preferred stock (the “Series E preferred stock”) for approximately $25,000,000, a stated value of approximately $10.18 per share. The Company also agreed to issue warrants (the “Series E warrants”) to purchase shares of its common stock, with the total number of shares that may be purchased upon exercise to be determined based on a formula related to the price of the Company’s common stock. Each share of Series E preferred stock is convertible into one share of common stock. The Series E warrants will have an exercise price equal to the Initial Public Offering price per share of the Company’s common stock. As part of the sale of Series E preferred stock, the Company sold 294,671 shares (included in the total shares issued and mentioned above) of Series E preferred stock to an Officer in exchange for a $3,000,000 promissory note secured by the shares of Series E preferred stock. In November 2000, the Board of Directors of the Company rescinded the sale of the Series E preferred stock to the Officer, which is allowable under IRS regulations. For financial statement purposes, this transaction has been treated as two separate transactions: an issuance in the first quarter and a rescission in the fourth quarter. The Company recorded a compensation charge in the fourth quarter of 2000 which is the difference between the fair value of the Series E preferred stock issued on the date of the grant ($3,000,000) and the fair value of the Series E preferred stock ($490,598 based on a current proposed Series E Preferred stock value) for a total compensation charge of approximately $2,500,000.

Warrants

In 1999, the Company issued warrants to purchase 28,100 shares of its common stock in exchange for certain consulting services provided to the Company. These warrants were fully vested at the date of grant and are exercisable for a period of three years at $0.01 per share. The warrants were valued at approximately $63,000, which the Company determined to be the value of the services received, and were charged to expense in 1999.

TRADEOUT, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

In 2000, the Company issued warrants to purchase 52,700 shares of its common stock in exchange for certain consulting services provided to the Company. These warrants were fully vested at the date of grant and are exercisable for a period of two years at $2.00 per share. The warrants were valued at approximately $264,000, which the Company determined to be the value of the services received, and were charged to expense in 2000.

In 2000, the Company issued warrants to purchase 151,009 shares of its common stock to Strategic Business Partners. These warrants were fully vested at the date of grant and are exercisable for a period of two years at $2.00 per share. The Company recognized a “stock-based strategic alliance cost” for the estimated fair value of the warrants at the time the sales target was achieved or achievement was probable. These warrants were valued at approximately $520,000 and were charged to expense in 2000.

4.    Stock Option Plan

In 1999, the Company approved and adopted the TradeOut, Inc. 1999 Stock Option Plan (the “1999 Plan”) and reserved 13,135,830 shares of its common stock for issuance pursuant to the 1999 Plan. The 1999 Plan provides for the granting of stock options to qualified employees and consultants of the Company. Options are granted with an exercise price equal to the Company’s then current estimate of the fair value of its common stock. The options are exercisable for a period not to exceed ten years. The vesting schedule is determined at the date of each grant. Stock options granted pursuant to the 1999 Plan generally vest over periods of between three to five years.

In 2000, the Company approved and adopted the TradeOut, Inc. 2000 Stock Option Plan (the “2000 Plan”) and reserved 19,200,000 shares of its common stock (including the 1999 Plan). The number of shares reserved increases on the first trading day of January each year by 3% beginning in 2001. No one participant is entitled to receive option grants in excess of 2,000,000 shares of common stock. The Company shall reserve 700,000 shares of common stock for issuance under the stock option plan; such shares will increase on the first trading day of January by 0.5% beginning in 2001.

In connection with options granted in 1999, the Company recorded deferred compensation of $867,773. The Company has, for financial reporting purposes, used fair values of $0.17 to $3.00 per share from January 1, 1999 through December 31, 1999 to record deferred compensation. These values are based upon analyses prepared by the Company. Deferred compensation is being amortized over the vesting period of the options granted. The amount recognized as expense during the year ended December 31, 1999 was approximately $91,000.

In connection with options granted in 2000, the Company recorded deferred compensation of $10,885,554. The Company has, for financial reporting purposes, used fair values of $2.00 to $14.25 per share from January 1, 2000 through December 31, 2000 to record deferred compensation. These values are based upon analyses prepared by the Company. Deferred compensation is being amortized over the vesting period of the options granted. The amount recognized as expense during the year ended December 31, 2000 was approximately $1,992,000.

TRADEOUT, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

The following is a summary of the options outstanding under the 1999 Plan and 2000 Plan:

	Number of Shares	Weighted Average Exercise Price
1999 reflects 2-for-1 reverse stock split in March 2000
Outstanding at December 31, 1998	—	$—
Granted	2,360,732	1.34
Canceled	(468,000)	1.88

Outstanding at December 31, 1999	1,892,732	1.20
Granted	8,929,685	2.00
Exercised	(362,955)	0.75
Canceled	(3,942,775)	1.89

Outstanding at December 31, 2000	6,516,687	1.90

The outstanding options at December 31, 2000 had a weighted average remaining contractual life of 9.26 years and could be exercised at a weighted average price of $1.90 per share. At December 31, 2000, there were 176,206 outstanding exercisable options, with a weighted average exercise price of $0.91 per share and a remaining contractual life of 8.36 years.

Options granted during 2000, the exercise price of which was less than the fair value of the Company’s common stock at the time of issuance had a weighted average exercise price of $2.00 per share and a weighted average fair value of $3.84.

There were no options granted during 2000 with an exercise price which exceeded the fair value of the Company’s common stock at the time of issuance.

Options granted during 2000, the exercise price of which is equal to the fair market price of the Company’s common stock at the time of issuance had a weighted average exercise price of $2.00 per share and a weighted average fair value of $2.00.

The effect on the net loss of accounting for stock options in accordance with SFAS 123 is immaterial for 2000 and 1999.

5.    Income Taxes

At December 31, 2000, the Company had net operating loss carryforwards for federal income tax purposes of approximately $43,990,000. These net operating loss carryforwards begin to expire in 2018. The net operating loss carryforwards may be subject to Section 382 of the Internal Revenue Code, which imposes annual limitations on their utilization. A valuation allowance has been recognized to fully offset the deferred tax assets, after considering deferred tax liabilities.

TRADEOUT, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Significant components of the Company’s deferred tax assets are approximately as follows:

	December 31,
	2000	1999
Net operating loss carryforwards	$19,712,000	$6,626,000
Start-up costs	101,000	203,000
Depreciation and amortization	686,000	8,000
Restructuring costs	145,000	—
Stock option expense—employees	679,000	—
Other	69,000	31,000

	21,392,000	6,868,000
Valuation allowance	(21,392,000)	(6,868,000)

	$—	$—

The effective income tax rate differs from the statutory federal income tax rate as follows:

	Year ended December 31,
	2000	1999
Statutory rate	(34)%	(34)%
Valuation allowance	43	33
Other	(9)	1

Effective tax rate	—%	—%

6.    Commitments and Contingencies

Leases

At December 31, 2000, future minimum rental payments applicable to operating and capital leases are as follows:

	Operating Leases	Capital Leases	Total
2001	$185,000	$953,820	$1,138,820
2002	47,000	931,619	978,619
2003	—	745,593	745,593
2004	—	220,619	220,619
2005	—	103,901	103,901

Total minimum lease payments	$232,000	2,955,552	$3,187,552

Amount representing interest		497,854

Present value of net minimum lease payments		2,457,698
Less current portion		707,663

Long-term portion		$1,750,035

At August 2001, (unaudited), all leases were terminated.

TRADEOUT, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Total rent expense under operating leases amounted to approximately $1,315,000 and $219,000 for the years ended December 31, 2000 and 1999, respectively. For the period from January 1, 2001 to August 27, 2001 (unaudited), total rent expense amounted to approximately $2,257,285.

7.    Subsequent Events

Series F Preferred Stock

In April 2001, the Company issued 59,151,508 shares of Series F preferred stock (the “Series F preferred stock”) for approximately $9,785,000, a stated value of $0.16543 per share.

Asset Purchase Agreement between DoveBid, Inc. and TradeOut, Inc.

On August 28, 2001, DoveBid, Inc. acquired substantially all of the assets and assumed specified liabilities of the Company in exchange for shares of DoveBid’s stock. The consideration received consisted of 1,574,888 shares of DoveBid’s convertible preferred stock issued at closing, and 674,953 shares of convertible preferred stock subject to an earnout provision. The earnout is based on meeting certain revenue requirements during the period ending in February 2003.

8.    Unaudited Information

The statements of operations for the period from January 1, 2001 to August 27, 2001 is unaudited but includes all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for fair presentation of the financial operations for that period.

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors
AccuVal Associates, Incorporated and LiquiTec Industries, Incorporated

We have audited the accompanying combined statements of income and retained earnings, and cash flows of AccuVal Associates, Incorporated and LiquiTec Industries, Incorporated (collectively, the “Company”) for the year ended December 31, 1999. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined results of operations and cash flows of the Company for the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

March 3, 2000
Milwaukee, Wisconsin

ACCUVAL ASSOCIATES, INCORPORATED AND LIQUITEC INDUSTRIES, INCORPORATED

COMBINED STATEMENT OF INCOME AND RETAINED EARNINGS

Year ended December 31, 1999
(in thousands)

Revenues:
Appraisal services	$3,382
Auction commissions	286

3,668
Costs of revenues	590

Gross profit	3,078
General and administrative expense	2,169
Depreciation and amortization	203

Income from operations	706
Other (expense) income:
Interest income	18
Other	(1)

17

Net income	723
Retained earnings—beginning of year	765
Distributions to shareholders	(223)

Retained earnings—end of year	$1,265

See accompanying notes.

ACCUVAL ASSOCIATES, INCORPORATED AND LIQUITEC INDUSTRIES, INCORPORATED

COMBINED STATEMENT OF CASH FLOWS

Year ended December 31, 1999
(in thousands)
Operating activities
Net income	$723
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	68
Amortization of software development costs	135
Changes in operating assets and liabilities:
Accounts receivable	(178)
Unbilled costs and expenses	49
Other current assets	16
Accounts payable	9
Accrued liabilities and deposits	43
Due to related parties	4

Total adjustments	146

Net cash provided by operating activities	869

Investing activities
Purchases of property and equipment	(87)
Payment of software development costs	(245)

Net cash used in investing activities	(332)

Financing activities
Distributions to shareholders	(223)

Net cash used in financing activities	(223)

Increase in cash and cash equivalents	314
Cash and cash equivalents at beginning of year	353

Cash and cash equivalents at end of year	$667

See accompanying notes.

ACCUVAL ASSOCIATES, INCORPORATED AND LIQUITEC INDUSTRIES, INCORPORATED

NOTES TO COMBINED FINANCIAL STATEMENTS
Year Ended December 31, 1999

1.    Nature of Business and Significant Accounting Policies

Basis of Presentation and Nature of Operations

The accompanying financial statements represent the combined financial statements of AccuVal Associates, Incorporated (“AccuVal”) and LiquiTec Industries, Incorporated (“LiquiTec”) (collectively, the “Company”). AccuVal and LiquiTec are both equally owned by two individual shareholders and are in related lines of business. As such, management believes there is adequate support for presenting combined financial statements. All significant intercompany transactions have been eliminated in combination.

AccuVal performs appraisal and consulting services in a variety of industries throughout North America and on a limited international basis. These services are provided to companies, lenders and buyers seeking advice on the value of businesses, inventory, tangible and intangible assets.

LiquiTec provides liquidation services to a variety of parties including lenders, attorneys, bankruptcy courts and others seeking to dispose of tangible personal and real property. These services include coordination, marketing, preparation, conduction and accounting for the sale of assets. These services are provided throughout North America and are typically provided on a commission basis as a percentage of the liquidation sales proceeds.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.

Revenue Recognition

AccuVal recognizes revenue from appraisal fees as the revenue is earned (measured by delivery of the appraisal report) utilizing the completed contract method of accounting for these relatively short-term contracts. Deposits received on appraisal projects are deferred until completion of the appraisal report. Costs and expenses are recognized during the same period in which the associated revenue is earned. Accordingly, costs and expenses that are directly associated with projects in process are deferred as unbilled costs and expenses in the accompanying combined balance sheets until the matching revenue is earned. Costs and expenses projected to exceed revenues are immediately expensed.

Auction commission revenue of LiquiTec is generally recognized upon closing of the related auction less estimates for certain allowances and after resolution of any significant uncertainties as to ultimate collection of auction proceeds. Commission income consists of a fee based on the transaction price plus revenues associated with other costs and services.

Advertising and Marketing Costs

The Company expenses all advertising and marketing costs as incurred which totaled approximately $29,000 for the year ended December 31, 1999.

ACCUVAL ASSOCIATES, INCORPORATED AND LIQUITEC INDUSTRIES, INCORPORATED

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Software Development Costs

The Company follows the provisions of Statement of Position (SOP) 98-1, Accounting For The Costs Of Computer Software Developed Or Obtained For Internal Use, which requires the capitalization of costs incurred in connection with developing or obtaining software for internal use. These costs are amortized over a period of three years, the estimated useful life of the software. Amortization of software development costs totaled approximately $134,000 for the year ended December 31, 1999.

Property and Equipment

Depreciation for financial statement purposes is provided on the straight-line method over the estimated useful lives. The related useful lives for property and equipment are as follows:

Useful Lives in Years
Computer equipment	5
Computer software	3
Business machines	5
Office equipment	5
Furniture and fixtures	7
Vehicles	7
Leasehold improvements	7–15

2.    Income Taxes

AccuVal and LiquiTec are subject to the provisions of Subchapter S of the Internal Revenue Code and the tax code of Wisconsin. Accordingly, these financial statements reflect no provision or liability for federal or Wisconsin income taxes because federal and Wisconsin taxes on the income of AccuVal and LiquiTec are attributed directly to the individual shareholders.

3.    Related Party Transactions

AccuVal and LiquiTec have certain transactions in the ordinary course of business with its shareholders and related companies. The Company leases its corporate headquarters from the shareholders and paid rent of approximately $117,000 for the year ended December 31, 1999. The Company also rented storage space from an affiliated company which is under common ownership with AccuVal and LiquiTec. Total payments for this storage space amounted to $5,500 for the year ended December 31, 1999.

4.    Financing

The Company maintained a $1,000,000 line of credit with a bank which was canceled February 24, 2000. Interest was payable monthly at LIBOR plus 2.25%. There were no borrowings outstanding under this line of credit as of December 31, 1999. The note was secured by all of the Company’s assets and the personal guarantees of the shareholders.

5.    Benefit Plan

AccuVal and LiquiTec sponsor a profit-sharing plan for substantially all employees. The Company recorded profit sharing expense of approximately $105,000 for the year ended December 31, 1999.

ACCUVAL ASSOCIATES, INCORPORATED AND LIQUITEC INDUSTRIES, INCORPORATED

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

6.    Commitments

As described in Note 3, the Company leases its corporate headquarters from the shareholders. The lease term is for one year and is renewed annually on December 31 of each year. Minimum rental payments for 2000 under this agreement are $117,000 and the Company is required to pay the real estate taxes.

The Company also has a lease commitment to rent storage space from an affiliated company which is under common ownership. This agreement is also renewed annually on December 31 of each year. Minimum rental payments for 2000 under this agreement are $6,000.

7.    Shareholders’ Equity

AccuVal has the authority to issue 2,800 shares of no par value common stock. As of December 31, 1999, 200 shares are issued and outstanding. Consideration for these shares totaled $10,000.

LiquiTec has the authority to issue 2,800 shares of no par value common stock. As of December 31, 1999, 200 shares are issued and outstanding. Consideration for these shares totaled $10,000.

8.    Sale of Company

On March 3, 2000, the Company sold all of the issued and outstanding shares of stock of AccuVal and LiquiTec to DoveBid, Inc. for approximately $5.5 million. The total consideration consisted of $1.65 million in cash, $2.85 million in a convertible note and a $1.0 million holdback note payable in cash at a later date.

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Members
Greenwich Industrial Services, LLC

We have audited the accompanying statements of operations and members’ equity, and cash flows of Greenwich Industrial Services, LLC for the year ended December 31, 1999. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Greenwich Industrial Services, LLC for the year ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

March 8, 2000
Stamford, Connecticut

GREENWICH INDUSTRIAL SERVICES, LLC
(A LIMITED LIABILITY COMPANY)

STATEMENT OF OPERATIONS AND MEMBERS’ EQUITY

Year ended December 31, 1999
Revenues:
Auction	$7,529,412
Appraisal	304,308

Total revenues	7,833,720

Operating Expenses:
Direct auction costs	5,876,045
Selling, general and administrative	1,187,030
Depreciation and amortization	25,078

Total operating expenses	7,088,153

Income from operations	745,567

Other income (expense):
Interest expense	(44,366)
Interest income	53,539
Other	35,143

44,316

Net income	789,883
Members’ equity, beginning of year	720,065
Less distributions	(167,795)

Members’ equity, end of year	$1,342,153

See accompanying notes.

GREENWICH INDUSTRIAL SERVICES, LLC
(A LIMITED LIABILITY COMPANY)

STATEMENT OF CASH FLOWS

Year ended December 31, 1999
Cash flows from operating activities
Net income	$789,883
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	25,078
Accounts receivable	41,887
Accounts receivable, affiliate	(22,300)
Equipment held for resale	143,187
Prepaid expenses and deposits	(21,716)
Accounts payable and accrued expenses	9,813
Due to affiliate	(96,159)
Due to customers	(494,149)
Sales tax payable	(82,407)

Net cash provided by operating activities	293,117

Cash flows from investing activities
Advances from members	46,354
Acquisition of furniture and equipment	(406,024)

Net cash used in investing activities	(359,670)

Cash flows from financing activities
Proceeds from borrowing	212,500
Principal payments in note payable	(7,083)
Distributions to members	(167,795)

Net cash provided by financing activities	37,622

Net decrease in cash	(28,931)
Cash, beginning of year	842,886

Cash, end of year	$813,955

Supplemental disclosures of cash flow information
Interest paid	$44,366

See accompanying notes.

GREENWICH INDUSTRIAL SERVICES, LLC
(A LIMITED LIABILITY COMPANY)

NOTES TO FINANCIAL STATEMENTS
December 31, 1999

1.    Organization and Business

Greenwich Industrial Services, LLC (the “Company”) was formed as a Connecticut Limited Liability Company in April 1997 to perform appraisals, auctions, asset recovery and liquidation of equipment owned by others throughout the world.

The Company was 96% owned by Greenwich Financial Group, Inc., whose owner is also the 100% owner of Avatar Alliance, L.P. (an affiliate) with the remaining 4% owned by its current members. During 1999, the current members purchased the entire interest of Greenwich Financial Group, Inc.

2.    Summary of Significant Accounting Policies

Use of Estimates

The preparation of the Company’s financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect amounts reported in the financial statements and the accompanying notes. Actual amounts could differ from those estimates.

Income Taxes

The Company is not subject to federal income taxes and no provision for federal income taxes is made in the financial statements. The Company’s operating results are included in the respective member’s federal income tax returns.

Property and Equipment

Depreciation is computed on a straight line basis over the estimated useful lives of the related assets. The useful lives range from three years for computer equipment and furniture and fixtures to thirty-nine years for the building.

Revenue Recognition

Commission income from auctions is recognized upon closing of the related auction less estimates for certain allowances and after resolution of any significant uncertainties as to ultimate collection of auction proceeds. Commission income consists of a fee based on the transaction price plus revenues associated with other costs and services.

Revenue and cost of sales from auctions of the Company’s own inventory are recognized upon sale and shipment of the equipment and after resolution of any significant uncertainties as to ultimate collection of auction proceeds.

Revenues from appraisal and other services are recognized when the services are performed. Costs related to appraisal services are included within general and administrative expenses in the accompanying statements of operations and member’s equity.

GREENWICH INDUSTRIAL SERVICES, LLC
(A LIMITED LIABILITY COMPANY)

NOTES TO FINANCIAL STATEMENTS—(Continued)

Organization Costs

Organization costs were fully amortized in 1999. Prior to 1999 such costs were being amortized on a straight-line basis over five years. Amortization expense for the year ended December 31, 1999 was $13,225.

Employee Retirement Plan

The Company participates in a 401(k) Plan sponsored and administered by an affiliate. The Plan covers substantially all employees who are allowed to contribute a percentage of salary, based on certain parameters as defined in the Plan. The Company does not match any contributions. No fees are charged to the Company for Plan administration.

Advertising Costs

Advertising costs are expensed as incurred. Total advertising expenses were $298,330 for the year ended December 31, 1999.

3.    Note Payable—Bank

In September 1998, the Company secured a line of credit with a bank for up to $5.0 million. The agreement allows for borrowings against qualified asset purchase and auction service transactions and allows the Company to issue letters of credit against specified transactions. Interest is payable monthly based on either the bank’s prime rate plus 0.25% or LIBOR plus 2.5%. The agreement expires in June 2001. Borrowings are secured by the underlying assets acquired and are also personally guaranteed by the Company’s members.

As of December 31, 1999, there were no outstanding borrowings. In 1999, the Company had issued a letter of credit in the amount of $250,000 which expired on January 7, 2000.

4.    Related Party Transactions

The Company shares office space with other companies affiliated through common ownership. Allocated expenses to the Company totaled $23,316 in 1999.

5.    Commitments

Leases

During 1999, the Company leased certain equipment under noncancellable operating leases expiring at various times through September 2000. Future minimum lease payments totaled $9,158 and extend through September 30, 2000.

Rent expense was $14,760 in 1999, and related to a charge for office equipment. In 1998 rent expense was changed through the allocation from its affiliate.

GREENWICH INDUSTRIAL SERVICES, LLC
(A LIMITED LIABILITY COMPANY)

NOTES TO FINANCIAL STATEMENTS—(Continued)

6.    Limited Liability Company Agreement

Under the terms of the LLC Agreement (the “Agreement”), the proportionate interest of the members in the Company’s net profits, net losses, and other items of net income, gain or loss is equal to their percentage interest in the LLC. The Agreement expires March 31, 2027. The Agreement provides that no member shall be liable for the liabilities of the Company. Any member may assign all or any portion of his membership interest to any other member upon prior written notice to the manager. Upon dissolution of the Company, the property of the Company will be distributed as follows: (a) to creditors in satisfaction of Company liabilities and (b) to the members in proportion to their percentage interests.

7.    Subsequent Event

Effective February 29, 2000, the Company was acquired by DoveBid, Inc.

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors
Haltek Electronics dba Test Lab

We have audited the accompanying statements of operations, shareholders’ equity, and cash flows of Haltek Electronics dba Test Lab (“the Company”) for the year ended June 30, 1999 and the six months ended December 31, 1999. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Haltek Electronics for the year ended June 30, 1999 and the six months ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

March 2, 2000
San Francisco, California

HALTEK ELECTRONICS DBA TEST LAB

STATEMENTS OF OPERATIONS

	Year ended June 30, 1999	Six months ended December 31, 1999	Twelve months ended December 31, 1999
			(unaudited)
Revenues	$5,942,365	$4,263,943	$7,399,729
Cost of revenues	4,143,208	2,329,726	4,827,604

Gross profit	1,799,157	1,934,217	2,572,125

Operating expenses:
Sales and marketing	86,265	65,300	100,709
General and administrative	1,596,886	771,797	1,591,611

Total operating expenses	1,683,151	837,097	1,692,320

Income from operations	116,006	1,097,120	879,805
Interest income	13,075	—	6,833
Interest expense	(100,787)	(31,481)	(89,153)

Net (loss) income before taxes on income	28,294	1,065,639	797,485
Taxes on income	(7,068)	(425,108)	(318,291)

Net (loss) income	$21,226	$640,531	$479,194

See accompanying notes.

HALTEK ELECTRONICS DBA TEST LAB

STATEMENTS OF SHAREHOLDERS’ EQUITY

	Common Stock		Additional Paid In Capital	Retained Earnings	Total Shareholders’ Equity
	Shares	Amount
Balances at June 30, 1998 (unaudited)	267,499	$—	$40,365	$2,075,358	$2,115,723
Net income	—	—	—	21,226	21,226

Balances at June 30, 1999	267,499	—	40,365	2,096,584	2,136,949
Net income	—	—	—	640,531	640,531

Balances at December 31, 1999	267,499	$—	$40,365	$2,737,115	$2,777,480

See accompanying notes.

HALTEK ELECTRONICS DBA TEST LAB

STATEMENTS OF CASH FLOWS

	Year ended June 30, 1999	Six months ended December 31, 1999
Operating activities
Net income	$21,226	$640,531
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	20,466	5,040
Deferred tax asset	(1,488)	(33,343)
Change in operating assets and liabilities:
Accounts receivable	(45,265)	(753,927)
Inventory	315,883	(301,048)
Other assets	74,173	1,479
Accounts payable	85,625	196,672
Accrued expenses	12,696	(46,789)
Income taxes payable	—	425,108
Other liabilities	—	(10,000)

Net cash provided by operating activities	483,316	123,723

Investing activities
Purchases of property and equipment	(9,704)	(3,456)
Increase in cash surrender value of officers’ life insurance	(6,163)	—

Net cash used in investing activities	(15,867)	(3,456)

Financing activities
Proceeds from notes payable to shareholders	392,284	—
Principal payments to shareholders	(203,005)	(148,195)
Line of credit	(461,500)	—

Net cash used in financing activities	(272,221)	(148,195)

Net increase (decrease) in cash	195,228	(27,928)
Cash and cash equivalents at beginning of period	281,312	476,540

Cash and cash equivalents at end of period	$476,540	$448,612

Supplemental disclosure of cash flows information
Interest paid	$100,787	$31,481

Supplemental disclosure—noncash transactions
Write off fully depreciated fixed assets	$3,159	$9,704

See accompanying notes.

HALTEK ELECTRONICS DBA TEST LAB

NOTES TO FINANCIAL STATEMENTS

1.    The Company:

Haltek Electronics (the “Company”) was incorporated in 1973. The Company purchases used electronic test and measurement equipment and refurbishes it for resale.

On February 29, 2000, DoveBid, Inc., acquired all of the Company’s outstanding shares of common stock, at which time the Company became a wholly owned subsidiary of DoveBid, Inc.

2.    Summary of Significant Accounting Policies:

Use of Estimates—The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses. Actual results may differ from those estimates.

Fixed Assets—Depreciation is computed using accelerated methods (which approximates the straight line method) over the estimated useful lives of the related assets, which range from five to seven years.

Income Taxes—The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (“SFAS 109”), which requires the use of the liability method in accounting for income taxes. Under SFAS 109, deferred tax assets and liabilities are measured based on differences between the financial reporting and tax bases of assets and liabilities using enacted tax rate and laws that are expected to be in effect when the differences are expected to reverse.

Revenue Recognition—The Company’s revenues are derived primarily from the resale of used laboratory equipment. The Company recognizes revenues as equipment is shipped.

The Company has incurred a nominal amount of warranty expense in past years and management does not expect that warranty costs will be material in the future.

Recent Accounting Pronouncements—In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivatives Financial Instruments and for Hedging Activities (“SFAS 133”), which provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. This Statement is effective for fiscal years beginning after June 15, 1999. The Company adopted SFAS 133 in 1999. The adoption of SFAS 133 did not have a material impact on the Company’s financial statements.

3.    Bank Line of Credit:

As of June 30, 1999 and December 31, 1999, the Company had available an unused line of credit with a bank. The line of credit provides that the Company may borrow up to $700,000 until January 1, 2000, at the bank’s prime rate plus 0.50% (9.25% at December 31, 1999).

The line of credit is secured by the Company’s assets and is guaranteed by one of the major shareholders.

4.    Related Party Transactions:

The Company leases certain office space on a month to month operating lease from a shareholder.

HALTEK ELECTRONICS DBA TEST LAB

NOTES TO FINANCIAL STATEMENTS—(Continued)

For the year ended June 30, 1999 and the six months ended December 31, 1999, the Company paid rent expense to the shareholder of $165,000 and $161,000, respectively and is included in general and administrative expenses in the statement of operations.

5.    Income Taxes:

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

For financial reporting purposes, the provision for income taxes consists of the following:

	Year ended June 30, 1999	Six months ended December 31, 1999
Current
Federal	$5,339	$363,370
State	3,217	94,428

Total Current	8,556	457,798

Deferred
Federal	(1,046)	(32,601)
State	(442)	(89)

Total Deferred	(1,488)	(32,690)

Total Tax Provision	$7,068	$425,108

The federal statutory rate reconciles to the Company’s effective tax rate as follows:

	Year ended June 30, 1999	Six months ended December 31, 1999
Federal Statutory income tax rate	15.00%	34.00%
State tax provision, net of federal tax benefit	8.34	5.83
Other	1.64	0.06

Effective tax rate	24.98%	39.89%

6.    Retirement Plan:

The Company has a retirement SEP/IRA plan for the employees of the Company. Contributions by the Company to the plan are discretionary and no amounts are contributed by the employees. There were no contributions to the plan for the year ended December 31, 1999. Contribution expense and amounts accrued for the year ended June 30, 1999 and for the six months ended December 31, 1999 were $110,000 and $60,000, respectively.

The Company was purchased subsequent to February 29, 2000 and it is intended that the plan will be dissolved with the funds being rolled over into new plans.

7.    Unaudited Information:

The statements of operations for the twelve months ended December 31, 1999 is unaudited but includes all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for fair presentation of the financial operations for that period.

REPORT OF INDEPENDENT AUDITORS

Board of Directors
Philip Pollack & Co., Inc.

We have audited the accompanying statements of income and retained earnings, and cash flows of Philip Pollack & Co., Inc. for the ten month period ended December 31, 1999 and the year ended February 28, 1999. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Philip Pollack & Co., Inc. for the ten month period ended December 31, 1999 and the year ended February 28, 1999, in conformity with generally accepted accounting principles in the United States.

March 7, 2000
Chicago, Illinois

PHILIP POLLACK & CO., INC.

STATEMENTS OF INCOME AND RETAINED EARNINGS

	Ten month period ended December 31, 1999	Year ended February 28, 1999
Revenues:
Auction revenue	$808,120	$576,356
Appraisal revenue	920,592	1,473,230

Total revenues	1,728,712	2,049,586
Operating expenses:
Direct auction costs	442,620	369,611
Direct appraisal costs	120,311	93,891
Selling, general and administrative expenses	1,081,794	1,248,455
Provision for litigation expense	217,192	—

Total operating expenses	1,861,917	1,711,957

Income (loss) from operations	(133,205)	337,629
Other income	18,167	50,777
Interest expense	(21,040)	(28,360)

Income (loss) before income taxes	(136,078)	360,046
Income taxes (credit)	(40,823)	108,014

Net income (loss)	(95,255)	252,032
Retained earnings (deficit) at beginning of period	260,906	8,874

Retained earnings at end of period	$165,651	$260,906

See accompanying notes to financial statements.

PHILIP POLLACK & CO., INC.

STATEMENTS OF CASH FLOWS

	Ten month period ended December 31, 1999	Year ended February 28, 1999
Operating activities:
Net income (loss)	$(95,255)	$252,032
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	13,137	20,940
Deferred income taxes	(40,823)	108,014
Changes in operating assets and liabilities:
Billed accounts receivable	(9,120)	21,749
Unbilled accounts receivable	60,412	(63,801)
Auction inventory	(56,338)	(21,593)
Deferred auction and appraisal costs	(58,518)	(56,788)
Prepaid expenses and other current assets	123,340	(144,088)
Accounts payable	(1,297)	25,369
Accrued litigation expense	217,192	—
Auction proceeds payable	(815,657)	573,537

Net cash provided by (used in) operating activities	(662,927)	715,371

Investing activity:
Purchases of equipment and leasehold improvements	(30,094)	(7,428)

Net cash used in investing activity	(30,094)	(7,428)

Financing activities:
(Repayments) borrowings under notes payable, net	(523)	122,177
Due from shareholder, net	(124,815)	(58,591)
Due to shareholder, net	(50,288)	(69,581)

Net cash used in financing activities	(175,626)	(5,995)

Net increase (decrease) in cash and cash equivalents	(868,647)	701,948
Cash and cash equivalents at beginning of period	887,205	185,257

Cash and cash equivalents at end of period	$18,558	$887,205

Supplemental disclosure of cash flow information:
Interest paid	$21,040	$28,360

See accompanying notes to financial statements.

PHILIP POLLACK & CO., INC.

NOTES TO FINANCIAL STATEMENTS
Ten month period ended December 31, 1999 and
Year ended February 28, 1999

1.    Basis of Presentation and Description of Business

Philip Pollack & Co., Inc. (“the Company”) is a business to business auctioneer focusing on the used capital equipment market. The Company also provides appraisal and other related services. The accompanying financial statements have been prepared using historical cost basis. On February 7, 2000 the shareholders agreed to sell all of the common stock of the Company to Dovebid, Inc., and the carrying values of assets and liabilities in the accompanying financial statements have not been adjusted for any purchase accounting adjustments. This transaction closed on March 2, 2000.

2.    Summary of Significant Accounting Policies

Equipment and Leasehold Improvements

Depreciation and amortization are computed using accelerated methods over the estimated useful lives of the respective assets, ranging from five to seven years.

Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (“SFAS 109”), which requires the use of the liability method of accounting for income taxes. Under SFAS 109, deferred tax assets and liabilities are measured based on differences between the financial reporting and tax bases of assets and liabilities using enacted tax rate and laws that are expected to be in effect when the differences are expected to reverse.

The Company files income tax returns on a cash basis. Deferred income taxes are provided on differences between accrual and cash basis.

Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires Company management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The Company will, when determined necessary, accrue for estimated liabilities when the financial effect is probable and can be estimated by management. Actual results could differ from those estimates.

Revenue Recognition

Buyer’s premiums and direct auction expenses charged to customers are recognized as auction revenue upon closing of the related auction less estimates for certain allowances and after resolution of any significant uncertainties as to the ultimate collection of auction proceeds. Buyer’s premiums consists of a fee based on the transaction price. Direct costs of auctions are deferred and charged to expense upon closing of the related auction.

Revenue from appraisals are recognized as the services are performed.

Advertising Costs

The Company expenses advertising costs as incurred.

PHILIP POLLACK & CO., INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

3.     Litigation Expense

On August 4, 1999, a judgment in the amount of $217,192 was entered against the Company in the State of Idaho as a result of litigation arising from appraisal services and a provision for this judgment was recorded in the ten month period ended December 31, 1999. Management intends to pursue, through legal counsel, the non-enforceability of this judgement in the State of Illinois.

4.    Related Party Transactions

During the ten months ended December 31, 1999, the Company and Dove Brothers LLC, a subsidiary of DoveBid Inc., jointly conducted an auction. The Company’s portion of buyer’s premium and direct auction costs are reflected in the statement of operations.

In addition, the Company engaged an advertising firm owned by the shareholders to provide advertising services in the amount of $109,451 and $149,714 for the year ended February 28, 1999 and in the ten-month period ended December 31, 1999, respectively.

5.    Commitments and Contingencies

Future minimum rental payments under non cancelable operating lease agreements with terms in excess of one year are as follows:

2000	$21,233
2001	21,933
2002	22,633
2003	23,333
2004	23,700
Thereafter	15,667

Rent expense under all operating leases totaled $73,734 and $66,707 for the year ended February 28, 1999 and the ten month period ended December 31, 1999, respectively.

6.    Income Taxes

The provision for income taxes is as follows:

	Ten months ended February 28, 1999	Year ended December 31, 1999
Current:
Federal	$—	$—
State	—	—
Deferred (credit)	(40,823)	108,014

	$(40,823)	$108,014

At December 31, 1999, the Company had net operating losses carryforwards (on a cash basis) for income tax purposes of approximately $89,000.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Norman Levy Associates, Inc.

We have audited the accompanying consolidated statements of operations and retained earnings, and cash flows of Norman Levy Associates, Inc. and subsidiaries for the year ended April 30, 1999. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Norman Levy Associates, Inc. and subsidiaries for the year ended April 30, 1999, in conformity with accounting principles generally accepted in the United States of America.

/s/    GRANT THORNTON LLP

Minneapolis, Minnesota
March 26, 2000

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors
Norman Levy Associates, Inc.

We have audited the accompanying consolidated statements of income and retained earnings and cash flows of Norman Levy Associates, Inc. for the eleven-month period ended March 24, 2000. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Levy/Latham, LLC, (an entity in which the company has a 50% interest), have been audited by other auditors whose report has been furnished to us for the year ended September 30, 1999. Insofar as our opinion on the consolidated financial statements relates to data for the year ended September 30, 1999, included for Levy/Latham, LLC, it is based solely on their report.

We conducted our audit in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of other auditors, provide a reasonable basis for our opinion.

In our opinion based on our audit and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Norman Levy Associates, Inc. for the eleven-month period ended March 24, 2000, in conformity with generally accepted accounting principles in the United States.

August 4, 2000
Detroit, Michigan

NORMAN LEVY ASSOCIATES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

	Eleven months ended March 24, 2000	Year ended April 30, 1999
Revenues:
Auction commissions	$3,123,059	$3,146,248
Appraisal services	6,580,833	6,473,436

	9,703,892	9,619,684
Costs and expenses:
Direct auction and appraisal costs	4,723,448	3,728,339
Sales and marketing	1,314,767	3,005,119
General and administrative	3,882,988	2,419,167
Depreciation and amortization	207,366	190,971

	10,128,569	9,343,596

Income (loss) from operations	(424,677)	276,088
Other income (expense):
Income (loss) from investee	146,561	(707,849)
Interest expense	(47,161)	(310,662)
Interest income—related party	286,636	239,034
Interest income	(2,812)	213,243

	383,224	(566,234)

Net loss	(41,453)	(290,146)
Beginning retained earnings	1,698,275	1,988,421

Ending retained earnings	$1,656,822	$1,698,275

The accompanying notes are an integral part of these statements.

NORMAN LEVY ASSOCIATES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Eleven months ended March 24, 2000	Year ended April 30, 1999
Cash flows from operating activities:
Net loss	$(41,453)	$(290,146)
Adjustments to reconcile net loss to net cash provided by operating activities:
(Gain) loss from investee	(146,561)	657,849
Depreciation and amortization	207,366	190,971
Provision for bad debts	5,263	68,000
Loss on disposal of property and equipment	4,434	31,625
Changes in operating assets and liabilities:
Accounts receivable	100,561	(186,696)
Unbilled costs and expenses	—	(6,353)
Prepaid expenses and other	49,826	(57,019)
Other assets	4,003	37,160
Auction proceeds payable	1,932,423	521,531
Accounts payable	716,017	18,460
Accrued expenses	624,048	301,286
Other current liabilities	353,512	1,758

Net cash provided by operating activities	3,809,439	1,288,426
Cash flows from investing activities:
Purchases of property and equipment	(329,504)	(468,668)
Proceeds from sales of property and equipment	10,169	4,070
Repayments from (advances to) affiliates	1,332,214	(425,954)
Investment in investee	(39,250)	—

Net cash provided by (used in) investing activities	973,629	(890,552)
Cash flows from financing activities:
Proceeds from line of credit	2,200,000	7,499,578
Repayment of line of credit	(3,608,472)	(6,753,299)
Repayments of notes payable	(96,148)	(599,912)
Repayment of other long-term obligations	(12,959)	(17,004)
Payments from (to) stockholders	(169,712)	70,470

Net cash provided by (used in) financing activities	(1,687,291)	199,833

Net increase in cash and cash equivalents	3,095,777	597,707
Cash and cash equivalents at beginning of period	2,505,092	1,907,385

Cash and cash equivalents at end of period	$5,600,869	$2,505,092

Supplemental disclosure of cash flow information:
Interest paid	$47,161	$308,202

The accompanying notes are an integral part of these statements.

NORMAN LEVY ASSOCIATES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 24, 2000, April 30, 1999 and 1998

NOTE A—SUMMARY OF ACCOUNTING POLICIES

Norman Levy Associates, Inc. (“the Company”) conducts auctions of industrial equipment for clients in various industries. The Company also performs appraisal services throughout the United States for companies, lenders and buyers seeking advice on the value of businesses, inventory and tangible and intangible assets. The Company is headquartered in Southfield, Michigan and has branch offices in Atlanta, Boston, Chicago, Flagstaff, Houston and San Francisco.

On March 24, 2000, the shareholders of the Company signed a Stock Purchase Agreement with DoveBid, Inc. whereby the Company sold all its issued and outstanding capital stock for approximately $27.8 million. The total consideration consisted of $17.55 million in cash, $250,000 in deferred cash and $10.0 million in convertible subordinated promissory notes.

The sellers have retained ownership of certain assets including the investment in the Levy-Latham joint venture (Note D) and certain art objects, the ownership of stock investments in TradeOut.com, Inc. and certain related party receivables.

A summary of the significant accounting policies applied in the presentation of the accompanying consolidated financial statements follows.

1.    Principles of Consolidation

The consolidated financial statements include Norman Levy Associates, Inc., and its wholly-owned subsidiary, Norman Levy Associates Canada. All significant intercompany accounts and transactions have been eliminated in consolidation.

2.    Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.    Depreciation and Amortization

Office equipment, leasehold improvements and other property are recorded at cost. Depreciation and amortization has been computed using both straight-line and accelerated methods over the estimated useful lives of the respective assets or lease term. These useful lives range from five to seven years for all property and equipment except for leasehold improvements where the shorter of the useful life or lease term is used.

4.    Revenue Recognition

The Company recognizes revenue from appraisal fees when the services are completed and the appraisal report is delivered, utilizing the completed contract method of accounting for these relatively short-term contracts. This method is used because the financial position and results of operations do not vary significantly from those which would result from use of the percentage-of-completion method.

NORMAN LEVY ASSOCIATES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Deposits received on appraisal projects are deferred until completion of the appraisal report. Costs and expenses are recognized during the same period in which the associated revenue is earned. Accordingly, costs and expenses that are directly associated with projects in process are deferred as unbilled costs and expenses until the matching revenue is earned.

Any deferred costs and expenses projected to exceed revenues are immediately expensed.

Revenues from commission income from third-party auctions, less estimates for allowances for refunds, are recognized upon closing of the related auction at which time both the buyer and seller have legally agreed to the terms of the transaction and the company has performed all services necessary for it to earn its commission. This income consists of a fee based on the auction transaction price and other revenue associated with ancillary auction services such as referral and participation fees and revenue for recovery of costs incurred directly by the Company. All direct auction costs, consisting primarily of outside labor, direct facilities, marketing materials and supplies, are deferred until the related auction revenue is recognized.

NOTE B—ADVERTISING COSTS

The Company expenses advertising costs as incurred. For the periods ended March 24, 2000 and April 30, 1999, approximately $187,000 and $191,000 were expensed related to advertising.

NOTE C—INCOME TAXES

No provision for income taxes is reflected in the financial statements as the Company has elected under the Internal Revenue Service Code (“Code”) to be taxed as an S Corporation. There have been no distributions to stockholders for the periods ended March 24, 2000 and April 30, 1999 for the payment of taxes.

NOTE D—INVESTMENT IN (DEFICIT WITH) INVESTEE

The Company owns a 50% interest in Levy/Latham, LLC (“Levy/Latham”) whose wholly owned subsidiary, headquartered in Arizona, conducts auctions of equipment on behalf of the U.S. Government. Operations commenced in July, 1998. The Company accounts for the investment in Levy/Latham on the equity method.

The investment in Levy/Latham consists of the following:

	March 24, 2000	April 30, 1999
Beginning investment in (deficit with) investee	$(657,849)	$50,000
Initial capital contribution	—	—
Additional capital contribution	39,250	—
Income (Loss) from Levy/Latham	146,561	(707,849)

Investment in (deficit with) investee	$(472,038)	$(657,849)

In July, 1998 Levy/Latham entered into a $7,000,000 bank line-of-credit agreement. The Company along with the other member of Levy/Latham, are guarantors of the outstanding balance of $3,950,000 and $2,750,000 as of March 24, 2000 and April 30, 1999.

NORMAN LEVY ASSOCIATES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Summarized financial information for Levy/Latham which is accounted for using the equity method as of February 29, 2000 and March 31, 1999 and for the eleven months ended February 29, 2000 and the period from July 14, 1998 (commencement of operations) through March 31, 1999 is as follows:

	February 29, 2000	March 31, 1999
Revenue	$9,134,137	$2,763,000
Net loss	(227,813)	(1,416,000)

Assets	5,466,821	1,659,000
Liabilities	6,025,073	2,975,000

The above table represents financial information on a one month lag. A loss from Levy/Latham for the one month period, March 2000 was $505,000 of which 50% has been included in the financial statement of Norman Levy Associates, Inc.

NOTE E—LINE OF CREDIT

The Company has available an $8,000,000 unsecured line of credit with a bank due September 30, 2000. The Company owed $132,384 and $1,452,385 on a domestic line with interest at 9.0% at March 24, 2000 and 7.75% at April 30, 1999, respectively. The Company owed $600,938 and $689,409 at March 24, 2000 and April 30, 1999, respectively, on a foreign line at interest rates of LIBOR plus 150 basis points (effective rates of 7.650% and 6.875% at March 24, 2000 and April 30, 1999, respectively).

As of March 24, 2000 and April 30, 1999 and 1998, the Company is in violation of a loan agreement covenant requiring the company to maintain a minimum tangible net worth of $2,783,000. The Company received a waiver related to this covenant violation and paid off all outstanding amounts in May, 2000 as part of the purchase agreement by DoveBid, Inc.

NOTE F—NOTE PAYABLE

The Company has a note payable with a bank, collateralized by equipment with monthly principal payments of $9,304 plus interest at 9.0%. The note payable was paid off in May 2000 as part of the purchase agreement with DoveBid, Inc.

NOTE G—COMMITMENTS AND CONTINGENCIES

Auction guarantee agreements

The Company periodically enters into agreements with auction clients under which the company guarantees the clients a minimum payment. If the proceeds of the auction sales are not adequate to fund the minimum payment, the Company funds the minimum payment and takes title to any remaining equipment. At March 24, 2000, there was one outstanding guarantee for $208,000. There were no outstanding guarantees at April 30, 1999.

Bonus plan

The Company has entered into an agreement with an employee that expires April 30, 2000 to pay additional compensation based on a fixed amount of $75,000 and a percentage of the Company’s

NORMAN LEVY ASSOCIATES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

profitability. The percentage bonus is calculated based on 20% of the Company’s net profits adjusted for stockholders’ compensation. The amounts due under this agreement were $430,000 and $267,000 for the periods ended March 24, 2000 and April 30, 1999, respectively, and were paid off as part of the purchase by DoveBid, Inc.

Operating leases

The Company is obligated under several operating lease agreements for office space, equipment and vehicles expiring at various dates through 2003. The future minimum lease payments under these operating leases as of March 24, 2000 are as follows:

Year ending March 24,
2001	$211,198
2002	90,957
2003	42,460

Total future minimum lease payments	$344,615

Rental expense under the above operating leases totaled $256,813 and $241,484 for the periods ended March 24, 2000 and April 30, 1999, respectively.

Profit sharing plan

The Company maintains a defined contribution profit sharing plan for its full-time employees. Employer contributions to the plan are at the discretion of the Board of Directors. Contributions to the plan for the periods ended March 24, 2000 and April 30, 1999 were $220,176 and $187,368, respectively.

Litigation

The Company is involved in various legal claims and litigation in the normal course of its business. In the opinion of management, based upon consultation with legal counsel, the eventual outcome of such claims and litigation is not expected to have a material adverse effect on the Company’s consolidated financial position or results of operations.

INDEPENDENT AUDITORS’ REPORT

The Managing Member
Levy/Latham, LLC:

We have audited the consolidated statements of operations, members’ deficit and cash flows of Levy/Latham, LLC and subsidiary (the Company) for the year ended September 30, 1999. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of Levy/Latham, LLC and subsidiary operations and their cash flows for the year ended September 30, 1999 in conformity with accounting principles generally accepted in the United States of America.

/s/    KPMG LLP

Phoenix, Arizona
January 20, 2000

Note: This is a copy of a report previously issued by Arthur Andersen LLP, the former independent accountants for Champion Computer Products, Inc. This report has not been reissued by Arthur Andersen LLP in connection with the filing of the registration statement of which this prospectus is a part.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Champion Computer Products, Inc.:

We have audited the accompanying balance sheet of CHAMPION COMPUTER PRODUCTS, INC. (a Georgia S corporation) as of December 31, 1999 and the related statement of operations, shareholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Champion Computer Products, Inc. as of December 31, 1999 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

/s/    ARTHUR ANDERSEN

Atlanta, Georgia
April 3, 2000 (except with respect to the  matters discussed in Note 7 to which the  date is July 3, 2000)

CHAMPION COMPUTER PRODUCTS, INC.

BALANCE SHEET

	December 31, 1999	June 30, 2000
		(unaudited)
Assets:
Current assets:
Cash	$—	$18,632
Accounts receivable, net of allowance for doubtful accounts of $40,000 in 1999 and $180,000 in 2000	1,894,419	1,642,534
Inventory	4,648,451	5,228,136
Other receivables	481,846	611,838
Receivables from shareholders	249,569	1,086,827
Other current assets	10,000	—

Total current assets	7,284,285	8,587,967

Property and equipment:
Machinery and equipment	100,180	229,170
Furniture and fixtures	411,089	593,691
Computer hardware and software	156,356	167,738
Leasehold improvements	25,158	62,923

	692,783	1,053,522
Less accumulated depreciation and amortization	(223,689)	(333,309)

Property and equipment, net	469,094	720,213

Other assets	87,432	50,714

Total assets	$7,840,811	$9,358,894

Liabilities and shareholders’ equity:
Current liabilities:
Accounts payable	$115,857	$1,606,420
Line of credit	4,320,885	4,787,819
Note payable	—	2,000,000
Notes payable to related parties	2,110,000	—
Accrued expenses and other current liabilities	416,523	298,974

Total current liabilities	6,963,265	8,693,213

Commitments and contingencies (Note 6)
Shareholders’ equity:
Common stock, $1.00 par value; 50,000 authorized; 600 issued and outstanding	600	600
Additional paid-in capital	1,200,000	1,200,000
Accumulated deficit	(323,054)	(534,919)

Total shareholders’ equity	877,546	665,681

Total liabilities and shareholders’ equity	$7,840,811	$9,358,894

The accompanying notes are an integral part of this balance sheet.

CHAMPION COMPUTER PRODUCTS, INC.

STATEMENT OF OPERATIONS

	Year ended December 31, 1999	Six months ended June 30, 2000
		(unaudited)
Product sales, net	$42,849,333	$18,455,684
Cost of product sales	34,903,270	14,498,100

Gross profit	7,946,063	3,957,584
Selling, general, and administrative expenses	7,714,145	4,725,194

Operating income (loss)	231,918	(767,610)
Other income (expense), net	(13,215)	174,698

Net income (loss)	$218,703	$(592,912)

The accompanying notes are an integral part of this statement.

CHAMPION COMPUTER PRODUCTS, INC.

STATEMENT OF SHAREHOLDERS’ EQUITY

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Amount
BALANCE, December 31, 1998	600	$600	$1,200,000	$(161,011)	$1,039,589
Distributions to shareholders	—	—	—	(380,746)	(380,746)
Net income	—	—	—	218,703	218,703

BALANCE, December 31, 1999	600	$600	$1,200,000	$(323,054)	$877,546
Contributions from shareholders, net	—	—	—	381,047	381,047
Net loss	—	—	—	(592,912)	(592,912)

BALANCE, June 30, 2000 (unaudited)	600	$600	$1,200,000	$(534,919)	$665,681

The accompanying notes are an integral part of this statement.

CHAMPION COMPUTER PRODUCTS, INC.

STATEMENT OF CASH FLOWS

	Year ended December 31, 1999	Six months ended June 30, 2000
		(unaudited)
Cash flows from operating activities:
Net income (loss)	$218,703	$(592,912)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	99,595	109,620
Net loss (gain) on sale or impairment of property and equipment	91,345	—
Changes in operating assets and liabilities:
Accounts receivable	(1,490,824)	216,885
Inventories	2,255,758	(579,685)
Other assets	6,423	(920,532)
Provision for doubtful accounts	40,000	(140,000)
Provision for returns	210,042	175,000
Prepaid expenses	2,943	—
Accounts payable	(192,716)	1,490,563
Accrued expenses	105,907	(117,549)

Net cash provided by (used in) operating activities	1,347,176	(358,610)

Cash flows from investing activities:
Purchases of property and equipment	(67,046)	(360,739)

Cash flows from financing activities:
Contributions from (distributions to) shareholders	(380,746)	381,047
Repayment of line of credit	(517,856)	—
Drawdown on line of credit	—	466,934
Repayment of note payable	(1,000,000)	(2,110,000)
Proceeds from note payable	610,000	2,000,000

Net cash provided by (used in) financing activities	(1,288,602)	737,981

Net change in cash and cash equivalents	(8,472)	18,632
Cash and cash equivalents, beginning of year	8,472	—

Cash and cash equivalents, end of year	$—	$18,632

Cash paid for interest	$941,323	$339,883

The accompanying notes are an integral part of this statement.

CHAMPION COMPUTER PRODUCTS, INC.

NOTES TO FINANCIAL STATEMENTS
December 31, 1999

1.    Organization and Summary of Significant Accounting Policies

Organization

Champion Computer Products, Inc. (the “Company” or “Champion”), a Georgia S corporation, is a computer electronics buyer and liquidator, buying and selling to the wholesaler and general public. Champion purchases computers and computer accessories such as hardware, software, printers, monitors, and accessory items on liquidation from computer and technology retailers. Champion sells their products primarily through Web-based auction houses, and also sells goods directly to the public through their retail outlets.

Summary of Significant Accounting Policies

Interim Unaudited Financial Information

The financial statements as of June 30, 2000 and for the six months ended June 30, 2000 are unaudited. However, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the unaudited financial statements for these interim periods have been included. The results of the interim period are not necessarily indicative of the results to be obtained for a full year.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Inventories

Inventories are valued at the lower of cost or market, with cost being determined using the first-in first-out method and market being determined based on realized sales values. For the year ended December 31, 1999, standard costs did not differ significantly from actual costs. Included in inventory is $1,822,905 of inventory that had been paid for by the Company and was in transit as of December 31, 1999. The risk of loss had transferred to the Company when the inventory was placed in transit to the Company.

Other Receivables

Other receivables consist of amounts owed Champion from various vendors related to short shipments of inventory Champion purchased. The amount will be collected from these vendors by Champion through credits against future orders, replacement inventory items, or cash.

Property and Equipment

Property and equipment consist of furniture and fixtures, machinery and equipment, computer hardware and software, and leasehold improvements. Depreciation is provided using the straight-line method over the estimated useful lives of the various classes of property.

CHAMPION COMPUTER PRODUCTS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

The estimated useful life of assets is as follows:

Furniture and fixtures	Seven years
Machinery and equipment	Five to seven years
Computer hardware and software	Three to five years
Leasehold improvements	Five years

Total depreciation expense for the year ended December 31, 1999 and the six months ended June 30, 2000 was $99,595 and $109,620, respectively.

Revenue Recognition

Revenue is recognized when the product is shipped to the end customer.

Credit and Concentrations of Risk

During the year ended December 31, 1999, approximately 26% of the Company’s revenue was generated from one customer. During the six months ended June 30, 2000, two customers accounted for approximately 32% and 14%, respectively, of the Company’s revenue.

Sales Returns

The Company provides a warranty of 90 days on systems and notebooks, 30 days on monitors over 15 inches, and 7 days on all other merchandise except software. All software sales are final. Returns are for repair, replacement, or store credit. No refunds are given and any repairs are typically done at Champion. Total accrual for returns was approximately $210,000 and $35,000 at December 31, 1999 and June 30, 2000, respectively. Sales returns of $484,971 were recorded against revenues in the accompanying statement of operations for the year ended December 31, 1999.

Accrued Expenses

The following details the accrued expenses and other current liabilities:

	December 31, 1999	June 30, 2000
		(unaudited)
Accrued salaries	$129,010	$181,517
Accrued vacation	24,109	24,109
Accrued returns	210,041	35,041
Accrued interest	26,486	—
Sales tax payable	21,180	14,392
Other	5,697	43,915

	$416,523	$298,974

New Accounting Pronouncements

In July 1999, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (“SFAS”) No. 137, providing for a one-year delay of the effective date of SFAS No. 133,

CHAMPION COMPUTER PRODUCTS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. The Company will be required to adopt SFAS No. 133 in 2001. Management does not expect SFAS No. 133 to have a material effect on its financial position or results of operations.

2.    Line of Credit

The Company has available a $5,000,000 revolving line of credit of which $4,320,885 and $4,787,819 was outstanding as of December 31, 1999 and June 30, 2000, respectively. The line bears interest at prime. Borrowings outstanding at December 31, 1999 and June 30, 2000 were accruing interest at 8.50% and 9.50%, respectively. The terms of the revolving credit facility contain, among other provisions, requirements for maintaining certain net worth and other financial ratios and specific limits or restrictions on additional indebtedness, liens and merger activity. In addition, Scott M. Guenther, President and Champion’s majority shareholder, must maintain key-man life insurance of not less than $5,000,000 with the bank named loss as payee for the life of the loan and any other indebtedness to the bank. Also, Champion’s minority shareholder must maintain liquid assets with the bank equal to $5,000,000 for the life of the credit facility.

The Company had the following outstanding debt to related parties:

December 31, 1999
Promissory notes:
Note payable to the minority shareholder, bearing interest annually at 24%	$1,500,000
Note payable to a related party, bearing interest at 24%	610,000

$2,110,000

At June 30, 2000, the Company had a $2.0 million note payable to a computer dealer for the purchase of inventory. The note bears interest at 10.5% and is due in August 2000.

3.    Income Taxes

Champion is organized as an S corporation under the Internal Revenue Code. As a result, the Company’s income is not subject to corporate-level taxes; rather, the income or losses of the Company flow through to its two shareholders.

4.    Related Party Transactions

During the year ended December 31, 1999 and six months ended June 30, 2000, Champion leased furniture and various office and warehouse equipment from the AMAS Group, LLC (which is managed by the principal stockholder of the Company) with lease payments totaling $25,000 and $9,000. Subsequent to year end, Champion purchased the assets leased from the AMAS Group LLC for $62,000 (Note 7).

Also at December 31, 1999, Champion had a receivable of $249,569 for advances on salary for the majority shareholder. At June 30, 2000, the Company had receivables for advances to the two shareholders totaling $945,678 and $141,149, respectively.

CHAMPION COMPUTER PRODUCTS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

The Company has transactions in the normal course of business with DANCES Corp., owned by Don Guenther, family member of the majority shareholder. Champion purchased approximately $59,000 and $7,000 of products from DANCES Corp. during the year ended December 31, 1999 and six months ended June 30, 2000, respectively, and had sales to DANCES of approximately $15,000 and $4,000 during the year ended December 31, 1999 and six months ended June 30, 2000, respectively.

The Company also has transactions in the normal course of business with Arlington Computer Products (“Arlington”), owned by Arlington Guenther, family member of the majority shareholder. During the year ended December 31, 1999 and six months ended June 30, 2000, Champion purchased approximately $1,600 and $4,400, respectively, of products from Arlington Computer Products, and had sales to Arlington of $57,000 and $126,000, respectively.

The Company also has transactions in the normal course of business with MP Computers, Inc. Computer Products (“MP”), owned by Diane Sanders, family member of the majority shareholder. During the six months ended June 30, 2000, Champion had sales to MP of $204,000.

The Company also has transactions in the normal course of business with Lexington Computers, Inc. (“Lexington”), partially owned by Cheryl Drawdy, family member of the majority shareholder. During the six months ended June 30, 2000, Champion had sales to Lexington of $376,000.

The Company’s minority shareholder is required to maintain $5,000,000 in assets with a bank to secure the line of credit discussed in Note 2.

During the year ended December 31, 1999, the Company had sales of approximately $4,000 in the normal course of business with QI Corporation, of which Mike Nixon, minority shareholder, is a related party.

During the year ended December 31, 1999, the Company paid interest totaling approximately $576,000 to related parties.

In the opinion of management, the rates, terms, and considerations of the transactions with related parties approximate those with non-related entities.

5.    Shareholders’ Equity

As of December 31, 1999 and June 30, 2000, the Company had 600 shares outstanding. During 1999, the two shareholders received distributions of $304,597 and $76,149, respectively, relative to their ownership percentages.

CHAMPION COMPUTER PRODUCTS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

6.    Commitments and Contingencies

Operating Leases

The Company currently leases office space and various equipment under operating lease agreements. These agreements expire at various dates through 2003. The future minimum lease commitments related to these agreements, are as follows:

Six months ended December 31, 2000	$226,339
2001	448,069
2002	469,116
2003	368,991

$1,512,515

Legal Contingencies

The Company is involved in certain claims and lawsuits which have arisen in the ordinary course of business. In the opinion of management, the amount of potential liability with respect to these claims and lawsuits will not materially affect the financial position or results of operations of the Company.

7.    Subsequent Events

Subsequent to December 31, 1999, Champion purchased furniture, office equipment, and warehouse equipment from the AMAS Group LLC for $62,000.

Subsequent to December 31, 1999, Champion received a loan of $3,000,000 pursuant to an agreement with Santa Fe Computer Works, a related company to DoveBid, Inc. These monies were used for working capital and infrastructure purposes.

On July 3, 2000, the Company entered into a stock purchase agreement with DoveBid, Inc. for the purchase of the Company. The purchase price included $5,800,000 in cash $500,000 in retention obligation (as a reserve for seller warranties) $2,500,000 in convertible subordinated promissory notes, $2,000,000 in subordinated promissory notes and a $500,000 earnout.

REPORT OF KPMG ACCOUNTANTS N.V., INDEPENDENT AUDITORS

Board of Directors
Fairfield Industries B.V., Naarden, The Netherlands

We have audited the combined statements of income and retained earnings and cash flows of Fairfield Industries B.V., Naarden, The Netherlands for the year ended September 30, 1999. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform our audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined results of the operations and the cash flows of the Company for the year ended September 30, 1999, in conformity with accounting principles generally accepted in the United States.

/S/    KPMG ACCOUNTANTS NV

May 30, 2002
Amstelveen, The Netherlands

FAIRFIELD INDUSTRIES B.V., NAARDEN, THE NETHERLANDS

STATEMENT OF INCOME AND RETAINED EARNINGS
(Amounts in thousands)

	Year ended September 30, 1999	Six months ended March 31, 2000
		(unaudited)
Revenues:
Machines sold	$3,774	$5,979
Auction commissions	157	198
Sales commissions	170	34

	4,101	6,211
Costs of revenues	2,774	4,277

Gross profit	1,327	1,934
General and administrative expense	2,301	952
Depreciation and amortization	182	96

Income (loss) from operations	(1,156)	886
Other (expense) income:
Interest	(173)	(81)
Other	(12)	47

Net income (loss) before taxation	(1,341)	852
Corporate income tax	(472)	(298)

Net income (loss) after taxation	(869)	554
Share in result of investments	(90)	—

Net income (loss) after taxation and after share in result of investments	(959)	554

Retained earnings—beginning of period	65	(894)
Distributions to shareholders	—	—

Retained earnings—end of period	$(894)	$(340)

See accompanying notes.

FAIRFIELD INDUSTRIES B.V., NAARDEN, THE NETHERLANDS

STATEMENT OF CASH FLOWS
(Amounts in thousands)

	Year ended September 30, 1999	Six months ended March 31, 2000
		(unaudited)
Operating activities
Net income (loss)	$(959)	$554
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	182	96
Changes in operating assets and liabilities:
Accounts receivable	364	(769)
Inventory	(589)	1,279
Accounts payable	442	150
Accrued liabilities	697	(595)
Due to related parties	(1,606)	(116)

Total adjustments	(510)	45

Net cash provided by (used in) operating activities	(1,469)	599

Investing activities
Purchases of property and equipment	(157)	(23)
Investing in financial investments	109	2

Net cash used in investing activities	(48)	(21)

Financing activities
Group Company loan	2,232	(178)
Leasing motor vehicles	(18)	9
Provisions	67	(6)

Net cash provided by (used in) financing activities	2,281	(175)

Effect of foreign currency exchange rate	47	78

Increase in cash and cash equivalents	811	481
Cash and cash equivalents at beginning of period (including bank overdrafts)	(2,321)	(1,510)

Cash and cash equivalents at end of period (including bank overdrafts)	$(1,510)	$(1,029)

See accompanying notes.

FAIRFIELD INDUSTRIES B.V., NAARDEN, THE NETHERLANDS

NOTES TO FINANCIAL STATEMENTS
Years Ended December 31, 1998 and 1999

1.    Nature of Business and Significant Accounting Policies

Basis of Presentation and Nature of Operations

Fairfield Industries B.V., Naarden, The Netherlands (the “Company”) was incorporated October 19, 1979 to perform auctions, asset recovery and liquidation of equipment owned by the Company and by others throughout the world. The Company is 100% owned by Robinc Holding B.V., Naarden.

The principles applied in respect of the valuation of assets and liabilities and determination of the result are based on historical costs. Insofar not stated otherwise, monetary assets and liabilities are shown on nominal value.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.

Revenue recognition

Auction and sales revenues

Revenues from commission income from auctions, less estimates for allowances for refunds, are recognized upon closing of the related auction at which time both the buyer and seller have legally agreed to the terms of the transaction and the Company has performed all services necessary for it to earn its commission. This income consists of a fee based on the auction transaction price, and other revenue associated with ancillary auction services such as referral and participation fees and revenue for recovery of costs incurred directly by the Company. All direct auction costs, consisting primarily of outside labor, direct facilities, materials and supplies, are deferred until the related auction revenue is recognized.

Machine revenues

Revenues from auctions or sale of the Company’s own inventory are recognized upon title transfer and shipment of the equipment where shipment is the responsibility of the buyer.

Property and Equipment

Properly and equipment are stated at cost. Depreciation for financial statement purposes is provided on the straight-line method over the estimated useful lives. The related useful lives are as follows:

Useful Lives in Years
Office equipment	3–5
Vehicles	4
Leasehold improvements	4–10

FAIRFIELD INDUSTRIES B.V., NAARDEN, THE NETHERLANDS

NOTES TO FINANCIAL STATEMENTS—(Continued)

Advertising and Marketing Costs

The Company expenses all advertising and marketing costs as incurred which totaled approximately $165,000 and $126,000 (unaudited) for the year ended September 30, 1999 and March 31, 2000, respectively.

2.    Income Taxes

Fairfield Industries B.V. is subject to the tax code of The Netherlands. Accordingly, these financial statements reflect provisions and liabilities for Dutch Corporate Income Tax. The applicable corporate income tax rate is 35% of the net income before taxation.

The taxation on result comprises both corporate income tax payable in short term and deferred tax liabilities. Taxes are calculated over results, taking all credit facilities into account.

3.    Related Party Transactions

Fairfield Industries B.V. has certain transactions in the ordinary course of business with its shareholders and related companies. However, these transactions are insignificant.

4.    Financing

The shareholder granted loans to the Company in the amount of $2,232,000 and $2,054,000 (unaudited) as at September 30, 1999 and March 31, 2000 respectively. These loans have no repayment obligation and bear 3.5% interest per annum.

5.    Commitments

The Company has a lease commitment to rent office premises with a minimum rental payment of $89,000 per annum. This agreement extends through February 20, 2002. In addition the Company has leased vehicles for certain employees with an average annual commitment of $23,000. These car leases will extend through December 2002.

6.    Shareholders’ Equity

Fairfield Industries B.V. has an authorized share capital of $250,000. As of September 30, 1999 and March 31, 2000 (unaudited), 100 shares are allotted, called up and fully paid. Consideration for these shares totaled $50,000.

7.    Subsequent Event

Effective June 15, 2000, DoveBid, Inc. acquired the Company.

REPORT OF ERNST & YOUNG, INDEPENDENT AUDITORS

VICTOR MORRIS TEAM COMBINED

The Board of Directors and Stockholders of
Victor Morris Team Combined

We have audited the accompanying combined statements of operations and cash flows of Victor Morris Team (as described in Note 1(a) to the combined financial statements) for the years ended March 31, 2000 and 1999. These combined financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the management, as well as evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Victor Morris Team for the years ended March 31, 2000 and 1999, in conformity with accounting principles generally accepted in the United States of America.

ERNST & YOUNG

3 August 2000
Singapore

VICTOR MORRIS TEAM COMBINED

COMBINED STATEMENT OF OPERATIONS
For the Years Ended March 31, 2000 and 1999 and the Three Months Ended June 30, 2000
(Amounts in United States dollars)

	Note	Three months ended June 30, 2000 $’000	March 31,
			2000 $’000	1999 $’000
		(unaudited)
Revenues		940	1,590	1,007

Operating expenses:
Direct auction costs		118	467	443
Other direct costs		434	40	52
Sales and marketing		131	236	157
General and administrative		80	764	340
Depreciation		5	24	16

Total operating expenses		768	1,531	1,008

Profit/(loss) from operations		172	59	(1)
Interest and other income		16	29	26

Net profit before income taxes		188	88	25
Income taxes	3	(41)	(39)	(27)

Net profit/(loss) for the year		147	49	(2)

The accompanying notes form an integral part of the financial statements.

VICTOR MORRIS TEAM COMBINED

COMBINED STATEMENTS OF CASH FLOWS
For the Years Ended March 31, 2000 and 1999 and the Three Months Ended June 30, 2000
(Amounts in United States dollars)

	Three months ended June 30, 2000 $’000	March 31,
		2000 $’000	1999 $’000
	(unaudited)
Operating activities
Net profit/(loss) for the year	147	49	(2)
Adjustments to reconcile net profit to net cash provided by/(used in) operating activities:
Depreciation expense	5	24	16
Gain on sale of office and computer equipment	—	(2)	—
Interest and other income	(16)	(29)	(26)
Income taxes for the year	(41)	39	27
Changes in operating assets and liabilities:
Cash held for customers	3,106	(2,824)	(184)
Restricted cash	82	—	—
Accounts receivable	(28)	28	(43)
Other receivables	(52)	2	(10)
Accounts payable and accrued expenses	53	155	(17)
Money held on behalf of customers	(3,106)	2,824	184

Cash generated from/(used in) operations	150	266	(55)
Income tax paid	51	(79)	(17)
Interest and other income	16	29	26

Net cash provided by/(used in) operating activities	217	216	(46)

Investing activities
Proceeds from sales of office and computer equipment	(6)	3	—
Purchases of office equipment, computer hardware and software	—	(56)	(17)
Other	9	(9)	—

Net cash provided by (used in) investing activities	3	(62)	(17)

Financing activities
Increase/(decrease) in amount owing to a director	(16)	16	(5)
Decrease/(increase) in amount owing by a director	(37)	222	(32)
Increase in non-interest bearing debt	(55)	1	54

Net cash provided by (used in) financing activities	(108)	239	17
Effect of foreign currency exchange rate on cash	—	—	1

Net increase/(decrease) in cash and cash equivalents	112	393	(45)
Cash and cash equivalents at beginning of year	598	205	250

Cash and cash equivalents at end of year	710	598	205

The accompanying notes form an integral part of the financial statements.

VICTOR MORRIS TEAM COMBINED

NOTES TO THE COMBINED FINANCIAL STATEMENTS—MARCH 31, 2000 AND 1999

1.    Significant accounting policies

(a)  Basis of presentation

These combined financial statements represent the aggregated financial statements of the following entities which are commonly controlled by a single shareholder:

Name of corporate entity	Country of incorporation
Victor Morris Team Pte Ltd	Singapore
Victor Morris & Yau Company Limited	Hong Kong
Victor Morris Co. Ltd	Thailand
VM Team Sdn Bhd	Malaysia

For convenience, these combined financial statements are referred to here-in as those of the “Victor Morris Team.” For the purposes of the combination, intercompany accounts and transactions have been eliminated.

On July 6, 2000, each of the corporate entities referred to above was acquired by DoveBid, Inc., a company incorporated in the United States of America, in a transaction accounted for under the purchase method of accounting.

For the purposes of the combined financial statements of Victor Morris Team for the year ended March 31, 2000, the audited financial statements for the year ended March 31, 2000 of Victor Morris Team Pte Ltd, the largest of the four entities, were aggregated with the audited financial statements for the year ended December 31, 1999 of the other entities in Victor Morris Team.

For the purposes of the combined financial statements of Victor Morris Team for the year ended March 31, 1999, the audited financial statements for the year ended March 31, 1999 of Victor Morris Team Pte Ltd were aggregated with the audited financial statements for the year ended December 31, 1998 of the other entities in Victor Morris Team.

(b)  Basis of accounting

The accompanying combined financial statements are presented using generally accepted accounting principles (“GAAP”). Financial statements prepared on a GAAP-basis require management to make estimates and assumptions that affect the amounts and disclosures reported in the combined financial statements and accompanying notes. Such estimates and assumptions could change in the future as more information becomes known, which could impact the amounts reported and disclosed herein.

(c)  Revenue recognition

Auction revenues

Revenues from commission income from third-party auctions, less estimates for allowances for refunds, are recognized upon closing of the related auction at which time both the buyer and seller have legally agreed to the terms of the transaction and Victor Morris Team Pte Ltd has performed all services necessary for it to earn its commission. This income consists of a fee based on the auction transaction price, and other revenue associated with ancillary auction services such as referral and participation fees and revenue for recovery of costs incurred directly by Victor Morris Team Pte Ltd. All direct auction costs, consisting primarily of outside labor, direct facilities, materials and supplies, are deferred until the related auction revenue is recognized.

VICTOR MORRIS TEAM COMBINED

NOTES TO THE COMBINED FINANCIAL STATEMENTS—MARCH 31, 2000 AND 1999 (Continued)

Valuation and property agent fee revenue

Victor Morris Team Pte Ltd recognizes revenue from valuation and property agent fees when the services are completed and the valuation report is delivered, or the property agent brokerage service is complete utilizing the completed contract method of accounting for these relatively short-term contracts. This method is used because the financial position and results of operations do not vary significantly from those which would result from use of the percentage-of-completion method. Deposits received on appraisal projects are deferred until completion of the appraisal report. Costs and expenses are recognized during the same period in which the associated revenue is earned. Accordingly, costs and expenses that are directly associated with projects in process are deferred as unbilled costs and expenses until the matching revenue is earned.

Any deferred costs and expenses projected to exceed revenues are immediately expensed.

(d)  Office equipment and furniture, computer hardware and software and depreciation

Office equipment and furniture, computer hardware and software are stated at cost less accumulated depreciation. Depreciation on assets purchased are calculated on the straight-line basis at the following rates to write off the cost of the assets over their estimated useful lives:

Office equipment and furniture	20% to 25%
Computers	20% to 50%

No depreciation is provided for assets under development.

(e)  Foreign currencies

The accounting records of each entity in Victor Morris Team are maintained as follows in the currency (described below) which is the functional currency of that entity:

Victor Morris Team Pte Ltd	Singapore dollars
Victor Morris & Yau Company Limited	Hong Kong dollars
Victor Morris Co. Ltd	Thai Baht
VM Team Sdn Bhd	Malaysian Ringgit

Transactions arising in currencies other than the functional currency for each entity during the year are translated to the relevant functional currency for that entity at rates closely approximating those ruling on the transaction dates. At the balance sheet date, monetary assets and liabilities denominated in currencies other than the functional currency for each entity are translated to the relevant functional currency for that entity at exchange rates ruling at the balance sheet date. All exchange differences arising from translation are included in the combined statements of operations.

For inclusion in the combined financial statements, all assets and liabilities of the entities in Victor Morris Team are translated into United States dollars at the exchange rates ruling at the balance sheet date and the results of the entities in Victor Morris Team are translated into United States dollars at average exchange rates. Exchange differences due to such currency translation are included in cumulative translation gain.

(f)  Interim Unaudited Financial Information

The financial statements for the three months ended June 30, 2000 are unaudited. However, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments)

VICTOR MORRIS TEAM COMBINED

NOTES TO THE COMBINED FINANCIAL STATEMENTS—MARCH 31, 2000 AND 1999 (Continued)

necessary for a fair presentation of the unaudited financial statements for the interim period have been included. The results of the interim period are not necessarily indicative of the results to be obtained for a full year.

2.    Principal activities

The principal activities of Victor Morris Team are to act as property agent and carry on the business of auction and valuation.

3.    Income taxes

Provision for taxation in respect of Victor Morris Team’s profit for the year:

	2000 $’000	1999 $’000
Current Provision:
Singapore	39	27

A reconciliation of the income tax expense computed at the statutory rate of 25.5% (1999: 26%) to the provision of taxes is as follows:

	2000 $’000	1999 $’000
Income tax at statutory rate	20	12
Non-deductible expenses:
Motor vehicle	3	2
Sales tax non-tax deductible direct costs	7	13
Others	9	—

Provision for taxes	39	27

4.    Related parties and related party transactions

Related parties in this set of combined financial statements represent corporations in which a Director of Victor Morris Team has interest in.

	2000 $’000	1999 $’000
Consultancy fees paid to Dominion Auctioneers, Appraisers & Agents (S) Pte Ltd	18	16
Rental paid to Victor Morris Pte Ltd	29	25

5.    Operating lease commitments

Victor Morris Team has an annual operating lease commitment for land and buildings situated in 19/F Morrison Commercial Building, 31 Morrison Hill Road, Hong Kong. Rent expense under this operating lease was approximately $12,000 and $2,000 for the years ended December 31, 1999 and 1998.

Future minimum lease payments under the operating lease as of March 31, 2000, are approximately $9,000 payable in 2000.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
One Web Place, Inc.

We have audited the accompanying statements of operations, stockholders’ equity, and cash flows of One Web Place, Inc. for the year ended September 30, 1999. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and its cash flows of One Web Place, Inc. for the year then ended September 30, 1999, in conformity with accounting principles generally accepted in the United States of America.

/s/    GRANT THORNTON LLP

San Jose, California
August 1, 2000

ONE WEB PLACE, INC.

STATEMENTS OF OPERATIONS

	For the year ended September 30, 1999	For the three months ended December 31, 1999
		(unaudited)
Net revenues	$78,401	$5,071
Expenses:
Cost of revenues	7,234	—
Selling, general and administrative	348,903	151,442

Total expenses	356,137	151,442

Loss from operations	(277,736)	(146,371)
Other income (expense):
Interest expense, net	(1,188)	—
Other income	436	107

	(752)	107

Net loss	$(278,488)	$(146,264)

See accompanying notes to the financial statements.

ONE WEB PLACE, INC.

STATEMENT OF STOCKHOLDERS’ EQUITY
For the year ended September 30, 1999 and the
three months ended December 31, 1999

	Preferred Stock Series A		Common Stock		Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balances at beginning of year	—	$—	—	$—	$—	$—
Issuance of common stock to founder	—	—	5,250,000	29,529	—	29,529
Issuance of preferred stock for cash	641,927	362,916	—	—	—	362,916
Net loss	—	—	—	—	(278,488)	(278,488)

Balances, September 30, 1999	641,927	362,916	5,250,000	29,529	(278,488)	113,957

Issuance of preferred stock for cash (unaudited)	442,008	250,000	—	—	—	250,000
Net loss for period (unaudited)	—	—	—	—	(146,264)	(146,264)

Balances December 31, 1999 (unaudited)	1,083,935	$612,916	5,250,000	$29,529	$(424,752)	$217,693

See accompanying notes to the financial statements.

ONE WEB PLACE, INC.

STATEMENTS OF CASH FLOWS

	For the year ended September 30, 1999	For the three months ended December 31, 1999
		(unaudited)
Cash flows from operating activities
Net loss	$(278,488)	$(146,264)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	26,106	7,567
Changes in assets and liabilities:
Accounts receivable	(2,000)	—
Accounts payable and accrued liabilities	32,047	(45,755)

Net cash used in operating activities	(222,335)	(184,452)

Cash flows from investing activities
Purchases of property and equipment	(16,092)	(14,093)

Cash flows from financing activities
Proceeds from issuance of preferred stock	362,916	250,000

Net increase in cash	124,489	51,455
Cash at beginning of period	—	124,489

Cash at end of period	$124,489	$175,944

Supplemental disclosure of cash flow information
Cash paid for interest	$1,472	$—

See accompanying notes to the financial statements.

ONE WEB PLACE, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 1—BACKGROUND

One Web Place, Inc., (the “Company”) was incorporated in the state of California on September 22, 1998. On March 27, 2000, the Company was acquired by DoveBid, Inc., whereby all of the outstanding shares of common stock and outstanding options were exchanged for 833,333 shares of DoveBid, Inc., common stock (the “Acquisition”). Prior to the Acquisition, the Company provided software development and Internet auction services. Commissions from auction sales are recognized upon the sale of the offered product. The Company does not own any of the products offered for sale.

The fair value of cash, accounts receivable and accounts payable approximate carrying value due to the short term nature of such instruments.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2—PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost and depreciated using the straight-line method over five years.

NOTE 3—INCOME TAXES

The Company accounts for income taxes using the asset and liability method in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

No provision for federal and state income taxes has been recorded as the Company has incurred operating losses since inception. The following table sets forth the primary components of deferred tax assets at September 30, 1999:

Net operating loss carryforwards	$100,000
Valuation allowance	(100,000)

$—

At September 30, 1999, the Company fully provided against its deferred tax assets. The valuation allowance was increased by $100,000 during the year ended September 30, 1999. The Company believes sufficient uncertainty exists regarding the realizability of the deferred tax assets that a full valuation allowance is required. At September 30, 1999, the Company had approximately $275,000 of federal net operating loss carryforwards for tax reporting purposes available to offset future taxable income; such carryforwards will expire beginning in 2019. Additionally, the Company has approximately $140,000 of California net operating loss carryforwards for tax reporting purposes that will expire beginning in 2004.

ONE WEB PLACE, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

NOTE 4—STOCKHOLDERS’ EQUITY

In exchange for the initial issuance of 5,250,000 shares of common stock, the Company’s founder contributed fixed assets with a cost basis of $83,427 and the Company assumed $53,898 of liabilities. Prior to the closing of the Acquisition, the Company issued 156,885 shares of common stock to advisors. During the year ended September 30, 1999, the Company sold 641,927 shares of preferred stock at $0.5656 per share, raising total proceeds of $362,916. Subsequent to September 30, 1999, the Company sold 649,722 shares of preferred stock at $0.5656 raising total proceeds of $367,483. The preferred shares were entitled to preferential non-cumulative dividends at $0.10 per share per year, if and when declared by the Board of Directors. In the event of a distribution of the Company’s assets on dissolution, sale of its property, or liquidation, the preferred shares were to receive $0.5656 per share plus any unpaid accumulated dividends. The preferred shares were convertible into common shares at the rate of one common share for each preferred share and were eligible to vote as one common share. Concurrent with the Acquisition, the preferred shares were converted to common stock and all of the common shares were exchanged for shares of DoveBid common stock.

The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board (“APB”) No. 25, Accounting for Stock Issued to Employees. Compensation expense related to employee stock options is recorded if, on the date of grant, the fair value of the underlying stock exceeds the exercise price. During the year ended September 30, 1999, the Company granted 1,844,537 options to purchase shares of common stock at $0.10 per share to employees and consultants. After September 30, 1999, 2,500 additional options were granted at $0.10. No options have been exercised or forfeited and no options have expired. The options have various vesting schedules and at September 30, 1999, 1,278,120 options were exercisable. After applying the exchange ratio in the Acquisition, the outstanding options are exercisable for shares of DoveBid common stock.

SFAS No. 123, Accounting for Stock-Based Compensation, requires the disclosure of pro forma net income (loss) had the Company adopted the fair value method prescribed in SFAS No. 123. Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company’s stock option awards. If the computed fair values of the Company’s stock-based awards to employees had been amortized to expense over the vesting period of the awards as specified under SFAS No. 123, the net loss for the period would have increased by $38,343. The fair values at the date of grant were estimated using the following assumptions: no dividend yield, risk free interest rate of 6% and expected lives of 5 years. The fair value of awards to two non-employees was not material.

"$75,000"
"$75,000, going once, going twice..."
"$80,000
"$80,000, going once, going twice, sold!"

DOVEBID
Business Auctions Worldwide

             Shares

Common Stock

JPMORGAN

U.S. BANCORP PIPER JAFFRAY

THOMAS WEISEL PARTNERS LLC

PACIFIC CREST SECURITIES INC.

            , 2002

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may be used only where it is legal to sell these securities. The information contained in this document may only be accurate on the date of this document.

Until              , 2002 (25 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses to be paid by DoveBid in connection with the sale of the shares of common stock being registered hereby. All amounts are estimates except for the SEC registration fee, the NASD filing fee and the Nasdaq National Market filing fee.

SEC registration fee	$8,280	(1)
NASD filing fee	9,500
Nasdaq National Market initial filing fee	95,000
Printing and engraving	100,000
Legal fees and expenses	300,000
Accounting fees and expenses	250,000
Blue sky fees and expenses	5,000
Transfer agent and registrar fees and expenses	10,000
Miscellaneous	22,220

Total	$800,000

(1)	Previously paid.

ITEM 14.    Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933.

As permitted by the Delaware General Corporation Law, the Registrant’s certificate of incorporation includes a provision that eliminates, to the fullest extent permitted by law, the personal liability of a director for monetary damages resulting from breach of his fiduciary duty as a director.

As permitted by the Delaware General Corporation Law, the Registrant’s bylaws provide that:

•	the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions;

•	the Registrant may indemnify its other employees and agents as provided in indemnification contracts entered into between the Registrant and its our employees and agents;

•
the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions; and

•	the rights conferred in the bylaws are not exclusive.

In addition, the Registrant has entered into indemnity agreements with each of its current directors and officers. These agreements provide for the indemnification of directors and officers for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were agents of the Registrant.

The Registrant currently carries liability insurance for its directors and officers.

The Underwriting Agreement filed as Exhibit 1.01 to this Registration Statement provides for indemnification by the underwriters of the Registrant and its directors and officers for certain liabilities under the Securities Act of 1933, or otherwise.

Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

Exhibit Document	Number
Form of Underwriting Agreement	1.01
Registrant’s Amended and Restated Certificate of Incorporation	3.01
Form Amended and Restated Certificate of Incorporation of the Registrant, to be effective following the closing of this offering	3.02
Registrant’s Bylaws	3.03
Form of Amended and Restated Bylaws of the Registrant, to be effective following the closing of this offering	3.04
Form of Indemnity Agreement	10.12

ITEM 15.    Recent Sales of Unregistered Securities.

Since June 1999, the Registrant has issued and sold the following securities:

1.
In June 1999, we issued, in exchange for the contribution of the membership interests of Dove Brothers, LLC, an aggregate of 3,713,129 shares of our common stock to Ross Dove (42,402 shares), Kirk Dove (42,402 shares), The Dove Holdings Corporation (4,702,017 shares) and Koll Management Services, Inc. (335,858 shares). This sale was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering. As the executive officers and principal shareholders of our predecessor, Dove Brothers, LLC, the purchasers were sophisticated investors and had access to the kind of information that registration would disclose.

2.
In June 1999, we issued and sold an aggregate of 2,015,151 shares of our Series A convertible preferred stock to Fremont Ventures, L.P., our sole investor, for $1.98 per share for an aggregate of $3,989,999. This sale was exempt from registration under the Securities Act Pursuant to Section 4(2) thereof on the basis that the transaction did not insure a public offering and the purchasing entity was an accredited investor.

3.
In October 1999, we issued and sold an aggregate of 2,645,021 shares of our Series B convertible preferred stock for $4.62 per share for an aggregate purchase price of $12,219,997 to the following investors: entities affiliated with the Mayfield Fund (1,731,601 shares); Fremont Ventures I, L.P. (865,801 shares); and Bain & Company, Inc. (47,619 shares). The foregoing purchase and sale was exempt from registration under the Securities Act pursuant to Section 4(2) thereof and/or Regulation D promulgated thereunder on the basis that the transaction did not involve a public offering and each of the purchasing entities was an accredited investor.

4.
In December 1999, we issued and sold an aggregate of 112,554 shares of our Series B convertible preferred stock for $4.62 per share for an aggregate purchase price of $519,999 to Bain & Company, Inc. This sale was exempt from registration under the Securities Act pursuant to Section 4(2) thereof and/or Regulation D promulgated thereunder on the basis that the transaction did not involve a public offering and the purchasing entity was an accredited investor.

5.	In February 2000, we issued and sold an aggregate of 5,337,079 shares of our Series C convertible preferred stock for $16.02 per share for an aggregate purchase price of

$85,500,005 to the following investors: Fremont Ventures I, L.P. (187,266 shares); F&W Investments 2000 (31,211 shares); entities affiliated with the Mayfield Fund (749,064 shares); entities affiliated with SOFTBANK Corp. (2,496,879 shares); entities affiliated with TPG Advisors III, Inc. (1,560,549 shares); and T.H. eVenturen Pte Ltd (312,110 shares). This sale was exempt from registration under the Securities Act pursuant to Section 4(2) thereof and/or Regulation D promulgated thereunder on the basis that the transaction did not involve a public offering and each of the purchasing entities was an accredited investor.

6.
On February 25,2000, in lieu of dividends, we issued an aggregate of 64,926 shares of our Series A convertible preferred stock to Fremont Ventures, L.P. and an aggregate of 45,330 shares of our Series B convertible preferred stock to the following investors: entities affiliated with the Mayfield Fund (28,465 shares); Fremont Ventures I, L.P. (14,232 shares); and Bain & Company, Inc. (2,633 shares). This sale was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering and that each of the purchasing entities was an accredited investor.

7.
In March 2000, we issued and sold an aggregate of 1,498,128 shares of our Series C convertible preferred stock for $16.02 per share for an aggregate purchase price of $24,000,010 to the following investors: Sun Microsystems, Inc. (624,220 shares); Comdisco, Inc. (624,220 shares); Datastream Systems (124,844 shares); and Yahoo! Inc. (124,844 shares). This sale was exempt from registration under the Securities Act pursuant to Section 4(2) thereof and/or Regulation D promulgated thereunder on the basis that the transaction did not involve a public offering and each of the purchasing entities was an accredited investor.

8.
On August 25, 2000, we issued and sold an aggregate of 1,483,608 shares of our Series C convertible preferred stock for $16.02 per share for an aggregate purchase price of $23,767,400 to the following investors: entities affiliated with the Mayfield Fund (205,993 shares); entities affiliated with SOFTBANK Corp. (624,219 shares); entities affiliated with TPG Advisors III, Inc. (624,220 shares); and T.H. eVenturen Pte Ltd. (29,176 shares). This sale was exempt from registration under the Securities Act pursuant to Section 4(2) thereof and/or Regulation D promulgated thereunder on the basis that the transaction did not involve a public offering and each of the purchasing entities was an accredited investor.

9.
In December 1999, in connection with our purchase of substantially all of the assets of Unidyne International, Inc. (“Unidyne”)and B&B Custom Circuit Supplies (“B&B”), we issued to two individuals who were the owners of Unidyne and B&B consideration for such assets consisting of (1) up to $4.5 million in cash and (2) Convertible Notes in the aggregate principal amount of $2,000,000. Upon or immediately prior to the consummation of this offering, the Convertible Notes will convert into shares of our common stock at a conversion rate equal to the mid-point of the common stock offering price range set forth in this registration statement. This sale was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering. The selling stockholders of Unidyne and B&B were sophisticated investors and were the sole owners of the target companies; they had access to the kind of information that registration would disclose, as well as the ability to understand the risk of their investment.

10.
In February 2000, in connection with our purchase of all of the outstanding stock of Greenwich Industrial Services, LLC (“Greenwich”), we issued to four individuals who were the owners of Greenwich consideration for such stock consisting of (1) cash in the amount of $3,250,000, (2) additional contingent consideration of $1.0 million in cash, payable based on an earn out, and (3) Convertible Notes in the aggregate principal amount of $2,000,000. Upon or immediately prior to the consummation of this offering, the Convertible Notes will convert into shares of our common stock at a conversion rate equal to the mid-point of the common stock offering price range set forth in this registration statement. This sale was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering. The selling stockholders of Greenwich were sophisticated investors and were the sole owners of the target company; they had access to the kind of information that registration would disclose, as well as the ability to understand the risk of their investment.

11.
In March 2000, in connection with our purchase of all of the outstanding stock of Philip Pollack & Co, Inc. (“Pollack”), we issued to two individuals who were the owners of Pollack consideration for such stock consisting of (1) cash in the amount of $1,750,000 and (2) Convertible Notes in the aggregate principal amount of $2,750,000. Upon or immediately prior to the consummation of this offering, the Convertible Notes will convert into shares of our common stock at a conversion rate equal to the mid-point of the common stock offering price range set forth in this registration statement. This sale was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering. The selling stockholders of Pollack were sophisticated investors and were the sole owners of the target company; they had access to the kind of information that registration would disclose, as well as the ability to understand the risk of their investment.

12.
In March 2000, in connection with our purchase of all of the outstanding stock of AccuVal Associates, Inc. (“AccuVal”) and LiquiTec Industries, Inc. (“LiquiTec”), we issued to two individuals who were the owners of AccuVal and LiquiTec consideration for such stock consisting of (1) cash in the amount of $1,650,000, (2) promissory notes in the aggregate principal amount of $1,000,000, and (3) Convertible Notes in the aggregate principal amount of $2,850,000. Upon or immediately prior to the consummation of this offering, the Convertible Notes will convert into shares of common stock at a conversion rate equal to the mid-point of the common stock offering price range set forth in this registration statement. This sale was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering. The selling stockholders of AccuVal and LiquiTec were sophisticated investors and were the sole owners of the target companies; they had access to the kind of information that registration would disclose, as well as the ability to understand the risk of their investment.

13.
In March 2000, in connection with our purchase of all of the outstanding stock of Norman Levy Associates, Inc. (“Norman Levy”), we issued to three individuals and one entity who were the owners of Norman Levy consideration for such stock consisting of (1) cash up to an amount of approximately $17,800,000 and (2) four Convertible Notes in the aggregate principal amount of $10,000,000. On the first day of the month following the effective date of an initial public offering, the Convertible Notes will convert into 952,381 shares of our common stock. This sale was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering. The selling stockholders of Norman Levy were sophisticated investors and were the sole owners of the target company; they had access to the kind of information that registration would disclose, as well as the ability to understand the risk of their investment.

14.
In June 2000, in connection with our purchase of all of the outstanding stock of Fairfield Industries, B.V. (“Fairfield”), we issued to two individuals who were the owners of Fairfield consideration for such stock consisting of (1) cash in the amount of $6 million, (2) a discharge of indebtedness of up to $2 million, and (3) Convertible Notes in the aggregate principal amount of $5,000,000. Upon or immediately prior to the consummation of this offering, the Convertible Notes will convert into shares of our common stock at a conversion rate equal to the mid-point of the common stock offering price set forth in this registration statement. This sale was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering. The selling stockholders of Fairfield were sophisticated investors and were the sole owners of the target company; they had access to the kind of information that registration would disclose, as well as the ability to understand the risk of their investment.

15.
In July 2000, in connection with our purchase of all of the outstanding stock of Champion Computer Products, Inc. (“Champion”), we issued to two individuals who were the owners of Champion consideration for such stock consisting of (1) cash up to an amount of $6,780,000, (2) Subordinated Promissory Notes in the aggregate principal amount of $2,000,000 and (3) Convertible Notes in the aggregate principal amount of $2,500,000, which, upon or immediately prior to the consummation of this offering, would have converted into shares of our common stock at a conversion rate equal to the mid-point of the common stock offering price set forth in this registration statement. This sale was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering. The selling stockholders of Champion were sophisticated investors and were the sole owners of the target company; they had access to the kind of information that registration would disclose, as well as the ability to understand the risk of their investment. On February 13,2002, the holders cancelled and forgave all indebtedness under the Convertible Notes.

16.
In July 2000, in connection with our purchase of all of the outstanding stock of Victor Morris Team Pte Ltd, Victor Morris & Yau Ltd and Victor Morris Co. Ltd (collectively, “Victor Morris”), we issued to one individual and two entities that were the owners of Victor Morris consideration for such stock consisting of (1) cash up to an amount of approximately $6,732,000, (2) Convertible Notes in the aggregate principal amount of $1,100,000, and (3) contingent consideration of $800,000 payable based on an earn out. The Convertible Notes will, upon or immediately prior to the consummation of this offering, convert into shares of our common stock at a conversion rate equal to the mid-point of the common stock offering price set forth in this registration statement. This sale was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering. The selling stockholders of Victor Morris were sophisticated investors and were the sole owners of the target company; they had access to the kind of information that registration would disclose, as well as the ability to understand the risk of their investment.

17.
In July 2000, in connection with our purchase of all of the outstanding stock of C.L. Van Beusekom B.V. (“Van Beusekom”), we issued to three entities that were the owners of Van Beusekom consideration for such stock consisting of (1) approximately $2,894,106 in cash and (2) Convertible Notes in the aggregate principal amount of $976,894. Upon or immediately prior to the consummation of this offering, the Convertible Notes will convert into shares of our common stock at a conversion rate equal to the mid-point of the common stock offering price set forth in this registration statement. This sale was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering. The selling stockholders of Van Beusekom were sophisticated investors and were the sole owners of the target company; they had access to the kind of information that registration would disclose, as well as the ability to understand the risk of their investment.

18.
In July 2000, in connection with our purchase of substantially all of the assets of Masongreene Australasia Pty Ltd. (“Masongreene”), we issued to one entity that was the owner of Masongreene consideration for such assets consisting of (1) cash up to an amount of $1,372,700 and (2) Convertible Notes in the aggregate principal amount of $750,000. Upon or immediately prior to the consummation of this offering, the Convertible Notes will convert into shares of our common stock at a conversion rate equal to the mid-point of the common stock offering price set forth in this registration statement. This sale was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering. The selling stockholder of Masongreene was a sophisticated investor and was the sole owner of the target company; it had access to the kind of information that registration would disclose, as well as the ability to understand the risk of its investment.

19.
On March 8, 2000, we issued a warrant to Yahoo! Inc. to purchase 234,166 shares of our Series C convertible preferred stock at an exercise price of $16.02 per share. The foregoing issuance was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering and that the entity receiving the warrant was an accreditted investor.

20.
In March 2000, as consideration for all of the outstanding capital stock of One Web Place, Inc., we issued an aggregate of 108,859 shares of our common stock to 24 stockholders (all of whom were accredited investors) and assumed options to purchase 30,018 shares of our common stock for eight optionees of One Web Place. The value of such consideration was approximately $2,994,000. This sale was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering. The selling stockholders of One Web Place were sophisticated investors and were the sole owners of the target company; they had access to the kind of information that registration would disclose, as well as the ability to understand the risk of their investment.

21.
In August 2001, Fremont Ventures exchanged 333,333 shares of our common stock for 309,612 shares of our Series C convertible preferred stock. In November 2001, David S. Pottruck exchanged 66,666 shares of our common stock for 62,421 shares of our Series C convertible preferred stock, and Todd Rulon-Miller exchanged 16,666 shares of our common stock for 15,601 shares of our Series C convertible preferred stock. These exchanges were made in reliance on Section 3(a)(9) of the Securities Act; they are exempt from registration because the common stock was exchanged exclusively for Series C convertible preferred stock and no commission or other remuneration was paid.

22.
On August 24, 2001, in connection with our purchase of substantially all of the assets of TradeOut, Inc., we issued an aggregate of 1,172,068 shares of our Series C convertible preferred stock, 374, 532 shares of our Series D-1 convertible preferred stock and 703,241 shares of our Series DD convertible preferred stock to TradeOut, Inc. The value of such consideration was approximately $25,230,000. This sale was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering. As the seller of the assets, TradeOut was a sophisticated investor and had access to the kind of information that registration would disclose, as well as the ability to understand the risk of its investment.

23.
On February 13, 2002, in connection with a repurchase by Champion Computer Products, Inc. (“Champion”) of certain assets that we had purchased from Champion in July 2000, we issued to Champion 25,000 shares of our common stock, together with such repurchased assets, in exchange for $1.3 million in cash and cancellation of $2,500,000 of Convertible Notes that we had issued to Champion’s shareholders in July 2000. This sale was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the purchaser was an accredited investor and, as the original owner of the reacquired assets, had access to the kind of information that registration would disclose, as well as the ability to understand the risk of its investment.

24.
On March 13,2002, in connection with our purchase of substantially all of the assets of ZoneTrader, Inc., we issued an aggregate of 541,283 shares of our common stock, 907,328 shares of our Series C convertible preferred stock, 23,906 shares of our Series D-1 convertible preferred stock and 28,731 shares of our Series DD convertible preferred stock to ZoneTrader, Inc. The value of such consideration was approximately $11.6 million. This sale was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering. As the seller of the assets, ZoneTrader was a sophisticated investor and had access to the kind of information that registration would disclose, as well as the ability to understand the risk of its investment.

25.
On May 15,2002, in connection with our purchase of substantially all of the assets of Bache Treharne Ltd., we issued to Bache Treharne Ltd. consideration for such assets consisting of (1) cash totaling approximately $4,176,960, (2) 200,896 shares of our common stock, valued at approximately $3,218,362, and (3) an earnout providing for an additional payment of up to $1.5 million in cash. This sale was exempt from registration under the Securities Act pursuant to Regulation S thereunder on the basis that the securities were issued to an entity located outside of the United States.

26.
As of June 30, 2002, we had granted stock options under our 1999 Stock Option Plan, covering an aggregate of 1,618,155 shares of our common stock (net of option exercises, expirations and cancellations) to employees, consultants, directors and other service providers at exercise prices of $1.98 to $24. These grants are exempt from registration under the Securities Act pursuant to Section 4(2) thereof and Rule 701, as transactions pursuant to compensation benefits plans and contracts relating to compensation.

27.
As of June 30, 2002, options to purchase 385,727 shares of our common stock under our 1999 Stock Option Plan were exercised with a weighted average exercise price of approximately $6.32 per share. These sales are exempt from registration under the Securities Act pursuant to Section 4(2) thereof and Rule 701, as transactions pursuant to compensation benefits plans and contracts relating to compensation.

28.	As of June 30, 2002, we had issued and sold an aggregate of 1,436,604 shares to executive officers, consultants, directors and an employee as follows:

(a)
in November 1999, an aggregate of 921,175 shares to Cory Ravid, an executive officer, and Jeffrey Crowe, an executive officer at that time, at $1.98 per share and to Christian & Timbers Inc., a consultant hired to provide executive search services, for services rendered;

(b)	in December 1999, 6,764 shares to Jonathan White, a consultant hired to perform executive search services, for services rendered;

(c)
in January 2000, an aggregate of 333,332 shares to Steven Pollock, an executive officer at that time, at $1.98 per share and to Francis Juliano, an executive officer at that time, and James Hume, an executive officer, at that time, at $4.62 per share;

(d)	in February 2000, 7,282 shares to Bain & Company, a consultant hired to provide management consulting, for services rendered;

(e)
in March 2000, an aggregate of 11,622 shares to Eric Ashworth, Marinus Vandenburg and Steven Addis, consultants hired to provide web design services, to Brent Jacobs and Matthew Raggio, consultants hired to provide executive search services, to Sterling Communications, a consultant hired to provide publicity services, and to Bain & Company, a consultant hired to provide management consulting, in each case for services rendered;

(f)
in April 2000, an aggregate of 8,148 shares to Sterling Communications, a consultant hired to provide publicity services, and to Bain & Company, a consultant hired to provide management consulting, in each case for services rendered;

(g)	in each of May 2000, June 2000 and July 2000, 7,282 shares to Bain & Company, a consultant hired to provide management consulting, for services rendered;

(h)	in September 2000, an aggregate of 116,666 shares to Conway Rulon-Miller, a director, and David Pottruck, a director, and Bain & Company at $15.00 per share; and

(i)	in February 2002, 521 shares upon exercise of an option by Valerie Kirves, an employee, at $15.00 per share.

These sales were exempt from registration under the Securities Act pursuant to Section 4(2) thereof and/or Regulation D as the transactions did not involve a public offering. The officers, directors and consultants were sophisticated investors and had access to the kind of information that registration would disclose, as well as the ability to understand the risk of their respective investments. The sale to the employee was made in reliance on Rule 504 under Regulation D as with an aggregate offering price of less than $1 million.

Immediately prior to this offering, we will effect a one for two reverse split of our common stock. Upon the completion of this offering, each outstanding share of Series A convertible preferred stock, Series B convertible preferred stock, Series C convertible preferred stock, Series D-1 convertible preferred stock and Series DD convertible preferred stock will convert into 0.50 shares of common stock. The listing above gives effect to this stock split.

Unless otherwise stated, the sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated thereunder or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of such securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the share certificates issued in such transactions. All recipients had adequate access, through their relationships with us, to information about DoveBid.

ITEM 16.    Exhibits and Financial Statement Schedules.

(a)  The following exhibits are filed herewith:

Exhibit Number	Exhibit Title
1.01*	Form of Underwriting Agreement.
2.01**	Membership Interest Purchase Agreement by and between the Registrant, Greenwich Industrial Services, LLC, William J. Gardner Jr., James F. Gardner, Scott Lonkart and Michael DiProspero.
2.02**	Stock Purchase Agreement by and among the Registrant, Philip Pollack & Co., Inc., Ross Pollack and Philip Pollack.
2.03**
Stock Purchase Agreement by and among the Registrant, Haltek Electronics d/b/a Test Lab Company, the Manford and Audrey Trees Living Trust, Manford J. Trees, Audrey Trees, the Michael P. Megown and Darcy E. Megown Trust, Michael Megown and Darcy Megown.

2.04**	Stock Purchase Agreement by and among the Registrant, DoveBid Valuation Services, AccuVal Associates Incorporated, Liquitec Industries Incorporated, David S. Gronik, Jr. and Richard E. Schmitt.
2.05**	Stock Purchase Agreement by and among the Registrant, Norman Levy Associates, Inc., Robert Levy, David Levy and the Norman Levy Qualified Terminable Interest Marital Trust.
2.06**
Stock Purchase Agreement by and among the Registrant, Robert Carl Corporation, Robert Levy, David Levy and the Norman Levy Qualified Terminable Interest Marital Trust with respect to the stock of Robert Carl Corporation.

2.07**	Agreement and Plan of Merger by and among the Registrant, One Web Place, Inc., OWP Acquisition Corp. and Rick Boarman.
2.08**	Stock Purchase Agreement by and among the Registrant, Fairfield Industries B.V., Robinc Holding B.V. and Robert Bouland.
2.09**	Stock Purchase Agreement by and among the Registrant, Champion Computer Products, Inc., Scott Guenther and Michael Nixon.

Exhibit Number	Exhibit Title
2.10**
Share Purchase Agreement by and among the Registrant and Vincent Wee Heng Lian, Victor Wee Soon Keng, Supanit Chaiyawat, Francis S.D. Yau, Strongland Investments Ltd, Manyways International Ltd, Victor Morris Team Pte Ltd., Victor Morris Co. Ltd and Victor Morris & Yau Co. Ltd.

2.11**	Asset Purchase Agreement by and among the Registrant and TradeOut, Inc.
2.12**	Asset Purchase Agreement by and among the Registrant, Scott Guenther, Michael Nixon and Champion Computer Products, Inc.
2.13**	Asset Purchase Agreement by and among the Registrant, DoveBid Management Services, Inc. and ZoneTrader, Inc.
2.14*	Asset Purchase Agreement by and among the Registrant, Unidyne International, Inc., Rick Adams, and Jack Saggau.
2.15*	Asset Purchase Agreement by and among the Registrant, B&B Custom Circuit Supplies, Robert Allie, and William T. Arkley.
2.16*	Stock Purchase Agreement by and among the Registrant, C.L. Van Beusekom B.V., Chalud Holding B.V., Binmak B.V. and Rotsip Holding B.V.
2.17*
Asset Purchase Agreement by and among the Registrant, DoveBid Australasia Pty Ltd ACN 093 796 368, Masongreene Australasia Pty Ltd ACN 065 348 736, C.N. Mason & Associates Pty Ltd ACN 007 145 191, and Christopher N. Mason.

2.18*	Sale and Purchase Agreement by and between the Registrant, DoveBid UK Limited, Peter Alexander Bache, Richard H. Mascall, Jonathan E. Cookson, Chris S. Hall, and Jason G. Hall.
3.01**	Restated Certificate of Incorporation of the Registrant.
3.02**	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be effective upon closing of this offering.
3.03**	Bylaws of the Registrant.
3.04**	Form of Amended and Restated Bylaws of the Registrant, to be effective upon completion of this offering.
4.01**	Form of Registrant’s Common Stock certificate.
5.01***	Opinion of Fenwick & West LLP regarding the legality of the securities being registered.
10.01**	1999 Stock Option Plan.
10.02*	2002 Equity Incentive Plan.
10.03*	2002 Employee Stock Purchase Plan.
10.04**	Commercial Lease between the Registrant and Dove Holdings, Inc.
10.05**	Stock Repurchase Agreement between the Registrant, Ross Dove and The Dove Holdings Corporation.
10.06**	Stock Repurchase Agreement between the Registrant, Kirk Dove and The Dove Holdings Corporation.
10.07**	Offer Letter to Cory M. Ravid from the Registrant.
10.08**	Offer letter to David S. Gronik, Jr., from the Registrant.
10.09**	Offer letter to William J. Gardner, Jr., from the Registrant.
10.10**	Fourth Amended and Restated Investors’ Rights Agreement by and between the Registrant and certain investors of the Registrant dated March 13, 2002.
10.11**	Fourth Amended and Restated Stockholders’ Agreement by and between the Registrant and certain investors of the Registrant dated March 13, 2002.
10.12**	Form of Indemnity Agreement between the Registrant and each of its directors and executive officers.
10.13**	Convertible Promissory Note dated December 30, 1999 issued by the Registrant to Unidyne International, Inc.
10.14**	Convertible Promissory Note dated December 30, 1999 issued by the Registrant to B&B Custom Circuit Supplies.

Exhibit Number	Exhibit Title
10.15**	Convertible Subordinated Promissory Note dated February 29, 2000 issued by the Registrant to William J. Gardner Jr.
10.16**	Amendment to Convertible Subordinated Promissory Note dated June 25, 2001 between the Registrant and William J. Gardner Jr.
10.17**	Convertible Subordinated Promissory Note dated February 29, 2000 issued by the Registrant to James F. Gardner.
10.18**	Amendment to Convertible Subordinated Promissory Note dated June 25, 2001 between the Registrant and James F. Gardner.
10.19**	Convertible Subordinated Promissory Note dated February 29, 2000 issued by the Registrant to Scott Langkert.
10.20**	Amendment to Convertible Subordinated Promissory Note dated June 25, 2001 between the Registrant and Scott Langkert.
10.21**	Convertible Subordinated Promissory Note dated February 29, 2000 issued by the Registrant to Michael DiProspero.
10.22**	Amendment to Convertible Subordinated Promissory Note dated June 25, 2001 between the Registrant and Michael DiProspero.
10.23**	Convertible Subordinated Promissory Note dated March 2, 2000 issued by the Registrant to Philip Pollack.
10.24**	Secured Promissory Note held by the Registrant for Cory M. Ravid dated November 30, 1999.
10.25**	Convertible Subordinated Promissory Note dated March 2, 2000 issued by the Registrant to Ross J. Pollack.
10.26**	Amendment to Convertible Subordinated Promissory Note dated May 8, 2001 between the Registrant and Ross J. Pollack.
10.27**	Second Amendment to Convertible Subordinated Promissory Note dated January 18, 2002 between the Registrant and Ross J. Pollack.
10.28**	Convertible Subordinated Promissory Note dated March 2, 2000 issued by the Registrant to David S. Gronik, Jr.
10.29**	Amendment to Convertible Subordinated Promissory Note dated May 22, 2001 between the Registrant and David S. Gronik, Jr.
10.30**	Convertible Subordinated Promissory Note dated March 2, 2000 issued by the Registrant to Richard E. Schmitt.
10.31**	Amendment to Convertible Subordinated Promissory Note dated April 18, 2001 between the Registrant and Richard E. Schmitt.
10.32**	Convertible Subordinated Promissory Note dated March 24, 2000 issued by the Registrant to Robert Levy.
10.33**	Amendment to Convertible Subordinated Promissory Note dated April 25, 2001 between the Registrant and Robert Levy.
10.34**	Second Amendment to Convertible Subordinated Promissory Note dated January 9, 2002 between the Registrant and Robert Levy.
10.35**	Convertible Subordinated Promissory Note dated March 24, 2000 issued by the Registrant to David Levy.
10.36**	Amendment to Convertible Subordinated Promissory Note dated April 25, 2001 between the Registrant and David Levy.
10.37**	Second Amendment to Convertible Subordinated Promissory Note dated January 9, 2002 between the Registrant and David Levy.
10.38**	Convertible Subordinated Promissory Note dated March 24, 2000 issued by the Registrant to The Norman Levy Qualified Terminable Interest Marital Trust.
10.39**	Amendment to Convertible Subordinated Promissory Note dated April 25, 2001 between the Registrant and The Norman Levy Qualified Terminable Interest Marital Trust.

Exhibit Number	Exhibit Title
10.40**	Convertible Subordinated Promissory Note dated March 24, 2000 issued by the Registrant to Richard Nucian.
10.41**	Amendment to Convertible Subordinated Promissory Note dated March 1, 2001 between the Registrant and Richard Nucian.
10.42**	Convertible Subordinated Promissory Note dated June 15, 2000 issued by the Registrant to Robinc Holding B.V.
10.43**	Convertible Subordinated Promissory Note dated July 6, 2000 issued by the Registrant to Vincent Wee Heng Lian.
10.44**	Convertible Subordinated Promissory Note dated July 6, 2000 issued by the Registrant to Manyways International Ltd.
10.45**	Convertible Subordinated Promissory Note dated July 6, 2000 issued by the Registrant to Strongland Investments Ltd.
10.46**	Convertible Subordinated Promissory Note dated July 18, 2000 issued by the Registrant to Chalud Holding B.V.
10.47**	Convertible Subordinated Promissory Note dated July 18, 2000 issued by the Registrant to Binmark B.V.
10.48**	Convertible Subordinated Promissory Note dated July 18, 2000 issued by the Registrant to Rotsip Holding B.V.
10.49**	Convertible Subordinated Promissory Note dated July 28, 2000 issued by the Registrant to MasonGreene Australasia Pty Ltd. CAN 065 348 736.
10.50**	Office Lease between the Registrant and FFI2, LLC, as amended.
10.51**	Senior Secured Credit Agreement dated March 29, 2002 between the Registrant and Comerica Bank—California.
10.52**	Warrant to purchase 234,166 shares of Series C preferred stock of the Registrant issued to Yahoo! Inc.
10.53*	Series A Preferred Stock Purchase Agreement.
10.54*	Series B Preferred Stock Purchase Agreement.
10.55*	Series C Preferred Stock Purchase Agreement.
10.56*	Amendment to Series C Preferred Stock Purchase Agreement and Ancillary Agreements.
10.57*	Amendment No. 1 to Senior Secured Credit Agreement dated June 28, 2002, between the Registrant and Comerica Bank—California.
21.01**	List of Registrant’s Subsidiaries.
23.01***	Consent of Fenwick & West LLP (included in Exhibit 5.01).
23.02	Consent of Ernst & Young LLP, independent auditors.
23.03	Consent of Virchow, Krause & Company, LLP, independent auditors.
23.04	Consent of Grant Thornton LLP, independent certified public accountants.
23.05	Consent of KPMG LLP, independent auditors.
23.06	Consent of KPMG Accountants NV, independent auditors.
23.07	Consent of Ernst & Young, independent auditors.
23.08****	Consent of Arthur Andersen LLP, independent public accountants.
23.09****	Consent of Arthur Andersen LLP, independent public accountants.
24.01**	Power of Attorney (see page II-10).

*	Previously filed on July 12, 2002.
**	Previously filed on June 7, 2002.
***	To be filed by amendment.
****	Omitted in reliance on Rule 437a under the Securities Act of 1933.

ITEM 17.    Undertakings.

The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Pre-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Foster City, State of California, on August 12, 2002.

DOVEBID, Inc.

By:	/s/ CORY M. RAVID
Cory M. Ravid Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date
Principal Executive Officer:

* Ross Dove	Chief Executive Officer and Chairman of the Board	August 12, 2002

Principal Financial Officer and Principal Accounting Officer:

/s/ CORY M. RAVID Cory M. Ravid	Chief Financial Officer	August 12, 2002

Additional Directors:

* William Burnham	Director	August 12, 2002

* Kirk Dove	Director	August 12, 2002

A. Grant Heidrich, III	Director

* Robert C. Levy	Director	August 12, 2002

* David S. Pottruck	Director	August 12, 2002

Name	Title	Date

* William S. Price, III	Director	August 12, 2002

* Todd Rulon-Miller	Director	August 12, 2002

* W. Blake Winchell	Director	August 12, 2002

*By: /s/ CORY M. RAVID Cory M. Ravid	Attorney-in-Fact	August 12, 2002

EXHIBIT INDEX

Exhibit Number	Exhibit Title
1.01*	Form of Underwriting Agreement.
2.01**	Membership Interest Purchase Agreement by and between the Registrant, Greenwich Industrial Services, LLC, William J. Gardner Jr., James F. Gardner, Scott Lonkart and Michael DiProspero.
2.02**	Stock Purchase Agreement by and among the Registrant, Philip Pollack & Co., Inc., Ross Pollack and Philip Pollack.
2.03**
Stock Purchase Agreement by and among the Registrant, Haltek Electronics d/b/a Test Lab Company, the Manford and Audrey Trees Living Trust, Manford J. Trees, Audrey Trees, the Michael P. Megown and Darcy E. Megown Trust, Michael Megown and Darcy Megown.

2.04**	Stock Purchase Agreement by and among the Registrant, DoveBid Valuation Services, AccuVal Associates Incorporated, Liquitec Industries Incorporated, David S. Gronik, Jr. and Richard E. Schmitt.
2.05**	Stock Purchase Agreement by and among the Registrant, Norman Levy Associates, Inc., Robert Levy, David Levy and the Norman Levy Qualified Terminable Interest Marital Trust.
2.06**
Stock Purchase Agreement by and among the Registrant, Robert Carl Corporation, Robert Levy, David Levy and the Norman Levy Qualified Terminable Interest Marital Trust with respect to the stock of Robert Carl Corporation.

2.07**	Agreement and Plan of Merger by and among the Registrant, One Web Place, Inc., OWP Acquisition Corp. and Rick Boarman.
2.08**	Stock Purchase Agreement by and among the Registrant, Fairfield Industries B.V., Robinc Holding B.V. and Robert Bouland.
2.09**	Stock Purchase Agreement by and among the Registrant, Champion Computer Products, Inc., Scott Guenther and Michael Nixon.
2.10**
Share Purchase Agreement by and among the Registrant and Vincent Wee Heng Lian, Victor Wee Soon Keng, Supanit Chaiyawat, Francis S.D. Yau, Strongland Investments Ltd, Manyways International Ltd, Victor Morris Team Pte Ltd., Victor Morris Co. Ltd and Victor Morris & Yau Co. Ltd.

2.11**	Asset Purchase Agreement by and among the Registrant and TradeOut, Inc.
2.12**	Asset Purchase Agreement by and among the Registrant, Scott Guenther, Michael Nixon and Champion Computer Products, Inc.
2.13**	Asset Purchase Agreement by and among the Registrant, DoveBid Management Services, Inc. and ZoneTrader, Inc.
2.14*	Asset Purchase Agreement by and among the Registrant, Unidyne International, Inc., Rick Adams, and Jack Saggau.
2.15*	Asset Purchase Agreement by and among the Registrant, B&B Custom Circuit Supplies, Robert Allie, and William T. Arkley.
2.16*	Stock Purchase Agreement by and among the Registrant, C.L. Van Beusekom B.V., Chalud Holding B.V., Binmak B.V. and Rotsip Holding B.V.
2.17*
Asset Purchase Agreement by and among the Registrant, DoveBid Australasia Pty Ltd ACN 093 796 368, Masongreene Australasia Pty Ltd ACN 065 348 736, C.N. Mason & Associates Pty Ltd ACN 007 145 191, and Christopher N. Mason.

2.18*	Sale and Purchase Agreement by and between the Registrant, DoveBid UK Limited, Peter Alexander Bache, Richard H. Mascall, Jonathan E. Cookson, Chris S. Hall, and Jason G. Hall.
3.01**	Restated Certificate of Incorporation of the Registrant.
3.02**	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be effective upon closing of this offering.
3.03**	Bylaws of the Registrant.
3.04**	Form of Amended and Restated Bylaws of the Registrant, to be effective upon completion of this offering.

Exhibit Number	Exhibit Title
4.01**	Form of Registrant’s Common Stock certificate.
5.01***	Opinion of Fenwick & West LLP regarding the legality of the securities being registered.
10.01**	1999 Stock Option Plan.
10.02*	2002 Equity Incentive Plan.
10.03*	2002 Employee Stock Purchase Plan.
10.04**	Commercial Lease between the Registrant and Dove Holdings, Inc.
10.05**	Stock Repurchase Agreement between the Registrant, Ross Dove and The Dove Holdings Corporation.
10.06**	Stock Repurchase Agreement between the Registrant, Kirk Dove and The Dove Holdings Corporation.
10.07**	Offer Letter to Cory M. Ravid from the Registrant.
10.08**	Offer letter to David S. Gronik, Jr., from the Registrant.
10.09**	Offer letter to William J. Gardner, Jr., from the Registrant.
10.10**	Fourth Amended and Restated Investors’ Rights Agreement by and between the Registrant and certain investors of the Registrant dated March 13, 2002.
10.11**	Fourth Amended and Restated Stockholders’ Agreement by and between the Registrant and certain investors of the Registrant dated March 13, 2002.
10.12**	Form of Indemnity Agreement between the Registrant and each of its directors and executive officers.
10.13**	Convertible Promissory Note dated December 30, 1999 issued by the Registrant to Unidyne International, Inc.
10.14**	Convertible Promissory Note dated December 30, 1999 issued by the Registrant to B&B Custom Circuit Supplies.
10.15**	Convertible Subordinated Promissory Note dated February 29, 2000 issued by the Registrant to William J. Gardner Jr.
10.16**	Amendment to Convertible Subordinated Promissory Note dated June 25, 2001 between the Registrant and William J. Gardner Jr.
10.17**	Convertible Subordinated Promissory Note dated February 29, 2000 issued by the Registrant to James F. Gardner.
10.18**	Amendment to Convertible Subordinated Promissory Note dated June 25, 2001 between the Registrant and James F. Gardner.
10.19**	Convertible Subordinated Promissory Note dated February 29, 2000 issued by the Registrant to Scott Langkert.
10.20**	Amendment to Convertible Subordinated Promissory Note dated June 25, 2001 between the Registrant and Scott Langkert.
10.21**	Convertible Subordinated Promissory Note dated February 29, 2000 issued by the Registrant to Michael DiProspero.
10.22**	Amendment to Convertible Subordinated Promissory Note dated June 25, 2001 between the Registrant and Michael DiProspero.
10.23**	Convertible Subordinated Promissory Note dated March 2, 2000 issued by the Registrant to Philip Pollack.
10.24**	Secured Promissory Note held by the Registrant for Cory M. Ravid dated November 30, 1999.
10.25**	Convertible Subordinated Promissory Note dated March 2, 2000 issued by the Registrant to Ross J. Pollack.
10.26**	Amendment to Convertible Subordinated Promissory Note dated May 8, 2001 between the Registrant and Ross J. Pollack.
10.27**	Second Amendment to Convertible Subordinated Promissory Note dated January 18, 2002 between the Registrant and Ross J. Pollack.
10.28**	Convertible Subordinated Promissory Note dated March 2, 2000 issued by the Registrant to David S. Gronik, Jr.

Exhibit Number	Exhibit Title
10.29**	Amendment to Convertible Subordinated Promissory Note dated May 22, 2001 between the Registrant and David S. Gronik, Jr.
10.30**	Convertible Subordinated Promissory Note dated March 2, 2000 issued by the Registrant to Richard E. Schmitt.
10.31**	Amendment to Convertible Subordinated Promissory Note dated April 18, 2001 between the Registrant and Richard E. Schmitt.
10.32**	Convertible Subordinated Promissory Note dated March 24, 2000 issued by the Registrant to Robert Levy.
10.33**	Amendment to Convertible Subordinated Promissory Note dated April 25, 2001 between the Registrant and Robert Levy.
10.34**	Second Amendment to Convertible Subordinated Promissory Note dated January 9, 2002 between the Registrant and Robert Levy.
10.35**	Convertible Subordinated Promissory Note dated March 24, 2000 issued by the Registrant to David Levy.
10.36**	Amendment to Convertible Subordinated Promissory Note dated April 25, 2001 between the Registrant and David Levy.
10.37**	Second Amendment to Convertible Subordinated Promissory Note dated January 9, 2002 between the Registrant and David Levy.
10.38**	Convertible Subordinated Promissory Note dated March 24, 2000 issued by the Registrant to The Norman Levy Qualified Terminable Interest Marital Trust.
10.39**	Amendment to Convertible Subordinated Promissory Note dated April 25, 2001 between the Registrant and The Norman Levy Qualified Terminable Interest Marital Trust.
10.40**	Convertible Subordinated Promissory Note dated March 24, 2000 issued by the Registrant to Richard Nucian.
10.41**	Amendment to convertible Subordinated Promissory Note dated March 1, 2001 between the Registrant and Richard Nucian.
10.42**	Convertible Subordinated Promissory Note dated June 15, 2000 issued by the Registrant to Robinc Holding B.V.
10.43**	Convertible Subordinated Promissory Note dated July 6, 2000 issued by the Registrant to Vincent Wee Heng Lian.
10.44**	Convertible Subordinated Promissory Note dated July 6, 2000 issued by the Registrant to Manyways International Ltd.
10.45**	Convertible Subordinated Promissory Note dated July 6, 2000 issued by the Registrant to Strongland Investments Ltd.
10.46**	Convertible Subordinated Promissory Note dated July 18, 2000 issued by the Registrant to Chalud Holding B.V.
10.47**	Convertible Subordinated Promissory Note dated July 18, 2000 issued by the Registrant to Binmark B.V.
10.48**	Convertible Subordinated Promissory Note dated July 18, 2000 issued by the Registrant to Rotsip Holding B.V.
10.49**	Convertible Subordinated Promissory Note dated July 28, 2000 issued by the Registrant to MasonGreene Australasia Pty Ltd. CAN 065 348 736.
10.50**	Office Lease between the Registrant and FFI2, LLC, as amended.
10.51**	Senior Secured Credit Agreement dated March 29, 2002 between the Registrant and Comerica Bank—California.
10.52**	Warrant to purchase 234,166 shares of Series C preferred stock of the Registrant issued to Yahoo! Inc.
10.53*	Series A Preferred Stock Purchase Agreement.
10.54*	Series B Preferred Stock Purchase Agreement.
10.55*	Series C Preferred Stock Purchase Agreement.
10.56*	Amendment to Series C Preferred Stock Purchase Agreement and Ancillary Agreements.

Exhibit Number	Exhibit Title
10.57*	Amendment No. 1 to Senior Secured Credit Agreement dated June 28, 2002, between the Registrant and Comerica Bank—California.
21.01**	List of Registrant’s Subsidiaries.
23.01***	Consent of Fenwick & West LLP (included in Exhibit 5.01).
23.02	Consent of Ernst & Young LLP, independent auditors.
23.03	Consent of Virchow, Krause & Company, LLP, independent auditors.
23.04	Consent of Grant Thornton LLP, independent certified public accountants.
23.05	Consent of KPMG LLP, independent auditors.
23.06	Consent of KPMG Accountants NV, independent auditors.
23.07	Consent of Ernst & Young, independent auditors.
23.08****	Consent of Arthur Andersen LLP, independent public accountants.
23.09****	Consent of Arthur Andersen LLP, independent public accountants.
24.01**	Power of Attorney (see page II-10).

*	Previously filed on July 12, 2002.
**	Previously filed on June 7, 2002.
***	To be filed by amendment.
****	Omitted in reliance on Rule 437a under the Securities Act of 1933.